UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2024
Commission File No. 1-442
THE BOEING COMPANY 401(k) RETIREMENT PLAN
THE BOEING COMPANY
929 Long Bridge Drive
Arlington, Virginia 22202

The Boeing Company 401(k) Retirement Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2024 and 2023 and for the Year Ended December 31, 2024, Supplemental Schedule as of December 31, 2024, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY 401(k) RETIREMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2024 and 2023	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2024	3
Notes to Financial Statements as of December 31, 2024 and 2023 and for the Year Ended December 31, 2024	4
SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2024	18
SIGNATURE	192

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Participants and Plan Administrator of
The Boeing Company 401(k) Retirement Plan
Arlington, Virginia

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company 401(k) Retirement Plan, (the "Plan") as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2024 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP
Chicago, Illinois
June 10, 2025

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2024 AND 2023

(Dollars in millions)	2024	2023
ASSETS:
Investments — interest in Master Trust	$73,154	$71,387

Receivables:
Employer contributions	50	236
Notes receivable from participants	706	623

Total receivables	756	859

NET ASSETS AVAILABLE FOR BENEFITS	$73,910	$72,246
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2024

(Dollars in millions)
Net Master Trust activity	$5,201
Interest income from notes receivable from participants	38
Contributions:
Employer — Boeing common stock	1,419
Participant	2,126
Total contributions	3,545
Benefits paid	7,231
NET INCREASE BEFORE ASSETS TRANSFER	1,553

ASSETS TRANSFERRED FROM ANOTHER PLAN	111

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	72,246
End of year	$73,910
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024 AND 2023 AND FOR THE YEAR ENDED DECEMBER 31, 2024
(Dollars in millions)
1.    DESCRIPTION OF PLAN
The following description of The Boeing Company 401(k) Retirement Plan (the “Plan”) provides only general information. Participants, as defined by the Plan (“Members” or “Participants”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) or one of its adopting subsidiaries becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the applicable custom target date fund.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution for certain Members. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. During 2024 and 2023, Boeing’s contributions were made in the form of shares of Company common stock and immediately transferred to other investment funds in accordance with Members’ current investment elections.
Employer contributions receivables as of December 31, 2024 and 2023, included the following:

	2024	2023
Nonelective contribution equal to 2% of certain Members eligible compensation	$—	$195
Employer-matching true-up contributions	29	27
Student loan match program contributions	21	14
Total receivables: Employer contributions	$50	$236
Members may elect to change their contribution percentages. These changes are effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.

Members’ Accounts — Individual accounts are maintained for each Member. Each Member’s account is credited with the Member’s contributions, Boeing’s contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is the Boeing Stock Fund, as of December 31, 2024 and 2023. The Boeing Stock Fund consists of Boeing common stock and cash held in the cash sweep fund. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, Boeing’s contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, for certain Members, employer-matching contributions will be suspended for six months following the hardship withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will generally be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time. Qualified reservist distributions, active military leave distributions, withdrawals upon disability, qualified birth and adoption withdrawals, domestic abuse withdrawals, emergency personal expense withdrawals, and qualified disaster recovery withdrawals are also available to eligible Members.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may generally have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2024, with loans maturing at various dates through December 2044.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 73, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.
Assets Transferred from Another Plan — Effective December 31, 2024, the Boeing Distribution Services, Inc. Retirement Plan (“BDSI Plan”) was merged into the Plan. All assets and liabilities of the BDSI Plan were transferred to the Plan. The net assets transferred totaled $111, including $3 of notes receivable from participants.
Plan Amendments — Effective during 2024 as specified in the Plan provisions, the Plan document was amended to permit new lump sum deferrals for certain Members, add new withdrawal options as permitted under the SECURE 2.0 Act of 2022, reflect certain changes as specified or permitted in the applicable collective bargaining agreement for each group, reflect the merger of the BDSI Plan into the Plan, reflect new eligible incentive plans, and clarify or update certain administrative provisions of the Plan. Effective January 1, 2025, the Plan document was updated to incorporate or clarify certain administrative provisions of the Plan and make certain design changes that were effective on or after January 1, 2025.
Subsequent Events — Subsequent events were evaluated through June 10, 2025, the date the financial statements were issued.
2.    SUMMARY OF ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Market risks include global events, such as a pandemic or international conflict, which could impact the value of investment securities. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.
•Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.
•Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.
•Mutual funds, which are registered investment companies, are valued at the daily closing price as reported by the fund. Funds held by the Master Trust are open-ended funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price.
•Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.
•Other investments include physical commodities and over-the-counter (“OTC”) derivatives, such as options and swap contracts. Physical commodities are valued on a market approach using the front month futures contract for the specific commodity. The derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include cash and cash collateral. Cash collateral is related to the collateral posted on derivatives.
Valuation Oversight — Plan management has implemented processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The valuation framework has a set of processes that provides for oversight and validation of the fair value methodologies as well as valuations.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is composed of the Managing Directors of Trust Investments, including Risk Management and Trust Operations and each of the Investment teams, along with the Director of Actuarial Services and Enterprise Benefits Accounting. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:
•Review and approve annually the Trust Investments valuation practices, and review valuation practices used by third parties
•Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement
•Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period
•Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Contributions — Contributions from Members and the matching contributions from the Company are recorded in the year in which the employee contributions are withheld from compensation.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.
3.    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the Stable Value Fund (“SVF”), which is managed by Goldman Sachs Asset Management, L.P. (“GSAM”). The SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the SVF, but rather are amortized, over the duration of the underlying assets or other agreed upon period, through adjustments to the contracts’ future crediting rates. Primary variables impacting the future crediting rate of the SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the SVF’s investment portfolios and the associated wrap contracts’ book value, the timing and amount of participant contributions and withdrawals made to or from the SVF, the percentage of the SVF invested in cash, and SVF expenses, among other factors. The contract issuers guarantee (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus credited interest, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM (the global investment management business of Prudential Financial), and Western Asset Management Co. In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each wrap contract issuer; each contract provides an interest rate floor of 0%. Such contract crediting rates are reset on a monthly basis while the crediting rate for the SVF is reset on a daily basis.

Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the SVF to transact at contract value or may allow for the termination of the wrap contract at less than contract value. The Company does not believe that any events are probable of occurring that could limit the ability of the SVF to transact at contract value.
4.    MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2024 and 2023.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2024, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2024 and 2023, are as follows:

	2024	2023
ASSETS:
Investments — at fair value:
Common/collective trusts	$45,742	$41,439
Common and preferred stock	8,867	7,280
Government and agency securities	737	565
Corporate bonds	553	456
Mortgage and asset-backed securities	356	447
Boeing common stock	5,434	8,444
Mutual funds	133	48
Short-term investments	42	40
Other investments	15	14
Total investments — at fair value	61,879	58,733
Investments — at contract value:
Synthetic GICs/SVF	11,231	12,536
Total Master Trust investments	73,110	71,269
Cash and cash equivalents	180	139
Receivables:
Receivables for securities sold	166	68
Accrued investment income	38	30
Other	6	7
Total receivables	210	105
Total assets	73,500	71,513

LIABILITIES:
Payables for securities purchased	296	68
Accrued investment and administration expenses	26	26
Other	24	32
Total liabilities	346	126
NET ASSETS	$73,154	$71,387

The statement of changes in net assets for the Master Trust for the year ended December 31, 2024 is as follows:

Net appreciation of investments	$4,682
Interest income	484
Dividend income	137
Investment income	621
Net investment income	5,303
Amounts received from participating plan	4,032
Deductions:
Amounts paid to participating plan	7,574
Investment and administration expenses	102
Total deductions	7,676

Assets transferred from another plan	108

Increase in net assets	1,767
Beginning of year	71,387
End of year	$73,154
5.    FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2024 and 2023. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2024
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$8,863	$—	$4	$—	$8,867
Government and agency securities	—	727	10	—	737
Corporate bonds	—	552	1	—	553
Mortgage and asset-backed securities	—	330	26	—	356
Boeing common stock	5,434	—	—	—	5,434
Mutual funds	133	—	—	—	133
Short-term investments	—	42	—	—	42
Other investments	—	15	—	—	15
Total investments in the fair value hierarchy	14,430	1,666	41	—	16,137
Investments measured at net asset value:
Common/collective trusts	—	—	—	45,742	45,742
Total investments — at fair value	14,430	1,666	41	45,742	61,879
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	11,231	11,231
Cash and cash equivalents	—	—	—	180	180
Receivables:
Receivables for securities sold	—	—	—	166	166
Accrued investment income	—	—	—	38	38
Other	1	5	—	—	6
Total receivables	1	5	—	204	210
Total assets	14,431	1,671	41	57,357	73,500

Liabilities:
Payables for securities purchased	—	—	—	296	296
Accrued investment and administration expenses	—	—	—	26	26
Other	1	10	—	13	24
Total liabilities	1	10	—	335	346

NET ASSETS	$14,430	$1,661	$41	$57,022	$73,154

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2023
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$7,279	$—	$1	$—	$7,280
Government and agency securities	—	564	1	—	565
Corporate bonds	—	453	3	—	456
Mortgage and asset-backed securities	—	428	19	—	447
Boeing common stock	8,444	—	—	—	8,444
Mutual funds	48	—	—	—	48
Short-term investments	—	37	3	—	40
Other investments	—	14	—	—	14
Total investments in the fair value hierarchy	15,771	1,496	27	—	17,294
Investments measured at net asset value:
Common/collective trusts	—	—	—	41,439	41,439
Total investments — at fair value	15,771	1,496	27	41,439	58,733
Investments measured at contract value:
Synthetic GICs/SVF	—	—	—	12,536	12,536
Cash and cash equivalents	—	—	—	139	139
Receivables:
Receivables for securities sold	—	—	—	68	68
Accrued investment income	—	—	—	30	30
Other	1	6	—	—	7
Total receivables	1	6	—	98	105
Total assets	15,772	1,502	27	54,212	71,513

Liabilities:
Payables for securities purchased	—	—	—	68	68
Accrued investment and administration expenses	—	—	—	26	26
Other	1	11	—	20	32
Total liabilities	1	11	—	114	126

NET ASSETS	$15,771	$1,491	$27	$54,098	$71,387
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Master Trust net assets at fair value classified within Level 3 consisted of common and preferred stock, government and agency securities, corporate bonds, mortgage and asset-backed securities, and short-term investments. Such amounts were 0.06% and 0.04% of the Master Trust’s net assets as of December 31, 2024 and 2023, respectively.
Level 3 Transfers — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. There were no significant transfers into or out of Level 3 for the years ended December 31, 2024 and 2023.

6.     DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal between the Master Trust and a counterparty. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures and swaps are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Equity swaps generally exchanges the return on a stock or stock index for the return of another financial instrument such as a different stock or equity index or LIBOR.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.
As of December 31, 2024 and 2023, the Master Trust has invested in derivative contracts. The fair value of these contracts is included in the Master Trust’s statements of net assets, as discussed in Note 4, and was not material.
Derivative contracts realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2024 was not material.
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2024 and 2023. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Future Settlement	Total
December 31, 2024
Forward contracts	$—	$—	$276	$—	$—	$276
Futures	2,793	—	5	277	—	3,075
Options	53	—	16	—	—	69
Swaps	1,294	50	—	—	—	1,344
TBAs	—	—	—	—	725	725
Total	$4,140	$50	$297	$277	$725	$5,489
December 31, 2023
Forward contracts	$—	$—	$223	$—	$—	$223
Futures	3,838	—	6	255	—	4,099
Options	96	—	2	—	—	98
Swaps	531	45	5	—	—	581
TBAs	—	—	—	—	389	389
Total	$4,465	$45	$236	$255	$389	$5,390
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.
2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2024 and 2023, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.
7.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2024 and 2023, to Form 5500:

	2024	2023
Net assets available for benefits per the financial statements	$73,910	$72,246
Amounts allocated to withdrawing Members	(76)	(109)
Net assets available for benefits per Form 5500	$73,834	$72,137
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2024, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$7,231
Amounts allocated to withdrawing Members — December 31, 2024	76
Amounts allocated to withdrawing Members — December 31, 2023	(109)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(2)
Total benefit payments per Form 5500	$7,196
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 30 days of the expected payment date and did not bring loan payments current within 90 days of the end of the calendar quarter in which the payment was missed, Members failed to repay the loan in full within 30 days after the end of the repayment period, or Members whose loans are in default and have not reached a distributable event and are not eligible for an in-service withdrawal in the amount of the defaulted loan balance.
8.    RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2024 and 2023, the Plan held approximately 31 million and 32 million shares of common stock of the Company, with a cost basis of $5,291 and $5,527, respectively. During the years ended December 31, 2024 and 2023, purchases of shares by the Plan totaled $227 and $72, respectively, and sales of shares by the Plan totaled $2,105 and $2,116, respectively. Boeing contributed $1,419 in Company common stock to the Plan during the year ended December 31, 2024.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund if Newport determines it is in the best interests of the Members. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.
9.    TAX STATUS
The IRS has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2021.
10.     PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Member and employer contributions, including any income earned, will be distributed to the Members.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULE
THE BOEING COMPANY 401(k) RETIREMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2024

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1166 AVE OF THE 5.6896% DUE 10-13-2037	**	$1,976,213
1166 AVE OF THE 5.6896% DUE 10-13-2037	**	1,051,343
1CMO BENCHMARK MORTGAGE TRUST SER 20-B21 CL A5 2.014% DUE 12-15-2053 BEO	**	8,078,629
1ST INDL RLTY TR INC COM	**	6,396,087
361 DEGREES INTERN HKD0.10	**	171,391
3650R 2021-PF1 COML MTG TR COML MTG PASSTHRU CTF CL 2.372% 11-15-2054	**	4,750,129
3M CO COM	**	2,622,205
3SBIO INC USD0.00001 REG'S'/144A	**	579,200
4IMPRINT GROUP PLC ORD GBX38.461538	**	467,522
5TH 3RD BK CIN OH 3.85% DUE 03-15-2026	**	1,315,242
A.P. MOLLER-MAERSK SER'B'DKK1000	**	2,729,276
A10 NETWORKS INC COM	**	1,375,400
A2A SPA EUR0.52	**	1,883,611
AAC TECHNOLOGIES HOLDINGS INC	**	1,066,884
AAON INC COM PAR $0.004 COM PAR $0.004	**	7,853,963
ABB LTD CHF0.12 (REGD)	**	14,607,022
ABBISKO CAYMAN LTD USD0.00001	**	76,983
ABBOTT LAB COM	**	18,977,935
ABBOTT LABS 4.9% DUE 11-30-2046	**	130,820
ABBVIE INC 3.2% 11-21-2029	**	463,967
ABBVIE INC 3.2% 11-21-2029	**	8,736,493
ABBVIE INC 3.2% DUE 05-14-2026	**	1,937,871
ABBVIE INC 3.6% 05-14-2025	**	3,495,498
ABBVIE INC 4.05% DUE 11-21-2039 REG	**	957,945
ABBVIE INC 4.25% DUE 11-14-2028	**	246,153
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	1,127,748
ABBVIE INC 4.4% DUE 11-06-2042	**	216,724
ABBVIE INC 4.8% 03-15-2029	**	4,401,297
ABBVIE INC 5.05% 03-15-2034	**	514,250
ABBVIE INC 5.05% 03-15-2034	**	4,944,708
ABBVIE INC 5.4% 03-15-2054	**	173,320
ABBVIE INC COM USD0.01	**	34,310,138
ABC-MART INC NPV	**	682,219
ABERCROMBIE & FITCH CO CL A CL A	**	3,961,254
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	398,396
ABN AMRO BK N V 6.339% DUE 09-18-2027	**	4,497,405
ABU DHABI COMM.BK. AED1	**	3,308,565
ABU DHABI ISLAM BK AED1	**	622,283
ABU DHABI NATL CO AED0.08	**	391,011
ACADEMEDIA AB NPV	**	615,165
ACADIA HEALTHCARE CO INC COM	**	1,016,190
ACADIA PHARMACEUTICALS INC COM	**	738,624
ACADIA RLTY TR COM	**	4,795,905

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ACBEL POLYTECH INC TWD10	**	29,526
ACCELLERON INDUSTR CHF0.01	**	1,508,674
ACCENTURE CAP INC 3.9% 10-04-2027	**	753,865
ACCENTURE CAP INC 4.05% 10-04-2029	**	465,672
ACCENTURE CAP INC 4.25% 10-04-2031	**	456,350
ACCENTURE CAP INC 4.5% 10-04-2034	**	527,482
ACCENTURE PLC CLS A	**	41,492,575
ACCTON TECH CORP TWD10	**	1,155,333
ACCUNIA EUROPEAN CLO I DESIGNATED ACTIVITY COMPANY 07/2030	**	90,543
ACELYRIN INC COM	**	98,423
ACI WORLDWIDE INC COM STK	**	5,866,090
ACTER GROUP CORPOR TWD5	**	1,099,163
ACUITY BRANDS INC COM	**	2,501,801
ADDUS HOMECARE CORP COM STK	**	643,422
ADENTRA INC COM NPV	**	51,763
ADIDAS AG	**	15,678,498
ADLINK TECHNOLOGY TWD10	**	30,731
ADNOC LOGISTICS & USD0.54	**	528,792
ADNOC MURBAN RSC LTD GLOBAL MEDIUM 5.125% 09-11-2054	**	360,840
ADOBE INC 2.3% DUE 02-01-2030	**	444,687
ADOBE INC COM	**	20,581,124
ADR ARM HLDGS PLC SPONSORED ADS NEW	**	432,994
ADR ASCENDIS PHARMA A/S SPONSORED ADR	**	142,213
ADR ASML HLDG NV NY REG 2012 (POST REV SPLIT)	**	3,604,016
ADR ASTRAZENECA PLC SPONSORED ADR UNITEDKINGDOM	**	7,817,912
ADR ATRENEW INC SPONSORED ADS EACH REP 0.666 ORD SHS CL A	**	48,384
ADR AUTOHOME INC SPONSORED ADR REPST CL A	**	2,318,736
ADR BARCLAYS PLC ADR	**	5,836,343
ADR CANAAN INC SPONSORED ADR	**	477,371
ADR CEMEX SAB DE CV	**	552,714
ADR CONTROLADORA VUELA COMPANIA DE AVIACION SPONSORED ADR REPSTG 10 CPOS	**	93,000
ADR EHANG HLDGS LTD ADS REPSTG CL A SHS	**	7,873
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	**	1,477,214
ADR FINVOLUTION GROUP SPONSORED ADR SPONADS EACH REP 5 ORD SHS CLASS A	**	429,759
ADR GDS HLDGS LTD SPONSORED ADR	**	78,075
ADR GRAVITY CO LTD SPONSORED ADR NEW	**	119,341
ADR GSK PLC	**	9,010,257
ADR HELLO GROUP INC ADR	**	50,763
ADR ICICI BK LTD	**	2,162,491
ADR IMMUNOCORE HLDGS PLC ADS	**	138,326
ADR ITAU UNIBANCO HLDG SA SPONSORED ADR REPSTG 500 PFD PFD ADR	**	1,331,641
ADR JOYY INC ADS REPSTG COM CL A	**	628,880
ADR KANZHUN LTD SPONSORED ADS	**	104,673
ADR KB FINL GROUP INC SPONSORED ADR REPSTG 1 COM SH ADR	**	309,991
ADR KINGSOFT CLOUD HLDGS LTD ADR	**	125,880
ADR NICE LTD SPONSORED ADR	**	3,982,069
ADR NOVO-NORDISK A S ADR	**	10,825,875
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	**	1,146,520

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	6,274,656
ADR RLX TECHNOLOGY INC SPONSORED ADS	**	331,042
ADR RYANAIR HLDGS PLC SPONSORED ADR NEW	**	9,483,222
ADR SEA LTD ADR	**	8,736,911
ADR SILICON MOTION TECHNOLOGY CORP SPONSORED ADR REPSTG SHS	**	1,030,463
ADR STMICROELECTRONICS N V SHS-N Y REGISTRY SHS-N Y REGISTRY	**	1,980,271
ADR STRUCTURE THERAPEUTICS INC SPONSOREDADR	**	186,396
ADR TAIWAN SEMICONDUCTOR MANUFACTURING ADS REP 5 TWD10	**	25,022,575
ADR UNILEVER PLC SPONSORED ADR NEW	**	9,763,740
ADR VERONA PHARMA PLC SPONSORED ADS	**	2,809,016
ADR VIPSHOP HLDGS LTD SPONSORED ADR	**	2,429,005
ADR VNET GROUP INC SPONSORED ADR	**	187,358
ADR WIPRO LTD SPONSORED ADR REPSTG 1 SH SPONSORED ADR REPSTG 1 SH COM	**	933,526
ADR WPP PLC ADR DR EACH REPR 5 SHS	**	8,095,500
ADVANCE AUTO PTS INC COM	**	1,073,341
ADVANCED MICRO DEVICES INC 4.393% DUE 06-01-2052	**	251,102
ADVANCED MICRO DEVICES INC COM	**	28,179,220
ADVANSIX INC COM	**	39,886
ADVENTIST HLTH 2.952% DUE 03-01-2029	**	4,936,597
ADYEN NV EUR0.01	**	2,072,803
AECOM	**	508,997
AECON GROUP INC. COM NPV	**	101,976
AEDAS HOMES SA EUR1	**	160,085
AEDIFICA NPV	**	371,867
AEP TEX INC 3.45% DUE 01-15-2050	**	222,159
AEP TEX INC 4.15% DUE 05-01-2049	**	189,090
AEP TEX INC 5.25% DUE 05-15-2052	**	297,574
AEP TEX INC 5.45% 05-15-2029	**	3,775,805
AEP TEXAS CENT CO FIXED 3.95% DUE 06-01-2028	**	3,559,938
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	738,026
AEP TRANSM CO LLC 5.15% DUE 04-01-2034	**	98,396
AERCAP HOLDINGS N.V. EUR0.01	**	7,548,816
AERCAP IRELAND CAP / GLOBA 3.3% DUE 01-30-2032 BEO	**	636,205
AERCAP IRELAND CAP / GLOBA 3.3% DUE 01-30-2032 BEO	**	697,211
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	486,011
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	4,378,727
AERCAP IRELAND CAP DESIGNATED ACTIVITY C6.5% DUE 07-15-2025 REG	**	855,495
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	2,281,154
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	2,632,468
AERCAP IRELAND CAP/GLOBA 5.1% 01-19-2029	**	419,346
AERCAP IRELAND CAPITAL DAC GTD SR NT 3.4% 10-29-2033	**	357,804
AERCAP IRELAND FIXED 4.45% DUE 10-01-2025	**	1,680,206
AERCAP IRELAND FIXED 4.45% DUE 10-01-2025	**	997,666
AEROVIRONMENT INC COM	**	12,999
AES CORP 5.45% 06-01-2028	**	603,199
AES CORP SR NT 1.375% 01-15-2026	**	1,183,110
AETNA INC NEW 6.75% DUE 12-15-2037	**	95,039
AFFIRM HLDGS INC CL A CL A	**	933,353

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AFFLE (INDIA) LTD INR2 (POST SUB DIVISON)	**	626,328
AFLAC INC 1.125% DUE 03-15-2026	**	1,526,615
AFTER YOU PCL THB0.10(NVDR)	**	25,359
AFYON CIMENTO COMMON STOCK	**	85,342
AG ANADOLU GRUBU TRY1 (A SHARES)	**	66,689
AGCO CORP COM	**	3,038,380
AGCO CORP DEL 5.45% 03-21-2027	**	1,059,858
AGESA HAYAT VE EMEKLILIK AS	**	256,999
AGILENT TECHNOLOGIES INC COM	**	16,672,669
AGILITY PUBLIC WAR KWD0.100	**	151,511
AGILON HEALTH INC COM	**	195,227
AGL CAP CORP 5.875% DUE 03-15-2041	**	25,329
AGL CLO 13 LTD / AGL CLO 13 LLC SR SECD NT CL A-1 FLTG RATE 5.71478% 10-20-2034	**	3,967,021
AGL ENERGY NPV	**	593,112
AGREE RLTY CORP COM	**	4,434,475
AGRICULTURAL BANK OF CHINA CMN STK	**	5,952,138
AGTHIA GROUP PJSC COM STK AED1	**	131,674
AIA GROUP LTD NPV	**	9,143,735
AIB GROUP PLC ORD EUR0.625	**	5,641,146
AIC MINES LIMITED	**	20,188
AIG GLOBAL FDG SR 5.9% DUE 09-19-2028	**	580,852
AIG GLOBAL FDG SR VAR RT 5.663761% DUE 09-25-2026	**	1,898,405
AIR ARABIA AED1	**	48,951
AIR CANADA VAR VTG SHS NPV	**	468,974
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	1,091,458
AIR LEASE CORP CL A CL A	**	1,640,635
AIR LEASE CORP MED FIXED 5.3% DUE 02-01-2028	**	947,896
AIR LIQUIDE(L') EUR5.50	**	16,793,410
AIRBNB INC CL A COM USD0.0001 CL A	**	10,067,320
AJ BELL PLC ORD GBP0.000125	**	610,342
AKATSUKI INC NPV	**	295,242
AKER SOLUTIONS ASA	**	318,441
AKERO THERAPEUTICS INC COM	**	289,578
AKESO INC USD0.00001	**	593,876
AL BABTAIN POWER SAR10	**	482,264
AL YAMAMAH STEEL I SAR10	**	123,414
ALABAMA PWR CO 3.45% DUE 10-01-2049	**	247,472
ALABAMA PWR CO 3.75% DUE 09-01-2027	**	1,609,681
ALAMOS GOLD INC COM NPV	**	333,113
ALASKA AIR GROUP INC COM	**	2,216,975
ALBA PLC FLT 15/12/2038	**	197,016
ALBEMARLE CORP 4.65% 06-01-2027	**	1,038,144
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	**	482,210
ALBERTA PROV CDA USD BD 1.3% DUE 07-22-2030 REG	**	814,171
ALCHIP TECHNOLOGIE TWD10	**	700,331
ALDAR PROPERTIES AED1	**	1,197,060
ALECTOR INC COM	**	64,215
ALEXANDRIA REAL 4% DUE 02-01-2050	**	222,976

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALEXANDRIA REAL ESTATE E 2.0% DUE 05-18-2032	**	1,459,366
ALEXANDRIA REAL ESTATE EQUITIES 1.875% DUE 02-01-2033	**	96,317
ALEXANDRIA REAL ESTATE EQUITIES 2.95% 03-15-2034	**	349,961
ALFRESA HOLDINGS NPV	**	645,785
ALGONQUIN POWER & UTILITIES CORP STEP UP06-15-2026	**	2,300,781
ALIBABA GROUP HOLDING LTD	**	3,900,532
ALIGNMENT HEALTHCARE INC COM	**	1,648,429
ALIMENTATION 3.55% DUE 07-26-2027	**	4,490,395
ALK-ABELLO A/S SER'B'DKK0.50	**	512,056
ALKAMI TECHNOLOGY INC COM	**	519,425
ALKERMES PLC SHS	**	290,418
ALLEGIANT TRAVEL CO COM	**	490,742
ALLEGRO MICROSYSTEMS INC DEL COM	**	531,438
ALLFUNDS GROUP EUR0.0025	**	849,296
ALLIANCE BANK MALA NPV	**	59,966
ALLIENT INC COM NPV	**	2,525
ALLOS S.A COM NPV	**	103,480
ALLSTATE CORP COM	**	1,964,916
ALLTOP TECHNOLOGY CO LTD	**	546,539
ALLY AUTO 4.94% DUE 10-15-2029	**	2,460,891
ALLY AUTO RECEIVABLES TR SR 24-1 CL A3 5.17% 12-15-2028	**	720,045
ALLY AUTO RECEIVABLES TRUST SER 23-1 CL A3 5.46% DUE 05-15-2028	**	1,935,338
ALLY AUTO RECEIVABLES TRUST SER 24-1 CL A2 5.32% 12-15-2026	**	1,713,727
ALLY FINL INC 6.848% 01-03-2030	**	829,270
ALLY FINL INC COM	**	3,763,333
ALPHA METALLURGICAL RES INC COM	**	152,692
ALPHA NETWORKS INC TWD10	**	41,814
ALPHA SERVICES AND HOLDINGS SA EUR0.3(REV SPLIT)	**	1,494,939
ALPHA SYSTEMS INC NPV	**	44,964
ALPHABET INC 1.9% DUE 08-15-2040	**	320,479
ALPHABET INC CAP STK USD0.001 CL C	**	37,222,260
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	84,227,710
ALPHAPOLIS CO LTD NPV	**	30,305
ALTRIA GROUP INC 3.875% DUE 09-16-2046	**	130,601
ALTRIA GROUP INC 4.8% DUE 02-14-2029	**	4,868,716
ALTRIA GROUP INC 6.2% 11-01-2028	**	673,556
ALTRIA GROUP INC FIXED 3.4% DUE 05-06-2030	**	693,046
ALTRIA GROUP INC FIXED 4.4% DUE 02-14-2026	**	5,182,447
AMADEUS IT GROUP EUR0.01	**	7,501,656
AMANO CORPORATION NPV	**	155,448
AMATA CORP THB1(NVDR)	**	445,058
AMAZON COM INC 2.1% DUE 05-12-2031 BEO	**	153,727
AMAZON COM INC 2.5% DUE 06-03-2050	**	113,549
AMAZON COM INC 2.5% DUE 06-03-2050	**	310,766
AMAZON COM INC COM	**	243,815,347
AMAZON COM INC FIXED 3.875% DUE 08-22-2037	**	485,915
AMAZON COM INC NT 3.1% 05-12-2051	**	445,815
AMBEA AB NPV	**	2,062,649

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMCOR FLEXIBLES NORTH AMER INC SR NT 4% 05-17-2025	**	6,336,470
AMDOCS ORD GBP0.01	**	7,322,040
AMER ELEC PWR CO INC COM	**	4,599,695
AMER SPORTS INC COM EUR0.030058	**	1,324,297
AMERANT BANCORP INC CL A CL A	**	1,610,203
AMEREN CORP 5.7% 12-01-2026	**	4,194,939
AMEREN ILL CO 3.7% 12-01-2047	**	188,491
AMEREN ILL CO 3.8% DUE 05-15-2028	**	5,052,408
AMEREN ILL CO 5.55% DUE 07-01-2054	**	1,480,566
AMERICAN AIRLINES INC COM USD1	**	728,016
AMERICAN AIRLS INC 16-3 AA PTT 04-15-2030	**	34,281
AMERICAN AIRLS PASS THRU 2016-2 AA 3.2% DUE 12-15-2029	**	653,862
AMERICAN ASSETS TR INC COM	**	639,457
AMERICAN AXLE & MFG HLDGS INC COM	**	292,135
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	5,924,835
AMERICAN ELEC PWR CO INC 5.2% 01-15-2029	**	1,436,520
AMERICAN EXPRESS CO	**	52,760,655
AMERICAN EXPRESS CO 2.55% DUE 03-04-2027BEO	**	6,702,151
AMERICAN EXPRESS CO 4.42% 08-03-2033	**	3,845,017
AMERICAN EXPRESS CO 5.098% 02-16-2028	**	1,141,611
AMERICAN EXPRESS CO 5.098% 02-16-2028	**	8,755,705
AMERICAN EXPRESS CO 5.389% 07-28-2027	**	1,201,089
AMERICAN EXPRESS CO 5.645% 04-23-2027	**	1,131,947
AMERICAN EXPRESS CR A/C MASTER SER 22-2 CL A 0% 05-17-2027	**	5,790,217
AMERICAN EXPRESS CR ACCOUNT MASTER TR SER 23-3 CL A 5.23% 09-15-2028	**	6,355,866
AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST SER 23-1 CL A 4.87% DUE 05-15-2028	**	2,325,896
AMERICAN HEALTHCARE REIT INC COM	**	4,386,059
AMERICAN HOMES 4 RENT 5.25% 03-15-2035	**	389,332
AMERICAN HOMES 4 RENT COMMON STOCK	**	2,667,335
AMERICAN HONDA FIN 4.95% 01-09-2026	**	1,952,462
AMERICAN HONDA FINANCE 4.4% 10-05-2026	**	492,902
AMERICAN HONDA FINANCE 4.45% 10-22-2027	**	947,059
AMERICAN INTERNATIONAL GROUP INC COM	**	16,969,680
AMERICAN MUN PWR OHIO INC REV 6.449% 02-15-2044 BEO TAXABLE	**	5,259,503
AMERICAN SUPERCONDUCTOR CORP SHS NEW SHSNEW	**	175,760
AMERICAN TOWER CORP 3.65% DUE 03-15-2027	**	1,267,123
AMERICAN TOWER CORP 5.0% 01-31-2030	**	452,420
AMERICAN TOWER CORP 5.2% 02-15-2029	**	1,472,506
AMERICAN TOWER CORP 5.25% 07-15-2028	**	295,837
AMERICAN TOWER CORP NEW 1.875% DUE 10-15-2030	**	628,389
AMERICAN TOWER CORP NEW 2.3% 09-15-2031	**	4,158,108
AMERICAN TOWER CORP NEW 5.9% 11-15-2033	**	2,370,281
AMERICAN VANGUARD CORP COM	**	286,639
AMERICOLD RLTY TR INC COM	**	3,378,611
AMERICREDIT .89% DUE 10-19-2026	**	236,691
AMERICREDIT 1.17% DUE 08-18-2027	**	2,223,007
AMERICREDIT 1.41% DUE 08-18-2027	**	3,866,547
AMERICREDIT 2.45% DUE 11-18-2026	**	1,003,281

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICREDIT 5.38% DUE 06-18-2029	**	2,599,691
AMERICREDIT 5.81% DUE 05-18-2028	**	1,426,289
AMERICREDIT AUTOMOBILE RECEIVABLES AUTO RECEIVABLES BACKED NT 5.62% 11-18-2027	**	1,057,774
AMERICREDIT AUTOMOBILE RECEIVABLES AUTO RECEIVABLES BACKED NT 5.8% 12-18-2028	**	5,814,394
AMERICREDIT AUTOMOBILE RECEIVABLES TR 20NT CL A-3 4.38% DUE 04-18-2028 REG	**	195,647
AMERIPRISE FINL 3% DUE 04-02-2025	**	2,593,944
AMERIPRISE FINL INC 4.5% 05-13-2032	**	1,730,259
AMERIPRISE FINL INC COM	**	16,575,611
AMERIS BANCORP COM	**	1,430,976
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	1,548,280
AMERN CR ACCEP 5.59% DUE 04-12-2029	**	2,748,669
AMERN CR ACCEP 5.61% DUE 06-14-2027	**	924,728
AMERN CR ACCEP RECEIVABLES TR 7.86% 02-15-2029	**	2,022,293
AMERN EXPRESS CO FLTG RT 4.99% DUE 05-01-2026	**	1,002,570
AMERN EXPRESS CO FLTG RT 4.99% DUE 05-01-2026	**	808,215
AMERN EXPRESS CR 5.24% DUE 04-15-2031	**	6,127,924
AMERN HONDA FIN 1.3% DUE 09-09-2026	**	460,297
AMERN TOWER CORP 2.4% DUE 03-15-2025	**	1,278,212
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	2,999,105
AMERN TOWER CORP 3.55% DUE 07-15-2027	**	4,618,519
AMERN TOWER CORP FIXED 1.45% DUE 09-15-2026	**	2,349,260
AMERN WOODMARK CORP COM	**	8,155,802
AMETEK INC NEW COM	**	247,136
AMGEN INC 2.2% DUE 02-21-2027	**	1,517,223
AMGEN INC 2.6% DUE 08-19-2026	**	2,122,853
AMGEN INC 4.05% DUE 08-18-2029	**	3,282,860
AMGEN INC 4.663% DUE 06-15-2051	**	397,819
AMGEN INC 5.25% 03-02-2030	**	2,745,891
AMGEN INC 5.25% DUE 03-01-2033	**	9,930,646
AMGEN INC 5.6% DUE 03-01-2043	**	175,633
AMGEN INC 5.65% 03-02-2053	**	241,157
AMGEN INC 5.711% 03-01-2025	**	2,306,262
AMGEN INC 5.75% DUE 03-02-2063	**	375,287
AMGEN INC COM	**	2,865,997
AMGEN INC FIXED 5.15% 03-02-2028	**	6,694,834
AMICUS THERAPEUTICS INC COM	**	235,538
AMIYAKI TEI CO LTD NPV	**	58,755
AMKOR TECHNOLOGY INC COM	**	1,914,701
AMMB HOLDINGS BHD MYR1	**	111,524
AMP LIMITED NPV	**	1,420,410
AMPHENOL CORP 5.375% 11-15-2054	**	285,751
AMPHENOL CORP NEW 4.75% DUE 03-30-2026	**	675,353
AMPHENOL CORP NEW CL A	**	5,457,034
ANADOLU HAYAT EMEK TRY1 (B SHARES)	**	199,112
ANADOLU SIGORTA TRY1 (B SHARES)	**	262,617
ANALOG DEVICES INC 2.95% DUE 04-01-2025	**	1,134,043
ANALOG DEVICES INC 5.3% 04-01-2054	**	381,693
ANALOG DEVICES INC COM	**	36,761,316

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ANAND RATHI WEALTH INR5	**	114,249
ANANT RAJ LIMITED INR2.00	**	439,415
ANAPASS INC KRW500	**	14,149
ANAPTYSBIO INC COM	**	60,970
ANDERSONS INC COM	**	441,871
ANDREW W MELLON .947% DUE 08-01-2027	**	9,036,874
ANE (CAYMAN) INC. USD0.00002	**	290,424
ANEKA TAMBANG TBK IDR100	**	104,234
ANGEL ONE LTD	**	369,753
ANGIODYNAMICS INC COM STK	**	250,279
ANGLO AMERN CAP 4% DUE 09-11-2027	**	379,430
ANGLO AMERN CAP 4.75% DUE 04-10-2027	**	803,244
ANHEUSER-BUSCH COS LLC CORP 4.7% 02-01-2036	**	436,066
ANHEUSER-BUSCH COS LLC CORP 4.9% 02-01-2046	**	430,496
ANHEUSER-BUSCH INBEV WOR 8.2 DUE 01-15-2039	**	276,071
ANHUI CONCH CEMENT 'H'CNY1	**	980,187
ANHUI HENGYUAN STOCK CONNECT	**	431,182
ANI PHARMACEUTICALS INC COM	**	3,990,774
ANNALY CAPITAL MANAGEMENT INC COM NEW COM USD0.01(POST REV SPLT)	**	644,837
ANTARES HLDGS LP 2.75% 01-15-2027	**	5,903,732
ANTERO MIDSTREAM CORPORATION COM USD1.00	**	291,343
ANTERO RES CORP COM	**	4,954,668
ANTHEM INC NT 1.5% 03-15-2026	**	8,903,274
ANTHEM INC NT 4.1% 05-15-2032	**	564,159
ANZ GROUP HOLDINGS LTD NPV	**	412,289
AON NORTH AMER INC 5.125% 03-01-2027	**	546,684
AON NORTH AMER INC 5.45% 03-01-2034	**	799,031
AON NORTH AMER INC FIXED 5.15% 03-01-2029	**	4,378,000
AON PLC	**	27,394,211
APA CORP COM	**	24,692,446
APELLIS PHARMACEUTICALS INC COM	**	217,977
APERAM S.A.	**	599,346
APG SGA SA CHF2.60	**	8,806
API GROUP CORPORATION COM USD0.0001	**	8,349,716
APOGEE THERAPEUTICS INC COM	**	174,767
APOLLO GLOBAL MANAGEMENT INC COM USD0.00001	**	16,520,294
APOLLO HOSPITALS ENTERPRISE COMSTK	**	1,206,602
APPALACHIAN POWER CO 5.65% 04-01-2034	**	602,176
APPALACHIAN PWR CO FIXED 3.7% DUE 05-01-2050	**	166,839
APPFOLIO INC COM CL A COM CL A	**	5,639,526
APPIER GROUP INC NPV	**	136,561
APPLE INC 1.65% DUE 05-11-2030	**	6,053,151
APPLE INC 2.65% 02-08-2051	**	210,034
APPLE INC 2.65% DUE 05-11-2050 REG	**	673,268
APPLE INC 3.85% DUE 08-04-2046	**	74,270
APPLE INC COM STK	**	293,209,279
APPLE INC FIXED 2.95% 09-11-2049	**	166,862
APPLE INC FIXED 3.75% 11-13-2047	**	589,994

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
APPLIED DIGITAL CORPORATION	**	3,741,277
APPLIED MATERIALS INC COM	**	2,142,976
APPLOVIN CORP 5.125% DUE 12-01-2029	**	2,236,406
APPLOVIN CORP COM CL A COM CL A	**	3,216,927
APTIV IRISH HOLDINGS LIMITED 4.65% 09-13-2029	**	2,524,442
APTIV PLC NEW ORD USD0.01	**	7,529,760
ARAB NATIONAL BANK SAR10	**	1,470,478
ARABIAN INTERNET & SAR10	**	1,235,242
ARAMIS GROUP SA EUR0.02	**	13,285
ARBOUR CLO VI DAC IDX/LKD CLO 15/11/2037EUR	**	622,710
ARCADIS NV COMSTK	**	783,804
ARCADIUM LITHIUM PLC COM USD1	**	584,220
ARCADYAN TECHNOLOG TWD10	**	845,796
ARCBEST CORP COM USD0.01	**	972,208
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	676,818
ARCHER DANIELS 3.25% DUE 03-27-2030	**	2,770,485
ARCHOSAUR GAMES IN HKD0.00001	**	14,990
ARCTURUS THERAPEUTICS HLDGS INC COM	**	82,644
ARCUS BIOSCIENCES INC COM	**	279,188
ARDAGH METAL PACKAGING SA	**	227,475
ARDENT HEALTH PARTNERS INC COM	**	163,404
AREIT 2022-CRE7 LLC SR SECD NT CL A 144A6.55386% 06-17-2039	**	2,000,368
ARES FIN CO IV LLC SR NT 144A 3.65% 02-01-2052	**	1,051,920
ARES MANAGEMENT CORPORATION 5.6% 10-11-2054	**	4,761,078
ARGAN INC COM	**	1,740,819
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	279,584
ARGOSY RESEARCH TWD10	**	200,491
ARIS WTR SOLUTIONS INC CL A CL A	**	6,076,355
ARISTA NETWORKS INC COM NEW	**	978,854
ARISTOCRAT LEISURE NPV	**	7,951,616
ARITZIA INC SUB VTG SHS	**	364,144
ARIZONA PUB SVC CO 2.55% DUE 09-15-2026	**	7,067,952
ARIZONA PUB SVC CO 2.6% DUE 08-15-2029	**	3,344,462
ARIZONA PUB SVC CO NT 2.2% 12-15-2031	**	2,646,774
ARKEMA SA EUR10	**	204,112
ARMSTRONG WORLD INDS INC NEW COM STK	**	3,285,923
ARRIYADH DEV CO SAR10	**	802,147
ARROW ELECTR INC COM	**	6,216,510
ARTHUR J GALLAGHER & CO 4.85% 12-15-2029	**	1,496,391
ARTHUR J GALLAGHER & CO 5.15% 02-15-2035	**	390,548
ARTIENCE CO LTD NPV	**	1,076,024
ARVIND BIO INR	**	136,153
ARZ TR 2024-BILT 5.772% 06-11-2029	**	1,011,013
ASHLAND INC COM USD0.01	**	4,590,305
ASHOK LEYLAND LTD INR1	**	886,942
ASHTEAD TECHNOLOGY ORD GBP0.05	**	80,651
ASIA AVIATION PUBL THB0.10(NVDR)	**	346,921
ASIA OPTICAL CO IN TWD10	**	137,992

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ASIA VITAL COMPONE TWD10	**	418,063
ASIAN ALLIANCE INT THB1 (NVDR)	**	360,883
ASIAN DEVELOPMENT BANK 4.875% 09-26-2028	**	5,476,452
ASIAN INFRASTRUCTURE INVT BK GLOBAL NT .5% DUE 05-28-2025 REG	**	12,009,510
ASMPT LTD HKD0.10	**	110,885
ASPEED TECHNOLOGY TWD10	**	354,970
ASROCK INCORPORATI TWD10	**	1,263,966
ASSECO POLAND SAPLN1	**	99,749
ASSURED GTY US HLDGS INC 6.125% 09-15-2028	**	1,141,379
ASSURED GUARANTY LTD COMMON STK	**	2,131,617
ASTEC INDS INC COM	**	258,754
ASTRA INTL IDR50	**	421,927
ASTRAL FOODS ZAR0.01	**	23,348
ASTRAZENECA FINANCE LLC. 4.8% 02-26-2027	**	2,076,871
ASTRAZENECA PLC 6.45% DUE 09-15-2037	**	384,040
ASURANSI TUGU INDONESI	**	29,834
ASUSTEK COMPUTER TWD10	**	4,547,027
AT&T INC 1.65% DUE 02-01-2028	**	695,597
AT&T INC 1.7% DUE 03-25-2026 BEO	**	1,368,744
AT&T INC 2.3% DUE 06-01-2027	**	1,826,029
AT&T INC 2.55% DUE 12-01-2033	**	7,564,608
AT&T INC 2.75% DUE 06-01-2031	**	870,002
AT&T INC 3.5% DUE 06-01-2041	**	368,158
AT&T INC 3.5% DUE 09-15-2053 REG	**	754,569
AT&T INC 3.5% DUE 09-15-2053 REG	**	5,982,656
AT&T INC 3.55% DUE 09-15-2055	**	884,542
AT&T INC 3.65% DUE 06-01-2051	**	176,760
AT&T INC 3.65% DUE 09-15-2059	**	3,365,074
AT&T INC 4.5% DUE 05-15-2035	**	596,623
AT&T INC CORP 3.875% 01-15-2026	**	1,883,240
ATCO LTD CLASS I NON-VOTING COM NPV	**	138,949
ATEA PHARMACEUTICALS INC COM	**	20,070
ATHENE GLOBAL FDG 5.516% DUE 03-25-2027	**	303,499
ATHENE GLOBAL FDG MEDIUM TERM SR TRANCHE# TR 00796 1.73% 10-02-2026	**	331,471
ATHENE HLDG LTD 5.875% 01-15-2034	**	812,070
ATI INC COM	**	396,508
ATKORE INC	**	670,020
ATLANTIC UN BANKSHARES CORP COM	**	147,656
ATLAS ENERGY SOLUTIONS INC NEW CL A	**	6,138,093
ATMOS ENERGY CORP 1.5% DUE 01-15-2031	**	164,131
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	339,819
ATMOS ENERGY CORP 5.0% 12-15-2054	**	126,526
ATMOS ENERGY CORP COM	**	5,496,987
ATMUS FILTRATION TECHNOLOGIES INC COM	**	1,342,385
ATOUR LIFESTYLE HLDGS LTD	**	869,515
ATRAE INC NPV	**	20,610
ATRICURE INC COM STK	**	3,338,680
ATRIUM HOTEL 6.09025% DUE 11-10-2029	**	1,293,619

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ATTENDO AB NPV	**	981,237
AUCNET INC NPV	**	27,193
AUDIOEYE INC COM NEW COM NEW	**	998,445
AUDIX CORP TWD10	**	89,677
AUSTRALIA(CMNWLTH) 2.5% SNR 21/05/2030 AUD100	**	344,962
AUSTRALIA(CMNWLTH) IDX/LKD SNR 21/11/27 AUD100	**	2,349,908
AUTODESK INC COM	**	1,234,596
AUTONATION INC COM	**	30,911
AUTOZONE INC 3.75% DUE 04-18-2029	**	3,159,022
AUTOZONE INC 5.4% 07-15-2034	**	268,471
AUTOZONE INC FIXED 3.625% DUE 04-15-2025	**	4,434,964
AVALONBAY CMNTYS REIT	**	1,908,680
AVANGRID INC 3.2% DUE 04-15-2025 REG	**	1,492,437
AVANT GROUP CORPORATION NPV	**	114,280
AVIAT NETWORKS INC COM NEW COM NEW	**	41,943
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,690,086
AVIDITY BIOSCIENCES INC COM	**	399,094
AVIDXCHANGE HLDGS INC COM USD0.001	**	871,910
AVIENT CORPORATION	**	3,281,303
AVIS BUDGET RENT 5.2% DUE 10-20-2027	**	904,614
AVIS BUDGET RENT 5.25% DUE 04-20-2029	**	3,029,169
AVIS BUDGET RENT 5.78% DUE 04-20-2028	**	1,426,860
AVIS BUDGET RENT 5.78% DUE 04-20-2028	**	1,630,697
AVIS BUDGET RENT 5.81% DUE 12-20-2029	**	1,439,851
AVNET INC 6.25% 03-15-2028	**	1,687,252
AVOLON HLDGS FDG 2.125% DUE 02-21-2026	**	507,759
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	1,395,404
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	493,966
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	2,543,924
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	667,564
AVOLON HLDGS FDG 5.5% DUE 01-15-2026	**	1,353,658
AVOLON HLDGS FDG 5.75% DUE 03-01-2029	**	393,921
AXALTA COATING SYSTEMS LTD COM USD1.00	**	1,133,674
AXELL CORP NPV	**	17,681
AXIAL RETAILING INC	**	28,099
AXIOMTEK CO TWD10	**	175,403
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	41,829
AXOGEN INC COM USD0.01	**	358,028
AXON ENTERPRISE INC COM	**	6,043,046
AXSOME THERAPEUTICS INC. COM	**	2,192,245
AZEK CO INC CL A CL A	**	6,347,688
B A T CAP CORP 2.259% DUE 03-25-2028	**	422,620
B A T CAP CORP 4.39% 08-15-2037	**	259,080
B A T CAP CORP 4.54% 08-15-2047	**	42,937
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	**	2,536,764
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	307,846
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	1,139,992
BA CR CARD TR SR 22-A1 CL A1 3.53% DUE 11-15-2027 REG	**	6,140,637

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BA CREDIT CARD TRUST SR 23-A1 CL A1 4.79% 05-15-2028	**	10,667,458
BABCOCK & WILCOX ENTERPRISES INC COM NEWCOM NEW	**	31,731
BABCOCK INTL GROUP ORD GBP0.60	**	351,919
BACARDI LTD 4.45% DUE 05-15-2025	**	798,566
BAE SYS PLC 3.4% DUE 04-15-2030	**	534,916
BAIDU INC USD0.000000625 A CLASS	**	2,560,437
BAIRONG INC COMSTK	**	50,412
BAKER HUGHES A GE CO LLC/BAKER HUGHES 4.08% 12-15-2047	**	551,043
BAKER HUGHES CO	**	36,125,993
BAKER HUGHES LLC/CO-OBL 2.061% 12-15-2026	**	1,069,587
BALFOUR BEATTY GBP0.50	**	471,565
BALMER LAWRIE INVESTMENT LTD. FV INR 1 DEMAT EQUITY	**	51,723
BALT GAS & ELEC CO 3.2% DUE 09-15-2049	**	148,931
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	18,820
BALT GAS & ELEC CO FIXED 2.9% DUE 06-15-2050	**	293,970
BAMLL COML MTG FLTG RT 5.47648% DUE 09-15-2038	**	4,762,500
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	3,960,478
BANCA IFIS EUR1	**	452,894
BANCA MEDIOLANUM BANCA MEDIOLANUM SPA	**	1,881,224
BANCA MONTE DEI 0.875% 08/10/2026 .875% 08/10/2027	**	401,428
BANCA MONTE DEI ORDSHR	**	348,314
BANCO BILBAO VIZCAYA ARGENTARIA S A SR NON PFD FXD TO FXD RATE 5.862 09-14-2026	**	2,614,160
BANCO SANTANDER S A 2.749% DUE 12-03-2030	**	169,345
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	1,188,508
BANCO SANTANDER SA 4.175% 03-24-2028	**	3,329,035
BANCO SANTANDER SA 5.538% 03-14-2030	**	602,768
BANCO SANTANDER SA 5.588% 08-08-2028	**	810,523
BANCO SANTANDER SA 5.588% 08-08-2028	**	810,523
BANCO SANTANDER SA FLTG RT 07-15-2028	**	8,053,358
BANCO SANTANDER SA SR NON PFD FIXED-FIXED RATE 1.722% 09-14-2027	**	189,057
BANCO SANTANDER SA SR NON PFD FIXED-FIXED RATE 1.722% 09-14-2027	**	3,970,194
BANCO SANTANDER SA SR NT NON PFD 1.849% 03-25-2026	**	192,359
BANCO SANTANDER SA SR NT NON PFD 1.849% 03-25-2026	**	384,717
BANCO SANTANDER SA SR NT NON PFD 2.958% 03-25-2031	**	8,883,790
BANDAI NAMCO HOLDINGS INC	**	115,419
BANDWIDTH INC CL A CL A	**	273,409
BANGKOK AIRWAYS THB1 (NVDR)	**	402,602
BANGKOK BANK THB10 (NVDR)	**	4,062,983
BANGKOK LIFE ASSUR THB1 (NVDR)	**	70,797
BANK 2017-BNK4 3.357% DUE 05-15-2050	**	212,366
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	2,011,676
BANK 2024-BNK47 MTG PASS THRU CTF CL A-SB 5.725% 06-15-2057	**	1,866,390
BANK AMER CORP 2.015% DUE 02-13-2026	**	10,974,311
BANK AMER CORP 2.496% 02-13-2031	**	580,254
BANK AMER CORP 2.572% DUE 10-20-2032 BEO	**	2,896,191
BANK AMER CORP 2.592% DUE 04-29-2031	**	986,763
BANK AMER CORP 2.687% DUE 04-22-2032	**	12,899,377
BANK AMER CORP 3.194% 07-23-2030	**	1,645,223

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK AMER CORP 3.366% 01-23-2026	**	1,561,792
BANK AMER CORP 3.366% 01-23-2026	**	9,990,559
BANK AMER CORP 3.419% 12-20-2028	**	7,100,791
BANK AMER CORP 3.593% 07-21-2028	**	13,008,933
BANK AMER CORP 3.705% 04-24-2028	**	9,314,667
BANK AMER CORP 3.95% DUE 04-21-2025	**	1,894,801
BANK AMER CORP 4% DUE 01-22-2025	**	3,643,176
BANK AMER CORP 4.376% 04-27-2028	**	678,649
BANK AMER CORP 4.45% DUE 03-03-2026	**	3,385,742
BANK AMER CORP 5.819% 09-15-2029	**	409,947
BANK AMER CORP 5.819% 09-15-2029	**	623,119
BANK AMER CORP 5.933% DUE 09-15-2027	**	814,412
BANK AMER CORP 5.933% DUE 09-15-2027	**	3,705,574
BANK AMER CORP FLTG RT 5.33474% DUE 02-05-2026	**	250,213
BANK AMER CORP SR NT 2.972% 02-04-2033	**	8,609
BANK ISLAM MALAYSI NPV	**	79,654
BANK MONTREAL 0% CP 11-21-2025	**	1,260,268
BANK MONTREAL 5.266% 12-11-2026	**	758,647
BANK MONTREAL 5.266% 12-11-2026	**	3,176,201
BANK MONTREAL MEDIUM TERM SR NTS BOOK EN1.25% 09-15-2026	**	955,149
BANK MONTREAL QUE 5.3% 06-05-2026	**	2,393,564
BANK MONTREAL QUE FIXED 5.203% DUE 02-01-2028	**	2,564,578
BANK NEW YORK MELLON CORP 4.89% 07-21-2028	**	1,571,151
BANK NEW YORK MELLON CORP 4.947% DUE 04-26-2027	**	3,600,420
BANK NEW YORK MELLON CORP 4.975% 03-14-2030	**	717,908
BANK NEW YORK MELLON CORP COM STK	**	11,585,964
BANK NOVA SCOTIA B C 1.3% DUE 09-15-2026BEO	**	956,589
BANK NOVA SCOTIA B C 5.25% 06-12-2028	**	7,709,833
BANK NOVA SCOTIA B C 5.65% 02-01-2034	**	376,925
BANK NT BUTTERFIELD COM BMD1(POST REV SPLIT)	**	456,875
BANK OF AMERICA CORP	**	17,201,810
BANK OF AMERICA CORP 1.734% 07-22-2027	**	762,729
BANK OF AMERICA CORP 1.734% 07-22-2027	**	3,096,682
BANK OF AMERICA CORP 2.299% 07-21-2032	**	608,997
BANK OF AMERICA CORP 2.299% 07-21-2032	**	2,556,954
BANK OF AMERICA CORP 2.884% 10-22-2030	**	2,433,777
BANK OF AMERICA CORP 5.425% 08-15-2035	**	1,366,367
BANK OF AMERICA CORP MTN 1.197% 10-24-2026	**	2,785,315
BANK OF AMERICA CORPORATION 1.319% 06-19-2026	**	13,315,778
BANK OF AMERICA CORPORATION 1.658% 03-11-2027	**	12,906,890
BANK OF AMERICA CORPORATION 2.551% 02-04-2028	**	691,302
BANK OF AMERICA CORPORATION 2.551% 02-04-2028	**	1,077,477
BANK OF AMERICA CORPORATION 2.651% 03-11-2032	**	3,793,962
BANK OF AMERICA CORPORATION 2.676% DUE 06-19-2041/06-19-2020 REG	**	799,629
BANK OF AMERICA CORPORATION 4.078% 04-23-2040	**	850,818
BANK OF AMERICA CORPORATION 4.33% 03-15-2050	**	409,875
BANK OF AMERICA CORPORATION 5.08% DUE 01-20-2027	**	541,540
BANK OF AMERICA CORPORATION 5.08% DUE 01-20-2027	**	3,479,893

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK OF AMERICA CORPORATION 5.202% 04-25-2029	**	5,860,054
BANK OF AMERICA CORPORATION 5.288% 04-25-2034	**	198,651
BANK OF AMERICA CORPORATION 5.468% 01-23-2035	**	1,021,379
BANK OF AMERICA CORPORATION 5.468% 01-23-2035	**	8,010,819
BANK OF AMERICA CORPORATION 6.204% 11-10-2028	**	1,133,751
BANK OF AMERICA CORPORATION MTN 3.384% DUE 04-02-2026	**	199,251
BANK OF AMERICA CORPORATION MTN 3.384% DUE 04-02-2026	**	6,962,211
BANK OF AMERICA NA 5.526% 08-18-2026	**	593,712
BANK OF MONTREAL 4.64% DTD 09-10-2024 DUE 09-10-2030	**	529,630
BANK OF MONTREAL 4.588% 12-11-2026	**	3,924,971
BANK OF NOVA SCOTIA 1.45% DUE 01-10-2025	**	1,597,553
BANK OF NOVA SCOTIA 3.45% 04-11-2025	**	468,114
BANK OF NOVA SCOTIA 3.45% 04-11-2025	**	1,368,487
BANK PEKAO SA PLN1.00	**	1,929,685
BANK SER 2017-BNK8 CL A-3 3.229% 11-15-2050	**	1,585,008
BANK ST PETERSBURG COM	**	922,224
BANK SYARIAH INDONESIA TBK PT	**	1,074,970
BANK5 2024-5YR10 COML MTG PASS THRU CTF CL 5.30200004578% 10-15-2057	**	11,452,402
BANK5 2024-5YR10 COML MTG PASS THRU CTF CL B 6.14% 10-15-2057	**	2,015,272
BANK5 2024-5YR11 5.893% DUE 11-15-2057	**	1,208,649
BANK5 TR 2024-5YR6 MTG PASS THRU CTF CL A-3 6.191% DUE 05-15-2057 REG	**	675,433
BANKUNITED INC	**	403,342
BANNER CORP COM NEW COM NEW	**	1,175,953
BANQUE SAUDI FRANS SAR10	**	207,242
BARCLAYS BK PLC CD 12-10-2024 FLTG 12-09-2025	**	1,330,685
BARCLAYS PLC 2.279% DUE 11-24-2027	**	3,842,436
BARCLAYS PLC 2.852% 05-07-2026	**	850,942
BARCLAYS PLC 4.972% 05-16-2029	**	5,953,914
BARCLAYS PLC 5.304% DUE 08-09-2026 REG	**	6,137,326
BARCLAYS PLC 5.335% 09-10-2035	**	115,289
BARCLAYS PLC 5.501% DUE 08-09-2028	**	3,405,810
BARCLAYS PLC 5.69% 03-12-2030	**	2,019,456
BARCLAYS PLC 5.69% 03-12-2030	**	1,078,390
BARCLAYS PLC 6.036% 03-12-2055	**	200,269
BARCLAYS PLC 6.692% 09-13-2034	**	635,361
BARCLAYS PLC DUE 11-02-2028/05-02-2023 BEO	**	4,452,326
BARCLAYS PLC FIXED 2.645% DUE 06-24-2031	**	8,688,799
BARCLAYS PLC FIXED 5.829% 05-09-2027	**	2,734,054
BARCLAYS PLC FLTG RT 4.837% DUE 09-10-2028	**	2,653,534
BARCLAYS PLC FXD RATE RESETTING SUB NT 3.811% 03-10-2042	**	209,031
BARCLAYS PLC ORD GBP0.25	**	303,746
BARINGS LN FLTG RT 5.90771% DUE 01-20-2034	**	10,014,627
BARRETT BUSINESS SVCS INC COM	**	394,783
BASF - ORD SHS COMSTK	**	1,892,926
BASILEA PHARMACEU CHF1 (REGD)	**	817,144
BAT CAPITAL CORPORATION 6.343% DUE 08-02-2030	**	1,072,963
BAT CAPITAL CORPORATION 7.081% DUE 08-02-2053	**	274,352
BAT INTL FINANCE PLC 5.931% 02-02-2029	**	5,086,189

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BATH & BODY WORKS INC COM USD0.5 WI	**	1,007,710
BAWAG GROUP AG COMMON STOCK	**	1,198,280
BAXALTA INC 4% DUE 06-23-2025	**	2,732,718
BAXTER INTERNATIONAL INC 3.132% 12-01-2051	**	292,184
BAYER AG NPV (REGD)	**	1,472,894
BAYER US FIN II 4.375% DUE 12-15-2028	**	576,952
BAYER US FIN II 4.375% DUE 12-15-2028	**	3,173,236
BAYVIEW 5.67% DUE 08-15-2028	**	1,007,453
BAYVIEW MSR 3% DUE 11-25-2051	**	1,664,343
BBAM EUROPEAN CL1 FRN CLO 07/2034 EUR 'A-R'	**	618,861
BBB FOODS INC COM	**	1,020,427
BBCMS MTG TR 1.617% DUE 10-15-2053	**	5,586,393
BBCMS MTG TR 2024-5C31 COML MTG PASSTHRUCTF CL 5.137% 12-15-2057	**	2,103,872
BCA MPS 2.625% SNR 28/04/25 EUR1000	**	103,259
BCA POP DI SONDRIO EUR3	**	136,566
BDO UNIBANK INC PHP10	**	1,018,294
BEAR STEARNS ARM FLTG RT 4.35725% DUE 05-25-2034	**	3,074
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	39,133
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	386,719
BECTON DICKINSON & CO 4.693% 02-13-2028	**	1,635,019
BECTON DICKINSON & CO COM	**	1,577,427
BEIERSDORF AG EUR1	**	10,935,999
BEIJING URBAN CONSTRUCTION COMSTK	**	46,890
BELLRING BRANDS INC COM USD0.01	**	990,194
BELLWAY GBP0.125	**	307,385
BENCHMARK 2020-B20 1.94539999962% DUE 10-15-2053	**	3,290,504
BENCHMARK 2021-B24 2.0103% DUE 03-15-2054	**	4,628,557
BENCHMARK 2021-B27 1.792% DUE 07-15-2054	**	6,505,908
BENCHMARK 2021-B27 2.163% DUE 07-15-2054	**	4,044,705
BENCHMARK 2021-B29 FLTG RT 2.284% DUE 09-15-2054	**	3,740,099
BENCHMARK 2021-B30 2.329% DUE 11-15-2054	**	3,344,093
BENCHMARK 2023-B38 MTG TR MTG PASS THRU CTF CL A-2 5.62599992752% 04-15-2056	**	5,003,639
BENCHMARK 2024-V10 5.2774% DUE 09-15-2057	**	5,016,180
BENCHMARK 2024-V12 5.73845% DUE 12-15-2057	**	6,354,960
BENEFIT STR PARTNERS CLO XIX LTD / 0% 01-15-2033	**	1,654,873
BERKLEY W R CORP COM	**	1,215,694
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	**	380,681
BERKSHIRE HATHAWAY ENERGY CO 3.7% 07-15-2030	**	1,797,637
BERKSHIRE HATHAWAY FIN CORP 2.85% DUE 10-15-2050	**	314,334
BERKSHIRE HATHAWAY FINANCE CORP 3.85% 03-15-2052	**	1,083,558
BERKSHIRE HATHAWAY INC COM USD0.0033 CLASS'B'	**	6,125,626
BERRY CORPORATION	**	200,165
BERRY GLOBAL INC 1.57% DUE 01-15-2026	**	13,693,792
BERRY GLOBAL INC 5.5% 04-15-2028	**	706,865
BEST BUY INC COM STK	**	838,266
BETSSON AB NPV B	**	494,251
BHARAT BIJLEE INR5	**	53,812
BHARAT PETROL CORP INR10	**	1,574,918

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BHARTI AIRTEL LTD COMSTK	**	974,603
BHP BILLITON FIN USA LTD 5.25% 09-08-2026	**	1,275,064
BICARA THERAPEUTICS INC COM	**	103,823
BIG COML MTG TR FLTG RT 5.65376% DUE 02-15-2039	**	5,008,917
BIGCOMMERCE HLDGS INC COM SER 1 COM SER 1	**	189,273
BILFINGER SE BILFINGER SE	**	420,012
BILIBILI INC USD0.0001 Z CLASS	**	1,621,823
BILL HOLDINGS INC COM USD0.00001	**	2,328,254
BIOGEN INC COMMON STOCK	**	3,456,145
BIOHAVEN LTD COM NPV WI	**	1,123,115
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	**	1,863,774
BIOMEA FUSION INC COM	**	44,321
BIO-TECHNE CORP COM	**	1,023,834
BIPROGY INC NPV	**	1,076,339
BIZLINK HOLDING IN TWD10	**	672,025
BK HANDLOWY W WARS PLN4.00	**	93,197
BK NEW YORK MELLON 4.289% DUE 06-13-2033	**	3,050,482
BK NEW YORK MELLON FLTG RT 4.414% DUE 07-24-2026	**	1,849,008
BK NOVA SCOTIA B C 4.5% DUE 12-16-2025	**	248,693
BK OF AMER CR CARD FIXED 4.98% DUE 11-15-2028	**	1,461,945
BK RAKYAT IDR50	**	306,501
BKW AG CHF2.50	**	187,781
BLACKBERRY LTD COM	**	1,690,204
BLACKROCK INC NEW COM	**	14,392,544
BLACKSTONE INC COM USD0.00001	**	966,414
BLOCK FINL LLC 3.875% DUE 08-15-2030	**	1,383,886
BLOOM ENERGY CORP CL A CL A	**	270,895
BLOOMIN BRANDS INC COM	**	3,086,993
BLOOMSBURY PUBLISHING ORD GBP0.0125	**	155,039
BLP COML MTG FLTG RT 6.00351% DUE 03-15-2041	**	957,978
BLUE BIRD TBK PT IDR100	**	108,084
BLUE OWL CR INCOME CORP NT 7.75% 09-16-2027	**	661,418
BLUE STAR INR2	**	65,888
BLUELINX HLDGS INC COM NEW COM NEW	**	202,379
BLUEPRINT MEDICINES CORP COM	**	4,521,659
BLUESCOPE STEEL NPV	**	2,670,358
BMO 2024-5C5 MTG TR COML MTG PASS THRU CTF CL 5.4621% 02-15-2057	**	2,023,073
BMO 2024-5C6 MTG TR MTG PASS THRU CTF CLA-3 5.31610012054% 09-15-2057	**	1,614,591
BMO 2024-5C6 MTG TR MTG PASS THRU CTF CLB 6.08629989624% 09-15-2057	**	991,125
BMO 2024-5C7 MTG TR COML MTG PASSTHRU CTF CL 5.09159994125% 11-15-2057	**	4,996,064
BMW VEH LEASE TR 5% DUE 06-25-2027	**	4,875,687
BMW VEH OWNER TR 2022-A CL A3 3.21% 08-25-2026	**	3,655,774
BNK FINANCIAL GROUP INC	**	997,821
BNP PARIBAS 5.176% 01-09-2030	**	996,631
BNP PARIBAS 5.176% 01-09-2030	**	2,023,160
BNP PARIBAS EUR2	**	8,773,567
BOARDWALK 3.4% DUE 02-15-2031	**	89,345
BOARDWALK PIPELINES LP 4.8% 05-03-2029	**	98,602

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BOARDWALK R/EST IN TRUST UNITS	**	1,304,522
BOE TECH GP (STOCK CONNECT)	**	2,123,333
BOE VARITRONIX LTD HKD0.25	**	73,971
*BOEING CO COM	**	5,434,126,737
BOISE CASCADE CO COM	**	2,952,126
BOK FINL CORP COM NEW	**	903,867
BOMBARDIER INC	**	421,395
BOMBARDIER INC BOMBARDIER INC DISC	**	2,445,936
BON SECOURS MERCY 1.35% DUE 06-01-2025	**	1,215,549
BONOS DE TESORERIA 5.35% GTD SNR BDS 12/08/40	**	133,777
BOOKING HLDGS INC COM	**	6,637,809
BOOT BARN HLDGS INC COM	**	6,816,566
BOOZ ALLEN HAMILTON HLDG CORP CL A COM STK	**	1,168,982
BORAL FIN PTY LTD 3.75% 05-01-2028	**	121,557
BORALEX INC CL'A'COM NPV	**	407,234
BORG WARNER INC COM	**	3,869,097
BORGWARNER INC 4.95% 08-15-2029	**	716,296
BORYUNG CORPORATION KRW2500.00	**	334,104
BOSTON SCIENTIFIC CORP COM	**	6,123,243
BOURSA KUWAIT SECU KWD0.1	**	20,523
BOWHEAD SPECIALTY HLDGS INC COM	**	167,086
BOX INC CL A CL A	**	842,108
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	313,085
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	854,637
BP CAP MKTS AMER 2.772% DUE 11-10-2050	**	168,236
BP CAP MKTS AMER 2.939% DUE 06-04-2051	**	387,610
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	603,269
BP CAP MKTS AMER 3.937% DUE 09-21-2028	**	1,745,633
BP CAP MKTS AMER INC 3.0% DUE 02-24-2050	**	407,571
BP CAP MKTS AMER INC 3.001% DUE 03-17-2052 BEO	**	193,838
BPCE 0% CP 11-13-2025	**	2,962,333
BPCE S A MEDIUM 1% DUE 01-20-2026	**	922,958
BPCE S A MEDIUM 1% DUE 01-20-2026	**	1,514,227
BPCE SR NON PFD VAR RT 2.045% DUE 10-19-2027	**	1,329,159
BPCE SR NON PFD VAR RT 5.975% DUE 01-18-2027	**	413,207
BPCE SR NON PFD VAR RT 5.975% DUE 01-18-2027	**	4,217,732
BPER BANCA NPV	**	838,654
BRAMBLES LTD NPV	**	3,469,250
BRANDYWINE OPER PARTNERSHIP L P 8.875% 04-12-2029	**	957,745
BREAD FINANCIAL HOLDINGS INC COM USD0.01	**	1,361,699
BRF SA COM NPV	**	1,048,346
BRIDGE 2022-SFR1 TR SINGLE FAMILY RENT PASSTHRU 4.15% 11-17-2037	**	2,444,434
BRIDGECREST 5.65% DUE 04-16-2029	**	3,538,551
BRIDGECREST 5.94% DUE 02-15-2030	**	3,549,886
BRIDGECREST 6.8% DUE 08-15-2029	**	898,254
BRIDGECREST 7.1% DUE 08-15-2029	**	2,573,796
BRIDGECREST LENDING AUTO SECURITIZATION TR SR 24-1 CL A3 5.53% 01-18-2028	**	556,009
BRIDGECREST LENDING AUTO SECURITIZATION TR SR 24-1 CL A3 5.53% 01-18-2028	**	5,269,035

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BRIGADE ENTERPRISE INR10	**	314,620
BRIGHT HORIZONS FA COM USD0.001	**	808,429
BRIGHTHOUSE FINL INC COM	**	1,574,991
BRIGHTVIEW HLDGS INC COM	**	3,756,419
BRINKER INTL INC COM	**	1,818,326
BRISTOL MYERS FIXED 3.4% DUE 07-26-2029	**	1,322,620
BRISTOL MYERS FIXED 4.25% DUE 10-26-2049	**	356,096
BRISTOL MYERS FIXED 4.35% DUE 11-15-2047	**	884,334
BRISTOL MYERS SQUIBB CO 4.9% 02-22-2027	**	1,232,212
BRISTOL MYERS SQUIBB CO 5.875% 02-22-2064	**	627,035
BRISTOL MYERS SQUIBB CO COM	**	1,104,334
BRISTOL-MYERS SQUIBB CO 5.1% 02-22-2031	**	302,230
BRISTOL-MYERS SQUIBB CO 5.1% 02-22-2031	**	10,074
BRISTOL-MYERS SQUIBB CO 5.2% 02-22-2034	**	574,453
BRISTOL-MYERS SQUIBB CO 5.2% 02-22-2034	**	1,468,601
BRITANNIA INDUSTRIES COMMON STOCK NR1(POST SUBDIVISION)	**	657,777
BRITISH LAND CO ORD GBP0.25	**	1,353,508
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	182,006
BRIXMOR OPER 2.5% DUE 08-16-2031	**	167,872
BRIXMOR OPER 4.125% DUE 06-15-2026	**	1,212,250
BRIXMOR OPER PARTNERSHIP LP SR NT 2.25% 04-01-2028	**	228,583
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	7,001,754
BRIXMOR OPERATING PARTNERSHIP LP 5.5% 02-15-2034	**	297,964
BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3.125% 01-15-2025	**	4,996,939
BROADCOM INC 3.459% 09-15-2026	**	6,211,810
BROADCOM INC 4.15% 02-15-2028	**	1,547,802
BROADCOM INC 4.3% DUE 11-15-2032 BEO	**	1,415,053
BROADCOM INC 4.55% 02-15-2032	**	169,180
BROADCOM INC 4.8% 10-15-2034	**	318,480
BROADCOM INC 5.05% 07-12-2027	**	2,212,061
BROADCOM INC COM	**	89,336,762
BROADCOM INC SR NT 5.15% 11-15-2031	**	312,168
BROADCOM INC TERM LOAN 08-14-2026	**	795,667
BROOKFIELD CAP FIN LLC SR NT 6.087% 06-14-2033	**	1,760,109
BROOKFIELD FIN INC 3.5% DUE 03-30-2051	**	1,726,311
BROOKFIELD FIN INC 5.968% 03-04-2054	**	80,974
BROOKFIELD FINANCE INC 5.675% 01-15-2035	**	1,037,904
BROTHER INDUSTRIES NPV	**	1,229,684
BROWN & BROWN INC 2.375% DUE 03-15-2031	**	357,117
BROWN & BROWN INC COM	**	3,283,616
BRUNSWICK CORP COM	**	3,160,847
BSE LIMITED INR2	**	210,618
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	265,786
BSTN SCIENTIFIC 1.9% DUE 06-01-2025	**	1,822,742
BSTN SCIENTIFIC 2.65% DUE 06-01-2030	**	50,875
BUMI ARMADA BERHA MYR	**	180,380
BUNGE GLOBAL SA F COMMON STOCK	**	214,462
BUNGE LTD FIN CORP FIXED 1.63% DUE 08-17-2025	**	2,485,724

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BUNGE LTD FIN CORP FIXED 1.63% DUE 08-17-2025	**	1,940,472
BUNGE LTD FIN CORP FIXED 2.75% 05-14-2031	**	605,466
BUNGE LTD FINANCE CORP 4.2% 09-17-2029	**	727,531
BURCKHARDT COMPRES CHF	**	789,398
BURL NORTHN SANTA 4.375% DUE 09-01-2042	**	831,607
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	82,194
BURLINGTN N SANTA FIXED 4.05% DUE 06-15-2048	**	398,727
BURLINGTON NORTHN SANTA FE LLC 5.2% 04-15-2054	**	462,153
BURLINGTON STORES INC COM	**	2,971,465
BURSA MALAYSIA BHD MYR0.50	**	439,233
BUSINESS BRAIN SHO NPV	**	24,533
BUSINESS ENGINEERI NPV	**	27,755
BUY TO OPEN REPO W/DEUTSCHE 4.53% FROM 12-31-2024 TO 01-02-2025	**	4,200,000
BUY TO OPEN REPO W/J.P. MORG 4.7% FROM 12-31-2024 TO 01-02-2025	**	36,500,000
BW LPG LTD	**	3,092,433
BWAY 2021-1450 MTG FLTG RT 5.67634% DUE 09-15-2036	**	1,886,254
BX 2021-21M MTG TR FLTG RT 5.15648% DUE 10-15-2036	**	335,559
BX 2021-21M MTG TR FLTG RT 5.15648% DUE 10-15-2036	**	1,342,236
BX 2023-DELC MTG FLTG RT 7.00186% DUE 05-15-2038	**	2,387,775
BX COML MTG TR 2.843% DUE 03-09-2044	**	3,522,233
BX COML MTG TR 2021-CIP 5.34748% 12-15-2038	**	3,230,024
BX COML MTG TR 2022-AHP COML MTG PASS THRU CTF CL A 1.04% 02-15-2039	**	2,509,921
BX COML MTG TR 2024-AIRC COML MTG PASSTHRU CTF CL A 6.0031% 08-15-2039	**	2,748,794
BX COML MTG TR 2024-GPA3 MTG PASS THRU CTF CL A 144A 5.60468% 12-15-2039	**	1,260,479
BX COML MTG TR 2024-MDHS COML MTG PASSTHRU CTF CL A 5.95316% 05-15-2041	**	809,574
BX COML MTG TR FLTG RT 5.11498% DUE 10-15-2038	**	1,387,146
BX COML MTG TR FLTG RT 5.75347% DUE 02-15-2039	**	3,568,426
BX TR 2021-ACNT FLTG RT 5.67648% DUE 11-15-2038	**	431,841
BX TR 2021-LGCY COML MTG PASS THRU CTF CL A 4.93248% 10-15-2036	**	1,993,750
BX TR 2021-SDMF FLTG RT 5.16448% DUE 09-15-2034	**	5,691,849
BX TR 2022-FOX2 5.05544% DUE 04-15-2039	**	1,460,929
BX TR 2022-LBA6 FLTG RT 5.31186% DUE 01-15-2039	**	5,810,000
BX TR 2022-PSB 6.76286% 08-15-2039	**	734,075
BX TR 2024-BIO MTG PASSTHRU CTF CL A 144A 5.95386% 02-15-2041	**	3,679,446
BXCOMMERCIAL MTG FLTG RT 6.07328% DUE 12-09-2040	**	1,754,021
BXSC COML MTG TR 2022-WSS COML MTG PASS THRU CTF CL B 6.404% 03-15-2035	**	3,000,938
BYD COMPANY LTD 'H'CNY1	**	1,733,186
BYTES TECHNOLOGY G ORD GBP0.01	**	72,509
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	**	5,691,589
C&A MODAS SA COM NPV	**	422,008
CABOT CORP COM	**	1,937,507
CACTUS INC CL A CL A	**	869,973
CADENCE BK COM	**	5,203,362
CADENCE DESIGN SYS 4.3% DUE 09-10-2029	**	181,325
CADENCE DESIGN SYS 4.7% 09-10-2034	**	426,793
CADENCE DESIGN SYS INC 4.2% 09-10-2027	**	765,979
CADENCE DESIGN SYS INC COM	**	15,873,602
CAESARS ENTERTAINMENT, INC. TERM B1 LOANSR SECD TL 01-27-2031	**	992,808

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CAESARS ENTMT INC NEW COM	**	150,724
CAFE24 CORP KRW500	**	116,404
CAIXABANK SA EUR1	**	3,428,281
CALAVO GROWERS INC COM	**	192,857
CALFRAC WELL SVCS LTD COM NPV	**	221,624
CALIX NETWORKS INC COMMON STOCK	**	833,428
CALL FXO GSCMUS33 05/15/2025 USD/CNH 7.3 European 31750PL09	**	3,271
CALL FXO MIDLGB22 05/13/2025 USD/CNH 7.3 European 31750PJZ5	**	55,447
CALL FXO MIDLGB22 05/13/2025 USD/CNH 7.3 European 31750PJZ5	**	24,462
CALL FXOBAR BARCGB5G 02/14/2025 USD/CNH 7.3 European 3175FD9K0	**	15,006
CALL FXOBAR MIDLGB22 02/14/2025 USD/CNH 7.375 European 3175FB9K4	**	9,945
CALL FXODIG BNPAFRPP 01/23/2025 USD/CNH 7.4 European 31750PM57	**	10,564
CALL FXODIG CITIUS33 02/14/2025 USD/CNH 7.45 European 31750PX55	**	8,950
CAMDEN PPTY TR SH BEN INT	**	4,644,965
CAMPING WORLD HLDGS INC CL A CL A	**	2,299,533
CANACCORD GENUITY GROUP INC	**	45,693
CANADA(GOVT OF) 3.25% BDS 01/12/2033 CAD1	**	1,187,417
CANADA(GOVT OF) 4% BDS 01/03/2029 CAD1'Q988	**	1,520,178
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	482,749
CANADIAN IMPERIAL BANK OF COMMERCE 5.001% DUE 04-28-2028	**	2,406,950
CANADIAN IMPERIAL BK COMM TORONTO BRH 5.926% 10-02-2026	**	3,148,191
CANADIAN NATL RY CO COM	**	11,731,003
CANADIAN TIRE LTD CLASS'A'CUM NON-VTG COM NPV	**	809,619
CANFIN HOMES LTD	**	275,042
CANNY ELEVATOR CO 'A'CNY1 (STOCK CONNECT)	**	219,533
CANTOR FITZGERALD L P SR NT 144A 4.5% 04-14-2027	**	2,937,307
CAP 1 FINL CORP 7.149% DUE 10-29-2027	**	1,919,801
CAP 1 PRIME AUTO 3.17% DUE 04-15-2027	**	3,762,367
CAP 1 PRIME AUTO 3.69% DUE 12-15-2027	**	1,221,068
CAPCOM CO LTD NPV	**	1,143,595
CAPGEMINI EUR8	**	10,492,545
CAPITAL ONE FINANCIAL CORP 5.468% DUE 02-01-2029	**	6,303,984
CAPITAL ONE FINANCIAL CORP 6.312% 06-08-2029	**	2,628,450
CAPITAL ONE FINL CORP 1.878% 11-02-2027	**	847,462
CAPITAL ONE FINL CORP 2.636% 03-03-2026	**	2,976,758
CAPITAL ONE FINL CORP 4.985% 07-24-2026	**	6,356,885
CAPITAL ONE FINL CORP 5.7% 02-01-2030	**	268,622
CAPITAL ONE FINL CORP 5.7% 02-01-2030	**	1,268,097
CAPITAL ONE FINL CORP 6.051% 02-01-2035	**	1,829,355
CAPITAL ONE FINL CORP COM	**	4,618,488
CAPITAL ONE FINL CORP SR NT FIXED / FLTG5.268% 05-10-2033	**	486,994
CAPITAL ONE MULTI-ASSET EXECUTION SER 22-A3 CL A 4.95% DUE 10-15-2027	**	1,334,903
CAPITAL ONE MULTI-ASSET EXECUTION TR SER22-A1 CL A1 2.8% 03-15-2027	**	14,604,318
CAPITAL ONE MULTI-ASSET EXECUTION TR SR 2022-2 NT CL A 3.49% 05-15-2027	**	391,457
CAPITAL ONE MULTI-ASSET EXECUTION TR SR 23-A1CLS A 4.42% 05-15-2028	**	7,900,588
CAPRICORN METALS L NPV	**	190,338
CARABAO GROUP PUBLIC COMPANY LTD THB1 (NVDR)	**	193,171
CARDINAL HEALTH INC 4.7% 11-15-2026	**	802,397

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CARDINAL HEALTH INC 5.125% 02-15-2029	**	610,909
CARDINAL HEALTH INC 5.45% 02-15-2034	**	488,343
CARDINAL HLTH INC	**	2,227,734
CARDINAL HLTH INC 5% DUE 11-15-2029	**	655,866
CARDLYTICS INC COM	**	14,417
CARE REIT PLC	**	302,439
CAREDX INC COM	**	522,297
CARETRUST REIT INC COM	**	1,701,445
CARGO THERAPEUTICS INC COM	**	98,316
CARGOTEC OYJ SER'B'NPV	**	357,347
CARGURUS INC CL A CL A	**	1,650,548
CARIBOU BIOSCIENCES INC COM	**	26,726
CARL ZEISS MEDITEC NPV	**	62,597
CARLSBERG SER'B'DKK20	**	6,960,936
CARLYLE GROUP INC COM	**	22,022,779
CARMAX AUTO OWNER 1.95% DUE 09-15-2027	**	1,448,382
CARMAX AUTO OWNER 3.49% DUE 02-16-2027	**	302,995
CARMAX AUTO OWNER 3.49% DUE 02-16-2027	**	3,022,938
CARMAX AUTO OWNER 5.5% DUE 02-15-2029	**	6,095,620
CARMAX AUTO OWNER FIXED 1.7% DUE 08-16-2027	**	686,787
CARMAX AUTO OWNER FIXED 6% DUE 07-17-2028	**	387,826
CARMAX AUTO OWNER FIXED 6% DUE 07-17-2028	**	3,572,083
CARMAX AUTO OWNER TR 2021-2 ASSET BACKEDNT CL C 1.34% 02-16-2027	**	1,183,590
CARMAX AUTO OWNER TR SR 24-1 CL A3 4.92% 10-16-2028	**	341,852
CARMAX AUTO OWNER TRUST SER 23-3 CL A3 6% 05-15-2028	**	206,733
CARMAX AUTO OWNER TRUST SER 23-3 CL A3 6% 05-15-2028	**	2,085,486
CARMAX AUTO OWNER TRUST SER 22-4 CL A3 5.34% DUE 08-16-2027 REG	**	2,749,878
CARMAX INC COM	**	5,625,906
CARMAX OWNER TR 4.65% DUE 01-16-2029	**	960,522
CARNIVAL CORP COM PAIRED	**	39
CARPENTER TECHNOLOGY CORP COM	**	499,796
CARRIAGE SERVICES INC COM	**	208,336
CARRIER GLOBAL CORP 6.2% 03-15-2054	**	211,683
CARRIER GLOBAL CORPORATION COM USD0.01 WI	**	7,933,177
CARVANA AUTO 1.31% DUE 01-11-2027	**	1,919,299
CARVANA AUTO 5.21% DUE 06-10-2030	**	2,822,656
CARVANA AUTO RECEIVABLES TR 2021-N1 ASSET BACKED CTF CL C 1.3% 01-10-2028	**	235,469
CARVANA AUTO RECEIVABLES TR 2021-N4 ASSET BACKED NT CL C 1.72% 09-11-2028	**	192,423
CARVANA AUTO RECEIVABLES TR 2021-P1 ASSET BACKED NT CL A-4 .86% 01-11-2027	**	971,072
CARVANA AUTO RECEIVABLES TR 2022-P3 SR 22-P3 CL A3 4.61% DUE 11-10-2027 BEO	**	399,252
CARVANA CO CL A CL A	**	788,223
CASELLA WASTE SYS INC CL A COM STK	**	9,469,360
CASEYS GEN STORES INC COM	**	1,789,771
CASSA DEPOSITI E PRESTITI S P A 5.75% 05-05-2026	**	1,107,763
CASTLE BIOSCIENCES INC COM	**	200,754
CATALYST PHARMACEUTICALS INC COM STK USD0.001 STK	**	952,757
CATERPILLAR INC 2.6% DUE 04-09-2030 BEO	**	1,019,167
CATERPILLAR INC COM	**	5,599,201

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CATHAY FINL HLDG TWD10	**	1,429,145
CATHEDRAL LAKE LTD SR 21-7RA CL AR 0% 01-15-2032	**	5,608,452
CCC INTELLIGENT SOLUTIONS HLDGS INC COM	**	646,851
CCK CONSOLIDATED NPV	**	84,280
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	1,263,155
CD 2017-CD6 MTG TR 3.19% DUE 11-13-2050	**	2,888,325
CD PROJEKT SA PLN1.00	**	623,397
CDN IMPERIAL BK 3.45% DUE 04-07-2027	**	2,348,262
CDN NAT RES LTD 5% DUE 12-15-2029	**	296,899
CDN NAT RES LTD 5% DUE 12-15-2029	**	2,469,211
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JFW0	**	419
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG41	**	838
CDS CITIUS33 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG66	**	838
CDS CITIUS33 06/20/2027 SELL STATE OF ISRAEL 2.875% SWPC0MGC6	**	9,710
CDS GSILGB2X 06/20/2029 SELL STATE OF ISRAEL 2.875% SWPC0MMW5	**	205
CDS GSILGB2X 12/20/2029 SELL REPUBLIC OF INDONESIA SWPC0MYK8	**	22,078
CDW CORP COM	**	2,164,884
CDW LLC/CDW FIN FIXED 2.67% DUE 12-01-2026	**	4,942,726
CELANESE US HLDGS 6.05% DUE 03-15-2025	**	55,039
CELESTICA INC NPV	**	258,273
CELLDEX THERAPEUTICS INC NEW SHS	**	221,593
CELLEBRITE DI LTD COM USD0.0001	**	368,892
CENCORA INC 5.125% 02-15-2034	**	883,473
CENCORA INC 5.15% 02-15-2035	**	463,968
CENOVUS ENERGY INC 2.65% 01-15-2032	**	249,695
CENT ASIA METALS COMSTK	**	503,013
CENTENE CORP DEL 3% DUE 10-15-2030	**	863,109
CENTENE CORP DEL COM	**	1,984,661
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,270,677
CENTERPOINT ENERGY 3.95% 03-01-2048	**	24,600
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	80,578
CENTERPOINT ENERGY RES CORP 1.75% DUE 10-01-2030	**	251,452
CENTERPOINT ENERGY RES CORP 5.25% 03-01-2028	**	64,607
CENTERRA GOLD INC COM NPV	**	1,603,489
CENTRAL DEPOSITORY INR10	**	865,277
CENTRAL SEC PATROL NPV	**	49,432
CENTRICA ORD GBP0.061728395	**	2,330,143
CENTRUS ENERGY CORP CL A COM	**	70,207
CENTURION CORP LTD NPV	**	907,926
CENTURY ALUM CO COM	**	467,398
CENTURY CMNTYS INC COM	**	384,700
CES ENERGY SOLUTIO COM NPV	**	4,427,098
CESC INR1	**	293,459
CF JPMCB LIQUIDITY FD	**	568,488,044
CG ONCOLOGY INC COM	**	165,885
CGI INC 1.45% 09-14-2026	**	1,891,760
CHACHA FOOD CO LTD 'A'CNY1 (STOCK CONNECT LINE)	**	303,625

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHALLENGER LTD NPV	**	1,194,638
CHAMPION HOMES INC	**	9,992,654
CHARLES RIV LABORATORIES INTL INC COM	**	5,416,164
CHARLES SCHWAB CORP 6.196% 11-17-2029	**	928,561
CHART INDS INC COM PAR $0.01 COM PAR $0.01	**	903,246
CHARTER 2.3% DUE 02-01-2032	**	5,778,145
CHARTER 3.5% DUE 06-01-2041	**	576,143
CHARTER 4.908% DUE 07-23-2025	**	2,012,643
CHARTER 6.384% DUE 10-23-2035	**	319,545
CHARTER COMMUNICATIONS OPER LLC 6.15% 11-10-2026	**	8,017,674
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	164,528
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	1,692,699
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.8% DUE 03-01-2050	**	594,684
CHARTER FIXED 3.85% DUE 04-01-2061	**	60,358
CHARTER HALL GROUP NPV (STAPLED)	**	298,529
CHASE AUTO OWNER TR 2023-A ASSET BACKED NT CL A-3 144A 5.68% 01-25-2029	**	1,419,515
CHASE HOME LENDING 3.25% DUE 09-25-2063	**	404,396
CHASE ISSUANCE TRUST SER 23-A CL A 5.16% 09-15-2028	**	8,274,512
CHATHAM LODGING TR COM	**	89,679
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	16,513,428
CHEESECAKE FACTORY INC COM	**	435,594
CHEGG INC COM	**	111,459
CHEMED CORP NEW COM	**	5,305,417
CHENBRO MICOM CO	**	170,706
CHENGDU KANGHONG COMMON STOCK	**	297,678
CHENIERE CORPUS CHRISTI HLDGS LLC 3.7% 11-15-2029	**	2,754,700
CHENIERE CORPUS CHRISTI HLDGS LLC 5.125% 06-30-2027	**	3,569,323
CHENIERE ENERGY 5.65% DUE 04-15-2034	**	1,221,320
CHENIERE ENERGY FIXED 4% DUE 03-01-2031	**	231,328
CHENIERE ENERGY FIXED 4.5% DUE 10-01-2029	**	300,136
CHENIERE ENERGY FIXED 4.5% DUE 10-01-2029	**	5,689,020
CHENIERE ENERGY INC COM NEW	**	1,277,617
CHENNAI PETRO CP INR10(DEMAT)	**	154,115
CHERVON HLDGS LTD NPV	**	21,104
CHES FDG II LLC 5.52% DUE 05-15-2036	**	3,292,191
CHESTER CNTY PA HLTH & ED FACS AUTH HLTHSYS REV 3.314 06-01-2051 BEO TAXABLE	**	245,901
CHEVRON CORP COM	**	19,369,164
CHEVRON U S A INC 2.343% DUE 08-12-2050 REG	**	281,452
CHEWY INC CLASS A	**	725,226
CHICONY ELECTRONI TWD10	**	1,251,811
CHILE REP 4.95% 01-05-2036	**	1,353,532
CHILE(REP OF) 4.7% SNR 01/09/2030 CLP1000	**	353,155
CHIN WELL HOLDS BERHAD MYR0.50	**	4,959
CHINA AIRLINES TWD10	**	1,263,547
CHINA BKG CORP	**	16,225
CHINA CONSTRUCTION BANK HCNY1	**	10,860,410
CHINA GOLD INTL RE COM NPV	**	15,306
CHINA MEDICAL SYS USD0.005	**	55,401

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHINA MINSHENG BAN 'H'CNY1	**	217,216
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	605,797
CHINA TAIPING INSU NPV	**	148,093
CHINA TOBACCO INTL (HK) CO LTD NPV	**	158,987
CHINA XLX FERTILSE NPV	**	40,114
CHINA YUHUA EDUCAT HKD0.00001	**	136,277
CHIPOTLE MEXICAN GRILL INC COM STK	**	33,298,703
CHIYODA INTEGRE CO NPV	**	105,790
CHOICE INTL INR10	**	542,347
CHONGQING BAIYA SA A CNY1	**	253,249
CHORD ENERGY CORPORATION COM USD0.01	**	1,271,856
CHROMA ATE INC TWD10	**	648,721
CHUBB INA HOLDINGS LLC 4.65% 08-15-2029	**	4,085,835
CHUBB LTD ORD CHF24.15	**	19,280,490
CHUETSU PULP&PAPER NPV	**	26,903
CIA DE SANEAMENTO UNITS (1 COM & 4 PRF)	**	318,482
CIA ENERG MG-CEMIG PRF BRL5.00	**	693,911
CIA SANEAMENTO MIN COM NPV	**	177,605
CIE DE ST-GOBAIN EUR4	**	9,953,076
CIE FINANCIER TRAD CHF2.50 (BR)	**	39,292
CIENA CORP COM NEW	**	1,609,609
CIGNA CORP 1.25% 03-15-2026	**	440,144
CIGNA CORP NEW 3.4% DUE 03-01-2027 BEO	**	1,662,674
CIGNA CORP NEW CORP 4.375% 10-15-2028	**	9,117,650
CIGNA GROUP 5.0% 05-15-2029	**	1,173,327
CIGNA GROUP 5.125% 05-15-2031	**	895,619
CIKARANG LISTRINDO IDR200	**	57,254
CIM TR 2023-R2 FLTG RT 5.5% DUE 08-25-2064	**	8,227,297
CIN FINL CORP 6.92% DUE 05-15-2028	**	212,809
CINEMARK HLDGS INC COM	**	1,171,168
CINTAS CORP COM	**	8,544,148
CINTAS CORP NO 2 FIXED 3.45% DUE 05-01-2025	**	1,296,880
CISCO SYS INC 5.3% 02-26-2054	**	175,099
CISEN PHARMACEUTICAL CO LTD A CNY1 (STOCK CONNECT)	**	29,758
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	81,738
CITIBANK CR CARD 6.15% DUE 06-15-2039	**	4,022,416
CITIBANK CR CARD ISSUANCE TR NT CL 2018-A7 3.96% 10-13-2030	**	6,826,235
CITIBANK N A 4.929% 08-06-2026	**	1,179,494
CITIBANK N A 5.803% 09-29-2028	**	3,268,667
CITIBANK NA FLTG 04-30-2026	**	2,080,635
CITIGROUP COML MTG 2.646% DUE 07-10-2049	**	1,038,031
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	2,041,564
CITIGROUP COML MTG TR 2016-C2 COML MTG PASSTHRU CTF CL D 3.25% 08-10-2049	**	1,424,113
CITIGROUP INC 1.122% DUE 01-28-2027	**	1,152,380
CITIGROUP INC 1.462% DUE 06-09-2027 BEO	**	5,536,527
CITIGROUP INC 2.52% 11-03-2032	**	279,314
CITIGROUP INC 2.561% DUE 05-01-2032 BEO	**	1,448,627
CITIGROUP INC 2.572% 06-03-2031	**	9,756,650

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIGROUP INC 3.106% DUE 04-08-2026	**	2,134,486
CITIGROUP INC 3.106% DUE 04-08-2026	**	5,762,220
CITIGROUP INC 3.29% 03-17-2026	**	2,241,672
CITIGROUP INC 3.668% 07-24-2028	**	290,588
CITIGROUP INC 3.7% DUE 01-12-2026	**	747,422
CITIGROUP INC 3.785% 03-17-2033	**	71,842
CITIGROUP INC 3.887% 01-10-2028	**	392,136
CITIGROUP INC 3.887% 01-10-2028	**	5,043,844
CITIGROUP INC 4.45% DUE 09-29-2027	**	887,900
CITIGROUP INC 4.45% DUE 09-29-2027	**	4,548,022
CITIGROUP INC 4.542% 09-19-2030	**	5,704,888
CITIGROUP INC 4.6% DUE 03-09-2026	**	807,796
CITIGROUP INC 5.174% 02-13-2030	**	4,235,969
CITIGROUP INC 5.316% 09-26-2020 REG	**	481,750
CITIGROUP INC 5.449% 06-11-2035	**	2,073,234
CITIGROUP INC 5.61% 09-29-2026	**	5,962,214
CITIGROUP INC COM NEW COM NEW	**	54,806,499
CITIGROUP INC FLTG RT 4.412% DUE 03-31-2031	**	1,278,410
CITIGROUP INC NEW 2.976% 11-05-2030	**	3,545,699
CITIGROUP INC SR NT 3.057% 01-25-2033	**	356,583
CITIGROUP INC SR NT 3.057% 01-25-2033	**	816,274
CITIGROUP MTG LN FLTG RT 2.5% DUE 05-25-2051	**	625,044
CITIGROUP MTG LN FLTG RT 5% DUE 05-25-2051	**	344,521
CITIGROUP MTG LN FLTG RT 5.40878% DUE 11-25-2034	**	264,713
CITIZENS AUTO 5.83% DUE 02-15-2028	**	2,027,133
CITIZENS AUTO 5.84% DUE 01-18-2028	**	2,932,005
CITIZENS AUTO 5.84% DUE 01-18-2028	**	707,725
CITIZENS FINL GROUP INC 5.967% 07-23-2032	**	1,204,465
CITIZENS FINL GROUP INC COM	**	12,522,318
CIVITAS RES INC COM	**	14,495
CKD CORP NPV	**	610,813
CLAREMONT MCKENNA 3.775% DUE 01-01-2122	**	1,878,163
CLASSYS INC KRW100	**	35,216
CLEAN HBRS INC COM	**	7,003,851
CLEAR SECURE INC CL A CL A	**	912,553
CLEARWATER ANALYTICS HLDGS INC CL A CL A	**	921,299
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	**	178,227
CLEVELAND CLIFFS USD0.125	**	246,355
CLOROX CO COMMON STOCK USD 1 PAR	**	736,529
CLSA GLOBAL MARKET(YUTONG BUS CO LTD A) P-NOTE 24/01/2029	**	678,068
CME GROUP INC COM STK	**	5,855,679
CME_OIS GOLDUS33 09/16/2026 USD P 3.28% / R 1DSOFR SWU02AB68	**	448,165
CME_OIS MSNYUS33 06/24/2035 USD P 3.7% / R 1DSOFR SWU027CR8	**	188,122
CME_OIS MSNYUS33 06/24/2055 USD P 3.5% / R 1DSOFR SWU027CT4	**	238,630
CME_OIS MSNYUS33 12/21/2052 USD P 1.75% / R 1DSOFR SWU01JI06	**	3,857,627
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	161,513
CMO BANK 2017-BNK4 MTG PASS THRU CTF CL A-SB 3.419% DUE 05-15-2050 REG	**	360,737
CMO BANK 2022-BNK39 CL A4 2.854% DUE 02-15-2055 BEO	**	1,759,377

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO BANK 2024-BNK48 SR 24-BNK48 CL AS 5.053% 09-15-2034	**	3,445,885
CMO BANK5 SR 23-5YR1 CL A3 6.26% 03-15-2056	**	12,804,208
CMO BANK5 SR 24-5YR8 CL A3 5.884% 08-15-2057	**	1,027,484
CMO BARCLAYS COMMERCIAL MORTGAGE SR 22-C17 CL A5 4.441% 09-15-2055	**	3,089,724
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	**	7,038,017
CMO BBCMS MTG TR SER 24-5C31 CL A3 5.6% 12-15-2057	**	5,733,163
CMO BBMCS MORTGAGE TRUST SER 23-C19 CL A2A 5.756% 04-15-2056	**	5,057,422
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	215,582
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	6,872
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	76
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	12,465
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	69,022
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	706,134
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	15,551
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	**	5,910,796
CMO BENCHMARK 2019-B11 MTG TR SER 2019-B11 CLS A4 3.2805% 05-15-2052	**	7,273,711
CMO BENCHMARK 2020-B16 MTG TR 2.475% 12-15-2057	**	6,215,597
CMO BENCHMARK 2022-B32 MTG TR CL A5 2.9089% DUE 01-15-2055 BEO	**	1,666,357
CMO BENCHMARK MORTGAGE TRUST SR 24-V11 CL A3 5.909% 11-15-2057	**	6,712,976
CMO BENCHMARK SER 19-B14 CL A5 3.0486% DUE 12-15-2061	**	8,130,308
CMO BMO MORTGAGE TRUST SER 24-5C5 CLS A3 5.8574% 02-15-2057	**	2,048,084
CMO BMO MORTGAGE TRUST SR 24-5C8 CL A3 VAR RT 12-15-2057	**	4,592,496
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	7,133
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	5,303,510
CMO CITIGROUP COML MTG TR 2016-P3 BNDS 3.495% 04-15-2049	**	976,064
CMO CITIGROUP COML MTG TR 2016-P5 2.684%DUE 10-10-2049 REG	**	7,756,875
CMO CITIGROUP COML MTG TR 2016-P5 COML MTG PASSTHRU CTF CL C DUE 10-10-2049 REG	**	440,788
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	1,148,730
CMO CITIGROUP COML MTG TR SER 2016-P6 CLS A4 3.458% 12-10-2049	**	1,402,193
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035/12-25-2021 BEO	**	3,076
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	1,776,468
CMO COMM 2015-LC19 MTG TR SER 15-LC19 CLA4 3.183% DUE 02-10-2048/01-10-2025 REG	**	625,095
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	2,622,454
CMO COMM 2019-GC44 MTG TR SER 19-GC44 CLS A3 2.688% DUE 08-15-2057 REG	**	5,181,426
CMO COMM MTG TR COML SER 2015-CRE25 CL A-4 3.759% DUE 08-10-2048 REG	**	991,962
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	**	8,775
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	300,095
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	1,246,543
CMO CSMC 2018-J1 TR CL A-2 FLTGE 02-01-2048	**	18,272
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	252,503
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	801,212
CMO FREMF 2016-K53 MTG TR MTG PASSTHRU CTF CL B 144A DUE 03-25-2049 BEO	**	2,961,959
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	872
CMO GS MTG SECS TR 2015-GC30 CL A-4 3.382% DUE 05-10-2050	**	6,759,182
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	2,144,352
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	4,010,156
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	**	155,488
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	1,814

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	6,077
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	80,018
CMO J P MORGAN CHASE 2013-C PASSTHRU CTF CL C 12-15-2047 REG	**	223,014
CMO J P MORGAN CHASE CML MTG SECS TR 2016-N PTHRU CTF CL A 144A 10-06-38 BEO	**	2,547,997
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	36,870
CMO JJPMDB COML MTG SECS SER 17-C5 CL A4 3.4141% DUE 03-15-2050 REG	**	5,838,269
CMO JPMBB COML MTG SECS TR 2015-C28 COML CTF A-4 3.2274 DUE 10-15-2048 REG	**	441,437
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	4,983,826
CMO JPMCC COML MTG SECS 2015-JP1 CL A4 3.6498% 01-15-2049	**	3,746,186
CMO JPMCC COML MTG SECS TR 2016-JP2 2.5589% DUE 08-15-2049 BEO	**	5,994,871
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	246,383
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	902,142
CMO JPMDB COML MTG SECS SR 2017-C7 CL A-5 3.4092% DUE 10-15-2050	**	5,542,325
CMO JPMDB COML MTG SECS TR 2020-COR7 SR 20-COR7 CL A-4 1.9152% 05-13-2053	**	6,955,584
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	32,735
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	35,725
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	1,336
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	21,490
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	1,140,109
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SERIES 2015-C24 3.732% 05-15-2048	**	4,467,464
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	6,559,763
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	**	3,096,219
CMO MORGAN STANLEY CAP I TR SER 2019-L2 CL A4 4.071% 03-15-2052	**	1,240,816
CMO MORGAN STANLEY CAP I TR SER-2018-H3 CL-A3 3.919% 07-15-2051 REG	**	373,116
CMO MORGAN STANLEY CAPITAL I TRUST SR 2019-H6 CL A2 3.228% 06-15-2052	**	186,570
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	28,872
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	48,849
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	745
CMO SER 12-CR4 CL A3 2.853% DUE 10-15-2045 REG	**	122,097
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	18,041
CMO SMRT 2022-MINI COML MTG PASSTHRU CTFCL A 144A DUE 01-15-2039 BEO	**	408,975
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	32,012
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	61,136
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	209
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	1,731,240
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	297,776
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	1,433
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	513,787
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	11,324
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	26,113
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	2,597,413
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	382,371
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	377,323
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	547,773
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	1,151,271
CMO WELLS FARGO COML MTG TR 2016-NXS5 CL A-6 01-15-2059	**	3,796,453
CMO WELLS FARGO COML SER 2015-LC22 CL ASB 3.571% 09-15-2058 REG	**	534,961
CMO WELLS FARGO COMMERCIAL MORTGAGE TRU SER 24-5C1 CL A3 5.928% 07-15-2057	**	13,188,861

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	903,940
CMS ENERGY CORP COM	**	2,102,008
CNA FINL CORP 5.5% 06-15-2033	**	806,365
CNH EQUIP TR 2006-B SR 2021-C CL A-3 .81% 11-15-2026	**	370,630
CNH EQUIP TR 2022-B ASSET BACKED NT CL A-3 3.89% 08-16-2027	**	3,149,415
CNH INDL CAP LLC 3.95% 05-23-2025	**	1,903,363
CNH INDL CAP LLC 4.55% 04-10-2028	**	2,135,423
CNH INDL CAP LLC 5.1% 04-20-2029	**	690,094
CNH INDL CAP LLC 5.45% 10-14-2025	**	1,274,631
CNH INDL CAP LLC FIXED 1.45% DUE 07-15-2026	**	4,801,631
CNH INDUSTRIAL NV COM STK	**	8,239,459
COAL INDIA LTD	**	5,929,588
COBANK ACB FXD RATE RESET NON CUM PERP 7.25% 12-31-2049	**	2,864,008
COCA COLA CO 5.3% 05-13-2054	**	193,253
COCA COLA CO 5.4% 05-13-2064	**	356,679
COCA COLA CO COM	**	2,337,054
COCA-COLA BOTTLERS NPV	**	1,344,147
COCA-COLA CONSOLIDATED INC COM	**	235,618
COCA-COLA FEMSA S A B DE C V 1.85% DUE 09-01-2032/09-01-2020 REG	**	290,513
COCHLEAR LTD NPV	**	1,531,676
CODAN LTD NPV	**	1,283,421
CODEXIS INC COM	**	183,969
COEUR MNG INC COM NEW COM NEW	**	653,418
COFORGE LTD	**	639,842
COGECO INC SUB-VTG SHS NPV	**	75,445
COGENT COMMUNICATIONS HLDGS INC	**	3,618,975
COGNYTE SOFTWARE LTD COM NPV WI	**	124,413
COHERENT CORP COM	**	5,861,040
COHORT ORD GBP0.10	**	175,281
COINBASE GLOBAL INC COM CL A	**	259,722
COLGATE-PALM (IND) INR1.00	**	553,515
COLGATE-PALMOLIVE CO COM	**	6,028,515
COLLEGE AVE STUDENT LNS 2021-B LLC ASSETBACKED NT CL A-2 144A 1.76% 06-25-2052	**	1,299,922
COLOMBIA REP 7.5% 02-02-2034	**	786,800
COLOPL INC NPV	**	157,292
COLRUYT GROUP N.V	**	262,686
COLUMBIA BKG SYS INC COM	**	11,613,598
COM ALCOA CORPORATION COM USD0.01	**	309,720
COM7 PCL THB0.25(NVDR)	**	521,535
COMCAST CORP 4.55% 01-15-2029	**	1,151,569
COMCAST CORP NEW 2.8% DUE 01-15-2051/05-28-2020 REG	**	638,164
COMCAST CORP NEW 2.887% 11-01-2051 BEO	**	247,670
COMCAST CORP NEW 3.45% DUE 02-01-2050	**	685,982
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	479,010
COMCAST CORP NEW 3.75% DUE 04-01-2040	**	185,162
COMCAST CORP NEW 3.9% DUE 03-01-2038	**	765,782
COMCAST CORP NEW 4% DUE 03-01-2048	**	456,342
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	2,184,894

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	137,287
COMCAST CORP NEW 4.25% DUE 01-15-2033	**	93,369
COMCAST CORP NEW 5.1% 06-01-2029	**	3,031,868
COMCAST CORP NEW FIXED 3.4% DUE 04-01-2030	**	1,757,047
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	423,390
COMCAST CORP NEW-CL A	**	28,361,721
COMERICA INC COM	**	3,044,690
COMFORT SYS USA INC COM	**	7,033,035
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	4,337,260
COMM 2015-CCRE22 3.309% DUE 03-10-2048	**	3,478,655
COMM 2015-CCRE26 3.359% DUE 10-10-2048	**	5,546,354
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	279,200
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	961,669
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	5,845,441
COMM 2024-CBM MTG TR COML MTG PASSTHRU CTF CL 5.867% 12-10-2041	**	233,825
COMMERCIAL METALS CO COM	**	1,258,749
COMMONSPIRIT HEALTH 6.073% 11-01-2027	**	102,872
COMMONSPIRIT HLTH 2.782% DUE 10-01-2030	**	575,289
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,302,550
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	**	175,709
COMMSCOPE HLDG CO INC COM	**	374,234
COMMUNITY FINANCIAL SYSTEM INC	**	4,558,584
COMMUNITY HEALTH SYS INC NEW COM	**	517,354
COMMVAULT SYS INC COM STK	**	834,985
COMP.FIN.RICHEMONT CHF1 (REGD)	**	12,671,583
COMPANHIA BRASIL COM NPV	**	162,081
COMPASS GROUP ORD GBP0.1105	**	17,112,085
COMPASS INC CL A CL A	**	1,098,267
COMPUTER AGE MGMT PVT LTD	**	773,222
COMPUTERSHARE LTD NPV	**	2,749,897
COMTURE CORPORATIO NPV	**	66,178
COMWLTH BK 5.071% DUE 09-14-2028	**	8,497,453
CONAGRA BRANDS INC 1.375% DUE 11-01-2027	**	226,991
CONAGRA BRANDS INC COM USD5	**	5,322,450
CONCENTRIX CORP COM USD0.0001	**	4,852,298
CONCENTRIX CORP 6.6% 08-02-2028	**	209,294
CONDUENT INC COM	**	160,719
CONE TR 2024-DFW1 MTG PASSTHRU CTF CL A 144A 5.95359% 08-15-2041	**	914,550
CONMED CORP COM	**	2,576,903
CONNECTICUT LIGHT & POWER CO 1ST MTG BD 4.65% 01-01-2029	**	802,984
CONOCOPHILLIPS 5.3% 05-15-2053	**	138,923
CONOCOPHILLIPS CO 5.55% 03-15-2054	**	1,278,448
CONOCOPHILLIPS COM	**	29,997,834
CONOCOPHILLIPS COMPANY 5.5% 01-15-2055	**	841,742
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	68,690
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	100,141
CONS EDISON INC COM	**	964,130
CONSOLIDATED EDISON CO N Y INC 4.125% 05-15-2049 REG	**	118,176

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CONSTELLATION 4.5% DUE 05-09-2047	**	496,126
CONSTELLATION 5.25% DUE 11-15-2048	**	256,001
CONSTELLATION BRANDS INC 2.25% DUE 08-01-2031 BEO	**	1,148,528
CONSTELLATION BRANDS INC 4.8% 01-15-2029	**	298,168
CONSTELLATION BRANDS INC CL A CL A	**	2,989,909
CONSTELLATION ENERGY GENERATION LLC 5.6%DUE 03-01-2028	**	1,998,981
CONSTELLATION ENERGY GENERATION LLC 5.8%DUE 03-01-2033	**	562,338
CONSTELLATION ENERGY GENERATION LLC 6.5%10-01-2053	**	1,036,795
CONSTELLIUM SE (FRANCE) EUR0.02 CLASS A	**	62,031
CONSTRUTORA TENDA COM NPV	**	127,866
CONSUMERS 2023 SECURITIZATION FDG 5.21% 09-01-2031	**	1,817,976
CONSUMERS 2023 SECURITIZATION FDG 5.55% 03-01-2028	**	2,169,752
CONSUMERS ENERGY 4.05% DUE 05-15-2048	**	199,235
CONSUMERS ENERGY CO 4.9% 02-15-2029	**	5,004,180
CONSUMERS ENERGY FIXED 3.75% 02-15-2050	**	113,747
CONSUN PHARMACEUTI HKD0.1	**	325,247
CONTINENTAL AG ORD NPV	**	849,351
CONVERGE INFO & CO PHP0.25	**	78,222
COOPERATIEVE 3.75% DUE 07-21-2026	**	489,899
COOPERATIEVE 4.8% DUE 01-09-2029	**	1,604,462
COOPER-STANDARD HOLDING COM	**	100,127
COPART INC COM	**	23,146,363
CORBION N.V. EUR0.25	**	289,203
CORCEPT THERAPEUTICS INC OC-COM CORCEPT THERAPEUTICS	**	1,319,966
CORE & MAIN INC COM CL A COM CL A	**	1,557,846
COREBRIDGE FINL INC COM	**	12,189,741
COREBRIDGE FINL INC SR NT 3.65% 04-05-2027	**	4,236,843
CORNING INC 3.9% DUE 11-15-2049	**	225,168
CORNING INC COM	**	5,639,151
COROMANDEL INTL LTD	**	67,566
CORPAY INC COM	**	817,872
CORPORACION ANDINA DE FOMENTO 2.25% 02-08-2027	**	1,012,609
CORPORACION ANDINA DE FOMENTO 5.0% 01-24-2029	**	1,414,672
CORPORATE OFFICE PPTYS L P 2.25% DUE 03-15-2026	**	77,429
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	170,707
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	2,197,851
CORTEVA INC COM USD0.01 WI	**	5,844,666
COSMO PHARMA N.V. EUR0.26 (REGD)	**	931,619
COSTAIN GROUP ORD GBP0.01	**	151,470
COSTCO WHOLESALE CORP NEW COM	**	51,110,468
COTE D'IVOIRE 5.25% NTS 22/03/2030 EUR	**	588,057
COTE D'IVOIRE 5.875% SNR 17/10/2031 EUR	**	583,078
COTERRA ENERGY INC 4.375% 03-15-2029	**	2,001,654
COUCHBASE INC COM	**	338,615
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	1,486,837
COVENANT LOGISTICS GROUP INC CL A	**	336,708
COVEO SOLUTIONS IN SUB VTG SHS	**	53,233
COWAY CO LTD	**	128,288

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CP ALL PUBLIC COMPANY LIMITED THB1(NVDR)	**	847,165
CR ACCEP AUTO LN 4.68% DUE 09-15-2034	**	923,646
CR ACCEP AUTO LN 4.95% DUE 08-16-2032	**	1,823,710
CR ACCEP AUTO LN 5.95% DUE 06-15-2034	**	1,733,771
CR ACCEP AUTO LN 6.03% DUE 05-15-2034	**	2,133,792
CR ACCEP AUTO LN 6.48% DUE 03-15-2033	**	1,617,756
CR ACCEP AUTO LN 7.02% DUE 05-16-2033	**	2,048,375
CR ACCEP AUTO LN 7.71% DUE 07-15-2033	**	1,553,744
CR SUISSE AG NEW 3.7% DUE 02-21-2025	**	4,490,999
CR SUISSE AG NEW YORK BRH MEDIUM TRANCHE# SB 00771 2.95% 04-09-2025	**	4,715,576
CREDICORP CAP SOCD 10.1% GTD 15/12/43 PEN1000	**	447,177
CREDICORP LTD COM STK	**	1,644,564
CREDIT ACCEP AUTO LN TR 2022-3 ASSET BACKED NT CL A 144A 6.57% 10-15-2032	**	840,231
CREDIT AGRICOLE CORP & INVT BK NEW YORK CD DTD 11-19-2024 4.6% 11-18-2025	**	4,205,326
CREDIT SUISSE AG NEW YORK 1.25% 08-07-2026	**	236,519
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER5.0% DUE 07-09-2027	**	251,490
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER5.0% DUE 07-09-2027	**	1,194,075
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER7.5% DUE 02-15-2028	**	267,717
CREDIT SUISSE AG NEW YORK BRH MEDIUM TER7.5% DUE 02-15-2028	**	326,614
CREEK & RIVER NPV	**	61,869
CRESTLINE DENALI CLO XV LTD / SR SECD NTCL A-R FLTG 144A 5.58478% 04-20-2030	**	75,985
CRH SMW FIN DESIGNATED ACTIVITY CO 5.2% 05-21-2029	**	3,282,739
CRINETICS PHARMACEUTICALS INC COM	**	1,982,259
CRISIL LTD INR1	**	23,779
CROMPTON GREAVES C INR2	**	90,086
CROWDSTRIKE HLDGS INC CL A CL A	**	9,862,420
CROWN CASTLE INC 5.2% 09-01-2029	**	415,493
CROWN CASTLE INC 5.6% 06-01-2029	**	484,046
CROWN CASTLE INTL 2.25% DUE 01-15-2031	**	5,624,308
CROWN CASTLE INTL 3.65% DUE 09-01-2027	**	1,708,425
CROWN CASTLE INTL CORP NEW 1.05% DUE 07-15-2026 REG	**	2,068,118
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	**	7,892,942
CROWN HLDGS INC COM	**	6,172,312
CRVNA 2022-P2 B NEW ISSUE 5.08% 04-10-2028	**	2,388,354
CRYOPORT INC COM PAR $0.001 COM PAR $0.001	**	108,018
CRYSTAL INTL GROUP HKD0.01	**	245,561
CS DISCO INC COM	**	45,409
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	**	2,415,327
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	1,503,578
CSAIL 2016-C6 COML 2.9599% DUE 01-15-2049	**	2,207,660
CSAIL 2017-C8 CL A-SB 3.18574% 06-15-2050	**	4,044,598
CSL FIN PLC GTD SR NT 144A 3.85% 04-27-2027	**	670,880
CSMC 2021-RPL2 TR FLTG RT 1.11456% DUE 01-25-2060	**	223,170
CSMC 2022-RPL4 TR MTG BACKED NT CL A-1 144A 3.90435% 04-25-2062	**	3,291,538
CSSC (HK) SHIPPING NPV	**	49,125
CSWF 2021-SOP2 FLTG RT 5.49322% DUE 06-15-2034	**	1,016,645
CSWF 2021-SOP2 FLTG RT 5.49322% DUE 06-15-2034	**	4,744,343
CSWF 2021-SOP2 MTG PASSTHRU CTF CL B 144A 5.79322% 06-15-2034	**	3,612,069

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CSX CORP 4.5% 11-15-2052	**	515,247
CSX CORP 4.75% DUE 11-15-2048	**	220,379
CSX CORP COM STK	**	17,230,502
CTS CO LTD NPV	**	25,856
CUBESMART L P FIXED 2% DUE 02-15-2031	**	352,748
CULLEN / FROST BANKERS INC COM	**	7,710,917
CUMMINS INC	**	15,931,020
CUMMINS INC 4.9% 02-20-2029	**	206,271
CURTISS WRIGHT CORP COM	**	1,304,857
CUSTOMERS BANCORP INC COM	**	1,882,164
CVR ENERGY INC COM STK	**	294,499
CVS HEALTH CORP 3.25% DUE 08-15-2029	**	1,192,962
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	67,812
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	1,167,339
CVS HEALTH CORP 5.125% DUE 07-20-2045	**	707,197
CVS HEALTH CORP 5.25% 02-21-2033	**	767,106
CVS HEALTH CORP 5.4% 06-01-2029	**	2,191,004
CVS HEALTH CORP 5.875% 06-01-2053	**	165,136
CVS HEALTH CORP COM	**	18,026,477
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	1,415,129
CWABS INC FLTG RT 4.93378% DUE 10-25-2034	**	4,019,800
CYBERAGENT INC	**	1,329,901
CYBER-ARK SOFTWARE LTD COM ILS0.01	**	4,027,784
CYBERPOWER SYSTEMS TWD10	**	130,351
CYRELA BRAZIL RLTY S A EMPREENDIMENTOS ECOM NPV	**	340,332
CYTOKINETICS INC COMMON STOCK	**	1,570,666
CYTOMX THERAPEUTICS INC. COM	**	14,836
CZECH(REP OF) 0.95% SNR 15/05/30 CZK10000	**	109,855
D AMICO INTL NPV	**	446,923
D R HORTON INC 1.3% 10-15-2026	**	143,003
D R HORTON INC COM	**	3,229,982
DAEDUCK CO LTD	**	85,280
DAEYANG ELECTRIC C KRW500	**	13,879
DAH SING FINANCIAL NPV	**	81,030
DAIHATSU DIESEL NPV	**	99,274
DAI-ICHI LIFE HOLD NPV	**	991,652
DAIKIN INDUSTRIES NPV	**	8,358,768
DAIMLER TRUCKS RETAIL TR 2022-1 ASSET BACKED NT CL A-3 5.23% 02-17-2026	**	410,035
DAIMLER TRUCKS RETAIL TR 2022-1 ASSET BACKED NT CL A-4 5.39% 01-15-2030	**	3,015,332
DAISHIN SECURITIES 1ST PRF KRW5000	**	82,054
DALLAS FT WORTH TEX INTL ARPT REV 4.087%11-01-2051	**	124,233
DALLAS TEX TAXABLE-CAP APPREC-SER B DUE 02-15-2027 BEO TAXABLE ZCP	**	2,617,873
DANA INC COM	**	906,119
DANAHER CORP COM	**	284,412
DANAHER CORP SR NT 2.8% 12-10-2051	**	296,512
DANSKE BK A/S 1.621% DUE 09-11-2026	**	1,660,519
DANSKE BK A/S VAR RT 6.259% DUE 09-22-2026	**	357,571
DANSKE BK A/S VAR RT 6.259% DUE 09-22-2026	**	3,660,430

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DARDEN RESTAURANTS INC 4.35% 10-15-2027	**	2,471,380
DARFON ELECTRONICS TWD10	**	317,481
DASSAULT SYSTEMES EUR0.10	**	4,013,616
DATADOG INC COM USD0.00001 CL A	**	19,110,394
DAVE INC COM USD0.0001 CL A (POST REV SPLIT)	**	7,123,529
DAY ONE BIOPHARMACEUTICALS INC COM USD0.0001	**	148,492
DAYANG ENTERPRISE NPV	**	119,048
DAYFORCE INC	**	2,201,500
DBJPM 2020-C9 MTG PASS THRU CTF CL A-3 1.88199996948% 08-15-2053	**	4,487,499
DBS GROUP HLDGS NPV	**	9,119,604
DC COML MTG TR 6.3143% DUE 09-12-2040	**	717,625
DC COML MTG TR 6.3143% DUE 09-12-2040	**	5,125,890
DCP MIDSTREAM OPER 5.375% DUE 07-15-2025	**	1,807,244
DECKERS OUTDOOR CORP COM	**	1,792,269
DEEPAK FERTILISERS INR10	**	93,814
DEEPHAVEN RESDNTL 2.205% DUE 01-25-2067	**	10,385
DEERE & CO COM	**	13,690,171
DEERE JOHN CAP 4.85% DUE 03-05-2027	**	2,181,499
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOK4.95% 07-14-2028	**	391,748
DELEK GROUP ILS1	**	539,967
DELEK US HLDGS INC NEW COM	**	2,187,662
DELIVEROO PLC ORD GBP0.005	**	425,273
DELL INTL L L C/EMC CORP 4.9% DUE 10-01-2026	**	146,425
DELTA AIR LINES INC DEL COM NEW COM NEW	**	974,232
DELTA ELECTRONIC TWD10	**	1,562,613
DELUXE CORP COM STK USD1	**	4,864,350
DENALI THERAPEUTICS INC COM	**	165,323
DENSO CORP NPV	**	8,266,450
DENTSPLY SIRONA INC COM	**	5,344,199
DESCARTES SYSTEMS COM NPV	**	352,204
DESPEGAR COM CORP COM NPV	**	122,295
DEUTSCHE BANK AG 1.625% SNR NPF 20/01/27EUR	**	201,348
DEUTSCHE BANK AG 1.75%-FRN 19/11/2030 EUR	**	95,503
DEUTSCHE BANK AG 5%-FRN GTD 05/09/2030 EUR	**	330,695
DEUTSCHE BANK AG NPV(REGD)	**	2,744,802
DEUTSCHE BK AG N Y 3.547% DUE 09-18-2031	**	7,183,939
DEUTSCHE BK AG N Y BRANCH 4.999% 09-11-2030	**	1,437,258
DEUTSCHE BK AG N Y BRANCH 2.311% 11-16-2027	**	8,205,850
DEUTSCHE BK AG N Y BRANCH 5.403% 09-11-2035	**	455,353
DEUTSCHE BK AG N Y BRANCH 6.819% 11-20-2029	**	774,467
DEUTSCHE BK AG N Y BRANCH DUE 11-16-2027BEO	**	1,053,798
DEUTSCHE BK AG N Y BRH 1.686% DUE 03-19-2026 BEO	**	868,185
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	257,179
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	857,262
DEUTSCHE BK AG N Y FLTG RT 2.129% DUE 11-24-2026	**	3,073,151
DEUTSCHE BK AG NY 5.706% 02-08-2028	**	1,101,550
DEUTSCHE BOERSE AG NPV(REGD)	**	15,774,531

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DEVON ENERGY CORP 5.6 DUE 07-15-2041	**	166,689
DEVON ENERGY CORP 5.75% 09-15-2054	**	1,172,822
DEVON ENERGY CORP FIXED 5% DUE 06-15-2045	**	142,124
DEVON ENERGY CORP NEW 4.5% 1-15-2030 BEO	**	361,884
DEVON ENERGY CORP NEW COM	**	4,837,854
DEVON ENERGY CORPORATION 5.2% 09-15-2034	**	769,658
DEXCOM INC COM	**	5,067,882
DEYAAR DEVELOPMENT AED1	**	26,327
DFI RETAIL GROUP HOLDINGS LTD ORD USD5 5/9 CENTS(SINGAPORE REGD)	**	89,166
DFI TWD10	**	47,721
DH EUROPE FIN II S FIXED 3.25% 11-15-2039	**	78,011
DIAGEO CAP PLC 5.3% DUE 10-24-2027	**	1,671,235
DIAGEO PLC ORD GBP0.28 101/108	**	6,545,750
DIAGEO PLC SPONSORED ADR NEW	**	10,987,337
DIAMONDBACK ENERGY INC 3.125% DUE 03-24-2031 BEO	**	282,831
DIAMONDBACK ENERGY INC 3.5% DUE 12-01-2029	**	3,304,407
DIAMONDBACK ENERGY INC 5.15% 01-30-2030	**	3,220,076
DIAMONDBACK ENERGY INC 5.2% 04-18-2027	**	1,069,344
DIAMONDBACK ENERGY INC 5.75% 04-18-2054	**	188,052
DIC CORPORATION NPV	**	1,067,997
DICKS SPORTING GOODS INC OC-COM OC-COM	**	423,583
DIGITAL ARTS INC NPV	**	42,275
DIGITAL CORE REIT NPV (REIT)	**	419,804
DIGITAL HOLDINGS INC	**	142,484
DIGITALOCEAN HLDGS INC COM	**	4,713,789
DIOS FASTIGHETER NPV	**	509,402
DIRECIONAL ENGENHA COM NPV	**	291,496
DISC MEDICINE INC COM	**	228,240
DISCOVER BK NEW 3.45% DUE 07-27-2026	**	293,245
DISCOVER CARD EXECUTION NT TR SER 23-A2 CL A 4.93% 06-15-2028	**	1,107,191
DISCOVER CARD EXECUTION NT TR SR 22-A3 CL A3 3.56% DUE 07-15-2027 REG	**	1,556,033
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	982,886
DISCOVERY 4.125% DUE 05-15-2029	**	5,901,845
DISCOVERY LIMITED ZAR0.001	**	821,915
DISNEY WALT CO 2.75% DUE 09-01-2049	**	399,949
DISNEY WALT CO 3.35% DUE 03-24-2025	**	1,832,857
DIVERSIFIED HEALTHCARE TR SHS OF BENEFICIAL INTEREST USD0.01	**	9,660
DIXON TECHNOLOGIES (INDIA) PVT LTD INR (POST SUBD)	**	584,303
DLF LIMITED INR2	**	1,121,954
D-LINK TWD10	**	237,542
DNB BK ASA 0.0% CP 11-25-2025	**	2,819,525
DNOW INC COM USD0.01	**	288,237
DOCEBO INC COM NPV	**	318,221
DOCTORS CO AN INTERINSURANCE SURPLUS NT 144A 4.5% 01-18-2032	**	84,089
DOGAN SIRKETLER TRY1	**	303,870
DOLE PLC COM USD0.01	**	750,211
DOLP TR 2021-NYC 2.956% DUE 05-10-2041	**	1,540,887
DOMINICAN REP 5.3% 01-21-2041	**	212,125

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DOMINICAN REP BD USD 144A 7.05% 02-03-2031	**	512,000
DOMINICAN REPUBLIC 4.875% DUE 09-23-2032 REG	**	178,400
DOMINICAN REPUBLIC 6.6% 06-01-2036	**	148,725
DOMINION ENERGY INC 3.3% DUE 04-15-2041	**	405,394
DOMINION ENERGY INC 7.0% 06-01-2054	**	1,795,173
DOMINION ENERGY INC COM STK NPV	**	35,076,702
DOMINION RES INC 2.85% DUE 08-15-2026	**	601,850
DOMO INC CL B CL B	**	56,059
DOMS INDUSTRIES INR10	**	110,197
DONG-A ST(SCIENCE& KRW5000	**	75,569
DONGJIN SEMICHEM C KRW500	**	21,636
DONGKOOK PHARMACEU KRW500.00	**	133,067
DONGSUNG FINETEC C KRW500	**	232,159
DOORDASH INC CL A COM USD0.00001 CLASS A	**	2,147,703
DOOSAN ENERBILITY KRW5000	**	432,578
DORMAKABA HOLDING CHF0.10 'B'(REGD)	**	1,062,378
DORMAN PRODS INC COM	**	688,817
DOUBLEVERIFY HLDGS INC COM	**	2,306,698
DOUGLAS AG NPV	**	95,780
DOUGLAS ELLIMAN INC COM	**	17,750
DOVER CORP COM USD1.00	**	250,821
DOWDUPONT INC 4.725% DUE 11-15-2028	**	1,890,599
DOWDUPONT INC 5.319% DUE 11-15-2038	**	110,364
DOWNER EDI LTD NPV	**	683,328
DR AUTO 1.47% DUE 01-15-2027	**	89,070
DR AUTO 4.5% DUE 09-15-2028	**	947,196
DR AUTO 4.52% DUE 07-16-2029	**	2,481,509
DR AUTO 4.67% DUE 05-17-2032	**	890,960
DR LAL PATHLABS LT INR10	**	92,696
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	51,202
DRAX GROUP ORD GBP0.1155172	**	685,764
DREAM FINDERS HOMES INC COM CL A COM CL A	**	6,239,059
DRI HEALTHCARE TR UNITS CAD	**	52,520
DRIVE AUTO RECEIVABLES TR SR 24-1 CL B 5.31%01-16-2029	**	332,409
DRIVE AUTO RECEIVABLES TRUST SR 24-2 CL D 4.94% 05-17-2032	**	1,717,496
DROPBOX INC CL A CL A	**	2,897,358
DT AUTO OWNER TR 2021-4 ASSET BACKED NT CL C 144A 1.5% 09-15-2027	**	897,209
DT AUTO OWNER TR 2023-1 ASSET BACKED NT CL C 144A 5.55% 10-16-2028	**	1,858,560
DT AUTO OWNER TR 5.79% DUE 02-15-2029	**	3,125,324
DTE ELEC CO 5.2% DUE 04-01-2033	**	199,861
DTE ELEC CO GEN & REF MTG BD SER 2022 3%03-01-2032	**	3,601,654
DTE ELEC SECURITIZATION FDG II LLC 6.09%09-01-2037	**	5,311,817
DTE ENERGY CO 5.1% 03-01-2029	**	200,441
DTE ENERGY CO 5.1% 03-01-2029	**	1,211,665
DUBAI ISLAMIC BK AED1	**	1,579,917
DUERR AG ORD NPV	**	97,241
DUKE ENERGY 3.95% DUE 11-15-2028	**	1,204,035
DUKE ENERGY 6.1% DUE 06-01-2037	**	312,328

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DUKE ENERGY CAROLINAS LLC 5.4% DUE 01-15-2054	**	1,385,848
DUKE ENERGY CORP .9% DUE 09-15-2025	**	1,875,889
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,340,466
DUKE ENERGY CORP 3.75% 04-01-2031	**	842,923
DUKE ENERGY CORP 5% DUE 08-15-2052	**	393,325
DUKE ENERGY CORP FIXED 5% DUE 12-08-2025	**	2,025,145
DUKE ENERGY CORP NEW 4.85% 01-05-2029	**	4,040,807
DUKE ENERGY CORP NEW COM NEW COM NEW	**	21,585,170
DUKE ENERGY CORP NEW SR NT 3.3% 06-15-2041	**	514,439
DUKE ENERGY FIXED 3.7% DUE 12-01-2047	**	296,495
DUKE ENERGY FLA FIXED 2.4% DUE 12-15-2031	**	1,688,800
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	**	7,069,798
DUKE ENERGY PROGRESS LLC 2.5% DUE 08-15-2050	**	231,862
DUNDEE PREC METALS COM NPV	**	1,494,223
DUOLINGO INC CL A COM CL A COM	**	3,198,205
DUPONT DE NEMOURS INC COMMON STOCK	**	11,686,456
DUTCH BROS INC CL A CL A	**	1,313,743
DWS GROUP SE NPV	**	38,823
DXC TECHNOLOGY CO COM	**	1,694,704
DYCOM INDS INC COM	**	650,288
E L F BEAUTY INC COM	**	3,268,569
E.I.D.-PARRY(INDIA INR1	**	344,407
E1 CORPORATION KRW5000	**	240,706
EAGLE MATLS INC COM	**	1,737,437
EASTERN ENERGY GAS 5.65% 10-15-2054	**	37,785
EASTMAN CHEM CO 5.0% 08-01-2029	**	1,165,190
EASTN GAS TRANSM & FIXED 3.9% DUE 11-15-2049	**	69,361
EASTN GAS TRANSM & FIXED 4.8% DUE 11-01-2043	**	262,506
EASYJET ORD GBP0.27285714	**	540,589
EATON CORP PLC COM USD0.50	**	46,841,127
ECLERX SERVICES INR10	**	192,411
ECO WORLD DEVL GRP NPV	**	314,517
ECOLAB INC 1.65% 02-01-2027	**	1,507,847
ECOLAB INC COM STK USD1	**	1,784,347
ECOLAB INC FIXED 2.125% DUE 08-15-2050	**	375,846
ECOPETROL S A 8.375% 01-19-2036	**	867,944
ECORA RESOURCES PLC	**	45,151
ECUADOR(REP OF) 5%-VAR SNR 31/07/2030 USD1	**	293,010
ECZACIBASI YATIRIM TRY1	**	23,177
EDAN INSTRUMENTS I A CNY1	**	477,299
EDENRED EUR2	**	5,081,456
EDISON INTL 4.7% DUE 08-15-2025	**	1,098,955
EDISON INTL 5.25% 11-15-2028	**	1,052,297
EDISON INTL 6.95% DUE 11-15-2029	**	1,815,113
EDITAS MEDICINE INC COM	**	23,904
EDWARDS LIFESCIENCES CORP 4.3% DUE 06-15-2028	**	277,929
EDWARDS LIFESCIENCES CORP COM	**	9,968,658
EFMT 2022-4 FLTG RT 5.9% DUE 09-25-2067	**	3,154,437

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EIDP INC 4.5% 05-15-2026	**	1,132,847
EIS ECZACIBASI ILAC VE SINAI	**	19,489
EISAI CO LTD NPV	**	933,782
EL PUERTO DE LIVER SER'C1'NPV(NON VTG)	**	79,321
ELAN MICROELECTRON TWD10	**	718,510
ELASTIC N V COM USD0.01	**	526,808
ELECTRIC POWER DEVELOPMENT CO LTD NPV	**	1,049,028
ELECTRICAL INDUSTRIES COMPANY SAR10	**	188,384
ELEVANCE HEALTH INC	**	34,569,988
ELEVANCE HEALTH INC 5.15% 06-15-2029	**	1,498,618
ELGI EQUIPMENT LTD INR1	**	6,677
ELI LILLY & CO 4.95% 02-27-2063	**	134,807
ELI LILLY & CO COM	**	42,110,284
ELI LILLY AND COMPANY 4.7% 02-09-2034	**	2,665,917
ELI LILLY AND COMPANY 5.0% 02-09-2054	**	823,063
ELM CO SAR10	**	2,431,848
ELM TR 2024-ELM COML MTG PASSTHRU CTF 144A 6.19505% 06-10-2039	**	1,513,586
ELMERA GROUP ASA	**	210,802
EMAAR DEVELOPMENT AED1	**	1,661,441
EMAAR PROPERTIES AED1	**	2,558,417
EMBECTA CORPORATION COM USD0.01 WI	**	60,298
EMCOR GROUP INC COM	**	2,588,592
EMERA US FIN LP 4.75% DUE 06-15-2046	**	505,636
EMERALD RESOURCES NPV	**	755,398
EMIRATES NBD BANK AED1	**	3,083,537
EMP NAC TELECOMUNI COM NPV	**	13,738
EMPIRE CO CLASS'A'N/VTG COM NPV	**	1,779,159
EMPIRE DIST BONDCO LLC 5.091% 01-01-2037	**	6,861,347
EMPIRIC STUDENT PR GBP0.01	**	498,564
EMPLOYERS HLDGS INC COM	**	206,662
EN JAPAN INC NPV	**	64,780
ENACT HLDGS INC COM	**	29,790
ENANTA PHARMACEUTICALS INC COM	**	78,746
ENBRIDGE INC 1.6% DUE 10-04-2026 BEO	**	1,107,214
ENBRIDGE INC 5.25% 04-05-2027	**	551,335
ENBRIDGE INC 5.625% 04-05-2034	**	754,716
ENBRIDGE INC 5.7% 03-08-2033	**	1,010,879
ENBRIDGE INC 5.95% 04-05-2054	**	585,092
ENBRIDGE INC 6.2% 11-15-2030	**	4,797,564
ENBRIDGE INC 6.7% 11-15-2053	**	423,839
ENCANA CORP 6.5% DUE 08-15-2034	**	103,709
ENCOMPASS HEALTH CORP COM USD0.01	**	2,147,507
ENEA SA PLN1.00	**	33,067
ENERFLEX LTD COM NPV	**	76,674
ENERGY TRANSFER 3.75% DUE 05-15-2030	**	2,397,990
ENERGY TRANSFER 4.95% DUE 06-15-2028	**	973,463
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	1,334,956
ENERGY TRANSFER FIXED 5.3% DUE 04-15-2047	**	177,138

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	5,104,266
ENERGY TRANSFER L P 6.1% 12-01-2028	**	5,966,118
ENERGY TRANSFER L P 6.4% 12-01-2030	**	523,062
ENERGY TRANSFER L P 6.55% 12-01-2033	**	2,980,868
ENERGY TRANSFER L P 6.55% 12-01-2033	**	292,764
ENERGY TRANSFER LP 5.25% 07-01-2029	**	2,180,305
ENERGY TRANSFER LP 5.55% 05-15-2034	**	537,235
ENERGY TRANSFER OPER L P 5.0% 05-15-2050	**	322,829
ENERGY TRANSFER PARTNERS L P 4.05% DUE 03-15-2025	**	1,250,566
ENERGY TRANSFER PARTNERS L P 4.2% 04-15-2027	**	2,620,653
ENERPAC TOOL GROUP CORP CL A COM CL A COM	**	4,034,216
ENERSYS COM	**	10,510,215
ENEVA SA	**	65,111
ENGHOUSE SYSTEMS COM NPV	**	674,443
ENGIE COMSTK	**	8,642,253
ENI SPA EUR1	**	6,554,086
ENNOCONN CORPORATI TWD10	**	382,330
ENNOSTAR INC TWD10	**	433,498
ENOVIS CORPORATION COM USD0.001	**	917,180
ENSIGN ENERGY SVS COM NPV	**	55,738
ENTEGRIS INC COM	**	994,265
ENTERGY ARK LLC 2.65% DUE 06-15-2051	**	384,012
ENTERGY CORP NEW FIXED .9% DUE 09-15-2025	**	1,046,427
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	77,018
ENTERGY LA LLC 3.12% 09-01-2027	**	91,318
ENTERGY LA LLC 4.0% 03-15-2033	**	151,018
ENTERGY MISS LLC 3.85% DUE 06-01-2049	**	341,942
ENTERGY MISSISSIPPI LLC 5.0% 09-01-2033	**	1,369,310
ENTERGY TEX INC 3.55% DUE 09-30-2049	**	211,259
ENTERGY TEX RESTORATION FDG II LLC 3.697% 12-15-2036	**	651,934
ENTERGY TEXAS INC 5.55% 09-15-2054	**	194,179
ENTERGY TEXAS INC 5.8% 09-01-2053	**	220,447
ENTERPRISE FLEET FING 2021-1 LLC ASSET BACKED NT CL A-3 144A .7% 12-21-2026	**	1,167,279
ENTERPRISE PRODS 2.8% DUE 01-31-2030	**	1,555,340
ENTERPRISE PRODS 6.65% DUE 10-15-2034	**	478,474
ENTERPRISE PRODS FIXED 3.2% 02-15-2052	**	325,315
ENTERPRISE PRODS OPER LLC 4.6% 01-11-2027	**	2,690,538
ENTERPRISE PRODS OPER LLC 5.55% 02-16-2055	**	317,985
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	3,559,385
ENTRADA THERAPEUTICS INC COM	**	34,355
EOG RESOURCES INC COM	**	9,837,658
EPAM SYS INC COM STK	**	521,652
EPL LIMITED INR2 (POST SUBDIVISION)	**	119,390
EQT CORP COM	**	1,761,079
EQUIFAX INC COM	**	12,835,011
EQUIFAX INC FIXED 2.6% DUE 12-15-2025	**	1,874,138
EQUINIX INC 1.25% DUE 07-15-2025	**	1,729,984
EQUINIX INC 1.45% DUE 05-15-2026 BEO	**	617,823

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EQUINIX INC 1.55% DUE 03-15-2028	**	415,229
EQUINIX INC 1.8% DUE 07-15-2027	**	3,513,204
EQUINIX INC 2.5% DUE 05-15-2031 BEO	**	427,304
EQUINIX INC 2.9% 11-18-2026	**	3,351,137
EQUINIX INC 3.0% DUE 07-15-2050/06-22-2020 REG	**	612,228
EQUINIX INC SR NT 2% 05-15-2028	**	1,301,096
EQUINOR ASA 2.875% DUE 04-06-2025	**	4,280,345
EQUITABLE HLDGS INC COM	**	1,952,178
ERG SPA EUR0.10	**	137,346
ERICSSON	**	34,133,689
ERSTE GROUP BANK AG NPV	**	6,585,528
ESAB CORPORATION COM USD0.001 WI	**	4,443,777
ESSENT GROUP LTD COM STK	**	5,416,236
ESSEX PORTFOLIO L FIXED 1.65% DUE 01-15-2031	**	260,343
ESSEX PORTFOLIO L FIXED 2.65% DUE 03-15-2032	**	253,001
ESSEX PORTFOLIO L FIXED 2.65% DUE 09-01-2050	**	252,830
ESSEX PPTY TR REIT	**	2,209,306
ESSILORLUXOTTICA EUR 0.18	**	10,488,980
ESSILORLUXOTTICA EUR0.18	**	744,411
ETIHAD ETISALAT CO SAR10	**	2,365,736
ETSY INC COM	**	448,825
EUGENE TECHNOLOGY KRW500	**	175,736
EUREKA FORBES LTD INR10	**	67,720
EUROCOMMERCIAL EUR10.00	**	201,008
EURONET WORLDWIDE INC COM	**	8,936,796
EURONEXT EUR1.60	**	15,035,234
EUROPEAN UNION 2.875% NTS 05/10/2029 EUR1	**	3,790,743
EVA AIRWAYS TWD10	**	1,502,931
EVENTBRITE INC COM CL A	**	205,377
EVER SUNSHINE SERVICES GROUP LIMITED HKD0.01	**	173,212
EVERCORE INC	**	2,539,615
EVEREST GROUP LTD	**	4,426,724
EVERGREEN MARINE C TWD10	**	7,370,861
EVERGY METRO INC 5.4% 04-01-2034	**	6,209,127
EVERLIGHT ELECTRON TWD10	**	321,493
EVERQUOTE INC CL A COM CL A COM	**	57,971
EVERSOURCE ENERGY 2.9% 03-01-2027	**	3,140,230
EVERSOURCE ENERGY 4.75% 05-15-2026	**	3,801,602
EVERSOURCE ENERGY 5.125% DUE 05-15-2033	**	534,519
EVERSOURCE ENERGY 5.45% 03-01-2028	**	405,215
EVERSOURCE ENERGY 5.45% 03-01-2028	**	1,823,470
EVERUS CONSTR GROUP INC COM	**	670,256
EVOLENT HEALTH INC CL A CL A	**	443,306
EVOLUTION MINING NPV	**	437,208
EVRAZ PLC ORD US0.5	**	312,934
EXACT SCIENCES CORP COM	**	1,186,901
EXCELERATE ENERGY INC CL A COM CL A COM	**	8,327,402
EXELIXIS INC COM STK	**	1,724,341

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EXELON CORP 5.15% 03-15-2028	**	2,162,661
EXELON CORP 5.15% 03-15-2029	**	1,883,141
EXELON CORP 5.6% DUE 03-15-2053	**	269,901
EXELON CORP COM	**	9,486,173
EXELON GENERATION 5.75% DUE 10-01-2041	**	48,838
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	198,701
EXELON GENERATION SR NT 6.25 DUE 10-01-2039	**	292,140
EXETER AUTOMOBILE 1.46% DUE 10-15-2027	**	12,392
EXETER AUTOMOBILE 2.56% DUE 06-15-2028	**	1,657,407
EXETER AUTOMOBILE 5.57% DUE 09-15-2028	**	590,309
EXETER AUTOMOBILE 5.61% DUE 04-17-2028	**	4,188,463
EXETER AUTOMOBILE 5.92% DUE 02-15-2030	**	1,563,322
EXETER AUTOMOBILE 6.03% DUE 08-16-2027	**	296,515
EXETER AUTOMOBILE 6.21% DUE 06-15-2028	**	2,025,151
EXETER AUTOMOBILE 6.32% DUE 05-15-2028	**	4,799,831
EXETER AUTOMOBILE 6.51% DUE 12-15-2027	**	3,240,189
EXETER AUTOMOBILE RECEIVABLES SER 24-1A CL C 5.410% 05-15-2030	**	624,962
EXETER AUTOMOBILE RECEIVABLES TR AUTO RECEIVABLES BKD NT CL 5.82% 02-15-2028	**	1,697,622
EXETER AUTOMOBILE RECEIVABLES TR SER 24-3A CL C 5.7% 07-16-2029	**	4,050,563
EXETER AUTOMOBILE RECEIVABLES TR SR 23-2A CL B 5.61% 09-15-2027	**	619,144
EXETER AUTOMOBILE RECEIVABLES TRUST SR 23-2A CL C 5.75% 07-17-2028	**	4,088,615
EXIDE INDUSTRIES INR1	**	399,313
EXLSERVICE COM INC COM STK	**	1,878,073
EXOR NV EUR0.01	**	257,659
EXPAND ENERGY CORP	**	2,420,260
EXPEDITORS INTL WASH INC COM	**	2,354,859
EXPERIAN ORD USD0.10	**	20,153,676
EXPORT DEV CANADA 7.13% 11/03/2029 DUAL CURR	**	297,552
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 5.50648% 07-15-2038	**	440,671
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 5.50648% 07-15-2038	**	1,322,012
EXTENDICARE INC CDA COM	**	169,997
EXTRA SPACE FIXED 5.7% 04-01-2028	**	306,256
EXTRA SPACE STORAGE INC 2.35% 03-15-2032	**	449,432
EXTRA SPACE STORAGE L P SR NT 2.2% 10-15-2030	**	106,357
EXTRA SPACE STORAGE L P SR NT 2.4% 10-15-2031	**	290,826
EXTRA SPACE STORAGE LP 5.4% 02-01-2034	**	495,129
EXXON MOBIL CORP 2.61% DUE 10-15-2030	**	7,003,775
EXXON MOBIL CORP 3.095% DUE 08-16-2049	**	286,943
EXXON MOBIL CORP 3.452% DUE 04-15-2051 REG	**	716,100
EXXON MOBIL CORP COM	**	42,377,417
F5 INC COM STK NPV	**	34,404,868
FAIR ISAAC CORPORATION COM	**	374,295
FAIRFAX FINANCIAL HLDGS LTD 5.625% 08-16-2032	**	4,807,713
FAIRFAX FINL HLDGS 2.75% SNR 29/03/2028 EUR	**	102,313
FAIRFAX FINL HLDGS LTD USD SR NT 144A 6.1% 03-15-2055	**	889,259
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	22,293
FANNIE MAE BS9278 4.65% 08-01-2028	**	1,752,166
FANNIE MAE BV2859 3% 03-01-2052	**	55,367

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FANNIE MAE BZ0819 POOL #BZ0819 4.62% 04-01-2029	**	2,191,583
FANNIE MAE CB8026 6.5% 02-01-2054	**	361,858
FANNIE MAE FN BY9041 6% 08-01-2053	**	1,697,969
FANNIE MAE FN CB2629 2.5% 01-01-2052	**	3,736,795
FANNIE MAE FNR 2013-34 PF 5.7851% 08-25-2042	**	915,072
FANNIE MAE POOL #CB8226 6.5% 03-01-2054	**	527,967
FANNIE MAE POOL #FN BZ2693 5.29% 01-01-2036	**	335,165
FANNIE MAE POOL FN CB2666 3.00% 3% 01-01-2052	**	14,352,299
FANNIE MAE POOL FN DA5981 6.50% 6.5% 01-01-2054	**	92,881
FANNIE MAE REMIC SR 015-60 CL-AF FLTG RATE 08-25-2045	**	555,679
FANNIE MAE SR 12-104 CL QC 2.5% 05-25-2042	**	214,624
FANNIE MAE SR 13-91 CL DV 3.0% 10-25-2026	**	1,247,554
FANNIE MAE SR 15-83 CL EV 3.5% 02-25-2027	**	1,890,802
FANNIE POOL #BX6719 5.5% 02-01-2053	**	335,291
FANNIEMAE-ACES SER 22-M1G CL A1 VAR 01-25-2031	**	2,874,319
FARO TECHNOLOGIES INC COM	**	146,809
FAST RETAILING CO LTD NPV	**	5,106,623
FATE THERAPEUTICS INC COM	**	100,718
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD .7% 01-27-2027	**	5,565,815
FED FARM CR BKS CONS SYSTEMWIDE BDS DTD 1.3% 02-03-2031	**	3,161,316
FED HOME LN MTG 1% DUE 05-15-2041	**	3,573,246
FED HOME LN MTG 2.5% DUE 01-01-2052	**	7,382,674
FED HOME LN MTG 2.5% DUE 02-01-2051	**	1,251,094
FED HOME LN MTG 2.5% DUE 07-01-2050	**	1,181,161
FED HOME LN MTG 2.5% DUE 10-01-2035	**	1,484,103
FED HOME LN MTG 2.5% DUE 10-01-2050	**	1,606,401
FED HOME LN MTG 3% DUE 02-01-2050	**	2,585,557
FED HOME LN MTG 3% DUE 03-01-2052	**	498,884
FED HOME LN MTG 3.5% DUE 04-01-2050	**	4,179,898
FED HOME LN MTG 3.5% DUE 09-01-2032	**	1,208,575
FED HOME LN MTG 4% DUE 04-01-2052	**	1,178,237
FED HOME LN MTG 4% DUE 04-01-2052	**	1,670,855
FED HOME LN MTG 5.5% DUE 09-01-2053	**	25,797,676
FED HOME LN MTG 6% DUE 07-01-2053	**	435,645
FED HOME LN MTG 6% DUE 12-01-2053	**	908,398
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	5,919
FED HOME LOAN MTG SR 3981 CL ME 3.0% 01-15-2027	**	27,649
FED NATL MTG ASSOC 5% DUE 05-01-2053	**	192,383
FEDERAL BANK	**	216,770
FEDERAL FARM CR BK 5.0% 03-18-2026	**	1,829,145
FEDERAL FARM CR BKS 4.68% 01-21-2027	**	1,308,434
FEDERAL FARM CREDIT 2.17% 10-29-2029	**	2,241,241
FEDERAL FARM CREDIT BANK 4.94% 08-13-2025	**	2,929,553
FEDERAL HOME LN BKS .78% 02-26-2026	**	14,416,011
FEDERAL HOME LN BKS 2.18% 11-06-2029	**	3,132,914
FEDERAL HOME LN BKS 4.65% 10-09-2026	**	1,178,634
FEDERAL HOME LN BKS 4.7% 02-14-2028	**	7,995,422
FEDERAL HOME LN BKS CONS BD DTD 01/27/2021 1.61% 01-27-2033	**	1,785,395

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN BKS CONS BD DTD 02/12/2021 .55% 02-12-2026	**	4,791,178
FEDERAL HOME LN BKS CONS BD DTD 03/03/2021 .9% 03-03-2026	**	1,827,745
FEDERAL HOME LN BKS CONS BD DTD 03/04/2021 .8% 03-04-2026	**	9,062,299
FEDERAL HOME LN BKS CONS BD DTD 1.57% 06-30-2032	**	2,378,607
FEDERAL HOME LN MTG CORP POOL #QD3960 2.0% 01-01-2052	**	382,671
FEDERAL HOME LN MTG CORP 2% 01-01-2042	**	331,675
FEDERAL HOME LN MTG CORP 2% 11-01-2051	**	433,666
FEDERAL HOME LN MTG CORP 2.5% 01-01-2052	**	438,534
FEDERAL HOME LN MTG CORP 2.5% 04-01-2037	**	1,310,758
FEDERAL HOME LN MTG CORP 3% 04-01-2052	**	424,599
FEDERAL HOME LN MTG CORP 3.5% 05-01-2052	**	205,160
FEDERAL HOME LN MTG CORP 5.5% 01-01-2053	**	532,719
FEDERAL HOME LN MTG CORP 5.5% 07-01-2053	**	265,643
FEDERAL HOME LN MTG CORP 6% 12-01-2052	**	1,074,700
FEDERAL HOME LN MTG CORP 6.5% 01-01-2053	**	213,812
FEDERAL HOME LN MTG CORP 6.5% 01-01-2053	**	254,050
FEDERAL HOME LN MTG CORP DTD 10/28/2020 .8% 10-28-2026	**	10,789,863
FEDERAL HOME LN MTG CORP MULTICLASS PREASSIGN SER 3019 CL FN 08-15-2035 REG	**	549,697
FEDERAL HOME LN MTG CORP MULTICLASS SER 004639 CL KB STEP UP 04-15-2053	**	1,196,253
FEDERAL HOME LN MTG CORP MULTICLASS SER 3384 CL FL FLTG RT 11-15-2037	**	842,393
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	528,319
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	732,199
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	285,102
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	119,999
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	640,350
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	862,938
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	18,231
FEDERAL HOME LN MTG CORP POOL #410792 6.707% 02-01-2030 BEO	**	4,478
FEDERAL HOME LN MTG CORP POOL #840698 2.491% 03-01-2047 BEO	**	559
FEDERAL HOME LN MTG CORP POOL #841076 3.009% 11-01-2048 BEO	**	3,051,159
FEDERAL HOME LN MTG CORP POOL #841077 3.047% 11-01-2047 BEO	**	866,275
FEDERAL HOME LN MTG CORP POOL #841081 3.107% 02-01-2050 BEO	**	1,505,768
FEDERAL HOME LN MTG CORP POOL #846313 FLTG RT 7.303% 02-01-2026 BEO	**	95
FEDERAL HOME LN MTG CORP POOL #849407 7.044% 09-01-2037 BEO	**	78,047
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	508,222
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	6,935
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	25,923
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	4,851
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	16,474
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	6,633
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	173
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	35,532
FEDERAL HOME LN MTG CORP POOL #A91235 4.5% 02-01-2040 BEO	**	80,347
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	81,749
FEDERAL HOME LN MTG CORP POOL #A93625 5%08-01-2040 BEO	**	142,226
FEDERAL HOME LN MTG CORP POOL #A93652 5%09-01-2040 BEO	**	8,692
FEDERAL HOME LN MTG CORP POOL #A93713 5%09-01-2040 BEO	**	140,744
FEDERAL HOME LN MTG CORP POOL #A94069 5%09-01-2040 BEO	**	50,160

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	1,993
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	98,952
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	88,784
FEDERAL HOME LN MTG CORP POOL #A95519 4.5% 12-01-2040 BEO	**	30,616
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	153,151
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	130,427
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	90,055
FEDERAL HOME LN MTG CORP POOL #C01623 5.5% 09-01-2033 BEO	**	83,826
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	66,794
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	436,172
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	194,174
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	64,634
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	77,725
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	297,042
FEDERAL HOME LN MTG CORP POOL #C04240 3.5% 09-01-2042 BEO	**	182,390
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	217,732
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	937,529
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	136,511
FEDERAL HOME LN MTG CORP POOL #C10542 7%06-01-2028 BEO	**	733
FEDERAL HOME LN MTG CORP POOL #C12585 7%07-01-2028 BEO	**	283
FEDERAL HOME LN MTG CORP POOL #C14084 7%08-01-2028 BEO	**	943
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	2,731
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	**	85,951
FEDERAL HOME LN MTG CORP POOL #C91581 3%11-01-2032 BEO	**	510,121
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	99,275
FEDERAL HOME LN MTG CORP POOL #C91925 3.5% 04-01-2037 BEO	**	414,518
FEDERAL HOME LN MTG CORP POOL #C91928 3.5% 05-01-2037 BEO	**	67,754
FEDERAL HOME LN MTG CORP POOL #C91942 4%06-01-2037 BEO	**	5,140
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	**	300,418
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	1,627
FEDERAL HOME LN MTG CORP POOL #D70703 7%04-01-2026 BEO	**	1,084
FEDERAL HOME LN MTG CORP POOL #D75787 8%11-01-2026 BEO	**	599
FEDERAL HOME LN MTG CORP POOL #D80177 7%05-01-2027 BEO	**	1,288
FEDERAL HOME LN MTG CORP POOL #FR SD8265 4.0% 11-01-2052	**	2,073,556
FEDERAL HOME LN MTG CORP POOL #G00561 9.5% 06-01-2025 BEO	**	5
FEDERAL HOME LN MTG CORP POOL #G00704 7%12-01-2026 BEO	**	412
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	107,107
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	32,156
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	105,333
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	52,278
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	2,555
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	28,164
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	37,721
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	15,272
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	15,447
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	27,354
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	16,292
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	18,557

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	15,437
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	19,570
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	12,404
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	227,036
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	50,416
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	115,951
FEDERAL HOME LN MTG CORP POOL #G05927 4.5% 07-01-2040 BEO	**	267,115
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	42,912
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	12,217
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	521,447
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	259,707
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	270,829
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	502,827
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	11,288
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	100,010
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	162,341
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	155,998
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	260,563
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	296,844
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	393,241
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	456,371
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	232,205
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	832,364
FEDERAL HOME LN MTG CORP POOL #G08732 3%11-01-2046 BEO	**	885,101
FEDERAL HOME LN MTG CORP POOL #G08734 4%11-01-2046 BEO	**	473,955
FEDERAL HOME LN MTG CORP POOL #G08741 3%01-01-2047 BEO	**	581,418
FEDERAL HOME LN MTG CORP POOL #G08764 4.5% 05-01-2047 BEO	**	116,119
FEDERAL HOME LN MTG CORP POOL #G08770 3.5% 07-01-2047 BEO	**	1,427,920
FEDERAL HOME LN MTG CORP POOL #G08772 4.5% 07-01-2047 BEO	**	71,760
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	**	139,140
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	**	130,320
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	**	108,651
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	**	1,516,977
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	**	55,164
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	**	471,840
FEDERAL HOME LN MTG CORP POOL #G08832 4.5% 08-01-2048 BEO	**	200,187
FEDERAL HOME LN MTG CORP POOL #G08862 4%02-01-2049 BEO	**	2,236,163
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	7,620
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	4,125
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	5,804
FEDERAL HOME LN MTG CORP POOL #G14517 2.5% 07-01-2027 BEO	**	828,430
FEDERAL HOME LN MTG CORP POOL #G14956 2.5% 05-01-2028 BEO	**	115,539
FEDERAL HOME LN MTG CORP POOL #G15100 2.5% 07-01-2028 BEO	**	712,434
FEDERAL HOME LN MTG CORP POOL #G15252 3%12-01-2029 BEO	**	173,566
FEDERAL HOME LN MTG CORP POOL #G15403 3.5% 04-01-2030 BEO	**	398,492
FEDERAL HOME LN MTG CORP POOL #G15441 3%03-01-2030 BEO	**	162,189
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	**	167,890
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	424,138

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G16763 4%02-01-2034 BEO	**	1,143,839
FEDERAL HOME LN MTG CORP POOL #G16789 4%02-01-2034 BEO	**	1,317,264
FEDERAL HOME LN MTG CORP POOL #G16792 4%03-01-2034 BEO	**	1,128,059
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	36,946
FEDERAL HOME LN MTG CORP POOL #G18552 3%05-01-2030 BEO	**	254,125
FEDERAL HOME LN MTG CORP POOL #G18659 3%09-01-2032 BEO	**	347,095
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	145,012
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	5,875
FEDERAL HOME LN MTG CORP POOL #G31156 5.5% 02-01-2029 BEO	**	1,144,501
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	**	2,139,761
FEDERAL HOME LN MTG CORP POOL #G61047 4.5% 07-01-2047 BEO	**	108,590
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	**	88,236
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	**	305,855
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	**	268,886
FEDERAL HOME LN MTG CORP POOL #G61713 3.5% 01-01-2045 BEO	**	285,980
FEDERAL HOME LN MTG CORP POOL #G61739 3%09-01-2048 BEO	**	1,381,008
FEDERAL HOME LN MTG CORP POOL #G61909 4.5% 12-01-2037 BEO	**	631,283
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	5,109
FEDERAL HOME LN MTG CORP POOL #J15658 4%06-01-2026 BEO	**	6,893
FEDERAL HOME LN MTG CORP POOL #J15719 4%06-01-2026 BEO	**	35,566
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	7,457
FEDERAL HOME LN MTG CORP POOL #J25735 3%09-01-2028 BEO	**	71,461
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	139,124
FEDERAL HOME LN MTG CORP POOL #J31736 3.5% 05-01-2030 BEO	**	223,491
FEDERAL HOME LN MTG CORP POOL #J34888 2.5% 07-01-2031 BEO	**	209,286
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	226,981
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	2,550
FEDERAL HOME LN MTG CORP POOL #Q10448 3.5% 08-01-2042 BEO	**	120,236
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	192,072
FEDERAL HOME LN MTG CORP POOL #Q25703 4.5% 04-01-2044 BEO	**	237,286
FEDERAL HOME LN MTG CORP POOL #Q25705 4.5% 04-01-2044 BEO	**	102,717
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	**	368,045
FEDERAL HOME LN MTG CORP POOL #QC3242 3%06-01-2051 BEO	**	227,337
FEDERAL HOME LN MTG CORP POOL #QD6056 3%02-01-2052 BEO	**	373,959
FEDERAL HOME LN MTG CORP POOL #QF8222 6.5% 02-01-2053 BEO	**	324,150
FEDERAL HOME LN MTG CORP POOL #QF8298 6.5% 03-01-2053 BEO	**	123,349
FEDERAL HOME LN MTG CORP POOL #RA3882 2.0% DUE 11-01-2050 REG	**	733,651
FEDERAL HOME LN MTG CORP POOL #RA-3913 2.5% 11-01-2050	**	4,378,400
FEDERAL HOME LN MTG CORP POOL #RA4142 2.5% 12-01-2050 BEO	**	3,162,697
FEDERAL HOME LN MTG CORP POOL #RA5373 2%DUE 06-01-2051 REG	**	859,669
FEDERAL HOME LN MTG CORP POOL #RB5114 2.0% DUE 05-01-2041	**	243,242
FEDERAL HOME LN MTG CORP POOL #RB-5131 2.0% 09-01-2041	**	1,969,508
FEDERAL HOME LN MTG CORP POOL #RB-5141 2% DUE 01-01-2042 REG	**	197,607
FEDERAL HOME LN MTG CORP POOL #RB5153 2%04-01-2042 BEO	**	611,146
FEDERAL HOME LN MTG CORP POOL #RBS5145 2.0% 01-01-2042	**	3,595,014
FEDERAL HOME LN MTG CORP POOL #RE0014 3.0% 09-01-2050	**	1,577,287
FEDERAL HOME LN MTG CORP POOL #RJ0137 5.0%12-01-2053	**	12,299,794

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #S0-6179 3% 09-15-2042 BEO	**	1,543,922
FEDERAL HOME LN MTG CORP POOL #S0-6228 3% 09-15-2042 BEO	**	1,145,373
FEDERAL HOME LN MTG CORP POOL #SB0258 4% 06-01-2034	**	1,207,639
FEDERAL HOME LN MTG CORP POOL #SB8118 1.5% DUE 08-01-2036 REG	**	2,626,526
FEDERAL HOME LN MTG CORP POOL #SB8178 4%DUE 09-01-2037 REG	**	527,089
FEDERAL HOME LN MTG CORP POOL #SC0093 2.0% 10-01-2040	**	321,678
FEDERAL HOME LN MTG CORP POOL #SC0319 2%04-01-2042 BEO	**	831,509
FEDERAL HOME LN MTG CORP POOL #SD-0573 2.0% DUE 04-01-2051 REG	**	202,579
FEDERAL HOME LN MTG CORP POOL #SD-0615 4.5% 01-01-2051	**	604,969
FEDERAL HOME LN MTG CORP POOL #SD0987 4.5% 01-01-2050 BEO	**	847,325
FEDERAL HOME LN MTG CORP POOL #SD1439 2%02-01-2052 BEO	**	1,158,178
FEDERAL HOME LN MTG CORP POOL #SD1610 4.5% 09-01-2052 BEO	**	27,818,373
FEDERAL HOME LN MTG CORP POOL #SD2394 4.5% 11-01-2052 BEO	**	577,790
FEDERAL HOME LN MTG CORP POOL #SD3642 6%09-01-2053 BEO	**	883,107
FEDERAL HOME LN MTG CORP POOL #SD3737 6%09-01-2053 BEO	**	637,142
FEDERAL HOME LN MTG CORP POOL #SD3853 5.5% 08-01-2053 BEO	**	22,110,690
FEDERAL HOME LN MTG CORP POOL #SD3942 4.5% 01-01-2053 BEO	**	3,051,366
FEDERAL HOME LN MTG CORP POOL #SD3953 3%02-01-2052 BEO	**	4,164,598
FEDERAL HOME LN MTG CORP POOL #SD4030 6.5% 10-01-2053 BEO	**	2,808,766
FEDERAL HOME LN MTG CORP POOL #SD4115 4.5% 10-01-2052 BEO	**	2,221,297
FEDERAL HOME LN MTG CORP POOL #SD4365 5.5% 09-01-2053 BEO	**	559,864
FEDERAL HOME LN MTG CORP POOL #SD7554 2.5% 04-01-2052 BEO	**	6,426,421
FEDERAL HOME LN MTG CORP POOL #SD7555 3%08-01-2052 BEO	**	5,616,482
FEDERAL HOME LN MTG CORP POOL #SD7560 4.0% 02-01-2053	**	1,811,107
FEDERAL HOME LN MTG CORP POOL #SD8090 2.0% DUE 08-01-2050	**	1,454,158
FEDERAL HOME LN MTG CORP POOL #SD8141 2.5% DUE 03-01-2051 REG	**	10,824,979
FEDERAL HOME LN MTG CORP POOL #SD8151 2.5% DUE 06-01-2051 BEO	**	4,922,100
FEDERAL HOME LN MTG CORP POOL #SD8156 2.5% DUE 07-01-2051 BEO	**	692,664
FEDERAL HOME LN MTG CORP POOL #SD8238 4.5% DUE 07-01-2052 REG	**	1,746,235
FEDERAL HOME LN MTG CORP POOL #SD8244 4%DUE 09-01-2052 BEO	**	22,831,799
FEDERAL HOME LN MTG CORP POOL #SD8258 5%DUE 10-01-2052 BEO	**	2,122,903
FEDERAL HOME LN MTG CORP POOL #SD8267 5%DUE 11-01-2052 BEO	**	4,252,251
FEDERAL HOME LN MTG CORP POOL #SD8284 3%01-01-2053 BEO	**	703,914
FEDERAL HOME LN MTG CORP POOL #SD8290 6%01-01-2053 BEO	**	8,214,094
FEDERAL HOME LN MTG CORP POOL #T45022 2.5% 01-01-2028 BEO	**	454,365
FEDERAL HOME LN MTG CORP POOL #T45023 2.5% 02-01-2028 BEO	**	198,031
FEDERAL HOME LN MTG CORP POOL #U79041 3%10-01-2029 BEO	**	1,781,068
FEDERAL HOME LN MTG CORP POOL #U79065 3.5% 04-01-2030 BEO	**	195,776
FEDERAL HOME LN MTG CORP POOL #U80439 3.5% 07-01-2033 BEO	**	81,464
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	50,909
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	184,856
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	67,259
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	1,402,840
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	1,132,591
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	82,537
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	280,626
FEDERAL HOME LN MTG CORP POOL #ZA2257 3.5% 04-01-2032 BEO	**	683,612
FEDERAL HOME LN MTG CORP POOL #ZA2489 3.5% 01-01-2038 BEO	**	623,413

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #ZA3714 3%06-01-2029 BEO	**	609,273
FEDERAL HOME LN MTG CORP POOL #ZA5796 4.5% 11-01-2038 BEO	**	300,116
FEDERAL HOME LN MTG CORP POOL #ZK4886 2.5% 01-01-2028 BEO	**	1,068,691
FEDERAL HOME LN MTG CORP POOL #ZK5602 2.5% 06-01-2028 BEO	**	1,059,783
FEDERAL HOME LN MTG CORP POOL #ZM5659 3.5% 02-01-2048 BEO	**	713,238
FEDERAL HOME LN MTG CORP POOL #ZM6968 4%06-01-2048 BEO	**	49,591
FEDERAL HOME LN MTG CORP POOL #ZS9316 3.5% 01-01-2038 BEO	**	2,170,161
FEDERAL HOME LN MTG CORP POOL #ZT0536 3.5% 03-01-2048 BEO	**	3,237,513
FEDERAL HOME LN MTG CORP POOL #ZT1257 3%01-01-2046 BEO	**	307,668
FEDERAL HOME LN MTG CORP POOL #ZT1561 3%04-01-2031 BEO	**	2,541,955
FEDERAL HOME LN MTG CORP POOL #ZT1985 3.5% DUE 02-01-2031 BEO	**	2,220,437
FEDERAL HOME LN MTG CORP POOL# QF5465 5.0% 12-01-2052	**	478,473
FEDERAL HOME LN MTG CORP POOL#RB5064 2.0% 06-01-2040	**	519,972
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	772,303
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	**	538,836
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	364,806
FEDERAL HOME LN MTG CORP SER 004299 CL GT 4% 03-15-2038	**	77,261
FEDERAL HOME LN MTG CORP SER 004569 CL G3.5% DUE 06-15-2042 REG	**	234,972
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	47,501
FEDERAL HOME LN MTG CORP SER 004752 CL PL 3% 09-15-2046	**	1,138,106
FEDERAL HOME LN MTG CORP SER 004879 CL DF 4.85312% 08-15-2034	**	886,835
FEDERAL HOME LN MTG CORP SER 004941 CL MB 3% 07-25-2049	**	945,789
FEDERAL HOME LN MTG CORP SER 004949 CL CB 3% 05-25-2037	**	373,592
FEDERAL HOME LN MTG CORP SER 004989 CL FA 4.99948% 08-15-2040	**	317,266
FEDERAL HOME LN MTG CORP SER 004989 CL FA 4.99948% 08-15-2040	**	846,042
FEDERAL HOME LN MTG CORP SER 004989 CL FB 4.99948% 10-15-2040	**	303,427
FEDERAL HOME LN MTG CORP SER 004989 CL FB 4.99948% 10-15-2040	**	640,569
FEDERAL HOME LN MTG CORP SER 005000 CL MA 2% 06-25-2044	**	757,490
FEDERAL HOME LN MTG CORP SER 005006 CL KA 2% 06-25-2045	**	2,152,272
FEDERAL HOME LN MTG CORP SER 00KJ47 CL A2 5.42999982834% 06-25-2031	**	3,059,772
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	**	685,104
FEDERAL HOME LN MTG CORP SER 2631 CL DA 3.625 06-15-2033	**	27,817
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	366,632
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	289,598
FEDERAL HOME LN MTG CORP SER 3326 CL FG 4.80312% 06-15-2037	**	732,811
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	754,595
FEDERAL HOME LN MTG CORP SER 3370 CL FC 5.09312% 10-15-2037	**	733,374
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	594,129
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	149,232
FEDERAL HOME LN MTG CORP SER 3713 CL PA 2.0% 02-15-2040	**	27,242
FEDERAL HOME LN MTG CORP SER 3725 CL PD 2.5% 01-15-2040	**	141,054
FEDERAL HOME LN MTG CORP SER 3741 CL HF FLTG 11-15-2039	**	87,872
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	137,294
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	84,684
FEDERAL HOME LN MTG CORP SER 3954 CL GF 4.95312% 11-15-2041	**	434,049
FEDERAL HOME LN MTG CORP SER 3994 CL JA 2.0% 15/03/2040	**	58,257
FEDERAL HOME LN MTG CORP SER 4024 CL C 3.0% 03-15-2027	**	100,750
FEDERAL HOME LN MTG CORP SER 4120 CL KA 1.75% 10-15-2032	**	702,082

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SER 4125 CL PH 3 08-15-2041	**	868,262
FEDERAL HOME LN MTG CORP SER 4205 CL PC 1.75% 01-15-2033	**	589,299
FEDERAL HOME LN MTG CORP SER 4205 CL PE 2% 01-15-2033	**	591,486
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	443,006
FEDERAL HOME LN MTG CORP SER 4231 CL B 2.5% 07-15-2028	**	1,120,802
FEDERAL HOME LN MTG CORP SER 4247 CL AK 4.5 12-15-2042	**	207,642
FEDERAL HOME LN MTG CORP SER 4374 CL CE 3.5% 12-15-2043	**	343,385
FEDERAL HOME LN MTG CORP SER 4508 CL CF FLTG 09-15-2045	**	2,388,384
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	329,887
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	1,191,035
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	955,447
FEDERAL HOME LN MTG CORP SL 4365 CL FH FRN 01-15-2040 REG	**	1,881,755
FEDERAL HOME LN MTG CORP SR 3867 CL FB FLTG RT 05-15-2041	**	514,758
FEDERAL HOME LN MTG CORP SR 4097 CL KF FLTG 09-15-2031	**	150,958
FEDERAL HOME LN MTG CORP SR 4162 CL DA 1.5% 02-15-2028	**	2,763,449
FEDERAL HOME LN MTG CORP SR 4254 CL TA 2.5% 10-15-2031	**	22,245
FEDERAL HOME LN MTG CORP SR 4387 CL NA 1.5% 09-15-2029	**	95,847
FEDERAL HOME LN MTG CORP SR 5353 CL A 6.5% 08-25-2045	**	3,575,752
FEDERAL HOME LN MTG CORP SR 5427 CL DA 5.5% 05-25-2045	**	3,143,048
FEDERAL HOME LN MTG CORP#SD-8155 2.0% DUE 06-01-2051	**	1,182,771
FEDERAL HOME LOAN BANKS 2.5% 11-01-2051	**	7,814,527
FEDERAL HOME LOAN BANKS 3% 01-01-2052	**	2,363,631
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2612 4.5% 10-01-2052	**	1,780,020
FEDERAL HOME LOAN MORTGAGE CORP #FR SD8288 5.0% 01-01-2053	**	2,995,897
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 07-01-2036	**	1,148,932
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 08-01-2036	**	5,583,704
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 11-01-2050	**	1,650,072
FEDERAL HOME LOAN MORTGAGE CORP 2% 01-01-2042	**	2,401,481
FEDERAL HOME LOAN MORTGAGE CORP 2% 02-01-2036	**	1,328,128
FEDERAL HOME LOAN MORTGAGE CORP 2% 02-01-2042	**	530,280
FEDERAL HOME LOAN MORTGAGE CORP 2% 03-01-2041	**	979,214
FEDERAL HOME LOAN MORTGAGE CORP 2% 04-01-2042	**	1,819,997
FEDERAL HOME LOAN MORTGAGE CORP 2% 04-01-2051	**	3,642,278
FEDERAL HOME LOAN MORTGAGE CORP 2% 05-01-2051	**	2,805,171
FEDERAL HOME LOAN MORTGAGE CORP 2% 07-01-2036	**	195,066
FEDERAL HOME LOAN MORTGAGE CORP 2% 07-01-2041	**	300,141
FEDERAL HOME LOAN MORTGAGE CORP 2% 08-01-2041	**	500,489
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2040	**	417,442
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2041	**	2,255,541
FEDERAL HOME LOAN MORTGAGE CORP 2% 12-01-2041	**	3,945,303
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 03-01-2042	**	410,188
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	197,847
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	244,626
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 08-01-2051	**	1,040,723
FEDERAL HOME LOAN MORTGAGE CORP 3% 02-01-2051	**	258,217
FEDERAL HOME LOAN MORTGAGE CORP 3% 03-01-2052	**	139,919
FEDERAL HOME LOAN MORTGAGE CORP 3% 04-01-2052	**	771,931
FEDERAL HOME LOAN MORTGAGE CORP 3% 05-01-2042	**	4,646,386

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LOAN MORTGAGE CORP 3.5% 12-01-2050	**	764,027
FEDERAL HOME LOAN MORTGAGE CORP 4% 07-01-2050	**	343,069
FEDERAL HOME LOAN MORTGAGE CORP 4% 08-01-2053	**	185,903
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 03-01-2047	**	312,679
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 12-01-2052	**	6,132,856
FEDERAL HOME LOAN MORTGAGE CORP 4.5% 12-01-2052	**	554,022
FEDERAL HOME LOAN MORTGAGE CORP 4.8% 10-01-2026	**	2,000,000
FEDERAL HOME LOAN MORTGAGE CORP 5% 01-01-2053	**	484,450
FEDERAL HOME LOAN MORTGAGE CORP 5% 02-01-2053	**	4,668,249
FEDERAL HOME LOAN MORTGAGE CORP 5% 06-01-2053	**	5,899,679
FEDERAL HOME LOAN MORTGAGE CORP 5% 06-01-2053	**	38,212,502
FEDERAL HOME LOAN MORTGAGE CORP 5% 07-01-2052	**	2,017,754
FEDERAL HOME LOAN MORTGAGE CORP 5% 09-01-2052	**	398,438
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 01-01-2053	**	887,795
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 01-01-2053	**	322,392
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 02-01-2053	**	11,340,435
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 04-01-2053	**	608,218
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 05-01-2053	**	943,310
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 05-01-2053	**	656,880
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 05-01-2053	**	761,003
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 06-01-2053	**	1,165,867
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 08-01-2053	**	1,057,123
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 08-01-2053	**	363,670
FEDERAL HOME LOAN MORTGAGE CORP 5.5% 12-01-2052	**	430,141
FEDERAL HOME LOAN MORTGAGE CORP 6% 03-01-2053	**	594,199
FEDERAL HOME LOAN MORTGAGE CORP 6% 04-01-2054	**	276,821
FEDERAL HOME LOAN MORTGAGE CORP 6% 08-01-2054	**	14,284,368
FEDERAL HOME LOAN MORTGAGE CORP 6% 10-01-2053	**	515,742
FEDERAL HOME LOAN MORTGAGE CORP 6% 12-01-2052	**	1,237,244
FEDERAL HOME LOAN MORTGAGE CORP 6.5% 02-01-2053	**	641,818
FEDERAL HOME LOAN MORTGAGE CORP 6.5% 04-01-2054	**	1,055,053
FEDERAL HOME LOAN MORTGAGE CORP POOL #QB5093 2.5% 11-01-2050 BEO	**	229,501
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD0935 3% DUE 04-01-2052 REG	**	5,095,389
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD1218 4.0% DUE 07-01-2049 REG	**	447,730
FEDERAL HOME LOAN MORTGAGE CORP POOL #SD2511 5.5% DUE 04-01-2053	**	419,217
FEDERAL HOME LOAN MORTGAGE CORP SER 00K509 CL A2 4.85% 09-25-2028	**	4,919,109
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	198,507
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	198,432
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	306,931
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	348,915
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	210,227
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	1,129,912
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	278,759
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	258,899
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	358,668
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	457,213
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	276,956
FEDERAL NATIONAL MORTGAGE ASSOC 2% 11-01-2051	**	845,903

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2052	**	504,689
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2036	**	1,746,809
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	292,883
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	356,381
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	204,263
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	439,472
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2052	**	862,732
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 04-01-2041	**	650,251
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 07-01-2051	**	378,797
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2051	**	297,941
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 10-01-2050	**	5,634,235
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2041	**	1,478,433
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	326,634
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2051	**	1,193,944
FEDERAL NATIONAL MORTGAGE ASSOC 3% 01-01-2052	**	2,994,517
FEDERAL NATIONAL MORTGAGE ASSOC 3% 01-01-2052	**	276,643
FEDERAL NATIONAL MORTGAGE ASSOC 3% 02-01-2052	**	60,654
FEDERAL NATIONAL MORTGAGE ASSOC 3% 03-01-2052	**	228,408
FEDERAL NATIONAL MORTGAGE ASSOC 3% 05-01-2052	**	37,441
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	673,706
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	727,780
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	790,802
FEDERAL NATIONAL MORTGAGE ASSOC 3% 06-01-2052	**	41,194
FEDERAL NATIONAL MORTGAGE ASSOC 3% 07-01-2052	**	1,412,295
FEDERAL NATIONAL MORTGAGE ASSOC 3% 08-01-2051	**	28,379
FEDERAL NATIONAL MORTGAGE ASSOC 3% 10-01-2051	**	1,324,304
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 03-01-2052	**	1,095,859
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 04-01-2052	**	308,473
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 05-01-2052	**	682,108
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2050	**	1,555,855
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2052	**	333,033
FEDERAL NATIONAL MORTGAGE ASSOC 4% 07-01-2053	**	109,731
FEDERAL NATIONAL MORTGAGE ASSOC 5% 07-01-2052	**	474,000
FEDERAL NATIONAL MORTGAGE ASSOC 5% 10-01-2053	**	1,843,066
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 05-01-2053	**	874,775
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 09-01-2053	**	2,708,883
FEDERAL NATIONAL MORTGAGE ASSOC 5.5% 11-01-2052	**	2,213,388
FEDERAL NATIONAL MORTGAGE ASSOC 6% 09-01-2054	**	96,520
FEDERAL NATIONAL MORTGAGE ASSOC 6% 12-01-2052	**	1,454,814
FEDERAL NATIONAL MORTGAGE ASSOC 6.5% 01-01-2053	**	708,181
FEDERAL NATIONAL MORTGAGE ASSOC FR SER 11-124 CL JF FLTG RT DUE 02-25-2041	**	123,864
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	117,918
FEDERAL NATL MTG ASSN DISC NT 01-02-2025	**	3,999,067
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	302,233
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	5,571
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	351,612
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	599,053
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	79,751

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	289,007
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	180,293
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	287,208
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	107,991
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	14,031
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	18,446
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	286,206
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	38,659
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	9,596
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	206,779
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	2,533
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	15,212
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	179,045
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	310,189
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	122,900
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	1,429
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	370,020
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	684,521
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	44,332
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	33,245
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	27,751
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	916,524
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	44,534
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	175,199
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	162,814
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	29,776
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	111,052
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	104,966
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	138,499
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	323,842
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	296,325
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2465 3.0% 10-01-2027	**	993,625
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	4,055
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3797 2.5% 06-01-2028 BEO	**	453,805
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4043 3% 09-01-2028 BEO	**	587,387
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	690,397
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	53,271
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	146,494
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4895 3.5% 12-01-2028 BEO	**	286,875
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4936 3% 03-01-2029 BEO	**	208,702
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5232 3.5% 03-01-2029 BEO	**	480,258
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	542,457
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	12,713
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6185 3% 10-01-2029 BEO	**	491,525
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6605 3% 04-01-2030 BEO	**	115,555
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	240,580
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	22,883
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7320 3% 09-01-2030 BEO	**	169,108

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7430 3.5% DUE 08-01-2030 REG	**	386,139
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9397 3% 10-01-2046 BEO	**	659,893
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9546 3.5% 11-01-2046 BEO	**	369,791
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	957,884
FEDERAL RLTY INVT TR 3.5% DUE 06-01-2030	**	1,557,205
FEDERAL SIGNAL CORP COM	**	6,215,999
FEDEX CORP 3.25% DUE 04-01-2026	**	1,471,007
FEDEX CORP 4.4% DUE 01-15-2047	**	202,522
FEDEX CORP 4.95% 10-17-2048	**	218,501
FEDEX CORP COM	**	16,131,462
FENBI LTD USD0.00001	**	51,177
FERGUSON ENTERPRISES INC USD0.0001	**	2,995,645
FFNMA SER 2015-38 CL-PG 3.0% 08-25-2044	**	984,297
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	839
FHLMC FR SD8363 6% 09-01-2053	**	260,676
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	70,289
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	17
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	155,467
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	**	1,218,121
FHLMC GOLD 3% MBS 01/10/2046 USD'Q4-3413' Q43413 3 10-01-2046	**	234,461
FHLMC GOLD 3.5% MBS 01/01/2046 USD'Q3-8490' Q38490 3.5 01-01-2046	**	1,116,427
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	**	346,683
FHLMC GOLD A47999 5 08-01-2035	**	98,449
FHLMC GOLD A62077 6 06-01-2037	**	12,956
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	123,088
FHLMC GOLD A95831 4.5 12-01-2040	**	242,602
FHLMC GOLD C00522 7.0% 05-01-2027	**	597
FHLMC GOLD C00632 7 07-01-2028	**	694
FHLMC GOLD C00987 7.5 05-01-2030	**	282
FHLMC GOLD C01116 7.5 01-01-2031	**	7,212
FHLMC GOLD C04272 3 10-01-2042	**	514,448
FHLMC GOLD C80373 7.5% 01-01-2026	**	7
FHLMC GOLD C80379 7.0% 02-01-2026	**	304
FHLMC GOLD C80407 7.0% 06-01-2026	**	35
FHLMC GOLD C91908 3 01-01-2037	**	235,052
FHLMC GOLD G02408 5.5 12-01-2036	**	46,919
FHLMC GOLD G06506 4 12-01-2040	**	429,428
FHLMC GOLD G06507 4 02-01-2041	**	79,082
FHLMC GOLD G0-7388 3.5 05-01-2043	**	485,375
FHLMC GOLD G07762 4.5 06-01-2044	**	252,742
FHLMC GOLD G08372 4.5 11-01-2039	**	97,371
FHLMC GOLD G08553 3 10-01-2043	**	36,672
FHLMC GOLD G08793 4 12-01-2047	**	68,650
FHLMC GOLD G67720 4.5 03-01-2049	**	990,363
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	2,044
FHLMC GOLD J23935 3 05-01-2028	**	47,521
FHLMC GOLD J2-7964 3 04-01-2029	**	63,273
FHLMC GOLD J28196 3 05-01-2029	**	558,775

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD J29007 3 08-01-2029	**	93,439
FHLMC GOLD J35097 2.5 08-01-2031	**	191,314
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	1,063
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	1,379
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	115,460
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	68,724
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	132,533
FHLMC GOLD POOL C00984 8 05-01-2030	**	244
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	43
FHLMC GOLD POOL G01091 7 12-01-2029	**	4,179
FHLMC GOLD POOL G67713 4.0% DUE 06-01-2048	**	4,028,618
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	2,051
FHLMC GOLD POOL Q44963 3.5% 12-01-2046	**	422,471
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	278,171
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	688,627
FHLMC GOLD Q08998 3.5 06-01-2042	**	236,976
FHLMC GOLD Q12520 3 10-01-2042	**	30,981
FHLMC GOLD Q14326 2.5 01-01-2043	**	308,143
FHLMC GOLD Q44452 3 11-01-2046	**	411,973
FHLMC GOLD Q45458 4 08-01-2046	**	110,050
FHLMC GOLD Q48338 4.5 05-01-2047	**	23,825
FHLMC GOLD Q49494 4.5% 07-01-2047	**	119,180
FHLMC GOLD U90291 4 10-01-2042	**	43,793
FHLMC GOLD U90316 4 10-01-2042	**	494,048
FHLMC GOLD U91619 4 06-01-2043	**	271,783
FHLMC GOLD V60298 3.0% 10-01-2028	**	75,476
FHLMC GOLD V60869 2.5 07-01-2030	**	395,530
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	128,568
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	416
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	87
FHLMC MULTICLASS SER 4102 CL EG 1.25% 09-15-2027	**	60,009
FHLMC MULTICLASS 2.5% DUE 10-15-2033 REG	**	18,357
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	184,174
FHLMC MULTICLASS 3.5 07-15-2041	**	8,946
FHLMC MULTICLASS 3122 CL FE FLTG 03-15-2036	**	628,588
FHLMC MULTICLASS 5.0% DUE 07-15-2033 REG	**	198,278
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	1,103,782
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	2,916,294
FHLMC MULTICLASS PREASSIGN 00320 4.5 09-15-2034	**	195,071
FHLMC MULTICLASS PREASSIGN 00366 5 08-15-2035	**	162,322
FHLMC MULTICLASS SER 004281 CL LG 4 01-15-2043	**	755,618
FHLMC MULTICLASS SER 004293 CL KG 3.0% DUE 08-15-2043 REG	**	314,164
FHLMC MULTICLASS SER 004302 CL HF 01-15-2038	**	201,275
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	124,336
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	4,608,692
FHLMC MULTICLASS SER 004711 CL HA 3 12-15-2043	**	47,995
FHLMC MULTICLASS SER 004774 CL LP 3.5% 09-15-2046	**	338,296
FHLMC MULTICLASS SER 004864 CL TZ 4 12-15-2048	**	518,381

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 004877 CL CA 3 04-15-2034	**	957,965
FHLMC MULTICLASS SER 004936 CL AP 2.5 09-25-2048	**	3,283,722
FHLMC MULTICLASS SER 005048 CL B 1% 05-25-2033	**	886,646
FHLMC MULTICLASS SER 18-4 CL MA 3.5% FIXED UE 11-25-2057 REG	**	210,082
FHLMC MULTICLASS SER 19-1 CL MT 3.5% 07-25-2058 REG	**	554,845
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	23,859
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	24,653
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	20,706
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	91,330
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	37,722
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	15,807
FHLMC MULTICLASS SER 2663 CL Z 5.5 08-15-2033	**	285,039
FHLMC MULTICLASS SER 2792 CL MB 5.5% 05-15-2034	**	1,949,223
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	18,927
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	657
FHLMC MULTICLASS SER 3108 CL FP 12-15-2035	**	673,321
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	191,738
FHLMC MULTICLASS SER 3153 CL UF 05-15-2036	**	1,820,245
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	39,260
FHLMC MULTICLASS SER 3531 CL FA 05-15-2039	**	439,858
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	35,197
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	175,592
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	27,990
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	1,091
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	45,818
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	44,011
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	42,376
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	**	265,256
FHLMC MULTICLASS SER 3846 CL KA 3.5 03-15-2026	**	29,401
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	**	504,938
FHLMC MULTICLASS SER 3956 CL EB 3.25 11-15-2041	**	513,723
FHLMC MULTICLASS SER 3966 CL VZ 4 12-15-2041	**	230,565
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	73,612
FHLMC MULTICLASS SER 4018 CL AL 2.0% 03-15-2027 REG	**	39,410
FHLMC MULTICLASS SER 4059 CL DA 2.0% 02-15-2041 REG	**	69,045
FHLMC MULTICLASS SER 406 CL F43 FLTG RT 10-25-2053	**	6,006,265
FHLMC MULTICLASS SER 4100 CL EC 1.5 DUE 08-15-2027 REG	**	34,414
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	112,372
FHLMC MULTICLASS SER 4148 CL JB 1.5 12-15-2027	**	40,373
FHLMC MULTICLASS SER 4150 CL FN FLTG 07-15-2041	**	635,849
FHLMC MULTICLASS SER 4170 CL TC 1.625 02-15-2028	**	42,488
FHLMC MULTICLASS SER 4171 CL NG 2 06-15-2042	**	307,344
FHLMC MULTICLASS SER 4176 CL HA 4 DUE 12-15-2042	**	105,636
FHLMC MULTICLASS SER 4188 CL AG 2 04-15-2028	**	16,939
FHLMC MULTICLASS SER 4198 CL PN 3 02-15-2033	**	37,300
FHLMC MULTICLASS SER 4198 CL QP 4.0% 01-15-2033	**	327,489
FHLMC MULTICLASS SER 4203 CL DG 2.25% DUE 04-15-2033 REG	**	146,440
FHLMC MULTICLASS SER 4261 CL DA 2.5% DUE06-15-2032	**	46,607

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 4268 CL BP 4.25 08-15-2042	**	953,453
FHLMC MULTICLASS SER 4281 CL MP 3.75% 12-15-2043	**	241,558
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	171,982
FHLMC MULTICLASS SER 4338 CL A 2.5% 05-15-2044	**	498,140
FHLMC MULTICLASS SER 4373 CL PA 3 02-15-2043	**	289,019
FHLMC MULTICLASS SER 4374 CL GA 3.0% 09-15-2036	**	666,707
FHLMC MULTICLASS SER 4457 CL BA 3.0% DUE07-15-2039	**	319,368
FHLMC MULTICLASS SER 4458 CL CB 2.0% 2.0% DUE 11-15-2028 REG	**	29,772
FHLMC MULTICLASS SER 4479 CL AG 2 03-15-2026	**	13,026
FHLMC MULTICLASS SER 4480 CL EA 3.5 11-15-2043	**	377,853
FHLMC MULTICLASS SER 4482 CL CA 3.0% 04-15-2034	**	749,321
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	1,212,594
FHLMC MULTICLASS SER 4631 CL VA 3.5% 02-15-2028	**	636,491
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	2,332,026
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	200,356
FHLMC MULTICLASS SER-4777 CL-CB 3.5% 10-15-2045 REG	**	1,489,514
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	**	575,371
FHLMC MULTICLASS SR 24-1 CL MT 3 11-25-2063	**	1,025
FHLMC MULTICLASS SR 3814 CL B 3 02-15-2026	**	141,958
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	818,953
FHLMC MULTICLASS SR K506 CL A2 4.65% 08-25-2028	**	3,790,774
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	910,204
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	**	773,068
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	239,145
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	124,253
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	13,672
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	10,032
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	29,235
FHLMC POOL #1J1492 ADJ RT 11-01-2036	**	10,508
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	497,583
FHLMC POOL #3132D9KK9 6.0% 01-01-2030	**	2,632,202
FHLMC POOL #3132DV6Q3 2 07-01-2050	**	1,114,409
FHLMC POOL #C00650 7 09-01-2028	**	492
FHLMC POOL #G08788 3.5 11-01-2047	**	142,235
FHLMC POOL #Q25818 4.5 04-01-2044	**	829,955
FHLMC POOL #Q25819 4.5 04-01-2044	**	773,123
FHLMC POOL #QA7477 3.0% DUE 03-01-2050	**	2,073,319
FHLMC POOL #QC7397 3.0% 09-01-2051	**	790,754
FHLMC POOL #QC-9154 3% DUE 10-01-2051 REG	**	349,712
FHLMC POOL #QC-9556 2.5% DUE 10-01-2051 REG	**	688,176
FHLMC POOL #QE0992 3.0% 04-01-2052	**	690,804
FHLMC POOL #QE3984 3.0% 05-01-2052	**	1,259,415
FHLMC POOL #QG2979 3.0% 05-01-2053	**	62,372
FHLMC POOL #RA1293 3.0% DUE 09-01-2049	**	902,271
FHLMC POOL #RA6486 3.0% 12-01-2051	**	4,818,982
FHLMC POOL #RA9079 6.5% 05-01-2053	**	260,498
FHLMC POOL #RA-9080 6.5% 05-01-2053	**	318,293
FHLMC POOL #RA-9081 6.5% 05-01-2053	**	503,844

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC POOL #RA9437 5.5% 07-01-2053	**	441,774
FHLMC POOL #SB8123 2.0% 09-01-2036	**	344,649
FHLMC POOL #SC0405 3.5% 11-01-2038	**	420,478
FHLMC POOL #SD0849 2.5% DUE 01-01-2052	**	511,451
FHLMC POOL #SD1967 4.0% 10-01-2052	**	10,522,648
FHLMC POOL #SD2269 3% 01-01-2052	**	3,158,768
FHLMC POOL #SD2723 5.5% 03-01-2053	**	629,224
FHLMC POOL #SD5143 6.0% 04-01-2054	**	1,588,455
FHLMC POOL #SD5384 5.5% 07-01-2053	**	479,971
FHLMC POOL #SD5691 6.0% 06-01-2054	**	1,105,464
FHLMC POOL #SD5709 6.0% 07-01-2054	**	771,520
FHLMC POOL #SD5876 6.0% 05-01-2054	**	1,082,169
FHLMC POOL #SD7509 3.0% DUE 11-01-2049 REG	**	641,500
FHLMC POOL #SD-8113 2.0% 11-01-2050	**	278,095
FHLMC POOL #SD-8121 2.0% DUE 12-01-2050 REG	**	3,350,185
FHLMC POOL #SD8335 3.0% 04-01-2053	**	98,362
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	100
FHLMC POOL SD5416 5.5% 04-01-2054	**	385,371
FHLMC POOL# SD2688 5.5% 04-01-2053	**	869,589
FHLMC POOL# SD2866 4.0% 07-01-2049	**	392,745
FHLMC POOL#SD2981 6.5% 05-01-2053	**	478,206
FHLMC SER 3645 CL KP 5 02-15-2040	**	194,709
FHLMC SR 5440 CL F FLTG 08-25-2054	**	2,082,457
FHLMC SR 5482 CL FC FLTG RT 12-25-2054	**	875,876
FHLMC UMBS 20Y FIXED 2% 12-01-2041	**	1,302,743
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	1,186,054
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	211,295
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	226,110
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	217,706
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	235,527
FHLMC UMBS 30Y FIXED 2% 11-01-2051	**	259,304
FHLMC UMBS 30Y FIXED 2.5% 08-01-2051	**	1,822,278
FHLMC UMBS 30Y FIXED 3% 02-01-2052	**	16,578
FHLMC UMBS 30Y FIXED 3% 06-01-2050	**	319,835
FHLMC UMBS 30Y FIXED 3% 06-01-2052	**	684,000
FHLMC UMBS 30Y FIXED 3% 10-01-2052	**	542,904
FHLMC UMBS 30Y FIXED 5% 04-01-2053	**	1,209,317
FHLMC UMBS 30Y FIXED 6% 04-01-2054	**	484,938
FHLMC UMBS 30Y FIXED 6.5% 02-01-2054	**	962,722
FHLMC UMBS 30Y FIXED 6.5% 04-01-2053	**	771,006
FHLMC UMBS 30Y FIXED 6.5% 04-01-2054	**	969,779
FHLMC UMBS 30Y FXD 2.5% DUE 02-01-2052	**	589,267
FHLMC UMBS 30Y FXD 5% DUE 02-01-2053	**	4,459,414
FIDELIS INSURANCE HOLDINGS LIMITED	**	368,946
FIDELITY NATIONAL INFORMATION SERVICES INC 1.15% 03-01-2026	**	2,018,202
FIDELITY NATL FINL INC NEW FORMERLY FIDELITY COMMON STOCK	**	8,593,518

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIDELITY NATL INFORMATION SVCS INC COM STK	**	15,338,223
FIFTH THIRD BANCORP 5.631% 01-29-2032	**	131,436
FIFTH THIRD BANCORP 6.339% 07-27-2029	**	1,281,173
FIH MOBILE LTD USD0.04	**	95,222
FILA HOLDINGS CORP	**	95,812
FILTRONIC PLC ORD GBP0.001	**	43,879
FINANCIAL PARTNERS GROUP CO LTD NPV	**	747,881
FINCANTIERI SPA NPV	**	1,205,987
FINNING INTL INC COM NPV	**	311,246
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	396,650
FIRST AMERN FINL CORP COM STK	**	6,503,376
FIRST HORIZON CORPORATION COM	**	1,090,561
FIRST INTERNET BANCORP COM STK	**	78,458
FIRSTENERGY CORP 1.6% DUE 01-15-2026/06-08-2020 REG	**	375,986
FIRSTENERGY CORP 3.9% 07-15-2027	**	4,469,706
FIRSTENERGY CORP FIXED 2.25% DUE 09-01-2030	**	1,655,368
FIRSTENERGY TRANSMISSION LLC SR NT 144A 4.55% 04-01-2049	**	138,317
FIRSTGROUP ORD GBP0.05	**	643,314
FIRSTKEY HOMES 2021-SFR1 TR 1.788% 08-17-2038	**	2,613,267
FIRSTKEY HOMES 2021-SFR1 TR 2.389% 08-17-2038	**	1,236,550
FIRSTSOURCE SOLUTI INR10	**	88,702
FISERV INC 3.5% DUE 07-01-2029	**	6,923,675
FISERV INC 5.15% 08-12-2034	**	488,691
FISERV INC 5.15% 08-12-2034	**	6,255,245
FISERV INC 5.15% 03-15-2027	**	531,172
FISERV INC 5.375% 08-21-2028	**	2,280,834
FISERV INC 5.45% DUE 03-02-2028	**	1,668,950
FISERV INC 5.6% DUE 03-02-2033	**	506,722
FIT HON TENG LTD COMM STCK	**	819,000
FITIPOWER INTEGRATED TECHNOLOGY INC TWD10	**	127,652
FIVE 2023-V1 MTG TR COML MTG PASS THRU CTF CL 5.1719% 02-10-2056	**	6,068,937
FIVERR INTERNATIONAL LTD COM	**	936,098
FJ NEXT HOLDINGS CO LTD NPV	**	41,644
FL PWR & LT CO 3.8% DUE 12-15-2042	**	95,163
FL PWR & LT CO 3.95% 03-01-2048	**	157,278
FL PWR & LT CO 4.05% DUE 06-01-2042	**	189,745
FLAGSHIP CR AUTO 1.46% DUE 09-15-2027	**	2,536,631
FLAGSHIP CR AUTO 4.03% DUE 12-15-2026	**	432,902
FLAGSHIP CR AUTO 5.38% DUE 12-15-2026	**	38,871
FLEX INTERMEDIATE HOLDCO SR SECD NT 144A4.317% 12-30-2039	**	514,723
FLEX LTD COM USD0.01	**	869,034
FLOOR & DECOR HLDGS INC CL A CL A	**	78,265
FLORIDA POWER & LIGHT COMPANY 5.05% DUE 04-01-2028	**	842,110
FLORIDA PWR & LT CO 4.4% 05-15-2028	**	1,000,140
FLORIDA ST BRD ADMIN FIN CORP REV 1.258%07-01-2025	**	7,496,834
FLORIDA ST BRD ADMIN FIN CORP REV 5.526%07-01-2034 BEO TAXABLE	**	3,939,074
FLOWERS FOODS INC COM	**	6,028,237
FLOWSERVE CORP COM	**	8,869,124

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FLUENCE ENERGY INC CL A CL A	**	267,451
FLUGHAFEN ZURICH A CHF10(REGD) POST SPLIT	**	567,381
FLUIDRA SA EUR1	**	84,658
FLUOR CORP NEW COM	**	5,875,146
FLYWIRE CORP COM VTG COM VTG	**	525,130
FMC CORP 3.45% DUE 10-01-2029	**	2,546,357
FNMA POOL #QA6364 3.5% 01-01-2050	**	412,625
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	9,719
FNMA .81% DUE 09-25-2028	**	5,235,916
FNMA 0.5% DUE 06-17-2025 REG	**	2,934,843
FNMA 0.87% DUE 08-05-2030	**	177,506
FNMA 01/04/2051 POOL #BR7745 2% DUE 04-01-2051 BEO	**	206,173
FNMA 2% CMO 25/08/2040 USD'PB' 2 08-25-2040	**	48,874
FNMA 2.0% DUE 02-25-2043 REG	**	202,763
FNMA 2.5% 11-01-2041	**	391,597
FNMA 2.5% DUE 02-01-2036	**	858,416
FNMA 2.5% MBS 01/05/2051 USD'BR1001F' POOL #BR1001 2.5% DUE 05-01-2051 BEO	**	239,879
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	51,282
FNMA 2011-74 CL QM 4.5 11-25-2040	**	145,074
FNMA 3% 06-01-2050	**	442,970
FNMA 3% DUE 05-01-2052	**	51,963
FNMA 3% DUE 05-01-2052	**	18,217,502
FNMA 3% DUE 10-01-2050	**	522,403
FNMA 3% DUE 12-01-2051	**	876,201
FNMA 4% MBS 01/10/2048 USD'CA2472F' POOL#CA2472 4% DUE 10-01-2048 BEO	**	530,487
FNMA 4.5% DUE 03-25-2037 BEO	**	678,048
FNMA 4.5% MBS 01/04/2049 USD'BN5404F' POOL #BN5404 4.5% DUE 04-01-2049 BEO	**	473,884
FNMA 4.5% MBS 01/07/2029 USD'BO1834F' POOL #BO1834 4.5% DUE 07-01-2029 BEO	**	512,570
FNMA AR9203 3.5 DUE 03-01-2043	**	422,034
FNMA BS9323 4.855% 08-01-2028	**	1,510,605
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	39,775
FNMA DTD 11/03/2000 6.625 11-15-2030	**	2,488,023
FNMA DTD 12/27/2001 ZCP NT 0 DUE 03-17-2031	**	643,368
FNMA FLTG RT SER 16-62 CL FH 09-25-2046	**	1,723,481
FNMA FLTG RT SER 19-14 CL FA 04-25-2049 REG	**	1,697,829
FNMA FNMA # FS5270 5.5% 07-01-2053	**	873,375
FNMA FNMA # MA5190 5.5% 11-01-2053	**	6,240,095
FNMA FNMA 11-25-2046	**	582,020
FNMA FNR 2006-127 CL-FD FLTG RT 07-25-2036	**	593,632
FNMA FNR 2007-58 FLTG RT 06-25-2037	**	561,294
FNMA FNR 2011-75 ME 3 08-25-2026	**	30,978
FNMA FNR 2012-37 BF FLTG RT 12-25-2035	**	480,202
FNMA FR CMO 25/02/2037 USD1000'DF' 2007-4 02-25-2037	**	144,690
FNMA FR CMO 25/06/2037 USD1000 'EF' '2007-54 06-25-2037	**	1,459,331
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	6,956
FNMA POOL #190353 5% 08-01-2034 BEO	**	1,842
FNMA POOL #190357 5% 03-01-2035 BEO	**	1,429
FNMA POOL #190360 5% 08-01-2035 BEO	**	1,112

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #190377 5% 11-01-2036 BEO	**	48,299
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	9,948
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	100
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	1,202
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	1,720
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	13,731
FNMA POOL #313947 7% 01-01-2028 BEO	**	132
FNMA POOL #330126 7.1% 08-01-2025 BEO	**	1,061
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	303
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	38
FNMA POOL #347633 7.25% 07-01-2026 BEO	**	2,620
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	1,997
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	1,303
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	2,691
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	140
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	1,430
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	92
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	284
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	1,092
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	235
FNMA POOL #511384 7% 09-01-2029 BEO	**	468
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	1,744
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	370
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	458
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	3,304
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	14,036
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	15,876
FNMA POOL #593848 8% 07-01-2031 BEO	**	11,860
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	14,002
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	1,700
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	39,921
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	25,319
FNMA POOL #735061 6% 11-01-2034 BEO	**	279,075
FNMA POOL #735382 5% 04-01-2035 BEO	**	181,059
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	264,131
FNMA POOL #735501 6% 05-01-2035 BEO	**	63,936
FNMA POOL #735503 6% 04-01-2035 BEO	**	80,365
FNMA POOL #735561 FLTG DUE 04-01-2034	**	25,126
FNMA POOL #735580 5% 06-01-2035 BEO	**	86,155
FNMA POOL #735676 5% 07-01-2035 BEO	**	59,996
FNMA POOL #735893 5% 10-01-2035 BEO	**	24,794
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	368,084
FNMA POOL #745140 5% 11-01-2035 BEO	**	347,124
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	42,072
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	203,408
FNMA POOL #745885 6% 10-01-2036 BEO	**	129,694
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	13,761
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	21,523

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	4,531
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	2,127
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	12,864
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	7,944
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	6,817
FNMA POOL #843997 6.504% 11-01-2035 BEO	**	2,585
FNMA POOL #844052 4.065 11-01-2035 BEO	**	1,669
FNMA POOL #844148 6.573% 11-01-2035 BEO	**	3,282
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	2,512
FNMA POOL #844789 6.558% 11-01-2035 BEO	**	4,035
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	4,667
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	98,946
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	9,593
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	53,162
FNMA POOL #888637 6% 09-01-2037 BEO	**	21,288
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	40,078
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	9,345
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	45,970
FNMA POOL #889190 6% 03-01-2038 BEO	**	17,896
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	291,435
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	17,283
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	65,115
FNMA POOL #890594 3% 01-01-2029 BEO	**	60,213
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	690,038
FNMA POOL #890827 3.5% 12-01-2037 BEO	**	121,589
FNMA POOL #890843 3% 09-01-2047 BEO	**	2,538,722
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	71,099
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	9,686
FNMA POOL #903261 6% 10-01-2036 BEO	**	1,415
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	2,813
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	429
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	65,180
FNMA POOL #918653 6% 06-01-2037 BEO	**	739
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	4,312
FNMA POOL #929298 5% 03-01-2038 BEO	**	5,615
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	83,289
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	127,170
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	67,073
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	407,035
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	33,648
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	2,184
FNMA POOL #932850 4% 12-01-2040 BEO	**	52,753
FNMA POOL #933409 5% 03-01-2038 BEO	**	4,005
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	25,985
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	13,301
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	6,810
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	7,522
FNMA POOL #948849 6% 08-01-2037 BEO	**	15,662

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	2,838
FNMA POOL #962062 5% 03-01-2038 BEO	**	5,858
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	8,283
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	8,938
FNMA POOL #972571 5% 03-01-2038 BEO	**	11,561
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	791
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	43,343
FNMA POOL #975184 5% 03-01-2038 BEO	**	6,070
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	2,657
FNMA POOL #979973 5% 09-01-2036 BEO	**	1,753
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	50,947
FNMA POOL #995067 6% 09-01-2036 BEO	**	430,575
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	42,689
FNMA POOL #995899 6% 02-01-2038 BEO	**	32,704
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	31,536
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	2,443
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	231,577
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	156,145
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	306,966
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	255,138
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	729,314
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	39,720
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	319,618
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	153,239
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	640,238
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	151,077
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	95,124
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	134,094
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	465,556
FNMA POOL #AB7272 3 12-01-2042 REG	**	376,153
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	668,304
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	297,931
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	434,499
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	690,538
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	473,276
FNMA POOL #AB8680 2% 03-01-2028 BEO	**	349,524
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	603,488
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	176,341
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	575,483
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	34,961
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	46,788
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	82,282
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	13,123
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	80,006
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	25,740
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	42,604
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	288,969
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	207,331

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AD0121 4.5% 09-01-2029 BEO	**	198,984
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	118,043
FNMA POOL #AD0296 FLTG 12-01-2036	**	24,141
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	5,613
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	26,299
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	17,945
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	457,342
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	7,564
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	54,436
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	28,233
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	96,477
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	1,441
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	139,376
FNMA POOL #AE0654 6.876% DUE 12-01-2040 BEO	**	552,094
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	234,861
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	2,331
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	8,327
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	45,856
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	17,436
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	17,463
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	67,368
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	11,323
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	585
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	801
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	519
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	347,387
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	103,052
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,145,196
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	3,709,709
FNMA POOL #AN1371 2.68% DUE 06-01-2028 BEO	**	1,880,614
FNMA POOL #AN1461 2.59% 05-01-2026	**	1,460,171
FNMA POOL #AN1613 2.55% 07-01-2026 BEO	**	1,552,965
FNMA POOL #AN5171 3.29% 04-01-2027	**	5,018,909
FNMA POOL #AN6585 2.84% 09-01-2027	**	1,416,640
FNMA POOL #AN8612 3.29% 03-01-2028	**	4,048,939
FNMA POOL #AN8717 3.02% 03-01-2028	**	208,477
FNMA POOL #AN9215 3.43% 05-01-2028	**	471,082
FNMA POOL #AN9814 3.63% DUE 08-01-2028 BEO	**	2,049,927
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	172,876
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	25,904
FNMA POOL #AO2801 3% DUE 06-01-2027 BEO	**	148,770
FNMA POOL #AO2802 3% 06-01-2027 BEO	**	244,676
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	364,689
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	691,544
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	73,976
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	85,618
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	18,165
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	18,161

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	124,593
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	129,479
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	125,480
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	255,428
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	128,399
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	111,618
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	123,187
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	21,900
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	14,860
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	43,485
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	168,711
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	121,778
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	84,162
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	321,091
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	580,179
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	63,714
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	49,270
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	68,125
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	43,623
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	196,020
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	204,877
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	38,710
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	87,970
FNMA POOL #AR4410 2.5% 02-01-2028 BEO	**	898,301
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	487,965
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	36,137
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	58,018
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	622,607
FNMA POOL #AR9215 3% DUE 03-01-2043 REG	**	403,801
FNMA POOL #AS0038 3% DUE 07-01-2043 BEO	**	391,382
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	92,651
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	140,738
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	34,366
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	58,693
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	40,659
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	27,334
FNMA POOL #AS1745 3% 02-01-2029 BEO	**	326,922
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	26,271
FNMA POOL #AS2117 4.0% 04-01-2044	**	2,137
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	204,614
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	52,619
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	184,847
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	207,308
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	543,632
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	516,327
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	329,020
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	23,047
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	300,526

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	562,566
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	378,866
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	2,410,175
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	63,795
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	3,319,914
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	471,099
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	610,406
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	21,792
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	750,150
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	77,365
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	31,588
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	123,716
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	483,038
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	1,181,227
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	265,195
FNMA POOL #AS7155 3% 05-01-2046 BEO	**	199,491
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	509,321
FNMA POOL #AS7533 3% 07-01-2046 BEO	**	1,040,623
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	455,383
FNMA POOL #AS7844 3% 09-01-2046 BEO	**	510,400
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	562,319
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	55,004
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	684,089
FNMA POOL #AS8257 2% 11-01-2026 BEO	**	714,279
FNMA POOL #AS8269 3% 11-01-2046 BEO	**	3,459,524
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	273,803
FNMA POOL #AS8740 3.5% 02-01-2037 BEO	**	132,214
FNMA POOL #AS8980 4.5% 03-01-2047 BEO	**	667,634
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	1,218,813
FNMA POOL #AS9610 4.5% 05-01-2047 BEO	**	1,941,986
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	28,242
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	528,375
FNMA POOL #AT2005 2.5% 04-01-2028 BEO	**	145,484
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	19,932
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	273,010
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	3,034,918
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	153,121
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	509,409
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	16,865
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	106,248
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	57,730
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	13,629
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	10,329
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	563,040
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	37,229
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	423,500
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	89,067
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	827,234

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	7,688
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	510,916
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	24,918
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	36,129
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	44,484
FNMA POOL #AU0909 2% 07-01-2028 BEO	**	54,565
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	146,433
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	45,642
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	1,126,237
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	24,289
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	58,293
FNMA POOL #AU2909 3% 08-01-2028 BEO	**	139,291
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	10,774
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	49,211
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	51,022
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	43,355
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	50,665
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	29,433
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	35,139
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	16,066
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	709,834
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	49,116
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	31,419
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	137,419
FNMA POOL #AU6735 3% 10-01-2043 BEO	**	365,411
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	45,414
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	70,822
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	7,733
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	74,392
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	430,640
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	63,208
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	198,016
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	254,941
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	121,279
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	38,326
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	5,710
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	181,665
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	574,731
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	51,433
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	33,225
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	262,937
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	125,635
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	236,916
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	97,693
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	105,944
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	4,323
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	24,751
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	26,652

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	452,849
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	831
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	770,245
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	1,606,799
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	221,515
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	144,192
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	3,591
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	**	125,883
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	62,107
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	1,466,983
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	325,666
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	14,178
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	124,003
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	10,745
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	13,725
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	71,829
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	100,023
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	12,002
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	116,479
FNMA POOL #BC1509 3% 08-01-2046 BEO	**	449,295
FNMA POOL #BC2817 3% 09-01-2046 BEO	**	906,307
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	290,440
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	220,524
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	**	174,776
FNMA POOL #BC4764 3% 10-01-2046 BEO	**	429,702
FNMA POOL #BC9077 3.5% 12-01-2046 BEO	**	274,214
FNMA POOL #BD5992 2.5% 07-01-2031 BEO	**	70,257
FNMA POOL #BD8104 3% 10-01-2046 BEO	**	766,599
FNMA POOL #BF0194 4.5% 07-01-2040 BEO	**	614,103
FNMA POOL #BF0334 3.5% 01-01-2059 BEO	**	138,414
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	**	388,603
FNMA POOL #BJ1635 3% 11-01-2032 BEO	**	468,864
FNMA POOL #BJ8703 3.5% 05-01-2049 BEO	**	51,962
FNMA POOL #BJ9249 4.5% 06-01-2048 BEO	**	335,603
FNMA POOL #BK2620 2.5% 06-01-2050 BEO	**	358,089
FNMA POOL #BK7608 4% 09-01-2048 BEO	**	3,583,168
FNMA POOL #BK8814 4.5% 08-01-2048 BEO	**	221,840
FNMA POOL #BK9849 4% 09-01-2033 BEO	**	328,363
FNMA POOL #BM1565 3% 04-01-2047 BEO	**	1,172,058
FNMA POOL #BM1775 4.5% 07-01-2047 BEO	**	266,666
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	**	741,360
FNMA POOL #BM3280 4.5% 11-01-2047 BEO	**	2,160,222
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	**	5,127,047
FNMA POOL #BM3855 4% 03-01-2048 BEO	**	652,545
FNMA POOL #BM3904 5% 05-01-2048 BEO	**	328,837
FNMA POOL #BM4301 4% 03-01-2048 BEO	**	8,135,138
FNMA POOL #BM4676 4% 10-01-2048 BEO	**	783,957
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	**	149,442

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BM4898 4% 11-01-2038 BEO	**	562,350
FNMA POOL #BM5082 4.5% 11-01-2048 BEO	**	1,067,827
FNMA POOL #BM5111 3% 11-01-2033 BEO	**	3,873,611
FNMA POOL #BM5184 4% 09-01-2033 BEO	**	628,182
FNMA POOL #BM5261 4% 01-01-2048 BEO	**	2,379,539
FNMA POOL #BM5568 4.5% 02-01-2049 BEO	**	1,606,013
FNMA POOL #BM7221 3% 02-01-2031 BEO	**	1,787,120
FNMA POOL #BN4428 4.5% DUE 12-01-2048 REG	**	154,601
FNMA POOL #BQ6617 1.5% 10-01-2051 BEO	**	3,380,278
FNMA POOL #BQ9298 2.5% 12-01-2050	**	220,515
FNMA POOL #BR2664 2.0% 02-01-2051	**	548,192
FNMA POOL #BR4753 2.0% DUE 03-01-2051	**	233,825
FNMA POOL #BR6500 2.5% DUE 03-01-2051 REG	**	544,496
FNMA POOL #BS6767 4.27% DUE 10-01-2032 BEO	**	1,026,845
FNMA POOL #BS9166 4.61% 08-01-2028	**	1,585,111
FNMA POOL #BT0087 2.5% 05-01-2051	**	1,526,979
FNMA POOL #BV7598 3.0% 03-01-2052	**	43,256
FNMA POOL #BV9613 3% 04-01-2052 BEO	**	411,945
FNMA POOL #BW9916 5% 10-01-2052 BEO	**	859,867
FNMA POOL #BX7702 6.5% 02-01-2053 BEO	**	353,923
FNMA POOL #BZ0874 4.76% 06-01-2029	**	3,894,077
FNMA POOL #BZ1178 5.81% 06-01-2031	**	4,606,581
FNMA POOL #BZ2692 5.21% DUE 12-01-2039 BEO	**	150,121
FNMA POOL #CA0789 3.5% 11-01-2032	**	378,102
FNMA POOL #CA0907 3.5% DUE 12-01-2047	**	393,541
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	**	230,837
FNMA POOL #CA3283 4.0% 03-01-2034	**	735,402
FNMA POOL #CA3285 4.0% 03-01-2034	**	714,991
FNMA POOL #CA3287 4.0% 03-01-2034	**	164,598
FNMA POOL #CA4346 3% DUE 10-01-2049 REG	**	273,925
FNMA POOL #CA4819 4% DUE 12-01-2049 BEO	**	358,990
FNMA POOL #CA5416 2.5% DUE 03-01-2050 REG	**	499,862
FNMA POOL #CA6315 3.0% DUE 07-01-2050 REG	**	387,817
FNMA POOL #CA7257 2.5% DUE 10-01-2050 REG	**	889,712
FNMA POOL #CA7422 2.0% 10-01-2040	**	4,965,525
FNMA POOL #CA9358 2.5% DUE 03-01-2041 REG	**	583,117
FNMA POOL #CB0100 2.5% DUE 04-01-2041 REG	**	730,596
FNMA POOL #CB0470 2.5% 05-01-2041	**	1,130,788
FNMA POOL #CB1771 1.5% DUE 09-01-2051 REG	**	5,178,085
FNMA POOL #CB2429 3.0% DUE 12-01-2051 REG	**	12,594,116
FNMA POOL #CB2858 2.5% DUE 02-01-2052 REG	**	1,693,932
FNMA POOL #CB2929 3% 02-01-2052 BEO	**	62,865
FNMA POOL #CB3614 4.0% DUE 05-01-2052 REG	**	599,342
FNMA POOL #CB4090 4% DUE 07-01-2052	**	2,995,333
FNMA POOL #CB4755 5% 09-01-2037 BEO	**	2,064,305
FNMA POOL #CB4756 5% 09-01-2037 BEO	**	1,062,713
FNMA POOL #CB4757 5% 09-01-2037 BEO	**	1,902,051
FNMA POOL #CB4758 5% 09-01-2037 BEO	**	1,245,442

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #CB4759 5% 09-01-2037 BEO	**	1,188,268
FNMA POOL #CB4760 5% 09-01-2037 BEO	**	2,676,753
FNMA POOL #CB4991 4.5% 10-01-2037 BEO	**	523,752
FNMA POOL #CB4995 4.5% 10-01-2037 BEO	**	828,632
FNMA POOL #CB5005 5% 10-01-2037 BEO	**	876,241
FNMA POOL #CB6540 6.0% 06-01-2053	**	2,460,126
FNMA POOL #CB6753 6.0% 07-01-2053	**	2,817,163
FNMA POOL #CB8388 6.5% 04-01-2054	**	412,922
FNMA POOL #FM1349 3.5% 03-01-2047 BEO	**	1,502,595
FNMA POOL #FM1467 3% 12-01-2047 BEO	**	1,094,809
FNMA POOL #FM1727 5% 09-01-2049 BEO	**	960,036
FNMA POOL #FM1796 3.5% 10-01-2034 BEO	**	32,143
FNMA POOL #FM2477 3% 05-01-2036 BEO	**	1,484,659
FNMA POOL #FM2479 2.5% 07-01-2033 BEO	**	1,619,783
FNMA POOL #FM2743 3.0% DUE 02-01-2034 REG	**	1,828,251
FNMA POOL #FM2922 3% 02-01-2038 BEO	**	742,899
FNMA POOL #FM2972 4% 12-01-2044 BEO	**	4,324,384
FNMA POOL #FM3004 4% 01-01-2046 BEO	**	27,735,418
FNMA POOL #FM3049 4% 04-01-2044 BEO	**	1,189,885
FNMA POOL #FM3123 2.5% 03-01-2038 BEO	**	866,026
FNMA POOL #FM3241 3% 03-01-2050 BEO	**	9,985,887
FNMA POOL #FM3243 3.5% 02-01-2050 BEO	**	92,695
FNMA POOL #FM3773 3.5% 11-01-2048 BEO	**	2,336,623
FNMA POOL #FM4311 3% 08-01-2050 BEO	**	317,990
FNMA POOL #FM4436 4% 06-01-2034 BEO	**	1,087,455
FNMA POOL #FM4577 2.5% 10-01-2050 BEO	**	496,779
FNMA POOL #FM4817 5% 06-01-2049 BEO	**	821,434
FNMA POOL #FM5018 2.5% 12-01-2050 BEO	**	1,086,910
FNMA POOL #FM5050 2.5% 02-01-2035 BEO	**	915,300
FNMA POOL #FM5313 2.5% 10-01-2050 BEO	**	737,841
FNMA POOL #FM5743 2.5% 02-01-2051 BEO	**	1,030,660
FNMA POOL #FM5754 3.5% 03-01-2037 BEO	**	74,678
FNMA POOL #FM5783 3% 06-01-2038 BEO	**	465,650
FNMA POOL #FM5904 2.5% 02-01-2051 BEO	**	201,582
FNMA POOL #FM6015 3.5% 08-01-2039 BEO	**	119,775
FNMA POOL #FM6036 4% 01-01-2050 BEO	**	1,182,519
FNMA POOL #FM6117 3% 11-01-2048 BEO	**	208,580
FNMA POOL #FM6448 2% 03-01-2051 BEO	**	905,725
FNMA POOL #FM6460 2.5% 03-01-2051 BEO	**	334,594
FNMA POOL #FM7100 3.5% 06-01-2050 BEO	**	226,828
FNMA POOL #FM7531 3% 05-01-2051 BEO	**	256,402
FNMA POOL #FM7630 2.5% 06-01-2051 BEO	**	289,791
FNMA POOL #FM7675 2.5% 06-01-2051 BEO	**	447,450
FNMA POOL #FM7786 4% 01-01-2049 BEO	**	386,167
FNMA POOL #FM7796 4% 06-01-2048 BEO	**	598,414
FNMA POOL #FM7869 2.5% 01-01-2051 BEO	**	230,386
FNMA POOL #FM7900 2.5% 07-01-2051 BEO	**	303,806

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM7910 2.5% 07-01-2051 BEO	**	436,131
FNMA POOL #FM8166 3% 06-01-2051 BEO	**	341,525
FNMA POOL #FM8325 2.5% 07-01-2035 BEO	**	2,099,338
FNMA POOL #FM8480 3% 11-01-2050 BEO	**	1,123,079
FNMA POOL #FM8576 3% 02-01-2050 BEO	**	657,095
FNMA POOL #FM8577 3% 08-01-2051 BEO	**	879,779
FNMA POOL #FM8648 3% 09-01-2051 BEO	**	1,395,181
FNMA POOL #FM8864 2.5% 10-01-2051 BEO	**	722,624
FNMA POOL #FM9044 3% 10-01-2051 BEO	**	305,030
FNMA POOL #FM9365 3% 11-01-2051 BEO	**	254,384
FNMA POOL #FM9464 3% 11-01-2051 BEO	**	947,939
FNMA POOL #FN BZ0099 5.69% 12-01-2028	**	1,241,559
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	62,379
FNMA POOL #FP0021 4% 05-01-2031 BEO	**	1,577,580
FNMA POOL #FP0028 2% 08-01-2040 BEO	**	364,291
FNMA POOL #FS0024 2.5% 09-01-2051 BEO	**	285,068
FNMA POOL #FS0034 3% 12-01-2051 BEO	**	391,021
FNMA POOL #FS0037 3% 08-01-2051 BEO	**	216,885
FNMA POOL #FS0041 3% 11-01-2050 BEO	**	227,522
FNMA POOL #FS0191 2.5% 01-01-2052 BEO	**	321,376
FNMA POOL #FS0240 3% 01-01-2052 BEO	**	389,017
FNMA POOL #FS0331 3% 01-01-2052 BEO	**	470,446
FNMA POOL #FS0366 2.5% 01-01-2052 BEO	**	260,608
FNMA POOL #FS0408 3% 01-01-2052 BEO	**	397,918
FNMA POOL #FS0424 2.5% 01-01-2052 BEO	**	1,370,621
FNMA POOL #FS0697 2.5% 02-01-2042 BEO	**	648,047
FNMA POOL #FS0744 3% 02-01-2052 BEO	**	4,952,002
FNMA POOL #FS0751 3% 03-01-2052 BEO	**	1,351,548
FNMA POOL #FS0835 2.5% 03-01-2052 BEO	**	680,019
FNMA POOL #FS0896 3% 12-01-2051 BEO	**	5,576,431
FNMA POOL #FS0995 2.5% 03-01-2042 BEO	**	201,575
FNMA POOL #FS1014 2% 02-01-2052 BEO	**	385,096
FNMA POOL #FS1015 2% 02-01-2052 BEO	**	1,243,990
FNMA POOL #FS1074 3% 03-01-2052 BEO	**	2,898,092
FNMA POOL #FS1201 3% 01-01-2050 BEO	**	726,354
FNMA POOL #FS1289 3% 03-01-2052 BEO	**	937,211
FNMA POOL #FS1373 3% 11-01-2051 BEO	**	56,295
FNMA POOL #FS1403 3% 01-01-2045 BEO	**	390,705
FNMA POOL #FS1427 3% 02-01-2050 BEO	**	325,077
FNMA POOL #FS1462 3.5% 01-01-2052 BEO	**	210,936
FNMA POOL #FS1539 3% 11-01-2048 BEO	**	467,800
FNMA POOL #FS1553 2.5% 11-01-2050 BEO	**	258,371
FNMA POOL #FS1556 3.5% 05-01-2052 BEO	**	2,323,504
FNMA POOL #FS1726 2% 09-01-2041 BEO	**	463,720
FNMA POOL #FS1836 2.5% 05-01-2052 BEO	**	3,353,912
FNMA POOL #FS1845 3.5% 12-01-2029 BEO	**	770,683
FNMA POOL #FS2296 3.5% 01-01-2052 BEO	**	3,949,095
FNMA POOL #FS2768 2% 01-01-2052 BEO	**	200,790

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FS2920 3% 07-01-2036 BEO	**	1,593,229
FNMA POOL #FS3009 2% 05-01-2042 BEO	**	348,598
FNMA POOL #FS3249 5% 11-01-2052 BEO	**	1,066,743
FNMA POOL #FS3275 3% 04-01-2052 BEO	**	2,090,394
FNMA POOL #FS3393 4% 10-01-2052 BEO	**	20,913
FNMA POOL #FS3393 4% 10-01-2052 BEO	**	86,305
FNMA POOL #FS3411 6% 01-01-2053 BEO	**	405,515
FNMA POOL #FS3425 4.5% 09-01-2052 BEO	**	1,074,575
FNMA POOL #FS3672 5.5% 02-01-2053 BEO	**	1,165,424
FNMA POOL #FS3836 4.5% 01-01-2053 BEO	**	712,601
FNMA POOL #FS3977 4.5% 11-01-2052 BEO	**	510,730
FNMA POOL #FS3978 5% 01-01-2053 BEO	**	506,404
FNMA POOL #FS4000 6.0% 07-01-2041	**	869,830
FNMA POOL #FS4058 2.5% 12-01-2036 BEO	**	1,461,003
FNMA POOL #FS4166 5.5% 04-01-2053 BEO	**	863,645
FNMA POOL #FS4269 2.0% 10-01-2051	**	1,534,685
FNMA POOL #FS4270 2.0% 03-01-2052	**	1,529,195
FNMA POOL #FS4314 2% 03-01-2052 BEO	**	277,790
FNMA POOL #FS4363 2.5% 03-01-2035 BEO	**	1,455,915
FNMA POOL #FS4377 3% 04-01-2052 BEO	**	83,770
FNMA POOL #FS4448 4% 12-01-2044 BEO	**	233,200
FNMA POOL #FS4454 6% 04-01-2053 BEO	**	520,704
FNMA POOL #FS4471 2.5% 09-01-2042 BEO	**	298,429
FNMA POOL #FS4480 4.5% 03-01-2050 BEO	**	313,211
FNMA POOL #FS4570 5.0% 12-01-2047	**	926,979
FNMA POOL #FS4573 6% 05-01-2053 BEO	**	1,019,597
FNMA POOL #FS4805 5.5% 05-01-2053 BEO	**	531,941
FNMA POOL #FS4914 2.5% 10-01-2037 BEO	**	726,428
FNMA POOL #FS5059 3.5% 11-01-2048 BEO	**	3,730,125
FNMA POOL #FS5155 5% 07-01-2053 BEO	**	2,028,876
FNMA POOL #FS5191 2% 08-01-2042 BEO	**	515,239
FNMA POOL #FS5306 6% 07-01-2053 BEO	**	603,708
FNMA POOL #FS5365 3% 02-01-2050 BEO	**	1,993,115
FNMA POOL #FS5385 2.5% 04-01-2052 BEO	**	1,553,378
FNMA POOL #FS5647 5.5% 07-01-2053 BEO	**	717,860
FNMA POOL #FS6072 2.5% 12-01-2036 BEO	**	634,148
FNMA POOL #FS6451 5.5% 08-01-2053 BEO	**	1,169,804
FNMA POOL #FS6779 6.5% 12-01-2053 BEO	**	503,444
FNMA POOL #FS7170 2.0% 08-01-2042	**	853,493
FNMA POOL #FS7180 2% 05-01-2042 BEO	**	453,669
FNMA POOL #FS7294 5.5% 05-01-2044	**	722,194
FNMA POOL #FS7408 2.5% 04-01-2052 BEO	**	2,464,895
FNMA POOL #FS7624 6.5% 03-01-2054 BEO	**	732,517
FNMA POOL #FS7849 2.5% 05-01-2052 BEO	**	466,112
FNMA POOL #FS7997 6% 05-01-2054 BEO	**	1,712,086
FNMA POOL #FS8001 5.5% 06-01-2054 BEO	**	389,177
FNMA POOL #FS8027 2.5% 03-01-2052 BEO	**	943,208
FNMA POOL #FS8087 5.5% 06-01-2054 BEO	**	1,260,406

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	**	326,325
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	2,935
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	75,321
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	58,725
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	38,694
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	1,401
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	35,138
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	118,066
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	122,253
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	95,252
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	87,932
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	38,657
FNMA POOL #MA1045 3% 04-01-2027 BEO	**	99,590
FNMA POOL #MA1125 4 07-01-2042 BEO	**	75,840
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	65,555
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	64,445
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	309,796
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	179,404
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	258,551
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	409,671
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	115,273
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	126,101
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	151,380
FNMA POOL #MA1553 2.5% 08-01-2028 BEO	**	247,825
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	85,425
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	75,788
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	66,234
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	40,933
FNMA POOL #MA2110 3.5% 12-01-2034 BEO	**	441,956
FNMA POOL #MA2138 3.5% 01-01-2035 BEO	**	270,131
FNMA POOL #MA2320 3% 07-01-2035 BEO	**	136,628
FNMA POOL #MA2373 2.5% 08-01-2030 BEO	**	31,269
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	218,887
FNMA POOL #MA2523 3% 02-01-2036 BEO	**	550,453
FNMA POOL #MA2579 3% 04-01-2036 BEO	**	427,318
FNMA POOL #MA2670 3% 07-01-2046 BEO	**	695,231
FNMA POOL #MA2672 3% 07-01-2036 BEO	**	1,627,609
FNMA POOL #MA2707 3% 08-01-2036 BEO	**	3,443,744
FNMA POOL #MA2728 2.5% 08-01-2031 BEO	**	271,137
FNMA POOL #MA2749 2.5% 09-01-2036 BEO	**	575,853
FNMA POOL #MA2773 3% 10-01-2036 BEO	**	1,828,018
FNMA POOL #MA2798 2.5% 10-01-2031 BEO	**	108,286
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	**	623,990
FNMA POOL #MA2832 3% 12-01-2036 BEO	**	1,303,781
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	**	1,975,502
FNMA POOL #MA2913 2.5% 02-01-2032 BEO	**	89,250
FNMA POOL #MA2930 4% 03-01-2047 BEO	**	80,430
FNMA POOL #MA2960 4% 04-01-2047 BEO	**	485,881

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA2995 4% 05-01-2047 BEO	**	402,362
FNMA POOL #MA3058 4% 07-01-2047 BEO	**	63,032
FNMA POOL #MA3060 3% 07-01-2032 BEO	**	934,763
FNMA POOL #MA3076 2.5% 07-01-2032 BEO	**	555,572
FNMA POOL #MA3114 2.5% 08-01-2032 BEO	**	618,034
FNMA POOL #MA3124 2.5% 09-01-2032 BEO	**	591,452
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	**	1,503,513
FNMA POOL #MA3183 4% 11-01-2047 BEO	**	136,689
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	**	27,880
FNMA POOL #MA3211 4% DUE 12-01-2047 BEO	**	322,066
FNMA POOL #MA3239 4% 01-01-2048 BEO	**	717,258
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	**	8,864,336
FNMA POOL #MA3310 4% 03-01-2038 BEO	**	1,558
FNMA POOL #MA3333 4% 04-01-2048 BEO	**	55,530
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	**	2,186,369
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	**	7,689,496
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	**	369,995
FNMA POOL #MA3442 3.5% 08-01-2048 BEO	**	839,316
FNMA POOL #MA3564 4.5% 01-01-2049 BEO	**	175,707
FNMA POOL #MA3879 4.5% 12-01-2049 BEO	**	1,320,063
FNMA POOL #MA3897 3% 01-01-2035 BEO	**	1,017,463
FNMA POOL #MA3937 3% 02-01-2050 BEO	**	1,715,857
FNMA POOL #MA3945 4.5% DUE 02-01-2050 BEO	**	832,809
FNMA POOL #MA3960 3% 03-01-2050 BEO	**	973,673
FNMA POOL #MA4014 3% 05-01-2035 BEO	**	2,596,124
FNMA POOL #MA4026 4% 05-01-2050 BEO	**	1,231,190
FNMA POOL #MA4031 4.5% 05-01-2050 BEO	**	399,139
FNMA POOL #MA4047 2% 06-01-2050 BEO	**	6,566,073
FNMA POOL #MA4053 2.5% 06-01-2035 BEO	**	2,627,658
FNMA POOL #MA4093 2% 08-01-2040 BEO	**	893,318
FNMA POOL #MA4099 2.5% 08-01-2035 BEO	**	8,790,450
FNMA POOL #MA4119 2% 09-01-2050 BEO	**	3,886,137
FNMA POOL #MA4128 2% 09-01-2040 BEO	**	807,749
FNMA POOL #MA4157 1.5% 10-01-2050 BEO	**	522,130
FNMA POOL #MA4158 2% DUE 10-01-2050 BEO	**	6,823,999
FNMA POOL #MA4177 2.5% 11-01-2040 BEO	**	493,957
FNMA POOL #MA4181 1.5% 11-01-2050 BEO	**	1,135,765
FNMA POOL #MA4182 2% 11-01-2050 BEO	**	3,811,055
FNMA POOL #MA4209 1.5% 12-01-2050 BEO	**	9,236,493
FNMA POOL #MA4232 2% 01-01-2041 BEO	**	225,700
FNMA POOL #MA4237 2% DUE 01-01-2051 BEO	**	3,470,530
FNMA POOL #MA4255 2% 02-01-2051 BEO	**	13,515,636
FNMA POOL #MA4260 1.5% 02-01-2036 BEO	**	3,737,865
FNMA POOL #MA4281 2% 03-01-2051 BEO	**	601,987
FNMA POOL #MA4285 2% 03-01-2031 BEO	**	888,631
FNMA POOL #MA4305 2% 04-01-2051 BEO	**	243,660
FNMA POOL #MA4306 2.5% 04-01-2051 BEO	**	10,599,041
FNMA POOL #MA4325 2% DUE 04-01-2051 BEO	**	11,128,080

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA4328 1.5% 05-01-2036 BEO	**	378,427
FNMA POOL #MA4329 2% 05-01-2036 BEO	**	1,602,656
FNMA POOL #MA4333 2% 05-01-2041 BEO	**	5,393,849
FNMA POOL #MA4359 1.5% 06-01-2036 BEO	**	396,882
FNMA POOL #MA4364 2% 06-01-2041 BEO	**	1,107,144
FNMA POOL #MA4377 1.5% 07-01-2051 BEO	**	9,346,782
FNMA POOL #MA4380 3% 07-01-2051 BEO	**	319,135
FNMA POOL #MA4382 1.5% DUE 07-01-2036 BEO	**	1,440,746
FNMA POOL #MA4389 1.5% 07-01-2031 BEO	**	5,083,416
FNMA POOL #MA4398 2% 07-01-2051 BEO	**	2,139,364
FNMA POOL #MA4399 2.5% 08-01-2051 BEO	**	1,358,581
FNMA POOL #MA4414 2.5% 09-01-2051 BEO	**	721,509
FNMA POOL #MA4422 2% 09-01-2041 BEO	**	2,424,545
FNMA POOL #MA4446 2% 10-01-2041 BEO	**	814,649
FNMA POOL #MA4474 2% 11-01-2041 BEO	**	891,083
FNMA POOL #MA4496 1.5% DUE 12-01-2036 BEO	**	1,004,311
FNMA POOL #MA4497 2% 12-01-2036 BEO	**	2,705,966
FNMA POOL #MA4501 2% 12-01-2041 BEO	**	2,273,786
FNMA POOL #MA4523 2% 01-01-2032 BEO	**	1,826,072
FNMA POOL #MA4536 2% 02-01-2037 BEO	**	1,523,943
FNMA POOL #MA4539 1.5% 02-01-2042 BEO	**	330,628
FNMA POOL #MA4540 2% 02-01-2042 BEO	**	1,506,983
FNMA POOL #MA4571 2.5% 03-01-2042 BEO	**	401,641
FNMA POOL #MA4586 2% 04-01-2042 BEO	**	407,388
FNMA POOL #MA4587 2.5% 04-01-2042 BEO	**	968,678
FNMA POOL #MA4599 3% 05-01-2052 BEO	**	1,940,284
FNMA POOL #MA4626 4% 06-01-2052 BEO	**	3,059,696
FNMA POOL #MA4643 3% 05-01-2042 BEO	**	1,082,519
FNMA POOL #MA4686 5% 06-01-2052 BEO	**	1,155,963
FNMA POOL #MA4732 4% 09-01-2052 BEO	**	46,773,852
FNMA POOL #MA4733 4.5% 09-01-2052 BEO	**	3,936,697
FNMA POOL #MA4737 5% 08-01-2052 BEO	**	390,364
FNMA POOL #MA4783 4% 10-01-2052 BEO	**	6,416,328
FNMA POOL #MA4785 5% 10-01-2052 BEO	**	1,674,890
FNMA POOL #MA4807 5.5% 11-01-2052 BEO	**	835,786
FNMA POOL #MA4840 4.5% 12-01-2052 BEO	**	19,115,850
FNMA POOL #MA4867 4.5% 01-01-2053 BEO	**	9,014,275
FNMA POOL #MA4894 6% 01-01-2053 BEO	**	11,876,648
FNMA POOL #MA4894 6% 01-01-2053 BEO	**	5,580,080
FNMA POOL #MA4962 4% 03-01-2053 BEO	**	171,557
FNMA POOL #MA4977 4.5% 04-01-2053 BEO	**	1,864,646
FNMA POOL #MA4979 5.5% 04-01-2053 BEO	**	1,844,000
FNMA POOL #MA4980 6% 04-01-2053 BEO	**	2,517,752
FNMA POOL #MA5008 4.5% 05-01-2053 BEO	**	23,950,793
FNMA POOL #MA5010 5.5% 05-01-2053 BEO	**	2,542,035
FNMA POOL #MA5036 3% 04-01-2053 BEO	**	157,313
FNMA POOL #MA5038 5% 06-01-2053 BEO	**	1,337,450
FNMA POOL #MA5139 6% 09-01-2053 BEO	**	1,334,210

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA5167 6.5% 10-01-2053 BEO	**	15,127,366
FNMA POOL #MA5188 4.5% 11-01-2053 BEO	**	1,996,038
FNMA POOL #MA5191 6% 11-01-2053 BEO	**	5,055,339
FNMA POOL #MA5192 6.5% 11-01-2053 BEO	**	310,871
FNMA POOL #MA5207 4% 11-01-2053 BEO	**	12,686,833
FNMA POOL #MA5246 5.5% 01-01-2054 BEO	**	798,433
FNMA POOL #MA5259 4.5% 01-01-2054 BEO	**	3,398,826
FNMA POOL #MA5471 6% 09-01-2054 BEO	**	862,056
FNMA POOL #SB0623 2.5% 03-01-2037	**	1,131,540
FNMA POOL #SD8323 5.0% 05-01-2053	**	7,424,021
FNMA POOL #SD8323 5.0% 05-01-2053	**	30,443,743
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	118,055
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	263,332
FNMA POOL CA0243 4.5% DUE 08-01-2047	**	98,025
FNMA POOL FN #BZ0254 4.66% 01-01-2029	**	1,635,234
FNMA POOL FN FS7902 6.5% 12-01-2053	**	362,486
FNMA POOL# BZ0820 4.66% 04-01-2029	**	2,000,626
FNMA POOL# SB0799 2.5% 01-01-2028	**	1,630,332
FNMA POOL#CA1535 3.5% 02-01-2048 REG	**	3,556,366
FNMA PREASSIGN 00800 5.5 03-25-2033	**	23,509
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	450,543
FNMA REMIC 2017-77 CL-CA 2.0% DUE 10-25-2047	**	438,878
FNMA REMIC SER 03-85 CL PZ 5% 09-25-2033REG	**	925,468
FNMA REMIC SER 07-15 CL BF FLTG 03-25-2037	**	1,270,816
FNMA REMIC SER 09-62 SER BY 4.0% DUE 08-25-2029 BEO	**	801,538
FNMA REMIC SER 10-21 CL FA FLTG 03-25-2040	**	1,388,732
FNMA REMIC SER 12-128 CL JC 1.5% 09-25-2042	**	954,135
FNMA REMIC SER 12-20 CL-BD 2.0% 01-25-2031	**	157,349
FNMA REMIC SER 13-135 CL GA 3.0% 07-25-2032	**	27,533
FNMA REMIC SER 13-37 CL JA 1.75% DUE 06-25-2042	**	90,851
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	**	176,880
FNMA REMIC SER 16-60 CL Q 1.75% 09-25-2046	**	488,510
FNMA REMIC SER 2003-W1 CL IA-1 4.73914 12-25-2042	**	46,419
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	17,506
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	9,273
FNMA REMIC SER 2005-83 CL LA 5.5 10-25-2035	**	808,705
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	82,544
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	**	157,593
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	1,174,038
FNMA REMIC SER 2014-87 CL-JB 3.0% 01-25-2045	**	341,920
FNMA REMIC SER 2015-33 CL-P 2.5% DUE 06-25-2045	**	383,512
FNMA REMIC SR 12-128 CL QC 1.75% 06-25-2042	**	97,957
FNMA REMIC SR 12-146 CL KC 2.0% 11-25-2042	**	112,970
FNMA REMIC SR 2009-88 CL-MA 4.5% 10-25-2039	**	16,818
FNMA REMIC SR 2017-46 CLLB 3.5 12-25-2052	**	140,365
FNMA REMIC SR 2018-21 CL CA 3.5% 04-25-2045	**	432,195
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	**	2,965,412
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	121,296

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	62,563
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	119,191
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	113,373
FNMA REMIC TR 2005-84 CL-XM 5.75 10-25-2035	**	242,796
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	8,482
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	253,544
FNMA REMIC TR 2009-103 CL-FM VAR RATE 11-25-2039	**	972,445
FNMA REMIC TR 2009-19 CL-PW 4.5 10-25-2036	**	859,539
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	293,107
FNMA REMIC TR 2009-73 CL-AB 4.0% 09-25-2029	**	540,401
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	282,660
FNMA REMIC TR 2009-W1 CL-A 6.0% DUE 12-25-2049 REG	**	15,713
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	61,671
FNMA REMIC TR 2010-115 CL-FD VAR 4.86649% 11-25-2039	**	493,368
FNMA REMIC TR 2010-135 CL-BM 4.0% DUE 12-25-2040	**	596,268
FNMA REMIC TR 2010-155 CL-PC 4% 02-25-2040	**	880,918
FNMA REMIC TR 2010-26 CL-F FLTG RATE DUE 11-25-2036	**	1,328,183
FNMA REMIC TR 2010-43 CL-MC 3.5 DUE 05-25-2040 REG	**	4,658
FNMA REMIC TR 2011-44 CL-EB 3 05-25-2026	**	34,231
FNMA REMIC TR 2012-33 CL-CD 2.0% DUE 03-25-2027	**	20,246
FNMA REMIC TR 2012-54 CL-WA 3.0% DUE 04-25-2032 REG	**	35,850
FNMA REMIC TR 2012-68 CL-NA 2 DUE 03-25-2042 REG	**	199,924
FNMA REMIC TR 2012-90 CL-DA 1.5 03-25-2042	**	53,621
FNMA REMIC TR 2012-93 CL-DP 1.5% 09-25-2027	**	574,455
FNMA REMIC TR 2013-115 CL-DZ 3% 10-25-2033	**	1,402,459
FNMA REMIC TR 2013-126 CL-EZ PRIN ONLY 301-25-2038	**	1,553,679
FNMA REMIC TR 2013-15 CL-CP 1.75% 04-25-2041	**	280,933
FNMA REMIC TR 2013-20 CL-YC 1.75% 03-25-2042	**	568,087
FNMA REMIC TR 2013-57 CL-DG 3.5 06-25-2028	**	69,535
FNMA REMIC TR 2013-58 CL-KJ 3 DUE 02-25-2043	**	1,694,729
FNMA REMIC TR 2013-59 CL-HC 1.5 06-25-2028	**	56,540
FNMA REMIC TR 2013-6 CL-NE 2.0% DUE 11-25-2032 REG	**	217,079
FNMA REMIC TR 2013-86 CL-LC 3 02-25-2043	**	216,427
FNMA REMIC TR 2013-90 CL-PD 3% 09-25-2042	**	572,049
FNMA REMIC TR 2013-93 CL-PJ 3 07-25-2042 REG	**	443,940
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	**	1,381,151
FNMA REMIC TR 2014-32 CL-DK 3.0% 08-25-2043	**	263,034
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	**	636,656
FNMA REMIC TR 2015-79 CL-FE VAR RATE 11-25-2045	**	90,243
FNMA REMIC TR 2016-10 CL-MA 1.5 10-25-2044	**	189,035
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	1,337,917
FNMA REMIC TR 2016-12 CL-EG 2 05-25-2032	**	1,527,286
FNMA REMIC TR 2016-14 CL-PN 4% 01-25-2046	**	455,201
FNMA REMIC TR 2016-3 CL-HB 2% 10-25-2031	**	307,502
FNMA REMIC TR 2016-6 CL-AD 2.5% 04-25-2034	**	503,985
FNMA REMIC TR 2016-75 CL-LA 2.5% DUE 05-25-2045 REG	**	435,540
FNMA REMIC TR 2016-8 CL-FB VAR 4.86649% 03-25-2046	**	4,800,503
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	875,553

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	290,275
FNMA REMIC TR 2020-77 CL-DP .75% 11-25-2050	**	3,344,368
FNMA REMIC TR 2021-M900 CL-A1 .833% 12-25-2030	**	1,470,901
FNMA REMIC TR 2022-M8 CL-A1 VAR 1.93632%12-25-2031	**	1,594,652
FNMA REMIC TR 2024-104 CL-FA VAR 5.40201% 01-25-2055	**	2,086,472
FNMA REMIC TR SER 06-106 CL FC FLTG DUE 11-25-2036 REG	**	308,795
FNMA REMIC TR SER 13-99 CL BD 2% 08-25-2041	**	120,489
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	410,349
FNMA REMIC TR SR 12-128 CL WB 1.5% 10-25-2032	**	438,947
FNMA REMIC TR SR 2010-130 CL-EF VAR RATE 11-25-2040	**	64,716
FNMA REMIC TR SR 2010-135 CL-CA 2.0% 04-25-2040	**	33,249
FNMA REMIC TRUST SER 23-M4 CL A2 VAR RT DUE 08-25-2032	**	185,453
FNMA SER 07-15 CL CF FLT RT DUE 03-25-2037 REG	**	113,374
FNMA SER 10-118 CLS FN VAR RT 10-25-2040	**	3,814,707
FNMA SER 12-118 CL VZ 3.0% DUE 11-25-2042 REG	**	4,981
FNMA SER 12-139 CL CA 2.0% 11-25-2042 REG	**	312,330
FNMA SER 12-35 CL PL 2.0% DUE 11-25-2041 REG	**	104,415
FNMA SER 12-68 CLS CA 1.5 05-25-2031	**	24,864
FNMA SER 12-93 CL FL FLTG DUE 09-25-2032 BEO	**	557,506
FNMA SER 13-137 CL BA 1.5% 01-25-2029	**	334,038
FNMA SER 13-4 CLS GB 3.92 02-25-2043	**	251,763
FNMA SER 13-44 CLS PB 1.75% DUE 01-25-2043	**	321,250
FNMA SER 13-6 CLS NC 1.5% 11-25-2032	**	430,968
FNMA SER 14-35 CLS CA 3.5 06-25-2044	**	473,949
FNMA SER 14-67 CL HC 3.0% 03-25-2044	**	6,224
FNMA SER 15-79 CLS FA FLTG 11-25-2045	**	5,927,871
FNMA SER 16-2 CLS HA 3 12-25-2041	**	187,200
FNMA SER 16-8 CLS HA 3.0% 06-25-2027	**	90,640
FNMA SER 18-70 CLS HA 3.5% 10-25-2056	**	3,798,899
FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG	**	1,514,686
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	3,344,380
FNMA SER 2010-58 CL NK 3% 05-25-2040	**	4,855
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	42,118
FNMA SER 2011-146 CL NB 4 09-25-2041	**	509
FNMA SER 2012-102 CL GA 1.375 DUE 09-25-2027 REG	**	411,867
FNMA SER 2012-145 CL DC 1.5 DUE 01-25-2028	**	85,718
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	4,246
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	93,840
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	571,230
FNMA SER 2016-76 CL-ME 3.0% 01-25-2046	**	1,344,392
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	218,879
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	127,083
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	474,215
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	226,717
FNMA SER 2018-17 CL EA 3.5% DUE 11-25-2047	**	288,355
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	**	247,116
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	**	328,518
FNMA SER 2019-M4 CL A2 3.61% 02-25-2031 REG	**	341,037

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA SER 20-37 CL FH FLTG RT 06-25-2050	**	1,050,257
FNMA SER 20-79 CLS JA 1.5% 11-25-2050	**	1,712,774
FNMA SER 21-M2G CL A1 1.198% 03-25-2031 REG	**	5,459,119
FNMA SERIES 2013-5 CLASS MP 3.5 02-25-2043	**	574,849
FNMA SR 05-79 CL UC 5.75 09-25-2035	**	593,703
FNMA SR 06-101 CL FC VAR RT 07-25-2036	**	57,197
FNMA SR 12-107 CL-AJ 1.75 12-25-2031	**	72,744
FNMA SR 13-54 CL-CA 3.0% 06-25-2033	**	1,646,626
FNMA SR 16-55 CL DC 2.5% 12-25-2034	**	1,365,841
FNMA SR 17-86 CL AF VAR RT 11-25-2057	**	6,892,648
FNMA SR 19-60 CL BA 2.5% 10-25-2049	**	86,974
FNMA SR 2013-104 CL-ZT 3.0% 10-25-2033	**	2,090,378
FNMA SR 2013-26 CL-JD 3.0% 04-25-2033	**	1,038,261
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	174,175
FNMA TRANCHE 00766 2.25 12-25-2032	**	132,440
FNMA TRANCHE 05-25-2027	**	271,822
FNMA TRANCHE 12-25-2026	**	333,505
FNMA TRANCHE 3.5 10-25-2042	**	142,137
FNMA TRANCHE SER 2013-1 CL LA 1.25 02-25-2028	**	444,517
FNMA TRANCHE SER 2018-57 CL QA 4.5% DUE 05-25-2046 REG	**	82,746
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	8,700
FOCALTECH SYSTEMS TWD10	**	187,314
FOOD & LIFE COMPAN NPV	**	191,499
FOOT LOCKER INC COM	**	914,573
FORD AUTO 6.082% 15/10/2029	**	1,913,039
FORD CR AUTO LEASE 5.05% DUE 06-15-2027	**	1,107,011
FORD CR AUTO LEASE 5.87% DUE 01-15-2027	**	4,248,760
FORD CR AUTO LEASE 5.9% DUE 02-15-2026	**	367,469
FORD CR AUTO OWNER 1.53% DUE 05-15-2034	**	472,217
FORD CR AUTO OWNER 1.61% DUE 10-17-2033	**	690,765
FORD CR AUTO OWNER 1.91% DUE 05-15-2034	**	1,132,775
FORD CR AUTO OWNER 5.53% DUE 09-15-2028	**	5,124,707
FORD CR AUTO OWNER TR SER 2021-A CL C .83% DUE 08-15-2028 REG	**	991,693
FORD CR FLOORPLAN 4.3% DUE 09-15-2029	**	8,708,025
FORD CR FLOORPLAN 4.92% DUE 05-15-2028	**	3,416,195
FORD CR FLOORPLAN 5.24% DUE 04-15-2031	**	2,488,172
FORD CR FLOORPLAN MASTER OWNER TR A SER 20-2 CL A 1.06% DUE 09-15-2027 REG	**	1,005,832
FORD CR FLOORPLAN MASTER OWNER TR SER 18-4 CL A 4.06% 11-15-2030 REG	**	4,698,745
FORD CREDIT AUTO OWNER TRUST SER 23-A CL A3 4.65% DUE 02-15-2028	**	405,721
FORD CREDIT AUTO OWNER TRUST SER 23-A CL A3 4.65% DUE 02-15-2028	**	2,015,581
FORD CREDIT AUTO OWNER TRUST SER 24-B CLS A3 5.1% 04-15-2029	**	1,163,354
FORD FNDTN 2.815% DUE 06-01-2070	**	132,408
FORD MOTOR CREDIT CO LLC 5.8% 03-05-2027	**	302,854
FORD MOTOR CREDIT CO LLC 5.8% 03-05-2027	**	1,695,984
FORD MOTOR CREDIT CO LLC 6.125% 03-08-2034	**	205,384
FORD MOTOR CREDIT CO LLC 6.125% 03-08-2034	**	8,508,766
FORD MOTOR CREDIT CO LLC 6.95% 06-10-2026	**	3,541,097
FORD MOTOR CREDIT CO LLC 7.35% DUE 11-04-2027 BEO	**	633,411

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FORD MTR CO DEL 3.25% 02-12-2032	**	357,659
FORD MTR CO DEL 6.1% 08-19-2032A	**	1,055,516
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	397,524
FORD MTR CR CO LLC 3.375% DUE 11-13-2025BEO	**	3,346,718
FORD MTR CR CO LLC 4.0% DUE 11-13-2030 BEO	**	720,770
FORD MTR CR CO LLC 4.125% DUE 08-17-2027	**	386,718
FORD MTR CR CO LLC 4.125% DUE 08-17-2027	**	816,941
FORD MTR CR CO LLC 4.95% 05-28-2027	**	396,313
FORD MTR CR CO LLC 4.95% 05-28-2027	**	956,106
FORD MTR CR CO LLC 5.8% 03-08-2029	**	500,357
FORD MTR CR CO LLC 5.8% 03-08-2029	**	1,829,306
FORESEA HLDGS S A 7.5% DUE 06-15-2030	**	44,229
FORESTAR GROUP INC COM	**	236,961
FORMOSA PROSONIC NPV	**	36,626
FORTINET INC COM	**	2,934,265
FORTIS HEALTHCARELIMITED. W.E.F	**	98,837
FORTIS INC 3.055% DUE 10-04-2026	**	290,544
FORTREA HLDGS INC COM	**	633,839
FORTUNA MNG CORP COM	**	347,497
FORTUNE BRANDS INNOVATIONS INC USD0.01	**	1,273,603
FORVIA EUR7	**	75,986
FOSITEK CORP TWD10	**	1,161,219
FOSTER ELECTRIC CO NPV	**	270,685
FOX CORP CL A CL A	**	3,813,919
FOX CORP CL B CL B	**	110,828
FOX CORP FIXED 3.05% DUE 04-07-2025	**	2,861,233
FOXCONN TECH CO TWD10	**	726,197
FOXSEMICON INTEGRA TWD10	**	686,178
FRANCE(GOVT OF) 0.5% SNR 25/05/72 EUR1'REGS	**	35,557
FRANCE(GOVT OF) 0.75% SNR 25/05/2052 EUR1	**	817,875
FRANCE(GOVT OF) 2% SNR 25/05/2048 EUR1	**	233,388
FRANCE(GOVT OF) 3% BDS 25/06/2049 EUR1'144A	**	187,415
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	99,435
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2031 EUR1	**	472,526
FREDDIE MAC 01/02/2051 2% 02-01-2051	**	252,032
FREDDIE MAC 4.5% 01/01/2040 4.5% 01-01-2040	**	1,577,771
FREDDIE MAC FR QG7153 4% 07-01-2053	**	32,857
FREDDIE MAC FR QG9541 6% 08-01-2053	**	303,437
FREDDIE MAC FR QJ0915 6% 08-01-2054	**	302,867
FREDDIE MAC FR QJ3945 6% 09-01-2054	**	93,578
FREDDIE MAC FR RA7346 3% 06-01-2052	**	2,424,046
FREDDIE MAC FR SD1441 4% 08-01-2052	**	131,165
FREDDIE MAC FR SD2864 3% 03-01-2052	**	4,738,519
FREDDIE MAC POOL #G08847 4% 11-01-2048 BEO	**	5,753,730
FREDDIE MAC POOL #SD1749 2.5% 04-01-2052	**	282,076
FREDDIE MAC POOL FR QH2780 5.50% 5.5% 09-01-2053	**	28,407
FREDDIE MAC POOL FR QI9919 5% 07-01-2054	**	191,979
FREDDIE MAC POOL FR SI2103 2% 08-01-2050	**	301,876

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FREDDIE MAC RA7026 3% 03-01-2052	**	3,319,712
FREDDIE MAC RJ0136 4.5% 12-01-2053	**	6,284,085
FREDDIE MAC SER 3914 CL NA 4.0% 06-15-2039	**	200,496
FREDDIE MAC SER 4000 CL PJ 3.0% 01-15-2042	**	20,026
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	89,403
FREDDIE MAC SR 5439 CL FK FLTG RT 08-25-2054	**	3,449,397
FREDDIE MAC SR 5483 CL FD FLTG RT 12-25-2054	**	841,904
FREDDIEMAC STRIP FLTG 6.22809% 10-25-2053	**	4,748,465
FREEPORT-MCMORAN INC	**	2,956,379
FRESHPET INC COM	**	1,582,407
FRIEDRICH VORWERK NPV	**	209,163
FRONTIER COMMUNICATIONS PARENT INC COM NPV	**	382,810
FRP ADVISORY GROUP ORD GBP0.001	**	225,201
FS KKR CAP CORP SR NT 3.125% 10-12-2028	**	3,622,515
FTAI AVIATION LTD COM USD0.01	**	9,139,914
FUCHS SE	**	19,542
FUJI CORP(RETAIL) NPV	**	36,462
FUJI MACHINE MFG NPV	**	462,100
FUJITSU NPV	**	6,081,378
FULGENT SUN INTERNATIONAL CO LTD TWD10 RIGHTS 31/12/2024	**	356
FULLER H B CO COM	**	808,343
FULLER SMITH&TURNR 'A'ORD GBP0.40	**	42,093
FUSHENG PRECISION TWD10	**	538,059
FUTURE CORPORATION NPV	**	87,203
FY GROUP LTD TWD10	**	39,485
G CITY LTD ILS1	**	340,344
G8 EDUCATION LTD NPV	**	153,702
GABIA INC KRW500	**	97,859
GAKKEN HOLDINGS CO LTD NPV	**	95,370
GAKUJO CO LTD NPV	**	82,666
GALLAGHER ARTHUR J & CO COM	**	15,676,752
GALP ENERGIA SGPS EUR1	**	5,567,801
GAMMA COMMUNICATIO ORD GBP0.0025	**	219,153
GAMUDA BERHAD NPV	**	730,796
GAP INC COM	**	496,183
GAS MALAYSIA BHD	**	35,978
GATES INDL CORP PL COM USD0.01	**	2,889,077
GATX CORP SR NT 5.4% 03-15-2027	**	1,249,012
GAZPROM PJSC RUB5(RUB)	**	287,967
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	8,180
G-BITS NETWORK TEC A CNY1 STOCK CONNECT	**	927,048
GBL ONE R/EST INV REIT	**	244,413
GCAT 2021-NQM7 TR MTG PASSTHRU CTF CL A-1 1.915% 08-25-2066	**	1,067,422
GCAT 2022-INV2 TR 3% DUE 04-25-2052	**	356,063
GCAT 2023-NQM4 TR 4.25% DUE 05-25-2067	**	253,006
GCAT 2023-NQM4 TR 4.25% DUE 05-25-2067	**	3,036,074
GDR NESTLE S A SPONSORED ADR REPSTG REG SH	**	12,526,979
GE AEROSPACE	**	8,440,603

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GE CAP FDG LLC 4.55% 05-15-2032	**	3,871,659
GE HEALTHCARE HLDG LLC GTD SR NT 5.6% 11-15-2025	**	1,189,921
GE HEALTHCARE TECHNOLOGIES INC COM	**	12,978,505
GE VERNOVA T AND D INDIA LIMITED	**	601,454
GEBERIT AG CHF0.10 (REGD)	**	633,135
GEELY AUTOMOBILE H HKD0.02	**	404,462
GEMTEK TECHNOLOGY TWD10	**	519,087
GEN DYNAMICS CORP FIXED 3.25% DUE 04-01-2025	**	996,944
GEN MTRS CO COM	**	20,980,709
GEN MTRS FINL CO 5.25% DUE 03-01-2026	**	1,284,491
GENERAL DYNAMICS CORP COM	**	32,881,444
GENERAL INTERFACE TWD10	**	137,364
GENERAL MILLS INC 5.241% DUE 11-18-2025 BEO	**	1,510,013
GENERAL MILLS INC COM	**	3,214,008
GENERAL MOTORS CO 5.0% 04-09-2027	**	1,861,923
GENERAL MOTORS FINANCIAL CO 5.95% 04-04-2034	**	246,233
GENERAL MOTORS FINANCIAL CO INC 2.35% 02-26-2027	**	2,843,220
GENERAL MOTORS FINANCIAL CO INC 2.4% 04-10-2028	**	643,170
GENERAL MOTORS FINANCIAL CO INC 5.35% 07-15-2027	**	520,070
GENERAL MOTORS FINANCIAL CO INC 5.4% DUE04-06-2026	**	1,023,636
GENERAL MOTORS FINANCIAL CO INC 5.45% 09-06-2034	**	140,771
GENERAL MOTORS FINANCIAL CO INC 5.8% 01-07-2029	**	510,151
GENERAL MOTORS FINL CO 2.4% DUE 10-15-2028 BEO	**	2,225,620
GENERAL MTRS CO 5.15% DUE 04-01-2038	**	230,264
GENERAL MTRS CO 6.125% DUE 10-01-2025	**	2,114,660
GENERAL MTRS FINL CO 5.55% 07-15-2029	**	738,976
GENERAL MTRS FINL CO INC 1.5% DUE 06-10-2026 BEO	**	2,301,552
GENERAL MTRS FINL CO INC 2.7% DUE 06-10-2031 BEO	**	277,986
GENERAL MTRS FINL CO INC 2.7% DUE 08-20-2027 REG	**	1,955,728
GENERAL MTRS FINL CO INC 3.8% 04-07-2025	**	3,773,066
GENERAL MTRS FINL CO INC 5.4% 05-08-2027	**	1,833,918
GENERAL PLASTIC IN TWD10	**	31,158
GENERALITAT DE CAT 4.22% SNR 26/04/35 EUR1000	**	106,616
GENESCO INC COM	**	342,000
GENIUS SPORTS LTD COM NPV	**	3,985,600
GENMAB AS DKK1	**	631,383
GENTERA SAB DE CV COM NPV	**	86,115
GENTEX CORP COM	**	5,717,126
GENWORTH FINL INC COMMON STOCK	**	684,160
GEO GROUP INC(THE) COM USD0.01 NEW	**	372,218
GEORGIA POWER CO 4.7% 05-15-2032	**	4,866,535
GEORGIA POWER CO 5.004% 02-23-2027	**	3,243,989
GEORGIA PWR CO 5.125% DUE 05-15-2052 BEO	**	204,513
GERON CORP COM	**	256,823
GFL ENVIRONMENTAL INC. COM NPV SUB VTG SHS	**	4,999,437
GFPT PCL THB1(NVDR)	**	263,434
GIBSON ENERGY INC COMM STK	**	1,198,298
GIC HOUSING FINANC INR10	**	53,640

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GILDAN ACTIVEWEAR INC COM	**	11,896,028
GILEAD SCIENCES 3.65% DUE 03-01-2026	**	1,741,839
GILEAD SCIENCES 4.5% DUE 02-01-2045	**	265,982
GILEAD SCIENCES 4.75% DUE 03-01-2046	**	608,535
GILEAD SCIENCES 4.8% DUE 11-15-2029	**	2,740,466
GILEAD SCIENCES INC	**	2,327,447
GIVAUDAN SA CHF10	**	2,122,494
GLACIER BANCORP INC NEW COM	**	16,386,133
GLAUKOS CORP COM	**	1,284,686
GLENCORE FDG LLC 3.875% DUE 10-27-2027	**	3,628,835
GLENCORE FDG LLC 4% DUE 03-27-2027	**	784,327
GLENMARK PHARM INR1.00	**	555,577
GLOBAL E ONLINE LTD COM NPV	**	4,067,120
GLOBAL LIGHTING TECHNOLOGIES INC SHS	**	41,270
GLOBAL PMTS INC 1.2% DUE 03-01-2026	**	4,813,062
GLOBAL PMTS INC 2.9% 11-15-2031	**	1,710,080
GLOBAL PMTS INC FIXED 2.9% DUE 05-15-2030	**	1,246,467
GLOBAL SHIP LEASE INC	**	239,606
GLOBE LIFE INC COM	**	3,321,735
GLORY LTD NPV	**	932,478
GLP CAP L P / GLP 5.25% DUE 06-01-2025	**	2,729,372
GLP CAP L P / GLP 5.375% DUE 04-15-2026	**	6,844,869
GLP CAP L P/GLP FING II INC 5.625% 09-15-2034	**	2,262,989
GLP CAP L P/GLP FING II INC 6.25% 09-15-2054	**	1,404,053
GLS AUTO 1.48% DUE 07-15-2027	**	2,070,213
GLS AUTO 6.38% DUE 12-15-2028	**	3,398,314
GLS AUTO 7.01% DUE 01-16-2029	**	2,172,742
GM FINANCIAL AUTOMOBILE LEASIN 5.78% SER 24-2 CL A3 07-20-2027	**	379,088
GM FINANCIAL AUTOMOBILE LEASIN SER 24-1 CL A3 0.0% 03-22-2027	**	2,464,875
GM FINANCIAL AUTOMOBILE LEASING TRU SER 23-3 CL A3 5.38% DUE 11-20-2026	**	5,126,696
GM FINANCIAL CONSUMER AUTOMOBILE SER 2024-1 CL A3 4.85% 12-18-2028	**	221,124
GM FINANCIAL SECURITIZED TERM SER 23-1 CL A3 4.66% DUE 02-16-2028	**	1,857,995
GM FINANCIAL SECURITIZED TERM SER 23-1 CL A3 4.66% DUE 02-16-2028	**	735,958
GM FINANCIAL SECURITIZED TERM SER 24-2 CL A2A 5.33% 03-16-2027	**	1,362,193
GM FINL AUTOMOBILE 5.16% DUE 01-20-2027	**	651,405
GM FINL AUTOMOBILE 5.43% DUE 09-21-2026	**	2,798,806
GM FINL CNSMR 5.5% DUE 08-16-2028	**	506,115
GM FINL CNSMR AUTOMOBILE SER 24-1 CL A2A 5.54% 02-16-2027	**	684,156
GM FINL CONSUMER AUTOMOBILE RECEIVABLES AUTO NT CL A-4 3.71% 12-16-2027	**	579,109
GM FINL CONSUMER AUTOMOBILE RECEIVABLES CL A-4 3.25% 04-17-2028	**	3,277,573
GM FINL CONSUMER AUTOMOBILE RECEIVABLES SR 22-2 CL A-3 3.1% 01-19-2027	**	473,211
GMO GLOBALSIGN HOLDINGS KK	**	21,032
GNMA 2.3% DUE 11-16-2051	**	129,757
GNMA 2.4% DUE 09-16-2058	**	34,346
GNMA 2.5% DUE 10-16-2057	**	27,082
GNMA 2008-047 REMIC CL ML 5.25 DUE 06-16-2038	**	12,557
GNMA 2009-069 CL PV 4 DUE 08-20-2039	**	7,473
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	254,865

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	251,044
GNMA 2010-046 REMIC PASSTHRU 5.22628% 03-20-2035	**	872,390
GNMA 2010-H11 REMIC PASSTHRU CTF CL FA 06-20-2060	**	467,654
GNMA 2010-H26 REMIC PASSTHRU CTF CL LF INT FLTG 08-20-2058	**	427,021
GNMA 2011-157 REMIC PASSTHRU CL PA 3.0% DUE 03-20-2041	**	84,621
GNMA 2011-H09 CL AF VAR 03-20-2061	**	197,383
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	92,158
GNMA 2012-105 REMIC PASSTHRU CTF 1.25% 08-16-2027	**	868,956
GNMA 2012-106 REMIC PASSTHRU 1.25% 09-20-2027	**	2,920,848
GNMA 2012-H08 REMIC PASSTHRU CTF CL FS 04-20-2062	**	962,803
GNMA 2012-H31 REMIC PASSTHRU SECS CL FD VAR RT 12-20-2062	**	498,997
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	5,699
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	354
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	689
GNMA 2013-H15 REMIC PASSTHRU CTF 4.99004% 07-20-2063	**	856,284
GNMA 2013-H22 REMIC PASSTHRU 5.08004% 07-20-2063	**	504,888
GNMA 2013-H22 REMIC PASSTHRU 6.08004% 08-20-2063	**	139,059
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	**	496,138
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	57,800
GNMA 2014-H17 REMIC PASSTHRU CTF 5.11845% 08-20-2064	**	899,742
GNMA 2014-H20 REMIC SER 14-H20 CL FA FLTG DUE 10-20-2064 REG	**	495,835
GNMA 2015-H06 REMIC PASSTHRU CTF 5.09004% 02-20-2065	**	1,861,224
GNMA 2015-H27 REMIC PASSTHRU CTF CL FA 09-20-2065	**	375,360
GNMA 2015-H28 REMIC PASSTHRU CTF CL MX-FL 10-20-2065	**	909,558
GNMA 2015-H29 REMIC PASSTHRU SEC CL FJ 11-20-2065	**	1,069,902
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	74,223
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	123,000
GNMA 2016-H04 MTG PASSTHRU CTF CL FK 02-20-2066	**	289,862
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	850,119
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	91,109
GNMA 2016-H19 REMIC PASSTHRU SECS CL FA 09-20-2066	**	685,698
GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066	**	134,528
GNMA 2016-H22 REMIC PASSTHRU CTF CL FA 10-20-2066	**	1,815,046
GNMA 2016-H23 REMIC PASSTHRU CTF CL F FLTG RT 10-20-2066	**	551,413
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	42,474
GNMA 2017-121 MTG PASS THRU CTF 3% 07-20-2046	**	2,957
GNMA 2017-153 CL WA DUE 06-20-2036	**	193,296
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	271,653
GNMA 2017-H03 REMIC PASSTHRU CTF 5.24004% 01-20-2067	**	383,639
GNMA 2017-H06 REMIC PASS THRU 5.19004% 11-20-2066	**	981,589
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	483,120
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	282,393
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	546,699
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	1,339,058
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	671,828
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	9,071,675
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	11,704,122
GNMA 2017-H23 MTG PASS THRU CTF 4.89004%11-20-2067	**	1,944,498

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	**	863,287
GNMA 2019-H09 REMIC PASSTHRU CTF 4.94004% 04-20-2069	**	1,024,643
GNMA 2019-H11 REMIC PASSTHRU CTF 5.04004% 05-20-2069	**	2,021,342
GNMA 2020-H13 REMIC PASSTHRU CTF 4.84004% 08-20-2070	**	1,059,596
GNMA 2020-H13 REMIC PASSTHRU CTF 4.89004% 07-20-2070	**	3,332,268
GNMA 2020-H13 REMIC PASSTHRU CTF 4.89004% 07-20-2070	**	6,594,323
GNMA 3% DUE 01-20-2046	**	364,179
GNMA 3% DUE 02-16-2046	**	603,997
GNMA 3% DUE 09-16-2039	**	4,471
GNMA 3.5% DUE 03-20-2046	**	590,252
GNMA 4% DUE 04-16-2041	**	110,227
GNMA 4% DUE 07-16-2039	**	7,271
GNMA 4.86004% 06-20-2070	**	2,205,756
GNMA 4.94004% 05-20-2069	**	1,900,722
GNMA 4.94004% 07-20-2070	**	385,635
GNMA 5% DUE 03-16-2034	**	79,239
GNMA 5.5% DUE 08-20-2033	**	51,188
GNMA 5.5% DUE 11-20-2037	**	25,142
GNMA 6.5% DUE 08-16-2042	**	166,420
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	17,414
GNMA FIXED 3.5% DUE 02-20-2045	**	23,272
GNMA FLTG RT 4.77004% DUE 10-20-2060	**	918,988
GNMA FLTG RT 4.94004% DUE 04-20-2061	**	722,557
GNMA FLTG RT SER 18-H19 CL FA 12-20-2063 REG	**	1,832,471
GNMA GNMA # MA7194 3% 02-20-2051	**	4,342,571
GNMA GNMA # MA7471 2% 07-20-2051	**	2,939,298
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	911
GNMA POOL #3529 5% 03-20-2034 BEO	**	817
GNMA POOL #4028 6% 09-20-2037 BEO	**	13,971
GNMA POOL #4041 7% 10-20-2037 BEO	**	71,174
GNMA POOL #4222 6% 08-20-2038 BEO	**	12,693
GNMA POOL #4245 6% 09-20-2038 BEO	**	159,405
GNMA POOL #4247 7% 09-20-2038 BEO	**	55,985
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	1,300
GNMA POOL #4447 5% 05-20-2039 BEO	**	27,475
GNMA POOL #4520 5% 08-20-2039 BEO	**	120,541
GNMA POOL #4543 6% 09-20-2039 BEO	**	11,543
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	47,998
GNMA POOL #4800 4% 09-20-2040 BEO	**	109,906
GNMA POOL #4833 4% 10-20-2040 BEO	**	377,881
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	15,828
GNMA POOL #4855 5% 11-20-2040 BEO	**	353,317
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	83,113
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	81,867
GNMA POOL #4945 4% 02-20-2041 BEO	**	62,576
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	100
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	1,618,208
GNMA POOL #4979 5% 03-20-2041 BEO	**	157,128

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	460
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	168,260
GNMA POOL #5016 4% 04-20-2041 BEO	**	55,483
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	133,349
GNMA POOL #5018 5% 04-20-2041 BEO	**	107,168
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	23,161
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	223,622
GNMA POOL #521330 SER 2035 5% DUE 05-15-2035 BEO	**	51,025
GNMA POOL #5259 4% 12-20-2041 BEO	**	31,734
GNMA POOL #5280 4% 01-20-2042 BEO	**	47,763
GNMA POOL #5305 4% 02-20-2042 BEO	**	281,904
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	5,242
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	2,309
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	11,971
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	1,076
GNMA POOL #604497 5% 07-15-2033 BEO	**	2,185
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	10,041
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	10,796
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	2,818
GNMA POOL #615656 5% 10-15-2033 BEO	**	1,764
GNMA POOL #623871 5.0% 06-15-2034	**	1,779
GNMA POOL #633701 5.0% 09-15-2033	**	2,668
GNMA POOL #636484 5.0% 03-15-2035	**	3,006
GNMA POOL #637746 5.0% 12-15-2034	**	3,680
GNMA POOL #638222 5% 12-15-2034 BEO	**	1,310
GNMA POOL #643362 5% 10-15-2035 BEO	**	1,163
GNMA POOL #668014 3% 11-15-2044 BEO	**	1,186,287
GNMA POOL #670030 3% 07-15-2045 BEO	**	260,879
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	24,415
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	68,483
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	25,442
GNMA POOL #687835 6% 08-15-2038 BEO	**	18,849
GNMA POOL #688043 6% 11-15-2038 BEO	**	27,480
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	43,284
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	1,372
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	1,300
GNMA POOL #723344 4% 09-15-2039 BEO	**	121,921
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	32,369
GNMA POOL #723616 5% 01-15-2040 BEO	**	333,111
GNMA POOL #726480 5% 11-15-2039 BEO	**	445,534
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	4,357
GNMA POOL #733627 5% 05-15-2040 BEO	**	9,449
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	140,266
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	96,773
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	150,237
GNMA POOL #745243 4% 07-15-2040 BEO	**	131,412
GNMA POOL #771561 4.0% 08-15-2041	**	65,596
GNMA POOL #781804 6% 09-15-2034 BEO	**	68,915

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #781847 6% 12-15-2034 BEO	**	52,758
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	3,604
GNMA POOL #781902 6% 02-15-2035 BEO	**	68,420
GNMA POOL #781958 5% 07-15-2035 BEO	**	3,431
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	5,379
GNMA POOL #782436 6% 10-15-2038 BEO	**	30,093
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	36,569
GNMA POOL #784119 3% 02-20-2046 BEO	**	174,992
GNMA POOL #786843 3% 03-20-2052 BEO	**	2,399
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	38,106
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	293,107
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	77,133
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	110,097
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	185,542
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	63,369
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	52,415
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	406,649
GNMA POOL #AD6086 3.5% 02-15-2050 BEO	**	374,874
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	618,213
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	17,753
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	30,456
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	434,551
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	38,664
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	111,620
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	149,578
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	696,645
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	213,185
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	59,076
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	598,847
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	449,049
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	349,972
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	474,074
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	229,807
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	58,402
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	38,090
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	490,048
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	49,894
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	349,590
GNMA POOL #AS6414 6.608% 03-20-2066 BEO	**	266,171
GNMA POOL #BD4016 3% 10-15-2049 BEO	**	338,546
GNMA POOL #BL1045X SER 2049 3.5% 10-15-2049	**	233,874
GNMA POOL #BM9692 4.5% 07-20-2049 BEO	**	332,189
GNMA POOL #BP6203X 3.5% 11-15-2049	**	243,635
GNMA POOL #BP6229 3% 11-15-2049 BEO	**	499,005
GNMA POOL #BQ0651 3.5% 11-15-2049 BEO	**	156,837
GNMA POOL #BQ7371 3.5% 11-15-2049 BEO	**	71,128
GNMA POOL #BR6606 3% 02-15-2050 BEO	**	23,597
GNMA POOL #BS5027 3.5% 02-15-2050 BEO	**	19,502

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #BS5195 3.5% 01-15-2050 BEO	**	45,051
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	601,209
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	133,236
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	238,325
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	4,290
GNMA POOL #MA1839 4% 04-20-2044 BEO	**	154,358
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	192,041
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	100,444
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	95,281
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	262,867
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	174,728
GNMA POOL #MA2489 3% 01-20-2030 BEO	**	1,172,065
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	120,182
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	109,437
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	222,731
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	102,162
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	76,726
GNMA POOL #MA3244 3.5% 11-20-2045 BEO	**	208,511
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	246,559
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	303,075
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	132,011
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	402,164
GNMA POOL #MA3802 3% 07-20-2046 BEO	**	115,991
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	1,532,989
GNMA POOL #MA3873 3% 08-20-2046 BEO	**	347,715
GNMA POOL #MA3937 3.5% 09-20-2046 BEO	**	113,555
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	149,890
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	129,387
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	332,499
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	286,430
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	456,640
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	800,349
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	169,866
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	**	343,078
GNMA POOL #MA4450 3% 05-20-2047 BEO	**	562,937
GNMA POOL #MA4585 3% 07-20-2047 BEO	**	191,517
GNMA POOL #MA4781 5% 10-20-2047 BEO	**	398,942
GNMA POOL #MA4838 4% 11-20-2047 BEO	**	1,110,542
GNMA POOL #MA4899 3% 12-20-2047 BEO	**	823,089
GNMA POOL #MA4961 3% 01-20-2048 BEO	**	518,074
GNMA POOL #MA4962 3.5% 01-20-2048 BEO	**	240,702
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	**	151,216
GNMA POOL #MA5019 3.5% 02-20-2048 BEO	**	1,167,060
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	**	873,486
GNMA POOL #MA5137 4% 04-20-2048 BEO	**	415,251
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	**	543,233
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	**	815,229

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	**	175,220
GNMA POOL #MA5594 3.5% 11-20-2048 BEO	**	1,468,368
GNMA POOL #MA5764 4.5% 02-20-2049 BEO	**	621,349
GNMA POOL #MA5817 4% 03-20-2049 BEO	**	287,061
GNMA POOL #MA5877 4.5% DUE 04-20-2049 REG	**	245,695
GNMA POOL #MA6038 3% 07-20-2049 BEO	**	152,473
GNMA POOL #MA6157 5% 09-20-2049 BEO	**	300,258
GNMA POOL #MA6413 5% 01-20-2050 BEO	**	269,113
GNMA POOL #MA6477 4.5% 02-20-2050 BEO	**	252,100
GNMA POOL #MA6999 4.5% 11-20-2050 BEO	**	1,955,751
GNMA POOL #MA8098 3% 06-20-2052 BEO	**	704,899
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	59,316
GNMA POOL G2 MA6409 3.0% 01-20-2050	**	995,354
GNMA POOL#MA5712 5.0% 01-20-2049 REG	**	651,674
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	690,939
GNMA REMIC PASS THRU SECS SER 2012-102 CL DA 1.25% DUE 08-20-2027	**	1,163,643
GNMA REMIC PASSTHRU SER 2016-H11 CLS F 05-20-2066	**	2,471,357
GNMA REMIC SER 10-61 CL KG 4% FIXED DUE 03-16-2040	**	294,033
GNMA REMIC SER 11-116 CL BA 2% DUE 08-16-2026	**	17,809
GNMA REMIC SER 11-128 CL BL 2% DUE 09-16-2026	**	23,746
GNMA REMIC SER 13-H24 CL FB FLTG DUE 09-20-2063	**	186,395
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	**	3,286,406
GNMA REMIC SER 2010-H02 CL FA 02-20-2060	**	587,924
GNMA REMIC SR 17-H05 CL FA FLTG 01-20-2067	**	1,578,777
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	8,455,806
GNMA REMIC TRUST SER 17-H07 CL FC FLTG RT DUE 03-20-2067 REG	**	1,809,983
GNMA REMIC TRUST SER 19-H03 CL FL FLTG RT DUE 02-20-2069 REG	**	2,861,887
GNMA REMIC TRUST SER 20-H10 CL FG FLTG RT DUE 06-20-2070 REG	**	2,105,563
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	556,559
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	**	698,144
GNMA SER 12-H12 CL HD 2.0% 05-20-2062	**	49,282
GNMA SER 13-H18 CL EA FLTG DUE 07-20-2063 REG	**	72,246
GNMA SER 13-H19 CL FB FLT 08-20-2063	**	1,016,378
GNMA SER 16-H24 CL FG FLT 10-20-2066	**	788,689
GNMA SER 18-36 CL AM 3.0% 07-20-2045	**	2,116,963
GNMA SER 19-111 CL NA 3.5% 05-20-2048	**	2,882,050
GNMA SER 19-H09 CL FG FLTG RT 05-20-2069	**	2,663,263
GNMA SER 19-H14 CL EF FLTG RT 05-20-2069	**	731,355
GNMA SER 2.25 DUE 12-16-2041	**	59,120
GNMA SER 2009-061 CL NP 4.0% DUE 08-20-2039	**	193,491
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	369,920
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	654,628
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	144,384
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	71,858
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	1,061,701
GNMA SER 2017-H19 CL FA FLTG RT DUE 08-20-2067	**	460,463
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	**	646,035
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	**	1,355,633

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA SER 24-23 CL BA 5.5% 10-20-2051	**	1,502,930
GNMA SER 24-23 CL PB 5.5% 02-20-2050	**	1,961,389
GNMA SER 24-43 CL F FLTG 03-20-2054	**	5,152,542
GNMA SR 16-H07 CL FQ FLTG RT 03-20-2066	**	1,065,523
GNMA SR 19-H15 CL AF FLTG RT 08-20-2069	**	456,671
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	846,506
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	**	43,939
GNMA SR 2011-156 CL PD 2.0% 04-20-2040	**	132,118
GNMA SR 20-127 CL LP 1.5% 06-20-2050	**	1,275,424
GNMA SR 2018-166 CL H-C 3.5% 09-20-2048	**	304,851
GNMA SR 2019-031CL HA 3.0% 07-20-2047	**	99,262
GNMA SR 20-H09 CL FL FLTG RT 05-20-2070	**	1,196,687
GNMA SR 22-120 CL EA 4% 05-20-2046	**	2,066,608
GNMA SR 24-H08 CL FC FLTG 05-20-2074	**	416,948
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	42,385
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	2,590
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	4,737
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	15,273
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	2,237
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	1,652
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	75,828
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	47,319
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	271,175
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	82,650
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	93,572
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	18,688
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	29,668
GNMAII POOL #787154 6.5% 11-20-2053	**	339,833
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	1,595
GNMAII POOL #80106 4.625% DUE 08-20-2027REG	**	2,580
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	475
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	1,233
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	1,231
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	37
GNMAII POOL #8788 SER 2026 4.625% DUE 01-20-2026 REG	**	314
GNMAII POOL #BX4951 3.5% 09-20-2050	**	1,213,809
GNMAII POOL #CO4938 5.0% 08-20-2052	**	1,441,783
GNMAII POOL #CO4960 5.0% 08-20-2052	**	1,348,225
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	**	197,829
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	92,937
GNMAII POOL #MA0073 SER 2027 3% DUE 05-20-2027 REG	**	42,896
GNMAII POOL #MA0272 SER 2027 2.0% DUE 07-20-2027	**	54,550
GNMAII POOL #MA0299 SER 2027 2.5% DUE 08-20-2027 REG	**	98,662
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	332,133
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	431,878
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	458,547
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	642,273
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	463,243

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA0624 3 12-20-2042 REG	**	161,465
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	238,404
GNMAII POOL #MA0674 SER 2028 2.5 DUE 01-20-2028 REG	**	2,016,320
GNMAII POOL #MA0698 3 01-20-2043 REG	**	228,612
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	190,760
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	510,963
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	**	1,011,435
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	**	387,414
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	280,881
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	772,302
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	387,659
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	197,938
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	**	1,988,221
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	668,616
GNMAII POOL #MA3736 SER 2046 3.5% DUE 06-20-2046 REG	**	250,387
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	1,475,095
GNMAII POOL #MA4004 SER 2046 3.5% DUE 10-20-2046 REG	**	1,400,707
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	538,099
GNMAII POOL #MA4383 SER 2047 4% DUE 04-20-2047 REG	**	217,475
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	**	195,244
GNMAII POOL #MA4511 SER 2047 4% DUE 06-20-2047 REG	**	1,427,439
GNMAII POOL #MA4720 SER 2047 4% DUE 09-20-2047 REG	**	3,722,023
GNMAII POOL #MA4837 SER 2047 3.5% DUE 11-20-2047 REG	**	282,180
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	**	67,439
GNMAII POOL #MA4901 4% 12-20-2047	**	469,586
GNMAII POOL #MA5020 4.0% 02-20-2048	**	319,504
GNMAII POOL #MA5078 4.0% 03-20-2048	**	1,900,329
GNMAII POOL #MA5079 4.5% 03-20-2048	**	48,854
GNMAII POOL #MA5266 SER 2048 5% DUE 06-01-2048 REG	**	70,838
GNMAII POOL #MA5465 3.5% DUE 09-20-2048 REG	**	308,918
GNMAII POOL #MA5529 4.5% 10-20-2048	**	368,955
GNMAII POOL #MA5530 SER 2048 5.0% DUE 10-20-2048 REG	**	598,075
GNMAII POOL #MA5597 5.0% 11-20-2048 REG	**	318,643
GNMAII POOL #MA5653 5.0% DUE 12-20-2048 REG	**	416,883
GNMAII POOL #MA5763 4% DUE 02-20-2049 REG	**	867,624
GNMAII POOL #MA5818 SER 2049 4.5% DUE 03-20-2049 REG MBS	**	1,628,176
GNMAII POOL #MA5876 4.0% 04-20-2049	**	1,094,454
GNMAII POOL #MA5988 5.0% 06-20-2049	**	58,328
GNMAII POOL #MA6153 3.0% 09-20-2049	**	497,249
GNMAII POOL #MA6217 2.5% 10-20-2049	**	487,397
GNMAII POOL #MA6411 4.0% 01-20-2050	**	96,397
GNMAII POOL #MA6474 3.0% 02-20-2050 REG	**	969,468
GNMAII POOL #MA6476 4.0% 02-20-2050	**	141,855
GNMAII POOL #MA6659 4.5% 05-20-2050	**	2,109,168
GNMAII POOL #MA6768 4.0% DUE 07-20-2050	**	212,518
GNMAII POOL #MA6865 SER 2050 2.5% DUE 09-20-2050 REG	**	447,493
GNMAII POOL #MA6866 3.0% 09-20-2050	**	253,857
GNMAII POOL #MA6930 2.0% 10-20-2050	**	4,270,089

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA6931 2.5% 10-20-2050	**	2,052,862
GNMAII POOL #MA6995 2.5% 11-20-2050	**	1,563,764
GNMAII POOL #MA7136 SER 2051 2.5% DUE 01-20-2051 REG	**	277,393
GNMAII POOL #MA7193 SER 2051 2.5% DUE 02-20-2051 REG	**	2,730,868
GNMAII POOL #MA7254 2.0% DUE 03-20-2051 REG	**	1,575,257
GNMAII POOL #MA7255 SER 2051 2.5% DUE 03-20-2051 REG	**	428,314
GNMAII POOL #MA7312 2.5% DUE 04-20-2051	**	2,598,853
GNMAII POOL #MA7367 SER 2051 2.5% DUE 05-20-2051 REG	**	6,561,558
GNMAII POOL #MA7419M 3% 06-20-2051	**	294,550
GNMAII POOL #MA7589 2.5% 09-20-2051	**	4,843,607
GNMAII POOL #MA7704 SER 2051 2% DUE 11-20-2051 REG	**	370,782
GNMAII POOL #MA7828 3% DUE 01-20-2052 REG	**	546,433
GNMAII POOL #MA7829 SER 2052 3.5% 01-20-2052	**	2,577,132
GNMAII POOL #MA7937 SER 2052 3.0% 03-20-2052	**	402,505
GNMAII POOL #MA7989 3.5% DUE 04-20-2052 REG	**	2,441,158
GNMAII POOL #MA8043 SER 2052 3.0% DUE 05-20-2052 REG	**	4,130,716
GNMAII POOL #MA8099 SER 2052 3.5% 06-20-2052	**	4,831,236
GNMAII POOL #MA8202 5.0% DUE 08-20-2052 REG	**	2,096,456
GNMAII POOL #MA8429 5.5% 11-20-2052	**	1,758,957
GNMAII POOL #MA8491 SER 2052 5.5% DUE 12-20-2052 REG	**	3,319,041
GNMAII POOL MA5878 5.0% 04-20-2049	**	278,995
GODFREY PHILLIPS INR2	**	1,110,830
GOLD BULLION BAR .9999-1 OZ	**	10,149
GOLD ROAD RES LTD NPV	**	526,234
GOLDEN ENTMT INC COM	**	2,285,786
GOLDEN OCEAN GROUP LTD COM USD0.0 (POST REV SPLIT)	**	349,028
GOLDEN ST TOB SECURITIZATION CORP 3.714%06-01-2041	**	616,523
GOLDEN ST TOB SECURITIZATION CORP CALIF 3.0% 06-01-2046	**	2,624,226
GOLDEN ST TOB SECURITIZATION CORP CALIF 4.214% DUE 06-01-2050 REG	**	2,740,676
GOLDMAN SACHS 3.5% DUE 01-23-2025	**	6,121,478
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	840,631
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	12,787,383
GOLDMAN SACHS 5.851% 04-25-2035	**	560,672
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	655,653
GOLDMAN SACHS BANK USA 5.283% 03-18-2027	**	804,374
GOLDMAN SACHS BANK USA 5.283% 03-18-2027	**	726,953
GOLDMAN SACHS BK USA 5.414% 05-21-2027	**	2,268,874
GOLDMAN SACHS BK USA 5.414% 05-21-2027	**	7,964,697
GOLDMAN SACHS FIXED 2.615% 04-22-2032	**	4,262,911
GOLDMAN SACHS FIXED 3.5% DUE 04-01-2025	**	9,522,059
GOLDMAN SACHS FLTG RT .855% DUE 02-12-2026	**	4,725,365
GOLDMAN SACHS GROUP INC 1.093% DUE 12-09-2026 REG	**	2,046,781
GOLDMAN SACHS GROUP INC 1.948% 10-21-2027	**	9,467,548
GOLDMAN SACHS GROUP INC 1.992% DUE 01-27-2032 REG	**	412,904
GOLDMAN SACHS GROUP INC 2.6% DUE 02-07-2030	**	885,679
GOLDMAN SACHS GROUP INC 2.64% DUE 02-24-2028 BEO	**	917,604
GOLDMAN SACHS GROUP INC 2.908% DUE 07-21-2042 BEO	**	347,766
GOLDMAN SACHS GROUP INC 3.21% DUE 04-22-2042 BEO	**	474,271

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS GROUP INC 3.691% 06-05-2028	**	971,417
GOLDMAN SACHS GROUP INC 3.691% 06-05-2028	**	10,088,164
GOLDMAN SACHS GROUP INC 4.017% 10-31-2038	**	499,790
GOLDMAN SACHS GROUP INC 4.387% 06-15-2027	**	1,878,900
GOLDMAN SACHS GROUP INC 4.482% 08-23-2028	**	6,277,205
GOLDMAN SACHS GROUP INC 5.016% 10-23-2035	**	14,364,851
GOLDMAN SACHS GROUP INC 5.049% 07-23-2030	**	696,431
GOLDMAN SACHS GROUP INC 5.049% 07-23-2030	**	7,552,295
GOLDMAN SACHS GROUP INC 5.561% 11-19-2045	**	521,976
GOLDMAN SACHS GROUP INC 5.727% 04-25-2030	**	612,301
GOLDMAN SACHS GROUP INC 5.727% 04-25-2030	**	285,740
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	94,998
GOLDMAN SACHS GROUP INC 6.484% DUE 10-24-2029	**	419,022
GOLDMAN SACHS GROUP INC 6.484% DUE 10-24-2029	**	6,416,273
GOLDMAN SACHS GROUP INC COM	**	8,772,538
GOLDMAN SACHS GROUP INC FRN 10-28-2027	**	1,638,697
GOLDMAN SACHS GROUP INC NT FXD/FLTG 3.615% 03-15-2028	**	291,784
GOLDMAN SACHS GROUP INC SR NT FIXED / FLTG 2.65% 10-21-2032	**	2,329,118
GOODLEAP 4% DUE 04-20-2049	**	1,439,220
GOODRX HLDGS INC COM CL A COM CL A	**	203,461
GOODYEAR TIRE & RUBBER CO COM	**	1,189,800
GOPRO INC CL A CL A	**	69,364
GOVERNMENT NATIONAL MORTGAGE A GNR 2023-86 DA 5.5% 08-20-2050	**	3,311,531
GOVERNMENT NATIONAL MORTGAGE ASSOC 5.09004% 11-20-2065	**	1,048,201
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7135 2% 01-20-2051	**	2,993,885
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7420 3.5% 06-20-2051	**	1,359,245
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7473 3% 07-20-2051	**	727,278
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7534 2.5% 08-20-2051	**	4,390,374
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7648 2% 10-20-2051	**	931,491
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7649 2.5% 10-20-2051	**	1,199,973
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7650 3% 10-20-2051	**	2,962,792
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7883 3.5% 02-20-2052	**	3,456,773
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA8570 5.5% 01-20-2053	**	4,328,902
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	624
GOVERNMENT NATIONAL MORTGAGE ASSOC SR 24-19 CL E 5.0% 09-20-2057	**	3,288,388
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	871,169
GPMT 2021-FL4 LTD FLTG RT 6.38378% DUE 12-15-2036	**	4,895,793
GPO AERO SURESTE SER'B'NPV	**	108,002
GRAB HLDGS LTD	**	467,407
GRACO INC COM	**	3,448,810
GRAFTON GROUP PLC	**	648,020
GRAIL INC COM	**	175,823
GRAINCORP 'A'NPV	**	871,420
GRAINGER W W INC 1.85% DUE 02-15-2025	**	3,171,477
GRAINGER W W INC COM	**	4,711,604
GRANGES AB NPV	**	529,375
GRAPHIC PACKAGING HLDG CO COM STK	**	2,320,659
GRAY OAK PIPELN 3.45% DUE 10-15-2027	**	380,712

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GREAT EASTERN SHI INR10 (POST REORG)	**	292,868
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	24,688
GREAT-WEST LIFECO 4.15% DUE 06-03-2047	**	142,424
GREE HOLDINGS INC	**	26,114
GREEN DOT CORP COM STK	**	302,516
GREEN PLAINS INC COM STK	**	5,688
GREENCORE GROUP ORD GBP0.01 (CDI)	**	351,777
GREENPLY INDUSTRIE INR1	**	278,863
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	735,863
GREENS CO LTD COMMON STOCK	**	282,209
GREENTOWN SERVICE GROUP CO LTD HKD0.00001	**	79,874
GREIF INC.	**	5,037,572
GREYWOLF CLO VII LTD SRS 18-7A CL A1 10-20-2031	**	3,391,553
GROSVENOR PLACE 24 FRN CLO 01/2039 EUR 'A'	**	517,310
GRUPO SBF SA COM NPV	**	192,264
GS MTG BACKED SECS 5% DUE 01-25-2052	**	378,586
GS MTG BACKED SECS FLTG RT 2.5% DUE 09-25-2052	**	1,885,072
GS MTG SECS COML MTG PASSTHRU CTF TR 2015-GC30 CL A-S 3.777% DUE 05-10-2050	**	1,901,175
GS MTG SECS TR 1.56% DUE 12-12-2053	**	2,926,756
GS MTG SECS TR 2015-GC32 COML MTG PASSTHRU CTF CL 3.498% 07-10-2048	**	1,810,490
GS MTG SECS TR 2020-GC45 SR 20-GC45 CL A3 2.63% 02-13-2053	**	2,691,932
GS MTG SECS TR 3.05% DUE 05-10-2049	**	1,710,777
GS MTG SECS TR 3.469% DUE 11-10-2050	**	1,758,749
GS MTG SECS TR 3.506% DUE 10-10-2048	**	6,040,501
GS MTG SECS TR 3.734% DUE 11-10-2048	**	2,457,995
GS MTG-BACKED SECS FLTG RT 2.5% DUE 12-25-2051	**	62,761
GS MTG-BACKED SECS FLTG RT 3% DUE 08-26-2052	**	1,607,294
GS MTG-BACKED SECS TR 2022-HP1 MTG PASSTHRU CTF CL A-2 3% 09-25-2052	**	1,441,398
GTT EUR0.01	**	1,512,891
GUANGZHOU KINGMED DIAGNOSTICS GROUP A CNY1	**	165,746
GUARDANT HEALTH INC COM	**	1,640,138
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	14,819,362
GUJARAT STATE PETR INR10(DEMAT)	**	115,164
GULF OIL LUBRICANT INR10	**	214,884
GULFPORT ENERGY CORP COM USD0.01	**	711,380
GUNGHO ONLINE ENTE NPV	**	42,428
GUNKUL ENGINEERING THB0.25 (NVDR)	**	13,328
GUNZE LTD NPV	**	236,243
GUR-SEL TURIZM TAS TRY1	**	107,817
H LUNDBECK A/S SER B DKK1	**	504,376
H.I.S. CO LTD NPV	**	107,501
HA SUSTAINABLE INFRASTRUCTURE CAPITAL INC	**	7,288,450
HACKENSACK MERIDIAN HEALTH INC 2.875% 09-01-2050	**	273,273
HAEMONETICS CORP MASS COM	**	701,315
HAFNIA LIMITED USD0.01	**	56,373
HAL TRUST UNITS NPV	**	37,522
HALEON UK CAPITAL PLC 3.125% 03-24-2025	**	1,693,249
HALEON US CAPITAL LLC 3.375% 03-24-2027	**	4,650,246

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HALEON US CAPITAL LLC 3.375% 03-24-2029	**	761,830
HALEON US CAPITAL LLC 3.375% 03-24-2029	**	724,208
HALLIBURTON CO COM	**	7,581,442
HAMAKYOREX CO LTD NPV	**	65,235
HAMILTON INSURANCE GROUP LTD.	**	887,883
HAMILTON LANE INC CL A CL A	**	1,400,701
HAMMOND POWER SOLU CLASS'A'SUB-VTG NPV	**	267,105
HANA FINANCIAL GRP KRW5000	**	5,250,764
HANCOM LIFECARE IN KRW200	**	21,080
HANESBRANDS INC COM STK	**	4,103,073
HANGZHOU SUNRISE T A CNY1	**	304,494
HANKOOK SHELL OIL KRW5000	**	77,453
HANKUK CARBON CO KRW500	**	429,821
HANNSTAR BOARD CRP TWD10	**	83,602
HANOVER INS GROUP 4.5% DUE 04-15-2026	**	872,237
HANOVER INS GROUP INC COM	**	1,798,232
HANSOL PAPER CO KRW5000	**	655
HANWHA AEROSPACE CO LTD	**	294,752
HANWHA ENGINE KRW1000	**	468,869
HANWHA GENERAL INSURANCE CO LTD KRW5000	**	37,454
HANWHA S&C CO LTD KRW5000	**	41,450
HARBOUR ENERGY PLC ORD GBP0.00002	**	385,435
HARLEY-DAVIDSON MOTORCYCLE TR 2024-A SER24-A CL A4 5.29% 12-15-2031	**	3,756,953
HARLEY-DAVIDSON MOTORCYCLE TR SER 24-A CL A3 5.37% 03-15-2029	**	3,596,656
HARMONY BIOSCIENCES HLDGS INC COM	**	456,655
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	**	135,023
HASBRO INC COM	**	3,731,993
HAVERTY FURNITURE COS INC COM STK	**	191,614
HAYFIN EMERALD CLO SR 12A CL 25/01/2037	**	519,017
HAZAMA ANDO CORP NPV	**	417,969
HCA HEALTHCARE INC COM	**	10,587,791
HCA INC 4.125% 06-15-2029	**	6,376,819
HCA INC 5.2% 06-01-2028	**	3,517,829
HCA INC 5.25% DUE 06-15-2026	**	3,769,327
HCA INC 5.25% DUE 06-15-2049	**	130,073
HCA INC 5.875% DUE 02-15-2026	**	1,890,409
HCA INC 5.95% 09-15-2054	**	666,826
HCA INC SR SECD NT 4.625% 03-15-2052	**	1,527,153
HCL TECHNOLOGIES INR2	**	3,267,119
HD HYUNDAI ELECTRIC & ENERGY SYSTEM CO LTD KRW5000	**	641,101
HD HYUNDAI MIPO LTD KRW5000	**	526,627
HDFC ASSET MANAGEM INR5	**	2,766,514
HDFC BANK LTD INR1	**	9,775,263
HEALTHCARE REALTY TRUST INC COM USD0.01 CL A	**	4,281,045
HEALTHCARE RLTY 2% DUE 03-15-2031	**	159,470
HEALTHCARE RLTY 3.1% DUE 02-15-2030	**	288,206
HEALTHEQUITY INC COM	**	5,514,438
HEALTHPEAK PPTYS FIXED 3% DUE 01-15-2030	**	2,000,071

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HEALTHPEAK PPTYS INC SR NT 2.125% 12-01-2028	**	166,385
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	**	594,471
HEARTLAND EXPRESS INC COM	**	225,668
HEBA FASTIGHETS AB SER'B'NPV	**	118,797
HECLA MNG CO COM	**	129,379
HEICO CORP NEW 5.25% 08-01-2028	**	813,660
HEICO CORP NEW CL A CL A	**	1,090,590
HEIDELBERG MATERIALS AG	**	1,246,840
HEIDRICK & STRUGGLES INTL INC COM	**	271,930
HELIA GROUP LTD NPV	**	1,231,801
HELIOS TECHNOLOGIES INC	**	768,701
HELIX ENERGY SOLUTIONS GROUP INC COM STK	**	312,155
HELMERICH & PAYNE INC COM	**	3,173,246
HENKEL AG & CO KGAA NON-VTG PRF NPV	**	3,151,834
HERBALIFE LTD	**	411,756
HERITAGE INS HLDGS INC COM	**	184,235
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	59,532
HERTZ VEH FING III 1.99% DUE 06-25-2026	**	635,072
HERTZ VEH FING III 2.33% DUE 06-26-2028	**	1,126,881
HERTZ VEH FING III 3.89% DUE 09-25-2028	**	1,742,215
HESS CORP 4.3% DUE 04-01-2027	**	1,881,425
HESS CORP COM STK	**	665,848
HEXAGON AB SER'B'NPV	**	3,385,880
HEXAGON COMPOSITES NOK0.10	**	340,036
HF SINCLAIR HF SINCLAIR CORPORATION5.875% DUE 04-01-2026	**	503,745
HF SINCLAIR CORPORATION COM USD0.01	**	1,390,784
HIGHBRIDGE LOAN MANAGEMENT LTD 23/01/2035 0% 01-23-2035	**	751,335
HIGHWEALTH CONSTRU TWD10	**	149,761
HILT COML MTG TR 2024-ORL 5.85309% 05-15-2037	**	2,000,626
HILTON FOOD GROUP ORD GBP0.10	**	278,427
HILTON WORLDWIDE HLDGS INC COM NEW COM NEW	**	6,475,592
HIPPO HLDGS INC COM NEW	**	22,567
HISAMITSU PHARM CO NPV	**	59,783
HITACHI ENERGY INDIA LTD	**	380,448
HITACHI NPV	**	18,901,042
HITEJINRO HOLDINGS CO LTD KRW5000	**	15,089
HITO COMMUNICATIONS HOLDINGS	**	16,226
HITRON TECHNOLOGY TWD10	**	28,745
HIVE DIG COM	**	118,025
HKBN LTD HKD0.0001	**	29,159
HLTN COML MTG TR FLTG RT 5.95336% DUE 06-15-2041	**	4,743,878
HOCHSCHILD MINING ORD GBP0.01	**	212,629
HOCHTIEF AG NPV	**	226,840
HOEGH AUTOLINERS NOK0	**	26,493
HOIST FINANCE AB NPV	**	421,440
HOME BANCSHARES INC COM	**	8,191,265
HOME DEPOT INC 2.375% 03-15-2051	**	487,589
HOME DEPOT INC 3.3% DUE 04-15-2040 REG	**	327,523

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HOME DEPOT INC 4.5% 09-15-2032	**	778,868
HOME DEPOT INC 4.875% 06-25-2027	**	1,256,945
HOME DEPOT INC COM	**	25,485,847
HOME PARTNERS AMER 2.302% DUE 12-17-2026	**	3,362,518
HON HAI PRECISION TWD10	**	1,229,117
HONDA AUTO RECEIVABLES OWNER TRUST SER 24-3 CLS A4 4.51% 11-21-2030	**	3,488,170
HONDA AUTO RECEIVABLES OWNER TRUST SR 24-1 CL A2 5.36% 09-15-2026	**	2,447,548
HONDA AUTO RECEIVABLES OWNER TRUST SR 24-1 CL A3 5.21% 08-15-2028	**	2,980,476
HONDA MTR CO LTD 2.534% DUE 03-10-2027	**	1,802,147
HONEST CO INC COM	**	79,002
HONEYWELL INTERNATIONAL INC 5.35% 03-01-2064	**	140,907
HONEYWELL INTL INC COM STK	**	18,831,320
HONG KONG EXCHANGES & CLEAR	**	1,153,705
HONG LEONG FINANCIAL GROUP MYR1	**	32,271
HORACE MANN EDUCATORS CORP COM	**	4,141,472
HORIBA LTD NPV	**	541,573
HORNBACH HLDG KGAA NPV	**	796,579
HOST HOTELS & RESORTS L P 5.5% 04-15-2035	**	685,406
HOULIHAN LOKEY INC CL A CL A	**	1,003,928
HOWARD HUGHES HLDGS INC COM HOWARD HUGHES HLDG INC	**	1,219,951
HOWMET AEROSPACE INC COM USD1.00 WI	**	9,874,470
HOYA CORP NPV	**	3,383,849
HP ENTERPRISE CO 4.55% 10-15-2029	**	1,434,514
HP ENTERPRISE CO 5.0% 10-15-2034	**	216,409
HP ENTERPRISE CO 5.6% 10-15-2054	**	259,348
HP INC 2.2% DUE 06-17-2025	**	2,046,317
HP INC NT 1.45% 06-17-2026	**	2,886,192
HPSP CO LTD KRW500	**	428,790
HSBC BK USA N A 7 DUE 01-15-2039	**	278,623
HSBC HLDGS PLC 2.099% DUE 06-04-2026	**	3,940,449
HSBC HLDGS PLC 2.099% DUE 06-04-2026	**	2,629,727
HSBC HLDGS PLC 2.357% DUE 08-18-2031 REG	**	332,200
HSBC HLDGS PLC 2.848% 06-04-2031	**	596,960
HSBC HLDGS PLC 4.041% 03-13-2028	**	1,272,489
HSBC HLDGS PLC 4.041% 03-13-2028	**	195,768
HSBC HLDGS PLC 5.13% 11-19-2028	**	2,915,974
HSBC HLDGS PLC 5.597% 05-17-2028	**	3,254,912
HSBC HLDGS PLC 5.719% DUE 03-04-2035	**	7,555,001
HSBC HLDGS PLC 5.733% DUE 05-17-2032	**	7,587,509
HSBC HLDGS PLC 6.254% 03-09-2034	**	467,187
HSBC HLDGS PLC 7.39% 11-03-2028	**	1,908,491
HSBC HLDGS PLC FLTG RT 1.645% DUE 04-18-2026	**	495,065
HSBC HLDGS PLC FLTG RT 2.871% DUE 11-22-2032	**	843,687
HSBC HLDGS PLC FLTG RT 2.871% DUE 11-22-2032	**	2,277,954
HSBC HLDGS PLC FLTG RT 2.999% DUE 03-10-2026	**	1,688,420
HSBC HLDGS PLC FLTG RT 2.999% DUE 03-10-2026	**	1,789,873
HSBC HLDGS PLC FLTG RT 4.292% DUE 09-12-2026	**	3,631,431
HSBC HLDGS PLC FLTG RT 5.887% DUE 08-14-2027	**	202,946

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HSBC HOLDINGS PLC 6.161% 03-09-2029	**	1,617,658
HSBC HOLDINGS PLC 6.332% 03-09-2044	**	348,662
HU LANE ASSOCIATE TWD10	**	372,298
HUB24 LIMITED NPV	**	150,825
HUBBELL INC COM	**	2,204,199
HUBER & SUHNER AG CHF0.25 (REGD)	**	166,208
HUDBAY MINERALS IN COM NPV	**	100,920
HUGEL INC KRW500	**	136,425
HUMANA INC 5.75% DUE 03-01-2028	**	1,682,974
HUMANA INC COM	**	9,539,496
HUNGARY (REPUBLIC 6.75% 25/09/2052	**	203,206
HUNGARY REP 5.5% 03-26-2036	**	654,996
HUNGARY TNOTE 6.25% DUE 09-22-2032 REG	**	611,640
HUNGARY(REP OF) 5.375% SNR 12/09/33 EUR1000	**	448,341
HUNTINGTON BANCSHARES INC 5.272% 01-15-2031	**	500,698
HUNTINGTON BANCSHARES INC 6.208% 08-21-2029	**	567,821
HUNTINGTON FLTG RT 5.023% DUE 05-17-2033	**	403,652
HUNTINGTON INGALLS INDS INC 3.844% 05-01-2025	**	3,534,917
HUNTINGTON INGALLS INDS INC COM	**	8,066,562
HUNTINGTON INGALLS INDS INC SR NT 2.043%08-16-2028	**	898,123
HUNTSMAN CORP COM STK	**	9,071,055
HYATT HOTELS CORP 5.25% 06-30-2029	**	805,709
HYATT HOTELS CORP COM CL A COM CL A	**	2,494,255
HYOSUNG HEAVY INDU KRW5000	**	23,492
HYSAN DEVELOPMENT NPV	**	54,872
HYSTER-YALE INC COM USD0.01 CL A	**	245,279
HYUNDAI AUTO 1.33% DUE 11-15-2027	**	489,931
HYUNDAI AUTO 1.49% DUE 12-15-2027	**	1,599,535
HYUNDAI AUTO 4.58% DUE 04-15-2027	**	1,442,219
HYUNDAI AUTO 5.54% DUE 10-16-2028	**	2,732,598
HYUNDAI AUTO RECEIVABLES TRUST SER 24-B CL A3 4.84% 03-15-2029	**	296,496
HYUNDAI CAP AMER 4.875% DUE 11-01-2027	**	2,982,907
HYUNDAI CAP AMER 5.8% DUE 06-26-2025	**	772,767
HYUNDAI GLOVIS CO KRW500	**	364,773
HYUNDAI MARINE&FIR KRW500	**	65,485
HYUNDAI MOVEX CO L KRW100	**	71,416
HYUNDAI ROTEM CO L KRW5000	**	1,398,480
HYVISION SYSTEM IN SHS	**	24,859
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	**	89,879
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	4,771
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	6,514
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	1,679,338
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	1,958
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	2,179
I/O FNMA SMBS TR 404 CL 05-25-2040	**	99,523
I/O FNMA SMBS TR 421 CL 12-25-2038	**	28,148
I3 VERTICALS INC CL A CL A	**	2,909,192
IA FINANCIAL CORP COM NPV	**	2,530,688

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IBF FINANCIAL HOLDINGS CO LTD TWD10	**	73,417
ICE_CDS GOLDUS33 20/12/2025 SELL BARCLAYS BANK PLC 1.5% SWPC0N6P6	**	5,435
ICE_CDS MSNYUS33 06/20/2028 SELL AT&T INC 3.8% 02/15/20 SWPC0LX54	**	3,231
ICE_CDS MSNYUS33 06/20/2028 SELL GENERAL MOTORS CO 4.2% SWPC0LUG3	**	111,365
ICE_CDS MSNYUS33 12/20/2025 SELL FORD MOTOR CREDIT CO L SWPC0L3F5	**	8,975
ICE_CDS MSNYUS33 12/20/2028 SELL FORD MOTOR COMPANY 4.3 SWPC0M9M2	**	109,349
ICE_CDS MSNYUS33 20/06/2025 SELL BARCLAYS BANK PLC 1.5% SWPC0N7G5	**	1,089
ICE_CDS MSNYUS33 20/12/2029 SELL GLENCORE FINANCE EUROP SWPC0N1J5	**	116,177
ICE_CDX GOLDUS33 12/20/2029 SELL CDX.NA.IG.43 SWPC0MWQ7	**	359,363
ICG US CLO 2020-1 LTD / ICG US CLO 5.75478% 01-20-2035	**	7,013,328
ICG US CLO 2024-R1 LTD / ICG US CLO 0% 01-25-2038	**	7,033,450
ICNQ 2024-MF MTG TR COML MTG PASS THRU CTF CL A 5.778% 12-10-2034	**	1,003,208
ICRA LTD INR10	**	23,943
IDACORP INC COM	**	6,728,588
IDEXX LABS INC COM	**	12,715,761
IFAST CORP LTD CORP LTD	**	101,031
IGG INC USD0.0000025	**	1,078,721
IHH HEALTHCARE BHD COM	**	630,332
IL JIN ELECTRIC KRW1000 (NEW)	**	206,452
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	352,094
I'LL INC NPV	**	27,895
ILL TOOL WKS INC COM	**	12,733,276
ILUKA RESOURCES NPV	**	87,860
IMB INTERNAT CAPITAL 4.6% 02-05-2029	**	1,631,283
IMMUNOVANT INC COM	**	1,050,124
IMPALA PLATINUM NPV	**	467,586
IMPLENIA AG CHF1.02 (REGD)	**	151,798
IN MICH PWR CO FIXED 3.85% 05-15-2028	**	241,930
INABATA & CO NPV	**	110,181
INCYTE CORP COM	**	406,339
INDEPENDENCE RLTY TR INC COM	**	837,089
INDEPENDENT BK CORP MASS COM COM STK USD0.01	**	6,663,821
INDIAMART INTERMES INR10	**	279,032
INDIAN ENERGY EXCHANGE LTD	**	583,779
INDIAN METALS & FERRO ALLOY	**	127,275
INDIAN OIL CORP INR10	**	1,196,495
INDIANA ST FIN AUTH REV 2.496% 03-01-2032 BEO TAXABLE	**	1,692,083
INDIGO CRE MANG II IDX/LKD BDS 15/07/2038 EUR	**	517,750
INDITEX (IND.DE DISENO TEXTIL SA) EUR0.03 (POST SUBD)	**	8,157,790
INDO TAMBANGRAY IDR500	**	261,609
INDONESIA GOVERNMEN 8.375% 15/03/34	**	649,509
INDONESIA(REPUBLIC OF) T BOND 3.5% 01-11-2028	**	763,660
INDOSTAR CAPITAL INR10	**	57,136
INDRA SISTEMAS SA EUR0.20 SER 'A'	**	677,033
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	2,880,006
INFICON HOLDING AG CHF5 (REGD)	**	277,791
INFORMATICA INC CL A CL A	**	1,682,572
INFOSYS LIMITED	**	2,688,693

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INFOSYS LIMITED ADR	**	1,809,606
ING GROEP N V 3.869% 03-28-2026	**	2,991,694
ING GROEP N V 4.017% 03-28-2028	**	664,058
ING GROEP N V 5.55% 03-19-2035	**	7,460,618
ING GROEP N V 6.083% 09-11-2027	**	305,751
ING GROEP N V 6.083% 09-11-2027	**	6,479,880
ING GROEP N V 6.114% 09-11-2034	**	517,772
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	799,955
ING GROEP N.V. EUR0.01	**	9,663,430
ING US FDG LLC DISC COML PAPER 4/A2 YRS 1&2 10-07-2025	**	3,954,843
INGERSOLL RAND INC 5.197% 06-15-2027	**	2,483,731
INGERSOLL RAND INC 5.4% DUE 08-14-2028	**	1,584,562
INGEVITY CORP COM	**	590,019
INGREDION INC COM	**	5,545,869
INNERGEX RENEWABLE COM NPV	**	225,010
INOGEN INC COM	**	71,333
INSIGHT ENTERPRISES INC COM	**	181,151
INSMED INC COM PAR $.01	**	3,352,997
INSOURCE CO LTD NPV	**	178,315
INSPERITY INC COM	**	995,461
INSPIRE MED SYS INC COM	**	2,256,631
INSTEEL INDS INC COM	**	19,987
INSYDE SOFTWARE CO TWD10	**	47,095
INTACT FINL CORP COM NPV	**	4,513,214
INTEGRAFIN HOLDING ORD GBP0.01	**	46,282
INTEGRAL AD SCIENCE HLDG CORP COM	**	387,773
INTEL CORP 3.25% DUE 11-15-2049	**	77,723
INTEL CORP 3.7% DUE 07-29-2025	**	593,014
INTEL CORP 3.734% 12-08-2047 BEO	**	112,237
INTEL CORP 4.1% DUE 05-11-2047	**	149,349
INTEL CORP 4.875% 02-10-2026	**	2,516,489
INTEL CORP COM	**	1,619,017
INTEL CORP FIXED 3.75% DUE 08-05-2027	**	1,541,067
INTEL CORP SR NT 3.05% 08-12-2051	**	57,090
INTELLIA THERAPEUTICS INC COM	**	65,109
INTERACTIVE BROKERS GROUP INC CL COM	**	2,709,941
INTERCONTINENTAL EXCHANGE INC 4.6% 03-15-2033	**	2,069,697
INTERCONTINENTAL EXCHANGE INC COM	**	7,557,042
INTERCORP FINANCIAL SERVICES INC COM	**	59,795
INTERNATIONAL CONSOLIDATED AIRLINE ORD EUR0.10	**	4,132,715
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	5,603,589
INTERNATIONAL MONEY EXPRESS INC COM	**	221,131
INTERNATIONAL PERSONAL FINANCE PLC ORD GBP0.10	**	7,120
INTERPUBLIC GROUP COMPANIES INC COM	**	1,335,041
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	2,059,706
INTESA SANPAOLO NPV	**	9,469,464
INTESA SANPAOLO S 6.625% DUE 06-20-2033	**	355,622
INTL GAME SYSTEM TWD10	**	5,466,486

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INTRA-CELLULAR THERAPIES INC COM	**	2,235,413
INTUIT COM	**	34,913,804
INTUIT INC 5.5% 09-15-2053	**	460,943
INTUITIVE SURGICAL INC COM NEW STK	**	9,535,687
INVENTRUST PPTYS CORP COM USD0.001	**	286,114
INVESCO LTD COM STK USD0.20	**	6,462,269
INVESTEC LIMITED ZAR0.0002	**	108,978
INVESTEC ORD GBP0.0002	**	469,644
INVITATION HOMES 4.15% 04-15-2032	**	2,305,273
INVITATION HOMES OPER PARTNERSHIP 2.3% DUE 11-15-2028 BEO	**	812,221
INVITATION HOMES OPER PARTNERSHIP SR NT 2.7% 01-15-2034	**	2,473,335
IOCHPE-MAXION SA COM NPV	**	98,963
IONIS PHARMACEUTICALS INC COM	**	2,180,700
IOVANCE BIOTHERAPEUTICS INC COM	**	2,426,238
IPALCO ENTERPRISES INC 4.25% DUE 05-01-2030 REG	**	400,377
IPALCO ENTERPRISES INC SR SECD NT 5.75% 04-01-2034	**	3,757,285
IQVIA HLDGS INC COM USD0.01	**	210,855
IRB INFRASTRUCTURE 144A 7.11% 11/03/2032	**	403,865
IRB INFRASTRUCTURE INR1 (POST SUB/ DIV)	**	502,398
IRESS LIMITED NPV	**	633,386
IROBOT CORP COM	**	122,706
IRONWOOD PHARMACEUTICALS INC COM CL A	**	361,519
IS YATIRIM MENKUL TRY1 (B SHARES)	**	143,038
ISB CORPORATION NPV	**	43,491
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	271,843
ISRAEL(STATE OF) 2% BDS 31/03/2027 ILS1000	**	292,068
ISRAEL(STATE OF) 4.5% DUE 01-17-2033 REG	**	275,342
ISRAEL(STATE OF) 5.375% 03-12-2029	**	1,595,091
I-TAIL CORPORATION THB1 (NVDR)	**	286,214
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	781,971
ITC HLDGS CORP 5.3% DUE 07-01-2043	**	184,040
ITEOS THERAPEUTICS INC. COM	**	159,122
ITRON INC COM STK NPV	**	620,426
IVANHOE MINES LTD COM STK	**	597,776
J & J SNACK FOODS CORP COM STK NPV	**	3,893,763
J FRONT RETAILING NPV	**	732,223
J KUMAR INFAPROJEC COM STK	**	77,134
J P MORGAN CHASE COML MTG SECS TR 5.79715% 10-05-2039	**	502,401
J P MORGAN CHASE FLTG RT 5.69148% DUE 11-15-2038	**	3,482,500
J P MORGAN CHASE FLTG RT 5.76648% DUE 06-15-2038	**	575,573
J P MORGAN MTG TR FLTG RT 2.5% DUE 10-25-2051	**	1,251,459
JAB HOLDINGS BV 2.25% GTD SNR 19/12/39 EUR	**	582,576
JABIL INC COM USD0.001	**	4,476,010
JACKSON NATIONAL LIFE GLOBAL FNDG 144A 3.875% DUE 06-11-2025 BEO	**	248,934
JACKSON NATL LIFE GLOBAL FDG SECD TRANCHE # SR 00457 5.55% 07-02-2027	**	1,389,429
JACOBS ENGR GROUP INC 6.35% 08-18-2028	**	7,297,960
JAGUAR MINING INC COM NPV (POST REV SPLIT)	**	44,547
JAMES RIVER GROUP HOLDINGS COM USD0.0002	**	69,398

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JANUS HENDERSON GROUP PLC ORD USD1.50	**	1,767,717
JANUS INTL GROUP INC COM	**	6,457,490
JANUX THERAPEUTICS INC COM	**	165,920
JAPAN (30 YR TBOND .7% 20/06/2051	**	446,243
JAPAN EXCHANGE GROUP INC NPV	**	119,382
JAPAN GOVT CPI IDX/LKD 10/03/2028	**	2,044,019
JAPAN LIFELINE CO NPV	**	60,544
JAPAN MEDICAL DYNA NPV	**	20,673
JAPAN POST HOLD CO NPV	**	1,906,277
JAPAN POST INSURAN NPV	**	375,491
JAPAN(GOVT OF) 0.1% I/L SNR 10/03/2029 JPY	**	2,766,092
JAPAN(GOVT OF) 0.4% SNR 20/06/29 JPY50000	**	251,017
JAPAN(GOVT OF) 0.5% SNR 20/03/49 JPY50000	**	224,629
JAPAN(GOVT OF) 1.5% SNR 20/09/43 JPY50000	**	907,287
JAPAN(GOVT OF) 1.8% SNR 20/03/54 JPY50000	**	80,838
JAPAN(GOVT OF) 2.2% SNR 20/03/64 JPY50000	**	409,183
JAPAN(GOVT OF) 2.2% SNR 20/06/54 JPY50000	**	245,931
JAPFA COMFEED INDO LKD SHARES (IDR200 & IDR40)	**	257,208
JAPFA LTD NPV	**	68,836
JASA MARGA(PERSERO) TBK PT	**	17,541
JAYA TIASA HLDGS NPV	**	96,357
JAYMART GROUP HOLDINGS PCL THB1(NVDR)	**	16,880
JAZEERA AIRWAYS KWD0.100	**	43,697
JB FINANCIAL GROUP	**	260,188
JBS SA COM NPV	**	198,015
JBS USA HOLD/FOOD/LUX CO 6.75% 03-15-2034	**	905,021
JBS USA LUX S A / JBS USA FOOD CO 7.25% 11-15-2053	**	242,399
JCDECAUX SE NPV	**	953,884
JCU CORPORATION	**	46,484
JD LOGISTICS INC 144A USD0.000025	**	2,622,138
JD.COM INC USD0.00002 A CLASS	**	528,737
JELD-WEN HLDG INC COM	**	196,093
JENOPTIK AG NPV (POST CONS)	**	1,017,230
JET2 PLC	**	1,270,814
JINDAL SAW LTD FV INR 1 DEMAT EQUITY	**	887,436
JOHN DEERE CAPITAL CORP 2.35% 03-08-2027	**	464,686
JOHN DEERE OWNER 3.8% DUE 05-15-2029	**	989,977
JOHN DEERE OWNER 4.91% DUE 02-18-2031	**	2,514,878
JOHN DEERE OWNER FIXED 5.2% DUE 09-17-2029	**	1,158,323
JOHN DEERE OWNER TR SR 24-A CL A3 4.96% 11-15-2028	**	2,239,984
JOHNSON & JOHNSON COM USD1	**	22,324,556
JOHNSON CONTROLS HITACHI AIR C	**	29,621
JOHNSON ELEC HLDGS HKD0.05	**	609,691
JOHNSON HEALTH TEC TWD10	**	84,415
JOHNSON MATTHEY	**	693,170
JOHNSON SERVICE GP ORD GBP0.10	**	273,772
JONES LANG LASALLE INC COM STK	**	406,543
JPMBB COML MTG 3.31060004234% DUE 03-17-2049	**	731,393

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMBB COML MTG 3.7697% DUE 12-15-2048	**	3,850,798
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	5,500,892
JPMORGAN CHASE & 6.087% DUE 10-23-2029	**	518,542
JPMORGAN CHASE & 6.087% DUE 10-23-2029	**	3,422,375
JPMORGAN CHASE & CO 1.04% 02-04-2027	**	5,284,285
JPMORGAN CHASE & CO 1.47% 09-22-2027	**	1,315,016
JPMORGAN CHASE & CO 2.005% 03-13-2026	**	9,037,419
JPMORGAN CHASE & CO 2.069% 06-01-2029	**	1,269,777
JPMORGAN CHASE & CO 2.083% DUE 04-22-2026/10-22-2020 REG	**	9,917,939
JPMORGAN CHASE & CO 2.522% 04-22-2031	**	5,644,117
JPMORGAN CHASE & CO 2.947% 02-24-2028	**	2,744,856
JPMORGAN CHASE & CO 2.963% 01-25-2033	**	14,206,717
JPMORGAN CHASE & CO 3.509% 01-23-2029	**	1,275,172
JPMORGAN CHASE & CO 3.96% 01-29-2027	**	293,699
JPMORGAN CHASE & CO 4.0% DUE 12-31-2049 REG	**	2,727,285
JPMORGAN CHASE & CO 4.323% 04-26-2028	**	380,358
JPMORGAN CHASE & CO 4.452% 12-05-2029	**	5,535,726
JPMORGAN CHASE & CO 4.505% 10-22-2028	**	2,864,437
JPMORGAN CHASE & CO 4.6% DUE 12-31-2049	**	2,279,778
JPMORGAN CHASE & CO 4.603% 10-22-2030	**	343,647
JPMORGAN CHASE & CO 4.979% 07-22-2028	**	7,876,283
JPMORGAN CHASE & CO 4.995% 07-22-2030	**	6,346,030
JPMORGAN CHASE & CO 5.012% 01-23-2030	**	2,169,821
JPMORGAN CHASE & CO 5.04% 01-23-2028	**	4,087,807
JPMORGAN CHASE & CO 5.299% 07-24-2029	**	2,777,750
JPMORGAN CHASE & CO 5.53% 07-22-2035	**	840,929
JPMORGAN CHASE & CO 5.571% 04-22-2028	**	4,383,594
JPMORGAN CHASE & CO 5.766% 04-22-2035	**	10,231,773
JPMORGAN CHASE & CO 6.07% 10-22-2027	**	5,287,059
JPMORGAN CHASE & CO COM	**	64,804,640
JPMORGAN CHASE & CO NT FIXED TO FLTG RATE 1.578% 04-22-2027	**	1,842,950
JPMORGAN CHASE & CO SR NT FIXED/FLTG 2.595% 02-24-2026	**	519,221
JPMORGAN CHASE & CO. 2.739% 10-15-2030	**	3,745,426
JPMORGAN CHASE & CO. 2.956% 05-13-2031	**	2,934,135
JPMORGAN CHASE & CO. 4.851% DUE 07-25-2028	**	849,931
JPMORGAN CHASE & CO. 5.336% 01-23-2035	**	597,250
JPMORGAN CHASE & CO. 5.35% 06-01-2034	**	1,400,616
JPMORGAN CHASE & FLTG RT 1.045% DUE 11-19-2026	**	3,878,820
JS GLOBAL LIFESTYL USD0.00001	**	11,381
JSC KAZMUNAYGAS 3.5% SNR MTN 14/04/2033 USD	**	413,919
JSC KAZMUNAYGAS 6.375% SNR MTN 24/10/48 USD	**	278,625
JSC OGK-2 RUB0.3627(RUB)	**	27,406
JSW ENERGY LTD COM	**	824,036
JTC PLC ORD GBP0.01	**	151,112
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	4,651,115
JUNIPER NETWORKS INC COM	**	212,042
JUST DIAL LTD INR10	**	68,780

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JUSTSYSTEMS CORP NPV	**	225,894
JVCKENWOOD CORPORA NPV	**	5,289,730
JYSKE BANK A/S DKK10	**	46,031
JYSKE REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	7,821
JYSKE REALKREDIT 1% SNR 01/10/2050 DKK0.01	**	1
KAKAKU.COM. INC NPV	**	471,189
KAKEN PHARM NPV	**	43,074
KALMAR OYJ SER'B'NPV	**	222,538
KAMIGUMI CO LTD NPV	**	374,731
KANADEN CORP NPV	**	26,849
KANEMATSU CORP NPV	**	1,306,783
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	**	237,974
KAORI HEAT TREATME TWD10	**	647,837
KARDEX HOLDING AG	**	378,178
KARUR VYSYA BANK INR2	**	383,196
KASIKORNBANK PCL THB10 (NVDR)	**	1,493,201
KATO SANGYO CO NPV	**	45,966
KB FINANCIAL GROUP KRW5000	**	535,642
KB KOOKMIN BK NEW YORK BRH 06-26-2024 FLTG CTF OF DEP 04-23-2025	**	1,885,388
KB KOOKMIN BK NEW YORK BRH DTD 05-23-2024 FLTG CD 05-27-2025	**	853,081
KB KOOKMIN BK NEW YORK BRH DTD 10-24-2024 4.67% CTF DEP 07-24-2025	**	3,019,825
KBC GROEP NV NPV	**	4,472,553
KBR INC COM	**	5,570,665
KCTECH CO LTD KRW500	**	68,781
KDDI CORP NPV	**	25,666
KEARNY FINL CORP MD COM	**	70,163
KEC INTERNATIONAL INR 2	**	213,341
KEESON TECHNOLOGY A CNY1	**	149,778
KEI INDUSTRIES INR2	**	105,094
KELLANOVA 4.3% DUE 05-15-2028	**	3,844,288
KELLANOVA SR NT 5.75% 05-16-2054	**	199,815
KELLOGG CO 5.25% DUE 03-01-2033	**	260,571
KELLY SERVICES INC CL A COM	**	170,291
KEMPER CORP DEL COM	**	6,099,126
KENKO MAYONNAISE NPV	**	49,879
KENVUE INC 5.2% 03-22-2063	**	148,106
KENVUE INC COM	**	11,195,364
KENVUE INC SR NT 5.5% 03-22-2025	**	822,428
KEPCO ENGINEERING KRW200	**	252,840
KEPCO PLANT SERVICE & ENGINEERING CO LTDKRW200	**	519,860
KEPPEL REIT	**	421,735
KERRY LOGISTICS NETWORK LTD HKD1	**	479,159
KERRY PROPERTIES HKD1	**	286,444
KEURIG DR PEPPER INC 5.05% 03-15-2029	**	261,769
KEY BK NATL ASSN STEP CPN 4.39% DUE 12-14-2027	**	1,420,014
KEYSIGHT TECHNOLOGIES INC COM	**	8,335,412
KEYSTONE REALTORS INR10.00	**	10,186
KFIN TECHNOLOGIES COMM STOCK	**	666,891

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KIATNAKIN PHATRA BANK PCL NON VTG DEP RCPT REP 1 ORD THB10	**	191,861
KID ASA NOK1.20	**	161,191
KIER GROUP PLC ORD GBP0.01	**	11,475
KILLAM APT REAL ES TRUST UNIT	**	506,508
KILROY REALTY CORP 2.5% DUE 11-15-2032	**	582,551
KILROY RLTY L P 6.25% 01-15-2036	**	297,714
KIMBERLY-CLARK CORP COM	**	7,482,122
KINAXIS INC COM NPV	**	939,015
KINDER MORGAN 6.5% DUE 02-01-2037	**	230,000
KINDER MORGAN INC 4.3% DUE 06-01-2025	**	698,383
KINDER MORGAN INC DEL 1.75% 11-15-2026	**	4,576,466
KINDER MORGAN INC FIXED 3.25% DUE 08-01-2050	**	168,100
KING SLIDE WORKS TWD10	**	661,898
KINGDEE INTL SOFTW HKD0.025	**	583,092
KINGNET NETWORK CO CNY1	**	569,501
KINNEVIK AB NPV B	**	77,416
KINPO ELECTRONICS TWD10	**	249,487
KIRBY CORP COM	**	677,014
KIRLOSKAR PNEUMATI INR2 (POST SUB DIVISION)	**	329,486
KITE RLTY GROUP TR COM NEW COM NEW	**	803,818
KITZ CORPORATION NPV	**	42,368
KIWOOM SECURITIES KRW5000	**	330,489
KKR & CO INC CL A CL A	**	14,769,849
KLA CORP 3.3% 03-01-2050	**	228,308
KLA CORP 4.95% 07-15-2052	**	482,426
KLA CORPORATION COM USD0.001	**	15,676,125
KNIFE RIV HLDG CO COM	**	3,494,282
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	4,673,089
KNORR BREMSE AG	**	1,902,411
KODIAK SCIENCES INC COM USD0.0001	**	109,161
KOMERCNI BANKA CZK100	**	183,123
KOMMUNALBANKEN AS 1.9% 19/01/2027	**	59,043
KON AHOLD DELHAIZE EUR0.01	**	3,708,040
KONECRANES OYJ NPV	**	836,265
KONINKLIJKE HEIJMANS N.V	**	1,410,202
KONINKLIJKE VOPAK EUR0.50	**	167,673
KONOIKE TRANSPORT NPV	**	88,477
KOPPERS HLDGS INC COM	**	85,309
KOREA ELEC TERM KRW500	**	146,965
KOREA TREASURY BD 4.0% 10/12/2031	**	240,931
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2028KRW	**	777,232
KOREA(REPUBLIC OF) 2.625% SNR 10/06/2028KRW	**	1,084,686
KOREA(REPUBLIC OF) 3.25% SNR 10/03/2053 KRW	**	74,826
KOREA(REPUBLIC OF) 4.25% SNR 10/12/2032 KRW	**	351,516
KOREAN REINSURANCE KRW500	**	178,398
KOSE CORPORATION NPV	**	2,969,172
KPIT TECHNOLOGIES INR10	**	58,972
KRAFT HEINZ CO COM	**	14,261,724

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KRAFT HEINZ FOODS CO GTD SR NT 4.625% 10-01-2039	**	357,964
KRAFTON INC REG S KRW100	**	468,915
KRATOS DEFENSE & SECURITY SOLUTIONS INC	**	2,158,174
KRISHNA INST OF KRISHNA INST OF MED DM2	**	382,470
KROGER CO 4.45% DUE 02-01-2047	**	247,116
KROGER CO 5.358% 09-15-2034	**	503,040
KROGER CO 5.5% 09-15-2054	**	18,861
KROGER CO 5.65% 09-15-2064	**	263,730
KROGER CO COM	**	950,699
KRONOS WORLDWIDE INC COM STK	**	91,075
KRUNG THAI BNK LTD THB5.15(NVDR)	**	710,163
KRYSTAL BIOTECH INC COM	**	2,644,734
K'S HOLDINGS CORP NPV	**	1,241,721
KS ST DEV FIN AUTH REV PUB EMPLOYEES RETSYS-C 5.501 5-1-34 BEO TXBL SF 5-1-27	**	1,020,936
KSA SUKUK LTD 144A 5.268% 10-25-2028	**	201,816
KT CORPORATION KRW5000	**	741,740
KUAISHOU TECHNOLOG USD0.0000053 B CLASS	**	4,244,684
KUKBO DESIGN KRW500	**	31,082
KUMAGAI GUMI CO NPV	**	415,322
KUMBA IRON ORE LTD ZAR0.01	**	193,278
KUMHO TIRE CO KRW5000	**	127,582
KURA ONCOLOGY INC COM	**	329,438
KURA SUSHI USA INC CL A COM CL A COM	**	4,844,671
KURITA WATER INDS NPV	**	1,044,174
KUWAIT INTERNATIONAL BANK COM STK	**	107,184
KUWAIT TELECOMMUNICATIONS COMPANY KWD0.1	**	48,322
KYMERA THERAPEUTICS INC COM	**	239,047
KYNDRYL HLDGS INC COM	**	3,161,021
KYOCERA CORP NPV	**	3,819,455
KYOWA KIRIN CO LTD NPV	**	222,193
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	63,415
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	**	246,046
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	**	885,765
L3HARRIS TECHNOLOGIES INC 4.4% DUE 06-15-2028	**	1,216,073
L3HARRIS TECHNOLOGIES INC 5.05% 06-01-2029	**	5,053,302
L3HARRIS TECHNOLOGIES INC 5.4% 01-15-2027	**	3,924,399
L3HARRIS TECHNOLOGIES INC 5.4% 07-31-2033	**	488,957
L3HARRIS TECHNOLOGIES INC 5.6% 07-31-2053	**	339,592
LAB CORP AMER 2.95% DUE 12-01-2029	**	2,767,809
LABCORP HLDGS INC COM	**	5,019,815
LABORATORY CORP OF AMER 4.35% 04-01-2030	**	603,092
LAD AUTO 6.12% DUE 09-15-2027	**	1,936,937
LADDER CAP CORP CL A CL A	**	271,772
LAM RESH CORP COM NEW	**	22,344,928
LAMAR ADVERTISING CO NEW CL A CL A	**	340,750
LANCASHIRE HLDGS COM STK	**	337,635
LANDESBANK BADEN-WURTTEMBERG NEW YORK BRH 11-27-2024 4.66% CD 11-28-2025	**	3,714,705
LANDIS & GYR GROUP CHF10 (REGD)	**	381,895

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LANDSEA HOMES CORP + COM USD	**	567,252
LANDSTAR SYS INC COM	**	2,282,988
LANTHEUS HLDGS INC COM	**	1,845,828
LAQ 2023-LAQ MTG TR 6.40342% 03-15-2036	**	239,426
LAS VEGAS SANDS 2.9% DUE 06-25-2025	**	108,803
LAS VEGAS SANDS 3.5% DUE 08-18-2026	**	3,358,230
LAS VEGAS SANDS 3.9% DUE 08-08-2029	**	1,357,308
LAS VEGAS SANDS CORP 6.0% 08-15-2029	**	455,779
LASERTEC CORP NPV	**	482,945
LASSONDE INDUSTRIE CLASS'A'S/VTG NPV	**	25,703
LATHAM GROUP INC COM	**	61,248
LATTICE SEMICONDUCTOR CORP COM	**	2,120,693
LAUNCH TECH 'H'CNY1.00	**	25,242
LAUREL RD PRIME STUDENT SR 19-A CL A2FX 0.0% 10-25-2048	**	59,076
LAVVI EMPREENDIMEN COM NPV	**	109,365
LAZARD INC COM USD0.01	**	3,479,791
LCH_IRS BARCUS31 18/09/2029 CNY P 7DCNRR0 / R 2.25% SWU022IE2	**	374,626
LCH_IRS BARCUS31 19/03/2030 CNY P 7DCNRR0 / R 1.5% SWU02DUZ7	**	36,129
LCH_IRS GOLDUS33 01/10/2029 ILS P 3MTELBO / R 4.18% SWU02B3H1	**	1,946
LCH_IRS GOLDUS33 02/10/2029 ILS P 3MTELBO / R 4.175% SWU02B480	**	874
LCH_IRS GOLDUS33 05/03/2034 EUR P 6MEURIB / R 2.75% SWU022FI6	**	10,165
LCH_IRS GOLDUS33 09/12/2029 ILS P 4.07% / R 3MTELBO SWU02D8J8	**	2,716
LCH_IRS GOLDUS33 10/01/2030 EUR P 6MEURIB / R 2.343% SWU02BRM4	**	16,513
LCH_IRS GOLDUS33 13/12/2029 ILS P 3.98% / R 3MTELBO SWU02DEG7	**	2,975
LCH_IRS GOLDUS33 15/03/2033 AUD P 6MBBSW / R 4.25% SWU01LGV5	**	908
LCH_IRS GOLDUS33 15/06/2027 NZD P 3MBBR / R 3.75% SWU01I841	**	1,488
LCH_IRS GOLDUS33 15/12/2035 EUR P 0.45% / R 6MEURIB SWU00XH23	**	19,322
LCH_IRS GOLDUS33 17/11/2052 EUR P 0.064% / R 6MEURIB SWU016KP6	**	135,700
LCH_IRS GOLDUS33 18/03/2025 NOK P 1.635% / R 6MNIBOR SWU00ZE21	**	1,600
LCH_IRS GOLDUS33 18/09/2029 ILS P 3MTELBO / R 4.165% SWU02AS11	**	422
LCH_IRS GOLDUS33 19/03/2027 EUR P 6MEURIB / R 3% SWU01NRX5	**	96,503
LCH_IRS GOLDUS33 19/03/2030 EUR P 6MEURIB / R 2.5% SWU028Y92	**	261,163
LCH_IRS GOLDUS33 19/03/2035 AUD P 6MBBSW / R 4.5% SWU02D2D7	**	13,700
LCH_IRS GOLDUS33 19/03/2035 EUR P 6MEURIB / R 2.5% SWU028YB7	**	396,709
LCH_IRS GOLDUS33 19/06/2029 NZD P 3MBBR / R 4.75% SWU025HY2	**	38,530
LCH_IRS GOLDUS33 20/12/2033 AUD P 6MBBSW / R 4.75% SWU01Z579	**	2,113
LCH_IRS GOLDUS33 25/09/2029 ILS P 3MTELBO / R 4.405% SWU02AYJ5	**	16,013
LCH_IRS GOLDUS33 27/05/2050 EUR P 0.054% / R 6MEURIB SWU017449	**	42,274
LCH_IRS MSNYUS33 02/05/2029 EUR P 6MEURIB / R 2.78% SWU024NY8	**	6,886
LCH_IRS MSNYUS33 06/05/2029 EUR P 6MEURIB / R 2.827% SWU024SM9	**	27,252
LCH_IRS MSNYUS33 19/03/2035 EUR P 6MEURIB / R 2.5% SWU028YB7	**	238,973
LCH_IRS MSNYUS33 20/12/2033 AUD P 6MBBSW / R 4.75% SWU01XLH4	**	227,819
LCH_OIS BARCUS31 19/03/2027 SGD P 2.5% / R 1DSIBCS SWU02ADY5	**	1,540
LCH_OIS BARCUS31 19/03/2030 THB P 1DTHBRO / R 2% SWU02AE24	**	4,538
LCH_OIS BOFAGB2U 02/28/2029 USD P 3.261% / R 1DSOFR SWU02AAL6	**	1,476,886
LCH_OIS BOFAGB2U 02/28/2029 USD P 3.28% / R 1DSOFR SWU02A9M6	**	1,440,988
LCH_OIS BOFAGB2U 02/28/2029 USD P 3.281% / R 1DSOFR SWU02ABS0	**	1,855,810
LCH_OIS BOFAGB2U 06/30/2031 USD P 3.264% / R 1DSOFR SWU02AAH5	**	1,092,321

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LCH_OIS BOFAGB2U 06/30/2031 USD P 3.266% / R 1DSOFR SWU02A8V7	**	3,607,868
LCH_OIS BOFAGB2U 08/07/2034 USD P 3.715% / R 1DSOFR SWU028NX1	**	32,447
LCH_OIS GOLDUS33 01/06/2033 CAD P 2.85% / R 1DCORRA SWU02DVC7	**	177
LCH_OIS GOLDUS33 01/09/2029 CAD P 1DCORRA / R 2.85% SWU02C9F7	**	4,855
LCH_OIS GOLDUS33 01/09/2033 CAD P 2.88% / R 1DCORRA SWU02D5G7	**	435
LCH_OIS GOLDUS33 02/28/2029 USD P 3.851% / R 1DSOFR SWU02CL06	**	16,688
LCH_OIS GOLDUS33 02/28/2029 USD P 3.862% / R 1DSOFR SWU02CKS6	**	14,305
LCH_OIS GOLDUS33 03/19/2030 USD P 3% / R 1DSOFR SWU02DC95	**	275,101
LCH_OIS GOLDUS33 03/19/2035 USD P 3.25% / R 1DSOFR SWU02D619	**	26,466
LCH_OIS GOLDUS33 05/15/2026 USD P 4.02% / R 1DSOFR SWU02CRP5	**	410
LCH_OIS GOLDUS33 05/15/2034 USD P 3.836% / R 1DSOFR SWU02CLH9	**	12,837
LCH_OIS GOLDUS33 05/15/2034 USD P 3.847% / R 1DSOFR SWU02CL22	**	6,997
LCH_OIS GOLDUS33 05/15/2034 USD P 3.86% / R 1DSOFR SWU02CKT4	**	13,193
LCH_OIS GOLDUS33 05/31/2029 USD P 3.838% / R 1DSOFR SWU02DG42	**	37,856
LCH_OIS GOLDUS33 06/15/2027 USD P 1.75% / R 1DSOFR SWU01H5P9	**	66,337
LCH_OIS GOLDUS33 06/20/2026 USD P 4% / R 1DSOFR SWU0203Z5	**	47,964
LCH_OIS GOLDUS33 06/20/2034 USD P 3.75% / R 1DSOFR SWU0205W0	**	228,110
LCH_OIS GOLDUS33 06/21/2025 USD P 3.75% / R 1DSOFR SWU01O3A9	**	66,742
LCH_OIS GOLDUS33 06/30/2031 USD P 3.84% / R 1DSOFR SWU02CKU1	**	22,163
LCH_OIS GOLDUS33 07/12/2034 USD P 3.885% / R 1DSOFR SWU027RX9	**	17,998
LCH_OIS GOLDUS33 08/15/2026 USD P 3.905% / R 1DSOFR SWU02CPU6	**	1,744
LCH_OIS GOLDUS33 08/15/2034 USD P 3.825% / R 1DSOFR SWU02DG67	**	12,762
LCH_OIS GOLDUS33 08/19/2034 USD P 3.586% / R 1DSOFR SWU028ZY6	**	17,344
LCH_OIS GOLDUS33 08/19/2034 USD P 3.595% / R 1DSOFR SWU028ZZ3	**	8,522
LCH_OIS GOLDUS33 08/28/2034 USD P 3.599% / R 1DSOFR SWU02A813	**	20,944
LCH_OIS GOLDUS33 08/28/2034 USD P 3.643% / R 1DSOFR SWU02A854	**	19,120
LCH_OIS GOLDUS33 10/31/2031 USD P 3.813% / R 1DSOFR SWU02DG59	**	60,991
LCH_OIS GOLDUS33 11/30/2026 USD P 2.965% / R 1DSOFR SWU01JJ13	**	129,808
LCH_OIS GOLDUS33 12/18/2025 USD P 3.5% / R 1DSOFR SWU020B78	**	75,877
LCH_OIS GOLDUS33 12/18/2026 USD P 3.75% / R 1DSOFR SWU025TK9	**	26,927
LCH_OIS GOLDUS33 12/18/2034 USD P 3.75% / R 1DSOFR SWU025TX1	**	7,955
LCH_OIS GOLDUS33 16/05/2027 CHF P 1DSARON / R 0.343% SWU01GDB3	**	1,336
LCH_OIS GOLDUS33 17/06/2035 GBP P 3% / R 1DSONIA SWU020E26	**	104,708
LCH_OIS GOLDUS33 18/09/2054 GBP P 3.75% / R 1DSONIA SWU022DX5	**	62,501
LCH_OIS GOLDUS33 18/09/2054 JPY P 1.5% / R 1DTONAR SWU022IC6	**	45,825
LCH_OIS GOLDUS33 18/12/2025 CAD P 1DCORRA / R 3.5% SWU020B60	**	39,330
LCH_OIS GOLDUS33 19/03/2026 CAD P 1DCORRA / R 3.5% SWU0252X0	**	4,444
LCH_OIS GOLDUS33 19/06/2026 CAD P 1DCORRA / R 3.925% SWU025HD8	**	21,412
LCH_OIS GOLDUS33 19/06/2034 CAD P 1DCORRA / R 3.5% SWU01ZUN6	**	42,526
LCH_OIS GOLDUS33 19/06/2039 JPY P 0.4% / R 1DTONAR SWU01E105	**	100,649
LCH_OIS GOLDUS33 20/03/2026 JPY P 0.25% / R 1DTONAR SWU020AB0	**	21,648
LCH_OIS MSNYUS33 01/06/2033 CAD P 2.85% / R 1DCORRA SWU02DVC7	**	2,301
LCH_OIS MSNYUS33 01/17/2034 USD P 3.6% / R 1DSOFR SWU020RA4	**	76,764
LCH_OIS MSNYUS33 02/28/2031 USD P 3.8% / R 1DSOFR SWU021YQ9	**	609,819
LCH_OIS MSNYUS33 05/10/2029 EUR P 2.056% / R 1DESTR SWU02CPZ5	**	2,015
LCH_OIS MSNYUS33 05/10/2029 EUR P 2.063% / R 1DESTR SWU02CN46	**	1,493
LCH_OIS MSNYUS33 06/20/2026 USD P 4% / R 1DSOFR SWU0203Z5	**	163,688
LCH_OIS MSNYUS33 06/20/2029 USD P 3.75% / R 1DSOFR SWU0204X9	**	352,824

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LCH_OIS MSNYUS33 06/20/2034 USD P 3.75% / R 1DSOFR SWU0205W0	**	321,282
LCH_OIS MSNYUS33 06/20/2054 USD P 3.5% / R 1DSOFR SWU0206W9	**	1,968,870
LCH_OIS MSNYUS33 08/05/2034 USD P 3.85% / R 1DSOFR SWU028KU0	**	21,984
LCH_OIS MSNYUS33 08/15/2033 USD P 3.604% / R 1DSOFR SWU020NU4	**	582,465
LCH_OIS MSNYUS33 08/15/2033 USD P 3.608% / R 1DSOFR SWU020O41	**	513,537
LCH_OIS MSNYUS33 08/15/2033 USD P 3.609% / R 1DSOFR SWU020RD8	**	155,335
LCH_OIS MSNYUS33 08/15/2033 USD P 3.619% / R 1DSOFR SWU020QQ0	**	189,536
LCH_OIS MSNYUS33 08/21/2034 USD P 3.55% / R 1DSOFR SWU02A1B8	**	73,984
LCH_OIS MSNYUS33 08/28/2034 USD P 3.555% / R 1DSOFR SWU02A7Z9	**	91,070
LCH_OIS MSNYUS33 08/28/2034 USD P 3.565% / R 1DSOFR SWU02A805	**	89,412
LCH_OIS MSNYUS33 08/28/2034 USD P 3.6% / R 1DSOFR SWU02A821	**	104,510
LCH_OIS MSNYUS33 08/28/2034 USD P 3.605% / R 1DSOFR SWU02A839	**	12,417
LCH_OIS MSNYUS33 08/28/2034 USD P 3.643% / R 1DSOFR SWU02A854	**	34,415
LCH_OIS MSNYUS33 11/15/2033 USD P 3.721% / R 1DSOFR SWU022OM7	**	246,525
LCH_OIS MSNYUS33 12/12/2032 USD P 3.61% / R 1DSOFR SWU01NG17	**	12,317
LCH_OIS MSNYUS33 12/18/2034 USD P 3.75% / R 1DSOFR SWU025TX1	**	5,303
LCH_OIS SBSIUS33 08/15/2034 USD P 3.895% / R 1DSOFR 3553534	**	28,623
LCH_OIS SBSIUS33 11/15/2053 USD P 0.032% / R 1DSOFR 3548220	**	144,497
LEAR CORP COM NEW COM NEW	**	3,752,866
LEGALZOOM COM INC COM	**	447,573
LEGRAND SA EUR4	**	5,568,001
LEIDOS HLDGS INC COM	**	176,474
LEIDOS INC 3.625% 05-15-2025	**	2,577,500
LEIDOS INC 5.75% 03-15-2033	**	517,101
LEMAITRE VASCULAR INC COM STK	**	8,327,613
LENDINGTREE INC NEW COM USD0.01	**	407,728
LENDMARK FDG TR 2021-1 1.9% 11-20-2031	**	1,879,738
LENNOX INTL INC COM	**	1,342,288
LENOVO GROUP LIMITED HKD0.025	**	1,541,596
LEONARDO DRS INC COM	**	820,319
LEONARDO SPA NPV	**	1,787,654
LEONG HUP INTERNAT NPV	**	15,465
LEONTEQ AG CHF1 (REGD)	**	298,698
LIFE TIME GROUP HLDGS INC COM	**	1,144,046
LIFESTANCE HEALTH GROUP INC COM	**	617,886
LINDE PLC	**	19,405,773
LINKLOGIS INC USD0.00000833 B CLASS	**	262,621
LINTEC CORP NPV	**	1,187,813
LION FINANCE GROUP PLC	**	625,804
LIVE NATION ENTERTAINMENT INC	**	16,989,364
LIVE OAK BANCSHARES INC COM	**	374,143
LKQ CORP COM LKQ CORP	**	5,489,715
LLOYDS BANK PLC 0%-VAR SNR 02/04/2032 USD	**	1,314,312
LLOYDS BANKING GROUP PLC 5.087% 11-26-2028	**	3,033,001
LLOYDS BANKING GROUP PLC 5.871% 03-06-2029	**	5,092,536
LLOYDS BANKING GROUP PLC 5.985% 08-07-2027	**	8,340,111
LLOYDS BKG GROUP PLC 4.716% DUE 08-11-2026 BEO	**	9,336,376
LLOYDS BKG GROUP PLC 5.679% 01-05-2035	**	199,221

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LLOYDS BKG GROUP PLC 5.679% 01-05-2035	**	8,964,937
LOCKHEED MARTIN CORP 3.9% 06-15-2032	**	2,332,202
LOCKHEED MARTIN CORP 5.2% 02-15-2055	**	188,503
LOCKHEED MARTIN CORP COM	**	7,593,784
LOCKHEED MARTIN CORP NT 6.15% DUE 09-01-2036/12-18-2006	**	280,274
LOGISTA INTEGRAL S A	**	3,310,696
LOGITECH INTL CHF0.25 (REGD)	**	8,151,269
LOGO YAZILIM TRY1	**	54,138
LOJAS RENNER SA COM NPV	**	584,179
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	10,126,393
LONKING HOLDINGS HKD0.1	**	54,429
LOOMIS AK	**	975,352
LOT VACUUM CO LTD KRW500	**	34,237
LOTES CO LTD TWD10	**	834,846
LOTTERY CORPORATIO NPV	**	756,955
LOTTOMATICA GROUP NPV	**	1,120,120
LOUISIANA LOC GOVT ENVRNMNTL FACS & TAX-LA UTILS RESTRTN CORP 5.048% 12-01-2034	**	399,863
LOUISIANA-PACIFIC CORP COM	**	3,657,075
LOUISVILLE GAS & ELEC CO 5.45% DUE 04-15-2033	**	303,335
LOWE'S COMPANIES INC 4.4% DUE 09-08-2025 BEO	**	828,807
LOWES COS INC 3.35% 04-01-2027	**	1,839,737
LOWES COS INC 4.05% DUE 05-03-2047	**	233,118
LOWES COS INC COM	**	47,996,929
LPL HLDGS INC 6.75% 11-17-2028	**	740,687
LPL HLDGS INC SR NT 5.7% 05-20-2027	**	759,182
LS CORP KRW5000	**	71,679
LUCECO PLC ORD GBP0.0005	**	3,440
LUKOIL PJSC	**	432,147
LULULEMON ATHLETICA INC COM	**	175,144
LUMENTUM HLDGS INC COM	**	1,214,924
LUYE PHARMA GP LTD USD0.02	**	129,759
LVMH MOET HENNESSY EUR0.30	**	11,654,248
LX HOLDINGS COM KRW	**	14,842
LYB INTL FIN III 1.25% DUE 10-01-2025	**	96,384
LYFT INC CL A CL A	**	2,119,535
LYONDELLBASELL IND N V COM USD0.01 CL 'A'	**	3,217,971
M3 INC NPV	**	70,223
MACERICH CO REIT	**	1,748,936
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK	**	434,404
MACQUARIE GROUP LTD 21/06/2028 4.098% 06-21-2028	**	4,888,221
MACQUARIE GROUP LTD SR MEDIUM TERM TRANCHE # TR 00030 5.108% 08-09-2026	**	9,319,152
MACQUARIE GROUP LTD SR MEDIUM TERM 1.34%01-12-2027	**	1,517,932
MACROGENICS INC COM	**	27,144
MADDEN STEVEN LTD COM	**	3,895,002
MADISON PARK FUNDING LTD 20/04/2032 0% 04-20-2032	**	1,241,656
MADISON PK FDG XXX FLTG RT 0% DUE 07-16-2037	**	903,825
MADISON SQUARE GARDEN ENTMT CORP CL A	**	759,918
MADRIGAL PHARMACEUTICALS INC COM	**	879,116

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MAGNA INTERNATIONAL INC COMMON STOCK	**	16,423,470
MAGNETITE XXVI LTD / MAGNETITE XXVI SR SECD NT CL A-2-R 144A 5.96168 07-25-2034	**	804,427
MAGNETITE XXVI LTD/MAGNETITE XXVI LLC SRSECD NT CL A-R-1 FLTG 144A 07-25-2034	**	1,631,135
MAGNITE INC COM	**	1,269,238
MAGNOLIA OIL & GAS CORP CL A CL A	**	4,529,501
MAGYAR TELEKOM HUF100	**	485,481
MAH SING GROUP BHD NPV	**	257,873
MAIN STR CAP CORP 6.95% 03-01-2029	**	1,284,806
MAJOR CINEPLEX GRO THB1(NVDR)	**	219,886
MALAYSIA (GOVT OF) 2.632% GTD 15/04/2031MYR	**	188,588
MALAYSIA (GOVT OF) 4.054% BDS 18/04/2039MYR	**	451,569
MALAYSIA 3.519% 20/04/2028	**	422,015
MALIBU BOATS INC COM CL A COM CL A	**	5,399,428
MAN INFRACONSTRUCTION LTD INR2	**	71,372
MANDOM CORP NPV	**	391,039
MANHATTAN ASSOCS INC COM	**	1,374,441
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	193,292
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	137,050
MANNKIND CORP COM USD0.01(POST REV SPLIT)	**	547,707
MANPOWERGROUP INC	**	1,169,119
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	50,672
MANULIFE FINL CORP COM NPV	**	10,041
MAPLE GROVE FDG TR I PRE-CAPITALIZED TR SECS 4.161% 08-15-2051	**	1,420,667
MAPLEBEAR INC COM	**	3,430,280
MARATHON PETE CORP 5.125% 05-22-2019	**	1,372,107
MARATHON PETE CORP 6.5% DUE 03-01-2041	**	176,245
MARATHON PETE CORP COM	**	2,797,115
MARAVAI LIFESCIENCES HLDGS INC CL A CL A	**	48,505
MARCO POLO MARINE NPV	**	130,266
MARICOPA CNTY ARIZ INDL DEV AUTH ED 7.375% 10-01-2029	**	203,863
MARKEL GROUP INC	**	6,221,333
MARKEL GROUP INC 5% DUE 04-05-2046	**	271,493
MARKETECH INTERNATIONAL CORP	**	80,983
MARKS & SPENCER GROUP ORD GBP0.01	**	855,903
MARRIOTT INTERNATIONAL INC 5.0% 10-15-2027	**	2,464,749
MARRIOTT INTL INC NEW 4.9% 04-15-2029	**	244,554
MARRIOTT INTL INC NEW 5.45% 09-15-2026	**	1,443,394
MARRIOTT INTL INC NEW COM STK CL A	**	30,441,001
MARSH & MCLENNAN COS INC 4.55% 11-08-2027	**	2,906,910
MARSH & MCLENNAN CO'S INC COM	**	26,706,309
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	101,831
MARTIN MARIETTA 4.25% 12-15-2047	**	200,880
MARTIN MARIETTA MATLS INC COM	**	16,322,950
MARTINREA INTL INC COM NPV	**	660,168
MARUBUN CORP NPV	**	56,900
MARUHA NICHIRO COR NPV	**	1,331,441
MARUTI SUZUKI IND INR5	**	758,698
MARUZEN SHOWA UNYU NPV	**	27,214

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MARVELL TECHNOLOGY INC 5.75% 02-15-2029	**	128,102
MARVELL TECHNOLOGY INC 5.75% 02-15-2029	**	3,320,408
MARVELL TECHNOLOGY INC COM	**	13,140,016
MASCO CORP 6.5% DUE 08-15-2032	**	316,123
MASCO CORP FIXED 2% DUE 10-01-2030	**	84,322
MASSACHUSETTS EDL FING AUTH SER 8-1 CL A1 FLTG 04-25-2038	**	4,485
MASTEC INC 5.9% 06-15-2029	**	274,834
MASTEC INC COM	**	12,023,204
MASTEK INR5	**	450,802
MASTERCARD INC CL A	**	102,447,879
MASTERCRAFT BOAT HLDGS INC COM	**	115,164
MASTR AST BACKED FLTG RT 4.65378% DUE 11-25-2036	**	1,088,376
MATADOR RES CO COM	**	673,038
MATRIMONY COM LTD INR5	**	67,009
MATRIX SVC CO COM	**	90,302
MAVI GIYIM SANAYI TRY1	**	744,531
MAX FINANCIAL SERV INR2	**	472,694
MAYVILLE ENGR CO INC COM	**	88,975
MAZDA MOTOR CORP NPV	**	1,135,819
MBM RESOURCES NPV	**	75,478
MBX BIOSCIENCES INC COM	**	98,969
MC DONALDS CORP COM	**	17,934,915
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	**	75,618
MCDONALD'S CORP FIXED 4.45% DUE 09-01-2048	**	208,697
MCDONALDS CORP MEDIUM TERM NTS BOOK 3.625% DUE 09-01-2049	**	173,267
MCKESSON CORP	**	29,519,628
MCKESSON CORP NEW 4.25% 09-15-2029	**	388,050
MDA SPACE LTD COM NPV	**	1,375,685
MDU RES GROUP INC COM	**	735,054
MEARS GROUP ORD GBP0.01	**	1,078,691
MECHEL PJSC RUB10(RUB)	**	462
MECHEL-PFD	**	323
MEDIAALPHA INC CL A CL A	**	184,592
MEDIATEK INC TWD10	**	11,351,248
MEDIFAST INC COM	**	121,525
MEDIPAL HOLDINGS CORP	**	165,102
MEDPACE HLDGS INC COM	**	4,523,311
MEDSTAR HEALTH INC 3.626% DUE 08-15-2049	**	431,182
MEDTRONIC PLC COMMON STOCK STOCK	**	37,935,252
MEGACHIPS CORP NPV	**	28,150
MEITU INC USD0.00001	**	209,714
MEITUAN USD0.00001 B CLASS	**	2,976,214
MEKO AB NPV	**	171,954
MELCO RESORTS & ENTERTAINMENT LIMITED	**	908,248
MELIA HOTELS INTL EUR0.2	**	765,239
MEMORIAL HLTH SVCS 3.447% DUE 11-01-2049	**	341,515
MERCADOLIBRE INC COM STK	**	10,437,301
MERCEDES-BENZ AUTO FIXED 4.51% DUE 11-15-2027	**	607,176

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MERCHANTS BANCORP IND COM	**	54,705
MERCIALYS EUR1	**	335,947
MERCK & CO INC 2.9% DUE 12-10-2061	**	183,878
MERCK & CO INC NEW COM	**	14,268,118
MERCK KGAA NPV	**	9,071,682
MERCURY GEN CORP NEW COM	**	729,950
MERIDIANLINK INC COM	**	218,622
MERIT MED SYS INC COM	**	3,027,820
MERITAGE HOMES CORP COM	**	2,159,325
MERRILL LYNCH MTG FLTG RT 5.22878% DUE 09-25-2035	**	3,537
MERRY ELECTRONICS TWD10	**	105,416
MERSANA THERAPEUTICS INC COM	**	82,143
MERUS B V MERUS N V	**	103,906
MESA LABS INC COM	**	4,112,498
META PLATFORMS INC 4.3% 08-15-2029	**	5,595,291
META PLATFORMS INC 4.75% 08-15-2034	**	448,039
META PLATFORMS INC 5.4% 08-15-2054	**	639,562
META PLATFORMS INC 5.55% 08-15-2064	**	558,040
META PLATFORMS INC COM USD0.000006 CL 'A'	**	173,916,377
META PLATFORMS INC FIXED 4.45% DUE 08-15-2052	**	455,887
METALLUS INC	**	237,652
METALURGICA GERDAU PRF NPV	**	158,947
METLIFE INC 5.25% DUE 01-15-2054	**	309,426
MEXICO(UTD MEX ST) 2.75% GTD 27/11/2031 MXV100	**	1,544,531
MEXICO(UTD MEX ST) 3% GTD 03/12/2026 DUAL CURR	**	156,112
MEXICO(UTD MEX ST) 4% GTD 24/08/2034 DUAL CURR	**	106,716
MEXICO(UTD MEX ST) 4% GTD 30/11/2028 DUAL CURR	**	687,832
MEXICO(UTD MEX ST) 4.4899% SNR 25/05/2032 EUR	**	735,831
MF1 2021-FL5 LTD / MF1 2021-FL5 LLC SR SECD NT CL A FLTG 144A 5.3463 07-15-2036	**	233,286
MFA 2020-NQM2 TR 1.381% DUE 04-25-2065	**	133,902
MFA 2023-NQM2 TR FLTG RT 4.4% DUE 03-25-2068	**	2,267,628
MFA 2023-NQM4 TR FLTG RT 6.105% DUE 12-25-2068	**	401,479
MFA 2023-NQM4 TR FLTG RT 6.105% DUE 12-25-2068	**	1,846,802
*MFB NT COLLECTIVE 1-10 YR.INTERMEDIATE GOVT BOND INDEX FD-NON-LENDING	**	311,638,055
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	7,180,770,357
*MFB NT COLLECTIVE LONG-TERM GOVT BD INDEX FUND-NON-LENDING	**	134,617,376
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	4,123,786,780
MFC ISHARES TR RUSSELL 2000 ETF	**	3,930,878
MFE-MEDIAFOREUROPE N.V. EUR0.06 A	**	313,109
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CLASS B 00105A30-0452	**	285,058,299
MFO GALLIARD MANAGED INCOME FUND D	**	6,770,849
MFO JPMORGAN MBS FUND COMMINGLED	**	225,133,481
MFO PIMCO ABS AND SHORT TERM INVESTMENT PORT	**	25,911,002
MFO PIMCO COMMODITIES PLUS COLTV TR (SEI) 92202	**	54,852,543
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,702,215
MFO PIMCO FDS PIMCO SECTOR FD SER H	**	2,658,478
MFO PIMCO LONG DURATION CREDIT BOND PORT	**	93,349,727
MFO PIMCO SHORT TERM FLOATING NAV II	**	4,449,345

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	478,402,249
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	716,564,309
MGAME CORP KRW500	**	75,993
MGIC INVT CORP WIS COM	**	495,634
MICHELIN (CGDE) EUR0.50 (POST SUBDIVISION)	**	5,390,494
MICHIGAN FIN AUTH REV MUNI 3.384% 12-01-2040	**	5,597,614
MICROCHIP TECHNOLOGY INC 4.25% DUE 09-01-2025	**	1,343,268
MICROCHIP TECHNOLOGY INC 4.9% 03-15-2028	**	299,049
MICROCHIP TECHNOLOGY INC 4.9% 03-15-2028	**	1,275,941
MICROCHIP TECHNOLOGY INC 5.05% 03-15-2029	**	2,220,937
MICROCHIP TECHNOLOGY INC COM	**	62,684
MICRON TECH INC COM	**	10,202,885
MICRON TECHNOLOGY INC 2.703% 04-15-2032	**	1,676,751
MICRON TECHNOLOGY INC 5.3% 01-15-2031	**	329,603
MICRON TECHNOLOGY INC 5.875% 02-09-2033	**	450,790
MICRONIC MYDATA AB NPV	**	626,829
MICROSOFT CORP 3.45% DUE 08-08-2036	**	34,009
MICROSOFT CORP COM	**	320,945,274
MICROSOFT CORP SR NT 2.5% 09-15-2050	**	478,812
MICROSTRATEGY INC CL A NEW CL A NEW	**	322,637
MID-AMERICA APARTMENT 1.7% DUE 02-15-2031 BEO	**	280,129
MIDAMERICAN ENERGY 3.65% DUE 04-15-2029	**	1,296,908
MIDAMERICAN ENERGY 4.4% DUE 10-15-2044	**	555,921
MIDAMERICAN ENERGY 5.858% 09-15-2054	**	203,706
MIDDLEBY CORP COM	**	2,714,689
MIDMICHIGAN HEALTH 3.409% DUE 06-01-2050	**	278,674
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	208,586
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	930,295
MIGOS TICARET A.S COMSTK	**	296,468
MILLERKNOLL INC COM STK USD0.20	**	3,810,029
MIMAKI ENGINEERING NPV	**	58,947
MINDSPACE BUS PRK NPV(REIT)	**	218,283
MINERVA SA COM NPV	**	237,616
MINISTERIO HAC 5.75% GTD 03/11/2027 COP	**	411,832
MINSHENG EDUCATION GROUP CO LTD USD0.00001	**	15,422
MINTH GRP HKD0.1	**	23,358
MINTO APT REAL UNIT	**	1,046,850
MIRAE ASSET SEC 2ND PRF KRW5000	**	257,163
MIRAIT ONE CORPORATION NPV	**	853,949
MIRARTH HOLDINGS INC NPV	**	498,073
MISUMI GROUP INC NPV	**	1,431,658
MITAC HOLDINGS CORP	**	218,423
MITIE GROUP ORD GBP0.025	**	465,089
MITRABARA ADIPERDA IDR100	**	13,203
MITSUBISHI ELEC CP NPV	**	9,374,409
MITSUBISHI RESEARC NPV	**	506,108
MITSUBISHI UFJ 1.538% DUE 07-20-2027	**	494,542
MITSUBISHI UFJ 1.538% DUE 07-20-2027	**	1,573,974

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MITSUBISHI UFJ 2.309% DUE 07-20-2032	**	1,003,428
MITSUBISHI UFJ 2.757% DUE 09-13-2026	**	292,621
MITSUBISHI UFJ 5.017% DUE 07-20-2028	**	2,062,462
MITSUBISHI UFJ FIN GRP BDS 3.195% 07-18-2029	**	6,957,800
MITSUBISHI UFJ FINANCIAL GROUP INC 5.242% DUE 04-19-2029	**	846,155
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	384,906
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	3,421,390
MITSUBISHI UFJ FINL GROUP INC 1.64% 10-13-2027	**	3,561,242
MITSUBISHI UFJ FINL GROUP INC 2.193% DUE02-25-2025	**	1,962,450
MITSUBISHI UFJ FINL GROUP INC 3.837% 04-17-2026	**	4,594,275
MITSUBISHI UFJ FINL GROUP INC 3.837% 04-17-2026	**	687,585
MITSUBISHI UFJ FINL GROUP INC 4.08% 04-19-2028	**	697,778
MITSUBISHI UFJ FINL GROUP INC 5.258% 04-17-2030	**	605,077
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	687,670
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	1,090,447
MITSUI MINING & SM NPV	**	614,502
MIXI. INC NPV	**	1,191,588
MIZUHO BK LTD 0% CP 11-18-2025	**	2,368,188
MIZUHO BK LTD NEW YORK CD 4.6% 11-19-2024 DUE 11-20-2025	**	1,581,002
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	713,806
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	1,237,264
MIZUHO FINL GROUP 3.17% DUE 09-11-2027	**	287,851
MIZUHO FINL GROUP 5.382% 07-10-2030	**	1,514,688
MIZUHO FINL GROUP 5.382% 07-10-2030	**	1,595,471
MIZUHO FINL GROUP INC 2.172% DUE 05-22-2032 REG	**	4,069,957
MIZUHO FINL GROUP INC 2.201% 07-10-2031	**	4,271,994
MIZUHO FINL GROUP INC 2.869% 09-13-2030	**	2,990,222
MIZUHO FINL GROUP INC 5.376% 05-26-2030	**	947,526
MIZUNO CORP NPV	**	85,518
MK RESTAURANT GROU THB1(NVDR)	**	17,966
MKS INSTRS INC COM	**	8,422,290
MLP VIPER ENERGY INC	**	1,691,688
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S	**	8
MMC NORILSK NICKEL PJSC	**	191,125
MMG LTD NPV	**	242,556
MOBILE TEL SYSTEMS KWD0.1	**	310,381
MOBILE TELESYSTEMS PJSC	**	45,120
MODEC INC(JAPAN) NPV	**	810,922
MODERN TIMES GROUP SER'B'NPV	**	432,576
MODERNA INC COM	**	505,405
MODIVCARE INC COM	**	89,179
MOLINA HEALTHCARE INC COM	**	643,221
MOMENTUM GROUP LTD ZAR0.000001	**	489,604
MONADELPHOUS GROUP NPV	**	136,089
MONARCH NETWORTH C INR10	**	8,953
MONDAY COM LTD COM NPV	**	804,028
MONDELEZ INTL INC 4.75% 08-28-2034	**	861,414
MONDELEZ INTL INC 4.75% 02-20-2029	**	411,491

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MONDELEZ INTL INC COM	**	22,451,910
MONETA MONEY BANK CZK20.00	**	2,966,012
MONGODB INC CL A CL A	**	2,022,188
MONOLITHIC PWR SYS INC COM	**	921,277
MONSTER BEVERAGE CORP NEW COM	**	12,823,273
MOODYS CORP 5.25% DUE 07-15-2044	**	473,781
MOODYS CORP COM	**	12,373,418
MOONLAKE IMMUNOTHERAPEUTICS COM	**	1,286,225
MORGAN STANLEY .985% DUE 12-10-2026	**	7,078,599
MORGAN STANLEY 1.794% 02-13-2032	**	2,125,280
MORGAN STANLEY 1.928% DUE 04-28-2032	**	572,674
MORGAN STANLEY 2.188% 04-28-2026	**	1,482,276
MORGAN STANLEY 2.188% 04-28-2026	**	223,983
MORGAN STANLEY 2.239% 07-21-2032	**	5,055,932
MORGAN STANLEY 2.475% 01-21-2028	**	1,890,510
MORGAN STANLEY 2.511% 10-20-2032	**	1,466,481
MORGAN STANLEY 2.699% DUE 01-22-2031	**	986,320
MORGAN STANLEY 3.125% DUE 07-27-2026	**	748,213
MORGAN STANLEY 3.625% DUE 01-20-2027	**	4,104,401
MORGAN STANLEY 3.772% 01-24-2029	**	80,010
MORGAN STANLEY 3.772% 01-24-2029	**	3,725,784
MORGAN STANLEY 3.79%-FRN SNR 21/03/30 EUR	**	318,879
MORGAN STANLEY 3.875% DUE 01-27-2026	**	6,126,344
MORGAN STANLEY 3.955% 03-21-2035	**	2,864,896
MORGAN STANLEY 4.3% DUE 01-27-2045	**	288,747
MORGAN STANLEY 4.35 DUE 09-08-2026	**	496,085
MORGAN STANLEY 4.35 DUE 09-08-2026	**	7,153,544
MORGAN STANLEY 4.431% 01-23-2030	**	303,748
MORGAN STANLEY 5.042% 07-19-2030	**	3,009,238
MORGAN STANLEY 5.123% DUE 02-01-2029	**	290,805
MORGAN STANLEY 5.123% DUE 02-01-2029	**	930,577
MORGAN STANLEY 5.164% 04-20-2029	**	6,977,007
MORGAN STANLEY 5.173% 01-16-2030	**	2,979,896
MORGAN STANLEY 5.173% 01-16-2030	**	8,013,165
MORGAN STANLEY 5.25% 04-21-2034	**	728,419
MORGAN STANLEY 5.32% 07-19-2035	**	1,505,468
MORGAN STANLEY 5.449% 07-20-2029	**	141,552
MORGAN STANLEY 5.449% 07-20-2029	**	3,624,732
MORGAN STANLEY 5.466% 01-18-2035	**	546,982
MORGAN STANLEY 5.466% 01-18-2035	**	2,287,379
MORGAN STANLEY 5.652% 04-13-2028	**	2,817,053
MORGAN STANLEY 5.656% 04-18-2030	**	1,119,643
MORGAN STANLEY 5.656% 04-18-2030	**	7,304,143
MORGAN STANLEY 5.831% 04-19-2035	**	316,469
MORGAN STANLEY 5.948% 01-19-2038	**	451,227
MORGAN STANLEY 6.407% 11-01-2029	**	417,823
MORGAN STANLEY 6.407% 11-01-2029	**	1,532,365
MORGAN STANLEY 6.627% 11-01-2034	**	8,605,467

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY BAML TRUST SERIES 2015-C22 CLASS A3 3.046% 03-15-2015	**	1,491,220
MORGAN STANLEY BANK NA 5.504% 05-26-2028	**	12,092,275
MORGAN STANLEY BK 2.84% DUE 11-15-2049	**	3,742,963
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	43,728
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	694,058
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	6,841,427
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	5,407,148
MORGAN STANLEY BK 3.719% DUE 07-15-2050	**	1,360,674
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	1,091,268
MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2015-C23 CL A-3 3.451% 07-15-2050	**	1,116,434
MORGAN STANLEY BK N A 4.447% 10-15-2027	**	4,817,377
MORGAN STANLEY BK N A 4.968% 07-14-2028	**	1,680,262
MORGAN STANLEY BK N A SALT LAKE CITY UTAH 4.952% 01-14-2028	**	1,972,663
MORGAN STANLEY BK N A SALT LAKE CY GLOBAL NT SER A 3/A2 4.754% 04-21-2026	**	1,639,467
MORGAN STANLEY CAP 3.9% DUE 09-24-2057	**	660,431
MORGAN STANLEY COM STK USD0.01	**	42,255,623
MORGAN STANLEY FIXED 1.593% DUE 05-04-2027	**	6,375,595
MORGAN STANLEY FIXED 5.516% 11-19-2055	**	144,875
MORGAN STANLEY FLTG RT 6.296% DUE 10-18-2028	**	3,309,828
MORGAN STANLEY MTN 1.512% DUE 07-20-2027	**	1,257,527
MORGAN STANLEY SR NT FXD/FLTG 2.63% 02-18-2026	**	1,314,934
MORGAN STANLEY VAR RT 07-22-2028	**	482,109
MORIROKU HOLDINGS NPV	**	33,021
MORITO CO LTD NPV	**	66,207
MORNINGSTAR INC COM STK	**	2,180,521
MOSAIC CO NEW FIXED 4.05% DUE 11-15-2027	**	146,964
MOSAIC CO/THE	**	799,637
MOTOROLA SOLUTIONS INC	**	7,317,101
MOVADO GROUP INC COM	**	150,887
MP CLO VII LTD / MP CLO VII LLC SR NT CLA-R3 FLTG 144A 3C7 5.44478% 10-18-2028	**	42,976
MP MATERIALS CORP COM USD0.0001 CL A	**	198,931
MPHASIS LTD INR10	**	490,897
MPI CORPORATION TWD10	**	84,735
MPLX LP 1.75% DUE 03-01-2026	**	4,351,529
MPLX LP 1.75% DUE 03-01-2026	**	10,832,162
MPLX LP 2.65% DUE 08-15-2030	**	2,450,127
MPLX LP 4% 03-15-2028	**	1,503,606
MPLX LP 4.5% 04-15-2038	**	287,708
MPLX LP 4.8% 02-15-2029	**	1,298,520
MPLX LP 4.875% DUE 06-01-2025	**	330,304
MPLX LP 5.0% 03-01-2033	**	288,192
MPLX LP 5.0% 03-01-2033	**	970,248
MPLX LP 5.5% 06-01-2034	**	217,038
MPLX LP 5.65% 03-01-2053	**	116,683
MPLX LP FIXED 4.125% DUE 03-01-2027	**	724,136
MPLX LP FIXED 5.2% 12-01-2047	**	424,815
MPLX LP SR NT 4.95% 03-14-2052	**	252,559
MR PRICE GROUP COM STK	**	1,832,521

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MS&AD INS GP HLDGS NPV	**	500,364
MSA SAFETY INC COM	**	10,173,305
MSC INDL DIRECT INC CL A COM	**	3,818,227
MSCI INC COM USD0.01	**	1,881,031
MSWF COML MTG TR FLTG RT 6.014% DUE 12-15-2056	**	3,655,134
MTN COML MTG TR FLTG RT 5.7169% DUE 03-15-2039	**	2,497,656
MTU AERO ENGINES A NPV (REGD)	**	5,210,860
MUELLER INDS INC COM	**	916,370
MUHAK CO KRW200	**	26,501
MULTI COMMODITY EX INR10	**	837,463
MULTICAMPUS CO LTD KRW5000	**	19,600
MULTICLASS SR 5410 CL DF FLTG RT 05-25-2054	**	1,263,367
MULTICONSULT AS NOK0.50	**	52,810
MUNICIPAL ELEC AUTH GA 2.257% 01-01-2029BEO TAXABLE	**	3,417,308
MUNICIPAL ELEC AUTH GA 2.397% 01-01-2030BEO TAXABLE	**	2,279,235
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	8,536
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	2,104,801
MURPHY OIL CORP COM	**	2,647,750
MXC SOLUTIONS PRIVATE LTD	**	177,631
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	4,559,913
MYR GROUP INC DEL COM STK	**	1,126,635
NAMCHOW HOLDINGS C TWD10	**	50,077
NAMEN-AKT BELIMO HOLDING AG (SPLIT HOLDING AG (SPLIT)	**	1,243,652
NAMYONG TERMINAL THB0.50 (NVDR)	**	87,299
NAN PAO RESINS CHE TWD10	**	239,442
NAPCO SECURITY TECHNOLOGIES INC	**	442,153
NASDAQ INC	**	20,398,475
NASDAQ INC 5.55% 02-15-2034	**	322,983
NASDAQ INC 5.95% 08-15-2053	**	151,483
NASDAQ INC 6.1% 06-28-2063	**	152,870
NASPERS NPV (POST REV SPLIT)	**	1,250,860
NATERA INC COM	**	3,775,455
NATIONAL ALUMINUM	**	482,574
NATIONAL AUSTRALIA BK LTD FLTG CP 04-09-2025	**	2,435,084
NATIONAL BANK OF CANADA 5.6% 12-18-2028	**	3,378,869
NATIONAL BK HLDGS CORP CL A COM STK	**	4,832,193
NATIONAL FL GAS CO 2.95% DUE 03-01-2031	**	1,549,987
NATIONAL GRID PLC 5.418% 01-11-2034	**	748,241
NATIONAL GRID PLC 5.809% 06-12-2033	**	1,428,886
NATIONAL GRID PLC 5.809% 06-12-2033	**	2,551,583
NATIONAL HEALTHCARE CORP COM	**	1,080,118
NATIONAL RURAL UTILITIES COOP FIN 5.15% 06-15-2029	**	710,341
NATIONAL RURAL UTILS COOP 5.6% 11-13-2026	**	354,733
NATIONAL RURAL UTILS COOP FIN CORP 1.875% 02-07-2025	**	1,118,619
NATIONWIDE BLDG 4.85% DUE 07-27-2027	**	5,502,411
NATL AUSTRALIA BK 3.905% DUE 06-09-2027	**	2,722,319
NATL HLTH INVS INC 3% DUE 02-01-2031	**	1,546,936
NATL MOBILE TELECO KWD0.1	**	23,376

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATL RURAL UTILS 5.1% DUE 05-06-2027	**	3,527,747
NATL RURAL UTILS COOP FIN CORP 4.12% 09-16-2027	**	273,238
NATWEST GROUP PLC 1.642% 06-14-2027	**	4,770,846
NATWEST GROUP PLC 4.892% 05-18-2029	**	762,432
NATWEST GROUP PLC 4.892% 05-18-2029	**	14,916,928
NATWEST GROUP PLC 4.964% DUE 08-15-2030	**	394,014
NATWEST GROUP PLC 5.583% 03-01-2028	**	942,989
NATWEST GROUP PLC 5.778% 03-01-2035	**	603,958
NATWEST GROUP PLC 5.847% DUE 03-02-2027	**	232,313
NATWEST GROUP PLC 6.016% DUE 03-02-2034	**	307,365
NATWEST GROUP PLC FIXED 7.472% DUE 11-10-2026	**	802,318
NATWEST GROUP PLC ORD GBP1.0769	**	2,764,035
NATWEST GROUP PLC SR GLBL COCO 5.076% 01-27-2030	**	277,093
NAVER CORPORATION KRW500	**	3,304,484
NAVIENT PRIVATE ED LN TR 2020-I 5.42634%04-15-2069	**	4,386,031
NAVIENT PVT ED 5.66% DUE 10-15-2072	**	4,671,360
NAVISTAR FINL 6.18% DUE 08-25-2028	**	850,690
NBT BANCORP INC COM	**	4,772,561
NCC LTD INR2	**	239,093
NCINO INC NEW COM	**	3,051,247
NCL INDUSTRIES INR10	**	49,105
NCR ATLEOS CORPORATION COM USD0.01 WI	**	988,564
NEC CORP NPV	**	4,997,063
NEKTAR THERAPEUTICS COM	**	29,381
NEMETSCHEK SE ORD NPV	**	343,979
NEO JAPAN INC NPV	**	20,089
NEO PERFORMANCE MA COM NPV	**	44,444
NEOBO FASTIGHETER AB NPV	**	123,236
NERDWALLET INC CL A CL A	**	171,836
NESCO LTD INR2	**	134,743
NESTLE SA CHF0.10(REGD)	**	13,299,542
NETAPP INC COM STK	**	1,140,022
NETEASE CLOUD MUSIC INC 144A	**	285,208
NETEASE INC COMSTK	**	7,875,025
NETFLIX INC 5.4% 08-15-2054	**	312,903
NETFLIX INC COM STK	**	38,594,156
NETGEAR INC COM	**	448,791
NETSTREIT CORP COM USD0.01	**	4,306,142
NETWEALTH GROUP NPV	**	364,912
NETWEB TECHNOLOGIE INR2	**	441,191
NEUROCRINE BIOSCIENCES INC COM	**	6,178,809
NEVRO CORP COM	**	58,921
NEW FORTRESS INC CL A SHS REPSTG LTD LIABILITY	**	5,729,050
NEW ISSUE HOME DEPOT 30YR USD 3.625% 04-15-2052	**	188,680
NEW S WALES TREAS CORP 1.75% 20/03/2034	**	330,376
NEW YORK & FIXED 2.606% DUE 08-01-2060	**	54,262
NEW YORK N Y CITY HSG DEV CORP MULTIFAMILY 5.458% 12-15-2031	**	428,211
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 3.13% 11-01-2028 BEO TAXABLE	**	13,631,937

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 4.375% 05-01-2037 BEO TAXABLE	**	918,303
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	99,321
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	604,913
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	660,768
NEW YORK ST URBAN DEV CORP REV 3.9% 03-15-2033	**	10,921,380
NEW YORK ST URBAN DEV CORP REV 3.9% 03-15-2033	**	2,699,583
NEW YORK TIMES CO CL A ISIN #US6501111073	**	2,965,080
NEW ZEALAND (GOVT) 1.5% 15/05/2031	**	95,969
NEWBORN TOWN INC COM	**	175,274
NEWELL BRANDS INC COM	**	9,806,407
NEWFIELD EXPL CO 5.375% DUE 01-01-2026	**	504,756
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	650,759
NEWGEN SOFTWARE INR10	**	247,695
NEWMARK GROUP INC CL A CL A	**	371,695
NEWMONT CORP / NEWCREST FIN PTY LTD NT 5.3% 03-15-2026	**	2,849,778
NEWMONT CORPORATION	**	321,395
NEXGEN ENERGY LTD COMSTK	**	1,931,853
NEXI SPA 2.125% SNR 30/04/2029 EUR	**	98,790
NEXON CO LTD NPV	**	365,941
NEXTDC LTD NPV	**	485,191
NEXTDOOR HLDGS INC CL A CL A	**	126,029
NEXTEER AUTOMOTIVE GROUP LIMITED HKD0.1	**	15,386
NEXTERA ENERGY CAP 1.9% DUE 06-15-2028	**	978,287
NEXTERA ENERGY CAP 4.625% DUE 07-15-2027	**	4,382,792
NEXTERA ENERGY CAP 5.38% 02-28-2053	**	137,883
NEXTERA ENERGY CAP HLDGS INC .509% 09-01-2025	**	4,919,979
NEXTERA ENERGY CAP HLDGS INC 1.875% 01-15-2027	**	1,018,545
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	**	1,513,344
NEXTERA ENERGY CAP HLDGS INC 4.9% 02-28-2028	**	3,582,704
NEXTERA ENERGY CAP HLDGS INC 5.55% 03-15-2054	**	1,630,645
NEXTERA ENERGY CAPITAL HOLDINGS INC 6.051% DUE 03-01-2025	**	1,557,757
NEXTERA ENERGY INC COM	**	11,696,887
NEXTRACKER INC CL A COM USD0.0001 CL A	**	678,179
NEXXEN INTERNATIONAL LTD	**	645,081
NGK INSULATORS LTD NPV	**	1,258,421
NH INVESTMENT AND SECURITIES CO LTD KRW5000	**	160,627
NICE CORPORATION	**	32,448
NIEN MADE ENTERPRI TWD10	**	134,149
NIHON DENKEI CO NPV	**	82,321
NIHON TRIM CO LTD NPV	**	69,012
NIPPON KAYAKU CO NPV	**	1,330,896
NIPPON LIFE INDIA INR10	**	361,412
NIPPON RIETEC CO NPV	**	32,037
NIPPON SHINYAKU CO NPV	**	304,581
NIPPON TV HLDGS IN NPV	**	85,663
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	86,010
NISOURCE INC .95% DUE 08-15-2025 REG	**	1,599,648
NISOURCE INC 1.7% DUE 02-15-2031	**	997,771

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NISOURCE INC 5.2% 07-01-2029	**	1,320,549
NISOURCE INC 5.4% 06-30-2033	**	299,068
NISOURCE INC COM	**	2,966,679
NISSAN AUTO 5.93% DUE 03-15-2028	**	1,026,183
NISSAN AUTO LEASE 4.91% DUE 01-15-2026	**	96,169
NISSAN AUTO LEASE 4.97% DUE 09-15-2028	**	853,326
NISSIN CORP NPV	**	67,832
NISSO HOLDINGS CO NPV	**	42,132
NKT A/S	**	381,646
NN GROUP N.V. EUR0.12	**	4,677,760
NNN REIT INC 3.6% DUE 12-15-2026	**	195,800
NNN REIT INC 4% DUE 11-15-2025	**	132,907
NODA CORP NPV	**	43,704
NOMURA CO LTD NPV	**	107,182
NOMURA HLDGS INC 2.329% DUE 01-22-2027	**	853,328
NOMURA HLDGS INC 2.648% 01-16-2025	**	2,397,784
NOMURA HLDGS INC 2.999% DUE 01-22-2032	**	4,688,260
NOMURA HLDGS INC 5.783% DUE 07-03-2034	**	960,540
NOMURA HLDGS INC FIXED 2.679% DUE 07-16-2030	**	591,683
NOMURA HLDGS INC SR NT 1.851% 07-16-2025	**	625,087
NOMURA RL EST INC NPV	**	248,413
NORCONSULT ASA NOK0.02	**	351,807
NORDEA BANK AB NEW YORK BRH 27/02/2025 DTD 02-28-2024 VAR RT DUE 02-27-2025	**	1,970,496
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	2
NORDEA REALKREDIT 1.5% CVD BDS 01/10/2053 DKK	**	1
NORDEA REALKREDIT 1.5% CVD BDS 01/10/2053 DKK	**	53,275
NORFOLK SOUTHN 2.9% DUE 06-15-2026	**	639,761
NORFOLK SOUTHN CORP COM	**	7,674,690
NORFOLK SOUTHN FIXED 4.05% DUE 08-15-2052	**	230,561
NORITSU KOKI CO NPV	**	1,093,083
NORTH WEST CO INC VAR VTG AND COM VTG SHS	**	10,998
NORTHEAST UTILS 3.15% DUE 01-15-2025	**	999,270
NORTHEASTERN UNIV 2.894% 10-01-2050	**	76,984
NORTHERN OIL & GAS INC COM NEW	**	1,343,371
NORTHERN STAR RESOURCES LTD	**	2,480,813
NORTHERN STATES POWER CO WISCONSIN 5.65%06-15-2054	**	260,037
*NORTHERN TRUST CORP 4.0% DUE 05-10-2027 BEO	**	2,457,174
NORTHROP GRUMMAN 5.15% DUE 05-01-2040	**	191,509
NORTHROP GRUMMAN CORP 5.2% 06-01-2054	**	474,386
NORTHROP GRUMMAN CORP COM	**	44,235,275
NORWEGIAN CRUISE LINE HLDGS LTD COM USD0.001	**	792,716
NOV INC COM	**	19,172,107
NOVA TECHNOLOGY CO TWD5	**	56,458
NOVABEV GROUP 1 01 55052 E 004D ORDINARY SH RUB 100.00	**	25,613
NOVABEV GROUP RUB100 RUB	**	3,929
NOVAGOLD RES INC COM NEW	**	66,697
NOVARTIS AG CHF0.49 (REGD)	**	11,777,305
NOVARTIS CAP CORP 3% DUE 11-20-2025	**	340,626

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NOVARTIS CAPITAL CORP 3.8% 09-18-2029	**	746,239
NOVATEK MICROELECTRONICS CORP TWD10	**	5,359,240
NOVATEK PJSC RUB0.1(RUB)	**	128,945
NOVO NORDISK A/S SER'B'DKK0.1	**	11,239,344
NOVOLIPETSK STEEL RUB1(RUB)	**	82,256
NRG ENERGY INC COM NEW	**	7,750,890
NSD CO LTD NPV	**	137,602
NSI N.V. EUR3.68(POST CONSOLIDATION)	**	54,876
NSL FOODS PCL THB1 (NVDR)	**	83,982
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN	**	7,158,187,133
*NT COLLECTIVE ALL COUNTRY WORLD INVESTABLE MARKET INDEX FUND - DC - TIER J	**	1,248,876,456
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	23,563,816,925
NTT FIN CORP 1.162% 04-03-2026	**	2,232,040
NTT FIN CORP 1.162% 04-03-2026	**	1,450,610
NUCOR CORP 2.0% DUE 06-01-2025 REG	**	1,137,659
NUCOR CORP COM	**	2,947,511
NUCOR CORP FIXED 2.979% DUE 12-15-2055	**	14,872
NUCOR CORP NT 3.85% 04-01-2052	**	170,474
NUIX LTD NPV	**	24,726
NURIX THERAPEUTICS INC COM	**	209,614
NUTANIX INC CL A CL A	**	4,151,920
NUTRIEN LTD 4.9% DUE 03-27-2028	**	1,091,592
NUTRIEN LTD 5.875% 12-01-2036	**	172,852
NUTRIEN LTD 5.95% DUE 11-07-2025 BEO	**	1,235,764
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	**	8,855
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	**	184,722
NUVALENT INC CL A CL A	**	231,004
NUVAMA WEALTH MAN INR10	**	199,528
NVIDIA CORP COM	**	328,059,523
NVR INC COM STK USD0.01	**	294,440
NXP B V / NXP FDG LLC / NXP USA INC SR NT 2.7% 05-01-2025	**	1,868,054
NXP B V / NXP FDG LLC / NXP USA INC SR NT 3.25% 05-11-2041	**	621,400
NXP B V/NXP FDG LLC/NXP USA INC 4.3% 06-18-0209	**	932,048
NXP B V/NXP FUNDING LLC/NXP USA INC 2.5%DUE 05-11-2031	**	468,966
NXP SEMICONDUCTORS N V COM STK	**	31,571,584
NXPT COML MTG TR 2024-STOR 4.31158% 11-05-2041	**	1,908,344
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.271 DUE 12-01-2037	**	6,822,832
NYKREDIT REALKREDI 1% CVD BDS 01/04/25 DKK0.01	**	595,002
NYKREDIT REALKREDI 1% CVD BDS 01/10/2053DKK	**	7
NYKREDIT REALKREDI 1% SNR 01/10/2050 DKK0.01	**	1
NYKREDIT REALKREDIT A/S 1.0% 01/10/2050	**	1
NYO COML MTG TR FLTG RT 5.52148% DUE 11-15-2038	**	490,000
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	54,344
O REILLY AUTOMOTIVE INC NEW COM USD0.01	**	26,025,938
OBIC BUSINESS CONS NPV	**	105,920
OBIC CO LTD NPV	**	1,269,105
OBX 2021-INV2 TR FLTG RT 2.5% DUE 10-25-2051	**	1,287,464

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OBX 2021-INV2 TR FLTG RT 5% DUE 10-25-2051	**	375,405
OBX 2022 INV3 TR 3% DUE 02-25-2052	**	1,298,061
OBX 2023-NQM3 TR MTG BACKED NT CL A-1 144A 5.94871% 02-25-2063	**	2,197,850
OCCIDENTAL PETE 3% DUE 02-15-2027	**	2,262,528
OCCIDENTAL PETE CORP 5.0% 08-01-2027	**	1,367,545
OCCIDENTAL PETE CORP 5.375% 01-01-2032	**	161,708
OCCIDENTAL PETE CORP 6.05% 10-01-2054	**	189,758
OCCIDENTAL PETE CORP 6.625% DUE 09-01-2030 REG	**	1,276,751
OCCIDENTAL PETROLEUM CORP 3.5% DUE 08-15-2029/08-08-2019 REG	**	1,613,682
OCEAN WILSON HLDGS ORD GBP0.20	**	26,555
OCEANAGOLD CORP COM NPV	**	670,252
OCEANEERING INTL INC COM	**	4,438,425
OCHI HLDG CO LTD NPV	**	33,551
ODFJELL SE COMMON STOCK	**	11,837
ODFJELL SE CONMMON STOCK	**	50,452
OFSI BSL XIV CLO FLTG RT 0% DUE 07-20-2037	**	1,816,366
OGE ENERGY CORP COM	**	2,216,033
OHA CR FDG 18 LTD FLTG RT 5.79317% DUE 04-20-2037	**	1,245,893
OIL INDIA LTD INR10	**	324,887
OIS CHASUS33 11/02/2029 COP P 5.96% / R 1DCOOVI SWU00SKM6	**	115
OKAMURA CORP NPV	**	73,510
OKI ELECTRIC IND NPV	**	43,723
OKTA INC CL A CL A	**	375,324
OLD MUTUAL LTD NPV	**	100,438
OLD NATL BANCORP IND COM	**	410,203
OLEMA PHARMACEUTICALS INC COM	**	92,079
OLIN CORP COM	**	11,755,640
OLLIES BARGAIN OUTLET HLDGS INC COM	**	4,046,952
OLYMPIC STL INC COM	**	129,993
OLYMPUS CORP NPV	**	6,388,336
OMNICOM GROUP INC COM	**	6,418,584
ON HLDNG AG CHF0.1 CLASS A	**	3,408,063
ON24 INC COM	**	54,742
ONCOR ELEC DELIVERY 4.3% 05-15-2028	**	1,604,356
ONCOR ELEC FIXED 4.95% DUE 09-15-2052	**	1,163,119
ONE GAS INC 5.1% 04-01-2029	**	1,421,927
ONE GAS INC COM	**	1,820,860
ONE NEW YORK PLAZA TR 2020-1NYP COML MTGPASSTHRU CTF CL A 5.37648% 01-15-2036	**	572,250
ONEMAIN DIRECT 5.41% DUE 11-14-2029	**	2,010,398
ONEMAIN DIRECT 5.41% DUE 11-14-2029	**	9,698,400
ONEMAIN FINL 5.84% DUE 09-15-2036	**	9,485,680
ONEMAIN FINL ISSUANCE TR 2020-2 1.75% 09-14-2035	**	768,352
ONEMAIN FINL ISSUANCE TR 2021-1 AST BACKED NT CL A-2 FLTG 5.09763 06-16-2036	**	2,906,120
ONEMAIN FINL ISSUANCE TR 2022-2 ASSET BACKED NT CL A 144A 4.89% 10-14-2034	**	2,106,426
ONEMAIN HLDGS INC COM	**	419,073
ONEOK INC 5.65% 11-01-2028	**	1,806,055
ONEOK INC 5.7% 11-01-2054	**	1,110,835
ONEOK INC 5.8% 11-01-2030	**	608,189

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ONEOK INC 6.625% DUE 09-01-2053	**	147,367
ONEOK INC NEW 4% DUE 07-13-2027	**	1,104,860
ONEOK INC NEW 4.55% DUE 07-15-2028	**	1,961,564
ONEOK INC NEW 4.75% 10-15-2031	**	387,021
ONEOK INC NEW FIXED 2.2% DUE 09-15-2025	**	5,371,502
ONESOURCE SPE PHAR INR1	**	478,000
ONESPAWORLD HLDGS LTD COM USD0.0001	**	7,144,001
ONESTREAM INC CL A CL A	**	678,690
ONO PHARMACEUTICAL NPV	**	232,965
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	29,347,140
ONTARIO(PROV OF) 3.65% NTS 02/06/2033 CAD1	**	2,082,499
ONTO INNOVATION INC	**	1,865,204
ONWARD HOLDINGS NPV	**	570,629
OOMA INC COM	**	92,276
OOREDOO QAR1	**	34,076
OPEN TEXT CORP COM	**	7,654,896
OPPLE LIGHTING CO LTD-A STOCK CONNECT	**	837,793
OPT MACHINE VISION A CNY1	**	126,873
OPTEX GROUP COMPAN NPV	**	158,300
OPTIM CORPORATION NPV	**	21,502
OPTION CARE HEALTH INC COM NEW COM NEW	**	895,891
OPTORUN CO LTD NPV	**	128,926
OPUS GLOBAL HUF25	**	43,595
ORACLE CORP 1.65% 03-25-2026	**	1,752,916
ORACLE CORP 2.5% DUE 04-01-2025 REG	**	1,200,061
ORACLE CORP 2.65% DUE 07-15-2026	**	8,078,338
ORACLE CORP 3.6% DUE 04-01-2040 REG	**	3,914,966
ORACLE CORP 3.6% DUE 04-01-2050 REG	**	851,282
ORACLE CORP 3.85% DUE 07-15-2036	**	163,688
ORACLE CORP 3.9% DUE 05-15-2035	**	60,467
ORACLE CORP 4.65% 05-06-2030	**	680,232
ORACLE CORP 4.9% 02-06-2033	**	365,230
ORACLE CORP 5.55% 02-06-2053	**	284,063
ORACLE CORP COM	**	20,934,483
ORACLE CORP FIXED 2.3% DUE 03-25-2028	**	2,819,615
ORACLE CORP FIXED 2.875% DUE 03-25-2031	**	70,409
ORACLE CORP FIXED 2.95% DUE 04-01-2030	**	2,854,270
ORACLE CORP FIXED 3.65% DUE 03-25-2041	**	476,146
ORACLE CORP FIXED 3.85% DUE 04-01-2060	**	6,401,127
ORACLE CORP JAPAN NPV	**	115,716
ORACLE FIN SERVICE INR5	**	249,922
ORASURE TECHNOLOGIES INC COM	**	22,794
ORGANON & CO COM	**	5,568,204
ORICA LIMITED NPV	**	2,186,738
ORIENTAL PRECISION KRW500	**	81,055
ORION S A COM NPV	**	367,907
ORIX JREIT INC REIT	**	1,289,536
OSB GROUP PLC ORD GBP 0.0100	**	50,728

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OSCAR HEALTH INC CL A CL A	**	768,499
OSCAR US FDG XIV LLC NT CL A-4 144A 2.82% 04-10-2029	**	1,953,821
OSHKOSH CORPORATION	**	1,581,014
OTE(HELLENIC TLCM) EUR2.83(CR)	**	798,902
OTIS WORLDWIDE CORP 2.565% DUE 02-15-2030 BEO	**	284,338
OTIS WORLDWIDE CORP COM USD0.01 WI	**	3,229,774
OTSUKA CORP NPV	**	1,566,135
OUTSURANCE GROUP ZAR0.0001	**	101,456
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	3,508,330
OVINTIV INC 5.65% 05-15-2025	**	1,283,000
OVINTIV INC COM USD0.01	**	11,334,087
OVS SPA NPV	**	866,508
OWENS CORNING NEW 5.5% 06-15-2027	**	1,052,736
PAC GAS & ELEC CO 4.2% DUE 06-01-2041	**	265,166
PAC GAS & ELEC CO 5.9% DUE 10-01-2054	**	350,987
PAC GAS & ELEC CO 6.95% 03-15-2034	**	657,393
PAC GAS & ELEC CO FIXED 2.1% DUE 08-01-2027	**	5,838,265
PAC GAS & ELEC CO FIXED 2.95% DUE 03-01-2026	**	586,618
PAC GAS & ELEC CO FIXED 3.15% DUE 01-01-2026	**	1,670,063
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	322,465
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	159,744
PAC GAS & ELEC CO FIXED 4.95% DUE 07-01-2050	**	450,845
PAC GAS & ELEC CO FLTG RT 5.325333% DUE 09-04-2025	**	4,607,677
PACCAR FINANCIAL CORP 4.0% 09-26-2029	**	507,889
PACCAR INC COM	**	19,497,821
PACIFIC BASIN SHIP USD0.01	**	340,332
PACIFIC GAS & ELEC CO 2.5% DUE 02-01-2031/06-19-2020 REG	**	4,020,175
PACIFIC GAS & ELEC CO 4.0% 12-01-2046	**	226,103
PACIFIC GAS & ELEC CO 4.45% DUE 4-15-2042	**	82,981
PACIFIC GAS & ELEC CO 5.55% 05-15-2029	**	2,103,258
PACIFIC GAS & ELEC CO 5.8% 05-15-2034	**	409,137
PACIFIC GAS & ELEC CO 6.7% 04-01-2053	**	867,005
PACIFIC GAS & ELEC CO 6.75% 01-15-2053	**	1,124,147
PACIFIC GAS & ELECTRIC CO 6.4% 06-15-2033	**	2,425,080
PACIFIC LIFECORP SR NT 144A 5.4% 09-15-2052	**	234,820
PACIFICORP 2.7% DUE 09-15-2030	**	918,762
PACIFICORP 5.3% 02-15-2031	**	201,811
PACIFICORP 5.8% 01-15-2055	**	778,942
PACKAGING CORP AMER COM ISIN US6951561090	**	7,310,609
PACS GROUP INC COM	**	444,560
PAGSEGURO DIGITAL LTD COM USD CLS A	**	1,066,923
PALANTIR TECHNOLOGIES INC CL A CL A	**	1,394,768
PALFINGER AG NPV	**	26,064
PALO ALTO NETWORKS INC COM USD0.0001	**	22,208,036
PAN AMERN SILVER CORP COM	**	943,910
PANAMA REP 6.875% 01-31-2036	**	281,270
PANAMA REP GLOBAL BD 4.3% DUE 04-29-2053REG SINKING FUND 04-29-2051	**	175,380
PANDORA A/S DKK0.01	**	3,935,309

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PANTORO LIMITED	**	239,657
PAPA JOHNS INTL INC COM	**	5,753,702
PARADEEP PHOSPHATE INR10	**	581,550
PARAGON BANKING GR ORD GBP1	**	1,184,723
PARAMOUNT GLOBAL OM USD0.001 CL B	**	3,640,080
PARIS MIKI HOLDINGS INC	**	391
PARK 24 CO LTD NPV	**	1,167,594
PARK HOTELS & RESORTS INC COM	**	1,297,071
PARKER-HANNIFIN CORP COM	**	5,264,420
PARKIN COMPANY PJS AED0.02	**	268,057
PARKWAY LIFE REAL NPV (REIT)	**	95,111
PASON SYSTEM INCOR COM NPV	**	31,229
PATTERSON-UTI ENERGY INC COM	**	5,091,373
PAWNEE EQUIP 5.17% DUE 02-15-2028	**	1,035,160
PAYLOCITY HLDG CORP COM	**	5,809,564
PAYONEER GLOBAL INC COM	**	789,736
PAYPAL HLDGS INC COM	**	125,806
PAYSAFE LTD COM	**	243,282
PCA CORPORATION NPV	**	42,527
PCC ROKITA SA PLN1.00	**	9,020
PDF SOLUTIONS INC COM	**	3,106,238
PEAB AB SER'B'NPV	**	829,327
PEACEHEALTH 1.375% DUE 11-15-2025	**	751,934
PECCA GROUP BHD NPV	**	90,150
PECO ENERGY CO 5.25% 09-15-2054	**	170,595
PEGASYSTEMS INC COM	**	12,353,567
PENNAR INDUSTRIES LTD	**	368,200
PENNYMAC FINL SVCS INC NEW COM	**	387,826
PEPPERDINE UNIV FIXED 3.301% DUE 12-01-2059	**	154,561
PEPSICO INC COM	**	12,442,005
PERELLA WEINBERG PARTNERS COM USD0.0001 CL A	**	299,740
PERENTI LIMITED NPV	**	266,173
PERFECT PRESENTATI SAR1	**	126,642
PERFORMANCE FOOD GROUP CO COM	**	1,725,835
PERION NETWORK LTD PERION NETWORK LTD	**	187,102
PERMIAN RES CORP CL A	**	6,515,794
PERNOD RICARD NPV EUR 1.55	**	6,439,770
PERRIGO COMPANY LIMITED COM EUR0.001	**	15,741,693
PERSEUS MINING LTD NPV	**	413,948
PERSONALIS INC COM	**	25,542
PERU REP 2.78% 12-01-2060	**	401,482
PERU(REP OF) 6.15% GTD 12/08/2032 PEN	**	2,693,695
PERU(REP OF) 6.9% BDS 12/08/37 USD'144A'	**	263,725
PERU(REPUBLIC OF) 7.3% 12/08/2033	**	1,794,435
PERU(REPUBLIC OF) 7.60% 12/08/2039	**	195,197
PETRO-CDA 7.875% DUE 06-15-2026	**	208,320
PETROL BRASILEIROS PRF NPV	**	76,506
PETROLEOS MEXICANOS 6.5% 03-13-2027	**	4,640,512

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PETROLEOS MEXICANOS GTD NT 7.69% DUE 01-23-2050 REG	**	188,625
PETRONAS DAGANGAN NPV	**	42,343
PETRORECONCAVO S.A COM NPV	**	49,592
PEXA GROUP LTD NPV	**	119,545
PEXIP HOLDINGS AS	**	338,546
PFIZER INC COM	**	22,451,570
PFIZER INVESTMENT ENTER 4.45% 05-19-2026	**	3,159,568
PFIZER INVESTMENT ENTER 5.3% 05-19-2053	**	215,694
PFIZER INVESTMENT ENTER 5.34% 05-19-2063	**	459,721
PFIZER LTD INR10	**	51,819
PFS FING CORP 2022-D PREM FIN AST BKD NT4.27% 08-15-2027	**	698,596
PFS FING CORP 4.94999980927% DUE 02-15-2029	**	7,424,703
PFS FING CORP 5.52% DUE 10-15-2028	**	2,070,060
PG ELECTROPLAST LTD FV INR 1 DEMAT EQUITY	**	337,256
PG& E CORP COM	**	31,747,277
PG&E RECOVERY FDG LLC SR SECD NT CL A-3 2.822% 07-15-2048	**	135,456
PG&E WILDFIRE 3.594% DUE 06-01-2032	**	579,154
PG&E WILDFIRE 4.263% DUE 06-01-2038	**	896,727
PG&E WILDFIRE 4.263% DUE 06-01-2038	**	3,568,129
PG&E WILDFIRE 4.674% DUE 12-01-2053	**	444,571
PG&E WILDFIRE 4.722% DUE 06-01-2039	**	2,866,496
PG&E WILDFIRE RECOVERY FDG LLC SR SECD RECOVERY BD SER 5.099% 06-01-2054	**	1,257,696
PHEAA STUDENT LN TR 2021-1 STUD LN AST BACKED NT 144A 4.99649% 05-25-2070	**	1,333,649
PHIBRO ANIMAL HEALTH CORP CL A COM CL A COM	**	117,516
PHILIP MORRIS INTL 2.1% DUE 05-01-2030	**	544,560
PHILIP MORRIS INTL 4.375% DUE 11-15-2041	**	153,303
PHILIP MORRIS INTL 5% DUE 11-17-2025	**	607,348
PHILIP MORRIS INTL INC 4.375% 11-01-2027	**	1,551,593
PHILIP MORRIS INTL INC 4.875 DUE 11-15-2043	**	358,576
PHILIP MORRIS INTL INC 4.875% 02-13-2029	**	199,731
PHILIP MORRIS INTL INC 4.875% 02-13-2029	**	2,241,985
PHILIP MORRIS INTL INC 4.875% 02-15-2028	**	3,327,719
PHILIP MORRIS INTL INC 4.875% 02-13-2026	**	1,889,997
PHILIP MORRIS INTL INC 5.125% 02-15-2030	**	401,891
PHILIP MORRIS INTL INC 5.125% 02-13-2031	**	600,375
PHILIP MORRIS INTL INC 5.125% 02-13-2031	**	8,135,085
PHILIP MORRIS INTL INC 5.25% 02-13-2034	**	355,946
PHILIP MORRIS INTL INC 5.375% 02-15-2033	**	400,869
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	172,161
PHILIPPINES(REPUBLIC OF) 5.175% 09-05-2049	**	186,192
PHILLIPS 66 3.85% DUE 04-09-2025	**	2,333,459
PHILLIPS 66 5.3% DUE 06-30-2033	**	495,283
PHILLIPS 66 FIXED 1.3% DUE 02-15-2026	**	1,970,467
PHILLIPS EDISON & CO INC COM NEW COM NEW	**	1,557,025
PHINIA INC COM USD0.01 WI	**	953,092
PHISON ELECTRONICS TWD10	**	1,189,038
PHOENIX FINANCE LTD	**	381,535
PHOENIX MILLS INR2	**	834,599

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PHX ENERGY SVCS CO COM NPV	**	647,384
PHYSICIANS RLTY L P 2.625% 11-01-2031	**	287,399
PI ADVANCED MATERIALS CO LTD	**	80,346
PIEDMONT NAT GAS 3.5% DUE 06-01-2029	**	588,159
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	574,606
PILGRIMS PRIDE CORP	**	824,419
PING AN INSURANCE GROUP H CNY1	**	1,926,667
PINNACLE FINL PARTNERS INC COM	**	2,176,499
PINNACLE INV MGMT NPV	**	213,628
PINNACLE W. CAP CORP COM	**	6,459,813
PINTEREST INC CL A CL A	**	946,618
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	627,465
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	2,957,775
PIONEER NATURAL RESOURCES 5.1% DUE 03-29-2026	**	1,575,696
PIXART IMAGING TWD10	**	624,685
PLAINS ALL AMER PIPELINE BNDS 4.65% DUE 10-15-2025	**	1,943,145
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,423,074
PLAINS ALL AMERN PIPELN L P/PAA 4.9% 02-15-2045	**	212,387
PLATZER FASTIGHETER AB NPV	**	120,267
PLAYTIKA HLDG CORP COM	**	177,463
PLAZA SA NPV	**	137,499
PLUS500 LTD ORD ILS0.01 (DI)	**	839,023
PNC BK N A PITT PA FIXED 4.775% DUE 01-15-2027	**	6,528,269
PNC FINANCIAL SERVICES 5.3% 01-21-2028	**	226,910
PNC FINANCIAL SERVICES 5.939% 08-18-2034	**	406,883
PNC FINANCIAL SERVICES GROUP COM STK	**	23,971,483
PNC FINL SVCS 2.55% DUE 01-22-2030	**	2,592,731
PNC FINL SVCS FLTG RT 5.812% DUE 06-12-2026	**	5,322,529
POLAND(REP OF) 3.875% SNR 14/02/2033 EUR	**	971,575
POLAND(REP OF) 4.25% SNR EMTN 14/02/43 EUR	**	215,060
POLY PROPERTY GROUP CO LTD HKD0.50	**	272,594
POOL CORP COM STK	**	3,737,043
POP MART INTL GRP LTD	**	4,194,004
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	3,044,346
PORSCHE FINL AUTO 5.79% DUE 01-22-2029	**	5,242,873
PORSCHE INNOVATIVE 4.66% DUE 02-20-2030	**	1,246,563
PORSCHE INNOVATIVE 4.67% DUE 11-22-2027	**	640,814
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	**	235,198
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	**	4,935,407
POSIFLEX TECH INC	**	594,107
POSTAL SAVINGS BANK OF CHINA (LOCAL 1658)	**	8,569,867
POTLATCHDELTIC CORPORATION	**	9,897,987
POWELL INDS INC COM	**	633,032
POWER FINANCE CORP INR10	**	1,112,599
POWER INTEGRATIONS INC COM	**	153,325
POWERFLEET COM USD0.01	**	841,711
POWSZECHNY ZAKLAD UBEZPIECZE	**	1,742,344
PPG IND INC COM	**	4,299,961

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PPL CAPITAL FUNDING INC 5.25% 09-01-2034	**	536,771
PPL CORP COM ISIN US69351T1060	**	14,594,016
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	61,594
PRA GROUP INC COM	**	358,368
PRARAM 9 HOSPITAL THB1(NVDR)	**	592,038
PRECISION 4.375% DUE 06-15-2045	**	213,248
PRIMARIS REAL TR UNIT SER A	**	1,234,481
PRIMAX ELECTRONICS TWD10	**	238,771
PRIMO BRANDS CORPORATION USD0.01 A	**	70,734
PRIMO BRANDS CORPORATION COM USD0.01	**	5,127,020
PRIN FINL GROUP 3.7% DUE 05-15-2029	**	23,810
PRIO S.A	**	743,488
PRIVIA HEALTH GROUP INC COM	**	705,892
PRKCM 2023-AFC4 TR 7.225% DUE 11-25-2058	**	1,253,442
PRO MEDICUS NPV	**	5,594,073
PROACT IT GROUP NPV	**	77,274
PROASSURANCE CORP COM	**	172,894
PROCORE TECHNOLOGIES INC COM	**	3,914,193
PROCTER & GAMBLE COM NPV	**	5,826,173
PROG HOLDINGS INC COM	**	799,686
PROGRESS RESDNTL 2.393% DUE 12-17-2040	**	1,651,956
PROGRESS RESDNTL 2.409% DUE 05-17-2038	**	860,399
PROGRESS RESDNTL 2.425% DUE 07-17-2038	**	1,210,591
PROGRESS RESIDENTIAL 2021-SFR6 TR SINGLEFAMILY RENT PASS 1.524% 07-17-2038	**	3,534,376
PROGRESS RESIDENTIAL 2022-SFR6 TR RENT PASSTHRU CTF CL C 144A 5.195% 07-20-2039	**	1,982,694
PROGRESSIVE CORP OH 3.7% DUE 03-15-2052 BEO	**	444,041
PROGRESSIVE CORP OH COM	**	59,553,149
PROLOGIS INC COM	**	26,863,972
PROLOGIS L P 4.875% 06-15-2028	**	797,799
PROLOGIS L P FIXED 2.125% DUE 10-15-2050	**	693,139
PROLOGIS L P SR NT 3.375% 12-15-2027	**	483,749
PROLOGIS LP 3.0% DUE 04-15-2050	**	128,356
PROS HLDGS INC COM	**	438,300
PROSPERITY BANCSHARES INC COM	**	4,827,599
PROSUS N.V. 1.207% 19/01/2026	**	304,649
PROTAGONIST THERAPEUTICS INC COM	**	214,539
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,446,926
PROVIDUS CLO SR 2A CL ARR FRN 3.945% 15/10/2038	**	621,291
PRUDENT CORPORATE INR5	**	154,928
PRUDENTIAL FINL INC 3.935% DUE 12-07-2049	**	173,649
PRUDENTIAL PLC GBP0.05	**	3,329,977
PT ASPIRASI HIDUP INDONESIA TBK	**	637,746
PT BANK DANAMON 'A' IDR50000 & 'B' IDR500	**	135,972
PTC THERAPEUTICS INC COM	**	2,005,706
PTT EXPLORTN & PRD THB1(NVDR)	**	1,476,724
PUB SERVICE ENTERPRISE GROUP INC COM	**	275,268
PUB STORAGE COM	**	3,591,483
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	**	4,953,336

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PUB SVC ENTERPRISE .8% DUE 08-15-2025	**	1,218,506
PUBLIC JOINT STOCK COMPANY MAGNIT RUB0.01(RUB)	**	102,788
PUBLIC SERVICE CO OF OKLAHOMA 5.2% 01-15-2035	**	67,930
PUBLIC SERVICE CO OF OKLAHOMA 5.25% 01-15-2033	**	492,475
PUBLIC SERVICE ELECTRIC 4.85% 08-01-2034	**	3,403,484
PUBLIC SERVICE ENTERPRISE 5.45% 04-01-2034	**	399,167
PUBLIC SERVICE ENTERPRISE GROUP INC 5.85% DUE 11-15-2027 BEO	**	1,687,881
PUBLIC SERVICE ENTERPRISE GROUP INC 1.6%DUE 08-15-2030 BEO	**	1,461,789
PUBLIC STORAGE 2.3% DUE 05-01-2031 BEO	**	281,917
PUBLIC STORAGE 5.125% 01-15-2029	**	1,240,060
PUBLIC STORAGE 5.35% 08-01-2053	**	190,440
PUBLIC SVC CO OKLA 2.2% DUE 08-15-2031	**	1,654,686
PUBMATIC INC CL A COM CL A COM	**	233,218
PUGET ENERGY INC FIXED 2.379% DUE 06-15-2028	**	114,129
PUGET ENERGY INC SR NT 5.33% 06-15-2034	**	4,870,947
PULMONX CORPORATION COM	**	60,132
PULTE GROUP INC	**	870,764
PURE STORAGE INC CL A CL A	**	394,381
PUT BONDOPT BNPAFRPP 23/05/2025 FRANCE (GOVT OF) 0 97 3175SQ653	**	188,592
PUT SWO USD BARCGB33 P 4.005% / R 1DSOFR 317U6EGA7 09/25/2025	**	4,569
PUT SWO USD BNPAFRPP P 4.57% / R 1DSOFR 317U7LXA1 08/13/2025	**	10,997
PUT SWO USD BOFAUS6S P 3.93% / R 1DSOFR 317U6E2A2 06/23/2025	**	25,086
PUT SWO USD CHASUS33 P 4.48% / R 1DSOFR 317U7MBA3 05/13/2025	**	5,504
PUT SWO USD CHASUS33 P 4.57% / R 1DSOFR 317U7MCA2 08/13/2025	**	216
PUT SWO USD DEUTGB2L P 3.96% / R 1DSOFR 317U6E8A6 06/25/2025	**	27,782
PUT SWO USD DEUTGB2L P 3.96% / R 1DSOFR 317U6F4A7 06/25/2025	**	7,938
PUT SWO USD DEUTGB2L P 4.005% / R 1DSOFR 317U6F2A9 09/25/2025	**	9,138
PUT SWO USD DEUTGB2L P 4.065% / R 1DSOFR 317U6E4A0 06/24/2025	**	19,321
PUT SWO USD GSCMUS33 P 4.42% / R 1DSOFR 317U7M2A3 05/13/2025	**	6,167
PVH CORP COM USD1	**	1,502,708
PVH CORPORATION 4.125% 07-16-2029	**	959,181
PVPTL ABU DHABI GOVT INTL 3.0% 09-15-2051	**	162,565
PVPTL BANK OF NOVA SCOTIA 1.188% 10-13-2026	**	11,544,461
PVPTL COMM MORTGAGE TRUST SER 2016-787S CL A BNDS 3.545% 02-10-2036	**	1,750,139
PVPTL DELTA AIR LINES/SKYMILES 4.75% DUE 10-20-2028	**	197,297
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	**	1,514,089
PVPTL ONEMAIN DIRECT AUTO RECEIVABLES TR 2021-SR 21-1A CL A .87% 07-14-2028	**	4,278,615
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	**	1,410,264
PVTL INTESA SANPAOLO S P A 8.248% 11-21-2033	**	224,369
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	980,032
PVTPL 37 CAPITAL CLO LTD SR 21-1A CL AR FLTG 10-15-2034	**	3,004,308
PVTPL 37 CAPITAL CLO LTD SR 22-1A CL A1R FLTG RT07-15-2034	**	4,007,120
PVTPL ABN AMRO BANK N V 5.515% 12-03-2035	**	391,155
PVTPL ABN AMRO BANK NV 6.575% 10-13-2026	**	404,231
PVTPL ABN AMRO BANK NV FRN 12-03-2028	**	500,360
PVTPL ABU DHABI DEVELOPMENTAL HOL 4.375% 10-02-2031	**	765,414
PVTPL ABU DHABI DEVELOPMENTAL HOL 5.375% 05-08-2029	**	1,011,199
PVTPL AIA GROUP LTD 5.4% 09-30-2054	**	185,553

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AIA GROUP LTD GLOBAL MEDIUM TERM NTS BOO 3.2% DUE 09-16-2040	**	223,882
PVTPL AIA GROUP LTD TRANCHE # 3.6% 04-09-2029	**	252,258
PVTPL AIB GROUP PLC 6.608% 09-13-2029	**	303,070
PVTPL AIB GROUP PLC 6.608% 09-13-2029	**	5,225,347
PVTPL AIMCO CLO SER 2017-A/AIMCO CLO SER201 SR SECD NT CL A-R FLTG 04-20-2034	**	1,352,141
PVTPL AIMCO SR 22-17A CL A1R FLTG RT 07-20-2037	**	1,404,248
PVTPL AIR CANADA AIR CANADA 2017-1AA PTT3.3% DUE 07-15-2031 BEO	**	422,305
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	141,910
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	**	259,168
PVTPL AIRCASTLE LTD 2.85% DUE 01-26-2028BEO	**	1,674,641
PVTPL AKER BP ASA 5.125% 10-01-2034	**	187,852
PVTPL AKER BP ASA 5.8% 10-01-2054	**	317,669
PVTPL ALIGNED DATA CTRS ISSUER LLC 21-1A CL A2 1.937% DUE 08-15-2046 BEO	**	2,812,790
PVTPL ALLIANT ENERGY FIN 5.4% 06-06-2027	**	1,162,558
PVTPL AMERICAN HERITAGE AUTO RECEIVABLES TR SR 24-1A CL A3 4.9% 09-17-2029	**	1,150,805
PVTPL AMERICAN TRANSMISSION SYSTEMS 2.65% 01-15-2032	**	237,416
PVTPL AMSR TRUST 21-SFR2 C 958609% 08-17-2026	**	2,025,730
PVTPL AMSR TRUST SR 21-SFR3 CL A 1.476% 10-17-2038	**	2,829,870
PVTPL ANCHORAGE CAP CLO 16 LTD/ANCHORAGE CAP SR 20-16A CL A1R FLTG RT 01-19-2035	**	10,003,817
PVTPL ANCHORAGE CAP CLO SR 15-7A CL AR3 FLTG RT 04-28-2037	**	8,318,479
PVTPL ANCHORAGE CAPITAL CLO LTD SR 18-10A CL A1AR FLTG RT 10-15-2031	**	3,192,687
PVTPL ANTOFAGASTA PLC 2.375% DUE 10-14-2030/10-14-2020 BEO	**	251,709
PVTPL ANZ NEW ZEALAND INTL LTD 3.45% 01-21-2028	**	239,300
PVTPL APA INFRASTRUCTURE LTD 4.25% DUE 07-15-2027	**	128,878
PVTPL APA INFRASTRUCTURE LTD 5.75% 09-16-2044	**	63,621
PVTPL APA INFRASTRUCTURE LTD. 5.125% 09-16-2034	**	280,961
PVTPL APEX CR CLO LTD SER 20-1A CLA R FLTG RT 04-20-2035	**	2,243,355
PVTPL APIDOS CLO LTD SER 18-18A CL A1R2 FLTG 01-22-2038	**	17,144,500
PVTPL APIDOS CLO XXII 15-22A CL A-1R FLTG 144A FLTG RT DUE 04-20-2031	**	407,889
PVTPL AQUA FIN TR 2021-A SR 21-A CL A 1.54% DUE 07-17-2046 BEO	**	1,354,972
PVTPL ARBOR RLTY COML REAL ESTATE NTS 2021-FL4 SR 21-FL4 CL A 11-15-2036	**	802,406
PVTPL ARES LXIII CLO LTD CL A-1A FLTG 04-20-2035	**	801,423
PVTPL ARES XLIV CLO LTD SR NT CL A-1-R FLTG 144A 3C7 VAR RT DUE 04-15-2034 BEO	**	1,840,034
PVTPL ARES XXVII CLO LTD SR 13 2A CL A-R3 FLTG 10-28-2034	**	3,900,938
PVTPL ARI FLEET LEASE TR SR 24-A CL A2 5.3%11-15-2032	**	2,272,164
PVTPL ASHTEAD CAPITAL 2.45% 08-12-2031	**	1,247,944
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 1.45% 01-08-2026	**	482,942
PVTPL ATHENE GLOBAL FUNDING 4.86% 08-27-2026	**	3,595,925
PVTPL ATHENE GLOBAL FUNDING 5.62% 05-08-2026	**	1,917,394
PVTPL ATLAS SR LN FD XIV LTD/ATLAS SR LN FD SR 19-14A CL AR VAR RT 07-20-2032	**	7,156,346
PVTPL AUSTRALIA & NEW ZEALAND BKG GROUP LTD 0% CP 11-25-2025	**	4,265,893
PVTPL AUSTRALIA & NEW ZEALAND BKG GROUP LTD FLTG RT 03-18-2026	**	3,764,768
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.5% DUE 11-01-2027/07-01-2027 BEO	**	382,350
PVTPL AVIATION CAPITAL GROUP LLC 6.375% DUE 07-15-2030	**	1,099,379
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SR 2023-8 CL A 6.02% DUE 02-20-2030	**	3,317,425
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SR 2023-8 CL A 6.02% DUE 02-20-2030	**	3,835,773
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SRS 20-2 CL A 2.02% DUE 02-20-2027	**	2,423,402
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 21-2A CL A 1.66% DUE 02-20-2028	**	17,338,841

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL AVIS BUDGET RENTAL CAR FNDG AESOP 5.36% 06-20-2030	**	3,264,252
PVTPL AVIS BUDGET RENTAL CAR FNDG AESOP SER 23-3A CL A 5.24% DUE 02-22-2028	**	3,237,091
PVTPL AVIS BUDGET RENTAL CAR FNDG AESOP SER 24-3A CL A 5.23% 12-20-2030	**	3,453,050
PVTPL AVOLON HLDGS FDG LTD 2.528% DUE 11-18-2027	**	1,091,301
PVTPL AVOLON HLDGS FDG LTD 2.528% DUE 11-18-2027	**	564,658
PVTPL AVOLON HLDGS FDG LTD 5.15% 01-15-2030	**	416,693
PVTPL AVOLON HLDGS FDG LTD 6.375% DUE 05-04-2028	**	452,281
PVTPL AVOLON HOLDINGS FNDG LTD 5.75% 11-15-2029	**	632,555
PVTPL AXIS EQUIPMENT FINANCE RECEIVABLESSER 22-2A CL A2 5.3% DUE 06-21-2028	**	308,947
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	**	1,380,480
PVTPL BAE SYS PLC 1.9% DUE 02-15-2031/09-15-2020 BEO	**	330,923
PVTPL BAE SYS PLC 5.0% 03-26-2027	**	2,129,243
PVTPL BAE SYS PLC 5.125% 03-26-2029	**	711,456
PVTPL BAIN CAP CR CLO 2022-1 LTD CL A-1 FLTG 04-18-2035	**	8,512,972
PVTPL BAIN CAPITAL CREDIT CLO LIMITED SR 18-2A CLA1R FLTG RT 07-19-2031	**	746,938
PVTPL BANCO SANTANDER CHILE MEDIUM TERM NTS BO 2.7 DUE 01-10-2025/01-10-2020 REG	**	499,043
PVTPL BANK IRELAND GROUP PLC 5.601% 03-20-2030	**	5,047,470
PVTPL BANK OF AMERICA AUTO TRUST SER 23-2A CL A2 5.85% 08-17-2026	**	1,059,708
PVTPL BANK OF IRELAND GROUP 2.029% 09-30-2027	**	589,546
PVTPL BANK OF NOVA SCOTIA 3.186% DUE 06-03-2025 BEO	**	7,801,500
PVTPL BANQUE FED CRED MUTUEL 5.194% 02-16-2028	**	3,817,073
PVTPL BAYER US FIN II LLC 2.85% DUE 04-15-2025 BEO	**	1,388,134
PVTPL BAYER US FIN II LLC 5.5% DUE 08-15-2025 BEO	**	3,000,339
PVTPL BAYER US FINANCE LLC 6.125% 11-21-2026	**	203,831
PVTPL BAYER US FINANCE LLC 6.375% 11-21-2030	**	617,385
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC 3RD PRTY SECD CL B FLTG 12-18-2036	**	4,994,083
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC SR SECD NT CL A FLTG 12-18-2036	**	638,867
PVTPL BIMBO BAKERIES USA INC 5.375% 01-09-2036	**	549,861
PVTPL BIMBO BAKERIES USA INC 6.05% DUE 01-15-2029	**	204,136
PVTPL BLACKSTONE HLDGS FIN CO L L C 5.9%DUE 11-03-2027/11-03-2022 BEO	**	995,909
PVTPL BLUE OWL CREDIT INCOME CORP. 6.6% 09-15-2029	**	760,009
PVTPL BLUEMOUNTAIN CLO 2013-2A LTD CL A-1-R FLTG 10-22-2030	**	188,910
PVTPL BLUEMOUNTAIN CLO SER 18-2A CLS A VAR RT 08-15-2031	**	631,744
PVTPL BLUEMOUNTAIN CLO XXII LTD 18-1A CL A-1 FLTG RT 07-15-2031	**	456,301
PVTPL BMW US CAP LLC 1.25% DUE 08-12-2026 BEO	**	2,432,240
PVTPL BMW US CAPITAL LLC 4.65% 08-13-2029	**	1,268,993
PVTPL BNP PARIBAS 1.323% 01-13-2027	**	4,009,212
PVTPL BNP PARIBAS 3.132% 01-20-2033	**	852,542
PVTPL BNP PARIBAS 3.375% 01-09-2025	**	589,851
PVTPL BNP PARIBAS 5.283%11-19-2030	**	346,334
PVTPL BNP PARIBAS 5.894% 12-05-2034	**	4,206,992
PVTPL BNP PARIBAS MEDIUM TERM NTS BOOK ENTRY 5.335% 06-12-2029	**	5,018,806
PVTPL BNP PARIBAS SR 2.159% 09-15-2029	**	6,000,452
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	3,025,157
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	**	1,020,257
PVTPL BOOZ ALLEN HAMILTON INC 144A 3.875% DUE 09-01-2028 BEO	**	149,803
PVTPL BOOZ ALLEN HAMILTON INC 4.0% DUE 07-01-2029 BEO	**	307,565
PVTPL BPCE SA 5.716% 01-18-2030	**	401,964

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BPCE SA 6.612% 10-19-2027	**	2,613,207
PVTPL BPCE SA 7.003% 10-19-2034	**	959,404
PVTPL BPCE SR NON PFD 1.652% 10-06-2026	**	4,718,526
PVTPL BRITISH AWYS PASS THRU 3.8% 09-20-2031	**	318,337
PVTPL BRITISH AWYS PASS THRU CTFS 3.3% FIXED 06-15-2034 BEO	**	107,093
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	**	280,086
PVTPL BROADCOM INC 1.95% DUE 02-15-2028/01-19-2021 BEO	**	457,453
PVTPL BROADCOM INC 2.45% DUE 02-15-2031/01-19-2021 BEO	**	625,340
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	662,447
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	1,810,906
PVTPL BROADCOM INC 3.419% DUE 04-15-2033BEO	**	4,986,287
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	1,615,075
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	5,374,914
PVTPL BROADCOM INC AVGO 3.187 11/15/36 3.187% DUE 11-15-2036/09-30-2021 BEO	**	539,898
PVTPL BROADCOM INC AVGO 3.187 11/15/36 3.187% DUE 11-15-2036/09-30-2021 BEO	**	3,730,129
PVTPL BROOKLYN UN GAS CO 6.415% 07-18-2054	**	726,713
PVTPL BSPRT 2022-FL9 ISSUER LLC SR SECD NT CL A FLTG 07-15-2039	**	1,608,964
PVTPL BUSINESS JET SECS 2022-1 LLC SER 22-1A CL A 4.455% 06-15-2037	**	1,198,866
PVTPL BX COML MTG TR 2024-XL4 FLTG 02-15-2039	**	1,986,075
PVTPL CADILLAC FAIRVIEW CORP 2.5% DUE 10-15-2031 BEO	**	1,687,281
PVTPL CAIXABANK S A 5.673% 03-15-2030	**	313,059
PVTPL CAIXABANK S A 6.684% 09-13-2027	**	1,539,212
PVTPL CAIXABANK S A 6.684% 09-13-2027	**	600,293
PVTPL CAMERON LNG LLC 2.902% 07-15-2031	**	2,508,289
PVTPL CAMERON LNG LLC 3.302% DUE 01-15-2035	**	94,928
PVTPL CANTOR FITZGERALD LP 7.2% 12-12-2028	**	731,582
PVTPL CANYON CAPITAL CLO LTD SER 20-1A CL AR FLTG 07-15-2034	**	3,696,634
PVTPL CAPITAL AUTOMOTIVE REIT SR 23-1A CL A1 5.75% 09-15-2053	**	1,869,189
PVTPL CARLYLE GLOBAL MARKET STRATEGIES SR 17-3A CL A1R2 FLTG RT 10-21-2037	**	601,899
PVTPL CARLYLE GLOBAL MKT SER 14-3RA CL A1A FLTG 07-27-2031	**	1,630,674
PVTPL CARLYLE GLOBAL MKT STRAT CLO SER 12-3A CLS A1A2 FLTG RT DUE 01-14-2032 BEO	**	193,361
PVTPL CARLYLE US CLO 2021-4 LTD CL A-2 FLTG DUE 04-20-2034 BEO	**	2,614,109
PVTPL CARVANA AUTO RECEIVABLES TRUST SER 24-P1 CL A2 5.5% DUE 08-10-2027	**	1,569,518
PVTPL CASSA DEPOSITI E PRESTIT 5.875% 04-30-2029	**	1,629,118
PVTPL CATAMARAN CLO SER 2014-1A CL A-1A FLTG 04-20-2030	**	921,258
PVTPL CAYUGA PK CLO LTD SER 20-1A CL AR FLTG 07-17-2034	**	751,224
PVTPL CF HIPPOLYTA ISSUER LLC SER 20-1 CL A1 1.69% DUE 07-15-2060 BEO	**	351,529
PVTPL CHESAPEAKE FUNDING II LLC SER 23-2A CL A1 6.16% DUE 10-15-2035	**	1,466,439
PVTPL CHILE ELECTRICITY LUX MPC 6.01% 07-20-2024	**	389,200
PVTPL CIFC FDG 2017-IV LTD SER 17-4A CL A1R FLTG 10-24-2030	**	241,060
PVTPL CIFC FDG 2018-IV LTD/CIFC FDG 2018-IV SER 18-4A CLS A1 VAR RT 10-17-2031	**	550,670
PVTPL CIFC FUNDING LTD SER 19-6A CL A2R FLTG RT 07-16-2037	**	1,591,671
PVTPL CIFC FUNDING LTD SR 14-3A CL A1R2 FLTG RT 10-22-2031	**	1,060,688
PVTPL CITIZENS AUTO RECEIVABLES TR 2023-2 5.74% 10-15-2030	**	1,480,128
PVTPL CITIZENS AUTO RECEIVABLES TRUST SER 24-1 CL A3 5.11% 04-17-2028	**	906,033
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	444,533
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	335,011
PVTPL CMO ARBOR MULTIFAMILY MTG SECS SER 20-MF1 CL A5 2.7563% DUE 05-15-2053 BEO	**	1,074,029

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	273,612
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	912,040
PVTPL CMO ARROYO MTG TR 2022-2 SR 22-2 CL A1 4.95% DUE 07-25-2057 BEO	**	3,747,501
PVTPL CMO ASHFORD HOSPITALITY TR SER-2018-KEYS CL-A VAR 05-15-2035 BEO	**	254,666
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,071,083
PVTPL CMO BENCHMARK 2020-IG3 MTG TR SR 20-IG3 CL A2 2.475% UE 09-15-2048	**	8,241,631
PVTPL CMO BFLD TRUST SER 24-WRHS CL A FLTG 08-15-2026	**	1,373,969
PVTPL CMO BFLD TRUST SR 24-UNIV CL A FLTG 11-15-2029	**	700,000
PVTPL CMO BOCA COML MTG TR SR 24- BOCA CL A FLTG 08-15-2041	**	3,967,267
PVTPL CMO BX TR SR 24-AIR2 CL A FLTG 10-15-2041	**	2,584,656
PVTPL CMO BX TR 2021-ARIA BX 2021-ARIA AVAR RT DUE 10-15-2036 BEO	**	2,991,563
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,494,511
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,985,371
PVTPL CMO BX TRUST SR 24-BRBK CL A FLTG 10-15-2041	**	991,508
PVTPL CMO BX TRUST SR 24-KING CL A FLTG RT 05-15-2039	**	493,812
PVTPL CMO BX TRUST SR 24-PALM CL A FLTG RT 06-15-2037	**	2,601,022
PVTPL CMO BX TRUST VAR RT DUE 07-15-2029BEO	**	3,142,716
PVTPL CMO BXMT LTD SR 20-FL3 CL A VAR RTDUE 03-15-2037 BEO	**	2,031,421
PVTPL CMO CITIGROUP COML MTG TR SER 21-KEYS CL A FLTG 10-15-2036	**	1,982,766
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	**	890,619
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	**	1,803,313
PVTPL CMO CSMC 2019-AFC1 TR MTG BACKED NT CL A-1 144A VAR RT DUE 07-25-2049 BEO	**	1,071,921
PVTPL CMO CSMC 2022-ATH3 TR VAR RT DUE 08-25-2067 BEO	**	2,984,310
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	516,679
PVTPL CMO EQUS 2021-EQAZ MTG TR SR 21-EQAZ CL B VAR RT DUE 10-15-2036 BEO	**	1,298,755
PVTPL CMO GS MTG SECS CORP SER 2017-GPTX CL B 3.103915% FIXED 05-10-2034	**	315,395
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	**	10,984
PVTPL CMO J P MORGAN CHASE COML MOTGAGE SECS SER 20-MKST CL A FRN 12-15-2036 BEO	**	3,663,607
PVTPL CMO MANHATTAN WEST 2020-1MW MTG TRSR 20-0MW CL A 2.13% 09-10-2040	**	459,229
PVTPL CMO MORGAN STANLEY CAP I TR SRS 20-CNP CL A VAR RT DUE 04-05-2042	**	1,245,783
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	6,158,160
PVTPL CMO NEW ORL HOTEL TR 2019-HNLASER 19-HNLA CLS A VAR RT DUE 04-15-2032 BEO	**	1,773,620
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	197,078
PVTPL CMO NEW RESIDENTIAL MTG LN TR 20-RPL1 CL A-1 VAR RT DUE 11-25-2059	**	175,895
PVTPL CMO NYC COMMERCIAL MORTGAGE TRUST SR 24-3ELV CL A FLTG RT 08-15-2029	**	977,185
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	4,435,979
PVTPL CMO OPG TR 2021-PORT SR 21-PORT CLA FLTG RT 10-15-2036	**	2,436,720
PVTPL CMO PRPM SER 23-NQM3 CL A1 STEP 11-25-2068	**	422,478
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	219,033
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	525,680
PVTPL CMO SFO COML MTG TR 2021-555 SFO 2021-555 A VAR RT DUE 05-15-2038 BEO	**	7,507,500
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049	**	1,009,522
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049	**	3,744,765
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049 BEO	**	1,306,528
PVTPL CMO SMB PRIVATE ED LN TR 2022-B 0%DUE 12-31-2049 BEO	**	4,863,254
PVTPL CMO TOWD PT MTG TR 2019-4 SER 19-4CLS A1 VAR RT DUE 07-25-2059 BEO	**	642,470
PVTPL CMO TOWD PT MTG TR 2022-4 TPMT 2022-4 A1 VAR RT DUE 09-25-2062 BEO	**	7,124,322
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	4,894

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO UWM MTG TR 2021-INV3 CL A3 VAR RT DUE 11-25-2051 BEO	**	1,794,437
PVTPL CMO VERUS SECURITIZATION TR 2021-3SER 21-3 CL A2 VAR RT DUE 06-25-2066 BEO	**	749,424
PVTPL CMO VERUS SECURITIZATION TRUST SER 23-5 CL A1 STEP UP DUE 06-25-2068	**	3,035,155
PVTPL CMO VMC FIN 2021-FL4 LLC VMC 2021-FL4 C VAR RT DUE 06-16-2036 BEO	**	957,716
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	333,120
PVTPL CMO WSTN TR 2023-MAUI CLA VAR RT 08-05-2027	**	2,026,591
PVTPL CNO GLOBAL FDG MEDIUM TERM NTS BOOK ENTRY 1.75% 10-07-2026	**	425,451
PVTPL CNO GLOBAL FUNDING 4.875% 12-10-2027	**	4,976,437
PVTPL COCA-COLA EUROPEAN PARTNERS PLC 1.5% DUE 01-15-2027 BEO	**	652,843
PVTPL CODELCO INC 6.44% 01-26-2036	**	305,656
PVTPL COLLEGE AVE STUDENT LNS 2023-A LLCSER 23-A CL A1 FLTG RT 05-25-2055	**	2,250,008
PVTPL COLLEGE AVE STUDENT LNS SR 23-B CL A1A 6.5% 06-25-2054	**	2,058,227
PVTPL COLUMBIA PIPELINE GROUP 5.097% 10-01-2031	**	258,536
PVTPL COLUMBIA PIPELINES HLDG CO LLC 5.681% 01-15-2034	**	246,967
PVTPL COLUMBIA PIPELINES OPER CO LLC 6.036% 11-15-2033	**	2,289,327
PVTPL COLUMBIA PIPELINES OPER CO LLC 6.544% 11-15-2053	**	356,834
PVTPL CONTINENTAL RESOURCES 2.268% 11-15-2026	**	1,780,173
PVTPL COOPERATIEVE RABOBANK UA 5.447% 03-05-2030	**	505,742
PVTPL COOPERATIEVE RABOBANK UA 5.564% 02-28-2029	**	3,151,085
PVTPL COREBRIDGE GLOB FUNDING 4.65% 08-20-2027	**	3,342,781
PVTPL COREVEST AMERN FIN 2019-3 TR SER 19-3 CLS A 2.772% DUE 10-15-2052 BEO	**	98,206
PVTPL COREVEST AMERN FIN 2022-1 TR SR 22-1 CL A VAR RT 12-31-2049	**	1,536,002
PVTPL COX COMMUNICATIONS INC NEW NT 3.5% 08-15-2027	**	7,105,694
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	1,952,122
PVTPL CPS AUTO RECEIVABLES TR 2022-C NT CL B 144A 4.88% DUE 04-15-2030 BEO	**	205,078
PVTPL CREDICORP CAP SOCIEDAD TIT SA 10.1% 12-15-2043	**	447,177
PVTPL CREDIT ACCEP AUTO LN TR 2023-2 SER 23-2A CL A 5.92% 05-16-2033	**	3,027,173
PVTPL CREDIT ACCEP AUTO LN TR SER 23-3A CL A 6.39% 08-15-2033	**	1,226,200
PVTPL CREDIT ACCEPTANCE AUTO LOAN TRUST SER 24-1A CL A 5.68% 03-15-2034	**	1,007,755
PVTPL CREDIT ACCEPTANCE AUTO LOAN TRUST SER 24-2A CLS C 6.7% 10-16-2034	**	1,299,633
PVTPL CREDIT AGRICOLE S A 6.316% 10-03-2029	**	475,266
PVTPL CREDIT AGRICOLE S A 6.316% 10-03-2029	**	7,516,433
PVTPL CREDIT AGRICOLE S A LONDON 4.125% 01-10-2027	**	491,163
PVTPL CREDIT AGRICOLE S A LONDON BRH 1.247% 01-26-2027	**	528,161
PVTPL CREDIT AGRICOLE S A LONDON BRH 1.247% 01-26-2027	**	992,943
PVTPL CREDIT AGRICOLE S A LONDON BRH 4.631% 09-11-2028	**	2,182,027
PVTPL CREDIT AGRICOLE S.A.(LONDON BRANCH) 5.589% 07-05-2026	**	465,270
PVTPL CREDIT AGRICOLE SA 5.335% 01-10-2030	**	1,313,382
PVTPL CRESTWOOD MIDSTREAM PARTNERS 5.625% 05-01-2027	**	3,160,708
PVTPL CRH AMERICA INC BNDS 3.875% DUE 05-18-2025 BEO	**	665,211
PVTPL CSL FINANCE PLC 4.75% DUE 04-27-2052 BEO	**	224,582
PVTPL CVS LEASE BACKED PASS THRU CTF 8.353% DUE 07-10-2031	**	80,721
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	**	204,432
PVTPL DANSKE BANK A/S 4.298% DUE 04-01-2028	**	404,058
PVTPL DANSKE BANK A/S 4.613% 10-02-2030	**	213,429
PVTPL DANSKE BANK A/S 4.613% 10-02-2030	**	351,187
PVTPL DANSKE BANK A/S 5.427% 03-01-2028	**	5,043,341
PVTPL DANSKE BANK A/S 5.705% 03-01-2030	**	304,136

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL DENSO CORP 4.42% 09-11-2029	**	515,077
PVTPL DIAMOND ISSUER LLC 2021-1 SECD CL A 2.305% 11-20-2051	**	1,576,786
PVTPL DLLMT 2023-1 LLC NT CL A-2 144A 5.78% DUE 11-20-2025 BEO	**	182,337
PVTPL DNB BK ASA 4.853% 11-05-2030	**	358,931
PVTPL DNB BK ASA MED TERM NTS BOOK ENTRY 1.605% 03-30-2028	**	4,645,993
PVTPL DRYDEN 75 CLO LTD/DRYDEN 75 CLO LLC SR SECD NT CL A-R2 FLTG 04-15-2034	**	1,682,335
PVTPL DRYDEN 80 CLO LTD/DRYDEN 80 CLO LLC SR SECD NT CL A-R 01-17-2033 BEO	**	499,860
PVTPL DRYDEN 87 CLO LTD SER 21-87A CL A-1 FLTG 3C7 05-20-2034 BEO	**	4,120,174
PVTPL DT AUTO OWNER TRUST SER 23-2A CL A 5.88% DUE 04-15-2027	**	101,149
PVTPL DT AUTO OWNER TRUST SER 23-3A CL A6.57% 08-16-2027	**	111,571
PVTPL DT MIDSTREAM 10YR 144A NEW ISSUE 4.3% 04-15-2032	**	346,788
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	2,157,447
PVTPL ELECTRICITE DE FRANCE 5.7% 05-23-2028	**	1,117,119
PVTPL ELEVATION CLO LTD SR 18-3A CL A1R2 FLTG RT 01-25-2035	**	3,408,604
PVTPL EMPOWER CLO LTD SR 22-1A CL A1R FLTG 10-20-2037	**	1,256,249
PVTPL ENEL FIN AMER LLC 2.875% 07-12-2041	**	1,353,090
PVTPL ENEL FIN INTL N V 6.8% DUE 10-14-2025 BEO	**	1,223,697
PVTPL ENEL FIN INTL N V NT 4.75% DUE 05-25-2047	**	272,763
PVTPL ENEL FINANCE INTERNATIONAL N.V 5.125% 06-26-2029	**	1,188,358
PVTPL ENEL FINANCE INTL NV 2.125% 07-12-2028	**	4,524,633
PVTPL ENGIE S A 5.875% 04-10-2054	**	195,621
PVTPL ENI S P A 5.5% 05-15-2034	**	1,186,356
PVTPL ENI S P A 5.5% 05-15-2034	**	6,030,644
PVTPL ENI S P A 5.95% 05-15-2054	**	230,990
PVTPL ENLINK MIDSTREAM LLC 6.5% 09-01-2030	**	1,570,890
PVTPL ENTERPRISE FLEET FINANCING LLC SER 24-1 CL A3 5.16% 09-20-2030	**	145,770
PVTPL ENTERPRISE FLEET FINANCING LLC SER24-4 CL A3 4.56% 11-20-2028	**	872,181
PVTPL ENTERPRISE FLEET FINANCING LLC SR 24-1 CL A2 6.52% 03-20-2030	**	4,585,190
PVTPL ENTERPRISE FLEET FINANCING LLC SR 24-2 CL A2 5.74% 12-20-2026	**	1,008,436
PVTPL ENTERPRISE FLEET FINANCING LLC SR 24-2 CL A3 5.61% 04-20-2028	**	3,560,258
PVTPL ENTERPRISE FLEET FING 2023-2 LLC 5.5% 04-22-2030	**	169,365
PVTPL ENTERPRISE FLEET FING 2023-2 LLC SRS 23-2 CLS A2 5.56% 04-22-2030	**	2,280,371
PVTPL ENTERPRISE FLEET FING LLC SR 23-3 CL A2 6.4% 03-20-2030	**	2,691,698
PVTPL ERAC USA FIN LLC GTD NT 144A 3.8% DUE 11-01-2025/11-09-2015 BEO	**	1,489,693
PVTPL EXPERIAN FIN PLC 2.75% DUE 03-08-2030	**	3,095,669
PVTPL F G GLOBAL FUNDING 144A 5.875% DUE06-10-2027 BEO	**	993,009
PVTPL F G GLOBAL FUNDING 144A 5.875% DUE06-10-2027 BEO	**	3,212,079
PVTPL FED DES CAISSES DESJARDINS QUEBEC 1.2% 10-14-2026	**	7,540,536
PVTPL FED DES CAISSES DESJARDINS QUEBEC 4.55% DUE 08-23-2027 BEO	**	4,938,125
PVTPL FIRST FNDTN INC COM	**	108,638
PVTPL FIRST INVS AUTO OWNER TR 2023-1 SR 23-1A CL A 6.44% 10-16-2028	**	1,763,003
PVTPL FIRSTENERGY TRANSMISSION LLC 4.55%01-15-2030	**	832,546
PVTPL FIRSTENERGY TRANSMISSION LLC 5.0% 01-15-2035	**	454,471
PVTPL FIRSTKEY HOMES 2020-SFR1 TR 1.339%09/17/2025 1.339% DUE 08-17-2037 BEO	**	4,656,385
PVTPL FIRSTKEY HOMES 2020-SFR2 TRUST SER20-SFR2 CL A 1.266% 10-19-2037	**	1,429,073
PVTPL FLAGSHIP CREDIT AUTO TRUST SER 22-3 CL D 6.0% DUE 07-17-2028 BEO	**	1,486,099
PVTPL FLAGSHIP CREDIT AUTO TRUST SER 23-2 CL A2 5.76% DUE 04-15-2027	**	212,525

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL FORD CR AUTO OWN TR 2024-REV1 SR 24-1 CL A STEP UP 08-15-2036	**	13,859,825
PVTPL FORD CR AUTO OWNER TR 2023-REV1 231 CL A 4.85% 08-15-2035	**	11,586,800
PVTPL FORD CR AUTO OWNER TR 2023-REV2 SER 23-2 CL A 5.28% 02-15-2036	**	11,060,791
PVTPL FORD CR FLOORPLAN MASTER OWNER TR SR 24-1 CL A1 5.29% 04-15-2029	**	2,635,558
PVTPL FORT CRE 2022-FL3 ISSUER LLC NT CLA FLTG 12-17-2026	**	137,660
PVTPL FORTRESS CR BSL VII LTD SR 21-1A CL A-1-R FLTG 07-23-2032	**	2,999,931
PVTPL FREEDOM MORTGAGE CORPORATION 9.25%02-01-2029	**	722,360
PVTPL FREMF MORTGAGE TRUST SER 15-K45 CL C VAR 04-25-2048	**	597,834
PVTPL FREMF MORTGAGE TRUST SER 15-K45 CL C VAR 04-25-2048	**	298,917
PVTPL FREMF MORTGAGE TRUST SER 15-K46 CL C VAR RT 04-25-2048	**	1,988,005
PVTPL FREMF MORTGAGE TRUST SER 15-K48 CL B VAR 08-25-2048	**	441,287
PVTPL FREMF MORTGAGE TRUST SER 16-K59 CL B VAR RT 11-25-2049	**	172,020
PVTPL FREMF MORTGAGE TRUST SER 19-K734 CL B VAR RT 02-25-2051	**	1,261,102
PVTPL FS RIALTO 2022-FL4 ISSUER LLC SR 22-FL4 CL A VAR RT DUE 01-19-2039 BEO	**	2,472,899
PVTPL GA GLOBAL FDG 01-06-2027	**	141,932
PVTPL GA GLOBAL FDG TR 5.5% 01-08-2029	**	2,019,783
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	73,020
PVTPL GALAXY CLO LTD SER 24-33A CL A1 FLTG RT 04-20-2037	**	1,737,568
PVTPL GALAXY XXVIII CLO LTD/GALAXY XXVIII CL SER-18-28A CL-A1 VAR 07-15-2031	**	190,551
PVTPL GENERAL MOTORS CO SER 24-4A CL A1 4.73% 11-15-2029	**	2,455,147
PVTPL GENERAL MOTORS SR 24-1 CL A1 5.13%03-15-2029	**	6,565,319
PVTPL GENERATE CLO 8 LTD/GENERATE SR 8A CL A1R2 FLTG 01-20-2038	**	9,277,860
PVTPL GLENCORE FDG LLC 1.625% DUE 09-01-2025/08-01-2025 BEO	**	244,642
PVTPL GLENCORE FDG LLC 1.625% DUE 09-01-2025/08-01-2025 BEO	**	2,582,336
PVTPL GLENCORE FDG LLC 6.125% 10-06-2028	**	2,098,803
PVTPL GLENCORE FUNDING LLC 5.371% 04-04-2029	**	403,293
PVTPL GLENCORE FUNDING LLC 5.371% 04-04-2029	**	2,455,047
PVTPL GLS AUTO RECEIVABLES TRUST SR 24-1A CL A2 5.57% 02-16-2027	**	776,019
PVTPL GM FINANCIAL REVOLVING RECEIVABLESSER 23-2 CL A 5.77% 08-11-2036	**	5,698,758
PVTPL GM FINL REVOLVING RECEIVABLES TR SER 24-2 CL A 4.52% 03-11-2037	**	10,377,990
PVTPL GM FINL REVOLVING RECEIVABLES TR SR 24-1 CL A 4.9% 12-11-2036	**	3,831,859
PVTPL GOLDENTREE LOAN MANAGEMENT SER 19-4A CL ARR FLTG 04-24-2031	**	1,970,479
PVTPL GOLUB CAPITAL PARTNERS CLO LTD SER 23-66A CL A FLTG RT 04-25-2036	**	1,003,852
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	46,944
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	98,043
PVTPL GOODMAN US FIN FOUR LLC 4.625% DUE05-04-2032 BEO	**	1,894,628
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	952,528
PVTPL GOODMAN US FINANCE SIX LLC 5.125% 10-07-2034	**	361,823
PVTPL GPMT 2021-FL3 LTD/GPMT 2021-FL3 LLC SR SECD NT CL A FLTG 07-16-2035	**	712,812
PVTPL GPMT LTD SR 21-FL4 CL A FLTG RT 11-15-2036	**	1,883,527
PVTPL GREENSAIF PIPELINES BIDCO S A R L 6.1027% 08-23-2042	**	2,242,523
PVTPL GREENWOOD PK CLO LTD SER 18-1A CL A2 FLTG 04-15-2031	**	469,244
PVTPL GREYWOLF CLO I LTD SR 20-3RA CL A1R2 FLTG 04-22-2033	**	4,005,006
PVTPL GREYWOLF CLO V LTD VAR RT SR 15-1A CL A-1-R 01-25-2031	**	384,361
PVTPL GUARDIAN LIFE INSURANCE CORP 3.7% 01-22-2070	**	66,491
PVTPL GULFSTREAM NAT GAS SYS LLC GULFSTREAM NAT 6.19% DUE 11-01-2025 BEO	**	4,914,763
PVTPL HALSEYPOINT CLO 6 LTD/HALSEYPOINT SER 22-6A CL A1 FLTG RT DUE 10-30-2034	**	2,333,057
PVTPL HEALTH CARE SERVICE CORP 5.2% 06-15-2029	**	427,087

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	218,512
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	39,063
PVTPL HERTZ VEH FING III LLC SR 23-1A CLA 5.49% 06-25-2027	**	3,420,954
PVTPL HERTZ VEH FING III LLC SR 23-4A CL A 6.15% 03-25-2030	**	1,027,823
PVTPL HILTON GRAND VACATIONS TRUST SR 24-2A CL 5.5% 03-25-2038	**	1,324,072
PVTPL HYUNDAI AUTO LEASE SECURITIZATION T SER 23-B CL A3 5.15% 06-15-2026	**	395,093
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 202 SER 23-A 5.05% DUE 01-15-2026	**	328,064
PVTPL HYUNDAI CAP AMER 1.3% 01-08-2026	**	1,755,988
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	312,002
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 1.5% DUE 06-15-2026	**	414,132
PVTPL HYUNDAI CAPITAL AMERICA 4.3% 09-24-2027	**	2,386,153
PVTPL HYUNDAI CAPITAL AMERICA 4.55% 09-26-2029	**	242,688
PVTPL HYUNDAI CAPITAL AMERICA 5.3% 03-19-2027	**	2,340,802
PVTPL HYUNDAI CAPITAL AMERICA 5.3% 06-24-2029	**	1,002,867
PVTPL HYUNDAI CAPITAL AMERICA 5.45% 06-24-2026	**	939,642
PVTPL HYUNDAI CAPITAL AMERICA 5.95% 08-21-2026	**	2,534,829
PVTPL HYUNDAI CAPITAL AMERICA 5.95% 08-21-2026	**	1,808,333
PVTPL ICG US CLO 2015-2R LTD/ICG US CLO 2015-2RA CL A1 VAR RT DUE 01-16-2033	**	1,249,183
PVTPL IMPERIAL BRANDS FIN PLC GTD SR NT 144A 6.125 DUE 07-27-2027/07-27-2022 BEO	**	1,848,478
PVTPL ING GROEP N V 1.4% DUE 07-01-2026	**	491,182
PVTPL INTERNATIONAL FLAVORS & FRAGRANCESINC 1.23% DUE 10-01-2025	**	5,409,764
PVTPL INTESA SANPAOLO S P A 7.2% 11-28-2033	**	973,588
PVTPL INTESA SANPAOLO S P A 7.8% 11-28-2053	**	235,183
PVTPL J P MORGAN MTG TR SER 21-14 CL A11 FLTG DUE 05-25-2052	**	1,455,734
PVTPL JACKSON NATL LIFE GLOBAL 4.6% 10-01-2029	**	1,945,166
PVTPL JACKSON NATL LIFE GLOBAL 5.6% 04-10-2026	**	5,500,375
PVTPL JAMESTOWN CLO LTD SR 22-18A CL AR FLTG RT 07-25-2035	**	7,613,108
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIE .625% DUE 09-02-2025	**	486,689
PVTPL JERSEY CENT PWR & LT CO 5.1% 01-15-2035	**	2,929,432
PVTPL KBC GROUP NV 4.932% 10-16-2030	**	462,548
PVTPL KBC GROUP NV 4.932% 10-16-2030	**	693,822
PVTPL KBC GROUP NV 5.796% 01-19-2029	**	8,960,731
PVTPL KKR GROUP FIN CO LLC 3.25% 12-15-2051	**	915,639
PVTPL KREF 2022-FL3 LTD CL A FLTG 02-15-2039	**	3,330,504
PVTPL KUBOTA CREDIT OWNER TRUST SER 23-1A CL A3 5.02% 05-17-2027	**	1,105,776
PVTPL LBA TRUST SR 24-BOLT CL A FLTG RT 06-15-2026	**	1,501,875
PVTPL LCM 31 LTD SR SECD NT CL A-R FLTG 07-20-2034	**	2,306,398
PVTPL LCM XV LTD PARTNERSHIP/LCM XV LLC VAR RT DUE 07-20-2030 BEO	**	68,786
PVTPL LCM XXV LTD/LCM XXV LLC SR SECD NTCL AR FLTG 07-20-2030	**	82,898
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	6,539,232
PVTPL LIBERTY UTILITIES CO 5.577% 01-31-2029	**	596,722
PVTPL LOANCORE 2021-CRE6 ISSUER LTD SER 21-CRE6 CL A FLTG 11-15-2038	**	917,896
PVTPL LPL HLDGS INC 4.625% 11-15-2027	**	791,794
PVTPL LSEG US FINANCE CORP 4.875% 03-28-2027	**	510,065
PVTPL LSEG US FINANCE CORP 5.297% 03-28-2034	**	597,582
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	**	139,822
PVTPL MACQUARIE GROUP LTD SR NT 2.691%06-23-2032	**	381,471
PVTPL MADISON PARK FUNDING LTD SER 21-39A CL AR FLTG 10-22-2034	**	2,203,295

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL MADISON PARK FUNDING LTD SR 16-22A CL AR2 FLTG RT 01-15-2038	**	3,090,000
PVTPL MADISON PK FDG XXI LTD/MADISON PK FDG SR 16-21A CL AB VAR RT 10-15-2032	**	603,127
PVTPL MADISON PK FDG XXII LTD SER 16-22A CL A1R FRN 01-15-2033 BEO	**	3,091,154
PVTPL MADISON PK FDG XXXIII LTD CL A-R FLTG 10-15-2032	**	3,504,413
PVTPL MAPS LTD SER 19-1A CL A 4.458% 03-15-2044	**	1,996,223
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.95% 01-11-2025	**	499,755
PVTPL MASSMUTUAL GLOBAL FUNDIN 5.15%05-30-2029	**	2,127,284
PVTPL MENLO SER 24-1A CL A1 FLTG 01-20-2038	**	16,585,487
PVTPL MERCEDES-BENZ FIN NORTH AMER LLC 4.95% 03-30-2025	**	1,850,404
PVTPL MERCURY FINL CR CARD MASTER TR SR 23-1A CL A 8.04% 09-20-2027	**	1,749,654
PVTPL MET TOWER GLOBAL FUNDING 4.0% 10-01-2027	**	669,486
PVTPL METROPOLITAN LIFE GLOBAL FDG 2.8% 03-21-2025	**	2,923,826
PVTPL MF1 2021-FL6 LTD SER 21-FL6 CL A FLTG 07-16-2036	**	1,962,260
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE LO SR 22-FL8 CL A FLTG RT 02-19-2037	**	459,426
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE LO SR 22-FL8 CL A FLTG RT 02-19-2037	**	4,594,259
PVTPL MGM CHINA HLDGS LTD 7.125% 06-26-2031	**	1,415,191
PVTPL MIDOCEAN CR CLO SER 17-7A CL BR FLTG 07-15-2029	**	1,728,213
PVTPL MMAF EQUIPMENT FINANCE LLC SR 24-ACL A3 4.95% 07-14-2031	**	766,938
PVTPL MONDELEZ INTL HLDGS NETH B V 4.25%DUE 09-15-2025 BEO	**	4,872,885
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	2,230,852
PVTPL MORGAN STANLEY DIRECT LENDING FUND6.15% 05-17-2029	**	1,207,909
PVTPL MOUNTAIN VIEW CLO 2017-2 LTD SR 17-2A CL AR FLTG RT 01-16-2031	**	2,959,836
PVTPL MOUNTAIN VIEW CLO SER 22-1A CL A1R FLTG 04-15-2034	**	1,705,044
PVTPL MRCD MORTGAGE TRUST SER 19-PARK CL A 2.71752% 12-15-2036	**	438,750
PVTPL MVW OWNER TRUST SER 19-2A CL B 2.44% 10-20-2038	**	198,888
PVTPL NATIONWIDE BLDG SOC SR NON-PFD 6.557% 10-18-2027	**	5,129,962
PVTPL NATWEST MARKETS PLC 5.416% 05-17-2027	**	2,199,415
PVTPL NATWEST MKTS PLC 0% CP 11-18-2025	**	1,830,743
PVTPL NATWEST MKTS PLC 5.41% DUE 05-17-2029 BEO	**	896,440
PVTPL NAVIENT PRIVATE ED LN TR 2020-A NTCL A-2B VAR RT DUE 11-15-2068	**	152,311
PVTPL NAVIENT PRIVATE ED REFI LN SER 20-BA CL A2 2.12% 01-15-2069 BEO	**	471,797
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-FA CL A2 2.6% DUE 08-15-2068	**	685,549
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-B SER 21-BA CL A .94% 07-15-2069	**	440,370
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-F SR 21-FA CL A 1.11% 02-18-2070	**	3,836,011
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 2019-C CL A-2 02-15-2068	**	391,045
PVTPL NAVIENT PRIVATE ED REFI LN TR SRS 20-HA CL A 1.31% DUE 01-15-2069	**	2,397,624
PVTPL NAVIENT PVT ED LN TR 2015-B NT CL A-3 FLTG RATE 144A VAR RT DUE 07-16-2040	**	744,302
PVTPL NAVIENT PVT ED REFI LN TR 2020-G SER 20-GA CL A 1.17% DUE 09-16-2069 BEO	**	1,160,040
PVTPL NAVIENT PVT ED REFI LN TR 2023-A NT CL A 144A 5.51 DUE 10-15-2071BEO	**	1,692,171
PVTPL NAVIENT STUDENT LOAN TRUST SER 21-A CL A 0.84% DUE 05-15-2069 BEO	**	229,193
PVTPL NAVIENT STUDENT LOAN TRUST SR 23-BA CL A1A 6.48% 03-15-2072	**	821,569
PVTPL NBN CO LTD 4.0% 10-01-2027	**	1,102,507
PVTPL NBN CO LTD 4.25% 10-01-2029	**	397,319
PVTPL NBN CO LTD 4.25% 10-01-2029	**	1,356,698
PVTPL NBN CO LTD 5.75% 10-06-2028	**	600,692
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	2,797,187
PVTPL NELNET STUDENT LN TR SER 21-BA CL AFX 1.42% 04-20-2062	**	376,352
PVTPL NESTLE CAPITAL CORPORATION 5.1% 03-12-2054	**	301,810

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL NEUBERGER BERMAN CLO XIV LTD/NEUBERGER SR13-14A CL AR2 VAR DUE 01-28-30	**	2,113,522
PVTPL NEUBERGER BERMAN LN ADVISERS CLO SR 17-26A CL AR2 FLTG 10-18-2038	**	3,992,893
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	43,568
PVTPL NEW YORK LIFE GLOBAL FDG 4.4% 12-13-2027	**	2,062,985
PVTPL NEW YORK LIFE INS CO 3.75% DUE 05-15-2050	**	618,919
PVTPL NEW YORK ST ELEC & GAS CORP 5.65% 08-15-2028	**	767,322
PVTPL NEW YORK ST ELEC & GAS CORP 5.65% 08-15-2028	**	723,329
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	93,996
PVTPL NEW YORK STATE ELECTRIC & GAS CORP 5.3% 08-15-2034	**	2,758,247
PVTPL NGPL PIPECO LLC 3.25% DUE 07-15-2031 BEO	**	129,401
PVTPL NIAGARA MOHAWK PWR CORP NEW SR NT 144A 1.96% DUE 06-27-2030/06-25-2020 BEO	**	846,170
PVTPL NISSAN MOTOR ACCEPTANCE CORP 2.75%03-09-2028	**	1,636,272
PVTPL NISSAN MTR ACCEP CO LLC NT 1.85% 09-16-2026	**	281,971
PVTPL NORDEA BANK ABP 5.375% DUE 09-22-2027 BEO	**	708,830
PVTPL NORTHERN NAT GAS CO DEL SR BD 144A4.3% 01-15-2049	**	197,316
PVTPL NORTHERN STAR RESOURCES LTD 6.125%04-11-2033	**	409,537
PVTPL NORTHWESTERN MUTUA 3.45% DUE 03-30-2051 BEO	**	213,093
PVTPL NORTHWOODS CAPITAL LTD SR 18-12BA CL AR FLTG RT 06-15-2031	**	4,155,432
PVTPL NRG ENERGY INC 2% DUE 12-02-2025/12-02-2020 BEO	**	5,680,465
PVTPL NRG ENERGY INC 2.45% DUE 12-02-2027/12-02-2020 BEO	**	440,994
PVTPL NTT FIN CORP SR NT 144A 4.372% DUE07-27-2027/07-27-2022 BEO	**	1,194,414
PVTPL OCEAN TRAILS CLO CLO SER 20-8A CL ARR FLTG 07-15-2034	**	4,309,922
PVTPL OCEAN TRAILS CLO NT SR 20-10A CL AR2 FLTG RT 10-15-2034	**	500,503
PVTPL OCP OCP CLO LTD SR-14-5A CL-A1R VAR04-26-2031	**	377,918
PVTPL OCTAGON INVT PARTNERS 20-3A CL A1R2 FLTG 01-15-2038	**	753,552
PVTPL OCTAGON INVT PARTNERS XXI LTD/OCTAGON SR SECD NT 02-14-2031	**	5,467,479
PVTPL OCTAGON LN FDG LTDSR 14-1A NT CL AA-RR FLTG 11-18-2031	**	749,615
PVTPL OCTANE RECEIVABLES TR 23-1A CL C 6.37% 09-20-2029	**	4,468,721
PVTPL OCTANE RECEIVABLES TRUST SER 23-3ACL A2 6.44% 03-20-2029	**	1,169,941
PVTPL OFSI FUND LTD SR 21-10A CL AR FLTGRT 04-20-2034	**	2,604,755
PVTPL OHA CR FDG 7 LTD/OHA CR FDG 7 LLC SER 20-7A CL AR FLTG RT 02-24-2037	**	751,277
PVTPL OHA CR PARTNERS XI LTD SR 15-11A CL A1R2 FLTG RT 04-20-2037	**	487,006
PVTPL ONCOR ELECTRIC DELIVERY CO 4.65% 11-01-2029	**	2,495,580
PVTPL ONEMAIN DIRECT AUTO RECEIVABLE TR 2019-1 SER 19-1A CLS A 3.63% 09-14-2027	**	4,893,507
PVTPL ORGANON FIN 1 LLC 4.125% DUE 04-30-2028 BEO	**	187,884
PVTPL OZLM XXIV LTD / OZLM XXIV LLC 20/07/2032 VAR RT DUE 07-20-2032 BEO	**	3,600,072
PVTPL PACIFIC LIFE GLOBAL FDG II 4.5% 08-28-2029	**	3,552,317
PVTPL PALMER SQUARE CLO LTD SR 15-1A CL A1A5 FLTG RT 05-21-2034	**	7,750,000
PVTPL PENFED AUTO RECEIVABLES OWNER SER 24-A CL A3 4.7% 06-15-2029	**	3,046,378
PVTPL PENNSYLVANIA ELEC CO 5.15% 03-30-2026	**	601,545
PVTPL PENNSYLVANIA ELEC CO FIXED 3.6%06-01-2029 BEO	**	235,128
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	67,944
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	458,622
PVTPL PENSKE TRUCK LEASING CO L P / PTL FIN CORP 5.55% 05-01-2028	**	91,356
PVTPL PENSKE TRUCK LEASING CO L P / PTL FIN CORP 5.55% 05-01-2028	**	2,918,318
PVTPL PENSKE TRUCK LEASING CO L P / PTL FIN CORP 5.75% 05-24-2026	**	4,594,693
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 1.7% DUE 06-15-2026 BEO	**	181,381
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 6.05% 08-01-2028	**	1,403,842

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 144A 1.2 DUE 11-15-2025 BEO	**	3,042,332
PVTPL PENSKE TRUCK LEASING CO L P/PTL 3.95%03-10-2025	**	99,810
PVTPL PERNOD RICARD S A NT 144A 3.25% DUE 06-08-2026/06-08-2016 BEO	**	2,100,312
PVTPL PERU(REPUBLIC OF) 6.15% 08-12-2032	**	7,886,756
PVTPL PETRONAS CAP LTD 2.48% DUE 01-28-2032	**	167,219
PVTPL PORSCHE FINANCIAL AUTO SECURITIZATI SR 24-1A CL A3 4.44% 01-22-2030	**	3,367,210
PVTPL PORSCHE FINL AUTO SECURITIZATION TR SR 23-1A CLS A4 4.72% 06-23-2031	**	1,351,773
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	238,633
PVTPL PRINCIPAL LIFE GLOBAL FDG II 1.375% DUE 01-10-2025 BEO	**	499,625
PVTPL PRINCIPAL LIFE GLOBAL FDG II .875% DUE 01-12-2026 REG	**	5,372,995
PVTPL PRKCM TRUST SER 23-AFC3 CL A1 6.584% 09-25-2058	**	1,516,859
PVTPL PROGRESS RESIDENTIAL TRUST SER 22-SFR6 CL B 4.997% 07-20-2039	**	991,368
PVTPL PROLOGIS TARGETED US 5.25% 01-15-2035	**	687,648
PVTPL PROLOGIS TARGETED US 5.25% 04-01-2029	**	4,218,160
PVTPL PROLOGIS TARGETED US 5.5% 04-01-2034	**	1,201,675
PVTPL PROSUS N V 3.257% DUE 01-19-2027/01-19-2022 BEO	**	573,623
PVTPL PROTECTIVE LIFE GF 5.467% 12-08-2028	**	1,300,980
PVTPL PROTECTIVE LIFE GLOBAL 1.303% 09-20-2026	**	518,904
PVTPL PT FREEPORT INDONESIA NT 4.763% DUE04-14-2027	**	221,920
PVTPL RABOBANK NEDERLAND GLOBAL MED TM NT TRANCHE # TR 00088 4.655% 8-22-2028	**	3,216,800
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	423,647
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	2,287,693
PVTPL RAD CLO 6 LTD/RAD CLO SR 19 6A CL A1R FLTG 10-20-2037	**	5,135,894
PVTPL READY CAP MTG FING 2022-FL9 LLC NTCL A FLTG 144A VAR RT DUE 06-25-2037 BEO	**	527,500
PVTPL RECETTE CLO LTD/RECETTE CLO LLC SRSECD NT CL A-RR FLTG 144A 01-20-2033	**	961,369
PVTPL RECKITT BENCKISER TREAS SVCS BNDS 3.0% DUE 06-26-2027	**	2,723,989
PVTPL REGATTA XV FDG LTD SR 18-4A CL A1R FLTG RT 10-25-2031	**	501,151
PVTPL REGATTA XVI FUNDING LTD SR 19-2A CL A1R FLTG RT 01-15-2033	**	7,335,791
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67% DUE 09-20-2052 BEO	**	21,481
PVTPL RGA GLOBAL FDG 2.7% 01-18-2029	**	2,101,095
PVTPL ROCC TRUST SER 24-CNTR CL A 5.38834% 11-13-2041	**	188,047
PVTPL ROCHE HLDGS INC 5.338% 11-13-2028	**	1,364,643
PVTPL ROCHE HOLDINGS INC 2.607% 12-13-2051	**	149,005
PVTPL ROCKFORD TOWER CLO 2018-2 LTD SER 2018-2A CLS A FLTG 10-20-2031	**	1,588,251
PVTPL ROCKFORD TOWER CLO LTD SR 2017-3 CL A FLTG DUE 10-20-2030	**	424,715
PVTPL ROMANIA 5.75% 03-24-2035	**	303,378
PVTPL ROMARK WM-R LTD SER 2018-1A CL A-1 FLTG 04-20-2031	**	4,536,700
PVTPL ROYAL BANK OF CANADA 4.851% 12-14-2026	**	401,890
PVTPL RWE FINANCE US LLC 6.25% 04-16-2054	**	197,766
PVTPL SANDSTONE PEAK LTD SR 21-1A CL A1R FLTG RT 10-15-2034	**	3,311,534
PVTPL SANTANDER BANK AUTO CREDIT-LIN SER 24-A CL B 5.622% 06-15-2032	**	2,520,975
PVTPL SAUDI ARABIA (KINGDOM OF) 5.0% 01-16-2034	**	2,428,770
PVTPL SAUDI ARABIA (KINGDOM OF) 5.75% 01-16-2054	**	186,724
PVTPL SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM 5.0% DUE 01-18-2053	**	338,292
PVTPL SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TBOND 4.875% 07-18-2033	**	2,519,478
PVTPL SAUDI ARABIAN OIL CO 5.25% 07-17-2034	**	986,428
PVTPL SAUDI ARABIAN OIL CO GLOBAL 5.75%07-17-2054	**	187,045
PVTPL SAUDI INTERNATIONAL BOND 4.75% DUE 01-18-2028	**	496,523

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SBA TOWER TR 2.836% 144A 15/01/2050 2.836% DUE 01-15-2050 REG	**	1,898,053
PVTPL SBA TOWER TR 2020-1C SECD TOWER REV SECS 144A 1.884% DUE 07-15-2050	**	1,647,186
PVTPL SBNA AUTO LEASE TR SR 24-A CL A4 5.24% 01-22-2029	**	287,171
PVTPL SBNA AUTO LEASE TRUST SER 24-A CL A2 5.45% 01-20-2026	**	1,048,695
PVTPL SBNA AUTO RECEIVABLES TRUST SR 24-A CL A2 6.2% 03-15-2027	**	153,167
PVTPL SCENTRE GROUP TR 1/2 3.25% 10-28-2025	**	394,136
PVTPL SCF EQUIPMENT TRUST LLC SER 24-1A CLS A3 5.52% DUE 01-20-2032	**	238,756
PVTPL SCHLUMBERGER HLDGS CORP 3.9% DUE 05-17-2028 BEO	**	242,703
PVTPL SERBIA (REPUBLIC) 6% 06-12-2034	**	295,070
PVTPL SFS AUTO RECEIVABLES SECURITIZATION TR 2 SER 23-1A CL B 01-22-2030	**	509,943
PVTPL SFS AUTO RECEIVABLES SECURITIZATION TR 2 SER 23-1A CL C 5.97% 02-20-2031	**	818,100
PVTPL SFS AUTO RECEIVABLES SECURITIZATIONSR 23-1A CL A4 5.47% 12-20-2029	**	3,249,572
PVTPL SFS AUTO RECEIVABLES SECURITIZATIONSR 23-1A CL A4 5.47% 12-20-2029	**	1,218,589
PVTPL SHACKLETON SER 13-3A CL AR FLTG 07-15-2030	**	109,010
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	**	2,187,779
PVTPL SMB PRIVATE ED LN TR 2014-A SER 23-B CL A1B FLTG RT 10-16-2056	**	1,035,973
PVTPL SMB PRIVATE ED LN TR SE 2018-A CLA-2B FLTG RATE DUE 02-15-2036	**	129,031
PVTPL SMB PRIVATE ED LN TR SER 17-B CL A-2B FLTG RATE 10-15-2035	**	61,387
PVTPL SMB PRIVATE ED LN TR SER 20-A CL 2A2 2.23% 09-15-2037 BEO	**	552,300
PVTPL SMB PRIVATE ED LN TR SER 24-C CL A1A 5.5% 06-17-2052	**	3,151,061
PVTPL SMB PRIVATE EDUACATION LN TR 2023-C NT CL A-1A 5.67% 11-15-2052	**	711,151
PVTPL SMB PRIVATE EDUCATION LOAN TRUST 20SR 23-A CLS A1B 01-15-2053	**	1,316,351
PVTPL SMB PRIVATE EEDUCATION LN TR SER 24-A CL A1B 03-15-2056	**	8,445,602
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	53,973
PVTPL SMB PVT ED LN TR 2022-C DUE 05-16-2050 BEO	**	1,488,715
PVTPL SMBC AVIATION CAP FIN DAC 5.7% 07-25-2033	**	3,019,460
PVTPL SOCIAL PROFESSIONAL LOAN PROGRAM LLC SR 21-B CL AFX 1.14% 02-15-2047	**	2,767,788
PVTPL SOCIETE GENERALE 2.889% 06-09-2032/	**	342,475
PVTPL SOCIETE GENERALE 4.027% 01-21-2043	**	152,448
PVTPL SOCIETE GENERALE 6.066% 01-19-2035	**	661,536
PVTPL SOCIETE GENERALE 6.447% 01-12-2027	**	8,296,426
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 19-C CL A2FX 2.8% 11-16-2048	**	656,435
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	102,857
PVTPL SOFI PROFESSIONAL LN PROGRAM 2018-A LLC SER 18-A CL A2B 02-25-2042	**	114,130
PVTPL SOFI PROFESSIONAL LN PROGRAM SR 20-A CL A2FX 2.54% 05-15-2046	**	1,936,534
PVTPL SOLRR AIRCRAFT 2021-1 LTD/SOLRR AIRCRA SR 21-1 CL A 2.636% 10-15-2046	**	2,311,905
PVTPL SOLVENTUM CORP 5.45% 02-25-2027	**	1,290,974
PVTPL SOUND POINT CLO LTD SR 20-3A CLA1RFLTG RT 01-25-2032	**	1,301,660
PVTPL SOUND PT CLO LTD SER 17-4A CL A1 FLTG RATE 01-20-2031 BEO	**	2,455,358
PVTPL SOUND PT CLO XVII LTDCL A-1-R FLTG 144A VAR RT 10-20-2030	**	168,728
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	1,990,696
PVTPL STANDARD CHARTERED PLC 2.608% 01-12-2028	**	190,483
PVTPL STANDARD CHARTERED PLC 5.688% 05-14-2028	**	344,326
PVTPL STANDARD CHARTERED PLC 5.688% 05-14-2028	**	2,217,865
PVTPL STANDARD CHARTERED PLC 5.905% 05-14-2035	**	551,091
PVTPL STANDARD CHARTERED PLC 6.296% 07-06-2034	**	415,479
PVTPL STANDARD CHARTERED PLC NT FIXED RESET 6.187% 07-06-2027	**	406,726
PVTPL STARWOOD COMMERCIAL MORTGAGE TRUSTSER 21-FL2 CL A FLTG RT 04-18-2038	**	323,708

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL STARWOOD PROPERTY TRUST 7.25% 04-01-2029	**	410,306
PVTPL STATE OF QATAR 4.625% 05-29-2029	**	199,622
PVTPL STELLANTIS FINANCE US INC 2.0% DUE01-29-2027	**	559,688
PVTPL SUMITOMO MITSUI TRUST BANK LTD 5.65% DUE 03-09-2026	**	708,579
PVTPL SUMITOMO MITSUI TRUST BANK LTD 5.65% DUE 03-09-2026	**	1,167,035
PVTPL SYMPHONY CLO LTD SR 20-22A CL A1ARFLTG RT 04-18-2033	**	799,608
PVTPL SYMPHONY CLO LTD SR 20-22A CL A1ARFLTG RT 04-18-2033	**	4,897,600
PVTPL SYMPHONY CLO XIX LTD/SYMPHONY CLO XIX SR SECD NT CL A FLTG 04-16-2031	**	539,200
PVTPL TCI-FLATIRON CLO 2016-1 LTD CL A-R-3 FLTG 01-17-2032	**	879,640
PVTPL TCW CLO 2019-1 AMR LTD SR 19-1A CLASNR FLTG RT 08-16-2034	**	3,005,865
PVTPL TCW GEM LTD SR 20-1A CL A1R3 FLTG RT 04-20-2034	**	7,750,000
PVTPL TENNESSEE GAS PIPELINE CO SR NT 144A 2.9% DUE 03-01-2030	**	331,711
PVTPL TESLA AUTO LEASE TR SR 24-A CL A2A 5.37% 06-22-2026	**	66,197
PVTPL TESLA AUTO LEASE TRUST 6.18% 09-21-2026	**	1,510,267
PVTPL TESLA AUTO LEASE TRUST SR 24-B CL A3 4.82% 10-20-2027	**	3,818,975
PVTPL TEXAS EASTN TRANSMISSION LP 3.5% DUE 01-15-2028 BEO	**	2,391,119
PVTPL THAYER PK CLO LTD / THAYER PK CLO LLC LTD VAR RT DUE 04-20-2034 BEO	**	500,764
PVTPL TOWD POINT ASSET TRUST SER21-SL1 CL A2 FLTG 11-20-2061	**	884,028
PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO	**	74,720
PVTPL TOWD PT MTG TR SER 18-2 CL A1 VAR 03-25-2058	**	68,703
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	100,256
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	2,005,119
PVTPL TOYOTA AUTO LOAN EXTENDED NOTE SER 23-1A CL A 4.93% DUE 06-25-2036	**	973,161
PVTPL TOYOTA AUTO LOAN EXTENDED NOTE SER 23-1A CL A 4.93% DUE 06-25-2036	**	7,976,897
PVTPL TOYOTA LEASE OWNER TRUST SER 24-B CL A3 4.21% 09-20-2027	**	1,093,609
PVTPL TRIMARAN CAVU LTD SR 19-1A CL A1R FLTG RT 01-20-2037	**	7,765,500
PVTPL TRINITAS CLO LTD SR 17-7A CL A1R FLTG RT 01-25-2035	**	3,250,716
PVTPL TRINITAS CLO LTD SR 22-19A CL A1R FLTG RT 10-20-2033	**	4,074,989
PVTPL TRINITAS CLO LTD SR 24-29A CL A FLTG RT 07-23-2037	**	1,837,973
PVTPL TRINITAS CLO XI LTD 19-11A A1RR FLTG 07-15-2034	**	17,501,855
PVTPL TRINITAS CLO XII LTD/TRINITAS CLO XII SR 20-12A CL A1R VAR RT 04-25-2033	**	2,002,808
PVTPL TRTX 2021-FL4 ISSUER LTD SER 21-FL4 CL A FLTG 03-15-2038	**	1,508,228
PVTPL UBS GROUP AG 1.305% 02-02-2027	**	2,118,842
PVTPL UBS GROUP AG 11/02/2032 2.095% DUE02-11-2032/02-11-2031 BEO	**	647,438
PVTPL UBS GROUP AG 3.869% 01-12-2018	**	1,203,372
PVTPL UBS GROUP AG 4.282% 01-09-2017	**	879,970
PVTPL UBS GROUP AG 4.488% 05-12-2026	**	7,992,025
PVTPL UBS GROUP AG 4.751% DUE 05-12-2028BEO	**	4,968,277
PVTPL UBS GROUP AG 4.988% 08-05-2033 BEO	**	4,849,462
PVTPL UBS GROUP AG 5.379% 09-06-2045	**	858,350
PVTPL UBS GROUP AG 5.428% 02-08-2030	**	201,327
PVTPL UBS GROUP AG 5.428% 02-08-2030	**	1,317,688
PVTPL UBS GROUP AG 6.327% 12-22-2027	**	513,122
PVTPL UBS GROUP AG 6.373% 07-15-2026	**	302,141
PVTPL UBS GROUP AG 6.537% 08-12-2033	**	1,909,548
PVTPL UBS GROUP AG 9.016% 11-15-2033	**	363,914
PVTPL UBS GROUP AG 9.016% 11-15-2033	**	6,829,444
PVTPL UBS GROUP AG VAR RT 05-14-2032	**	217,589

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL UBS GROUP AG VAR RT 05-14-2032	**	4,264,740
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	5,145,868
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	1,677,155
PVTPL UNICREDIT SPA RCPT CL X 3.127% 06-03-2032	**	234,445
PVTPL VENTURE CDO LTD SER 19-36A CL A1AR FLTG 04-20-2032	**	2,172,544
PVTPL VERIZON COMMUNICATIONS 4.78% 02-15-2035	**	11,085,551
PVTPL VICI PPTYS /NT 4.25% DUE 12-01-2026	**	1,676,708
PVTPL VICI PPTYS L P/VICI NT CO INC 3.875% DUE 02-15-2029 BEO	**	353,359
PVTPL VICI PPTYS L P/VICI NT CO INC 4.625% 06-15-2025	**	4,766,131
PVTPL VICI PROPERTIES INC 4.5% 09-01-2026	**	1,385,745
PVTPL VISTRA OPERATIONS CO LLC 3.7% 01-30-2027	**	2,992,793
PVTPL VISTRA OPERATIONS CO LLC 5.05% 12-30-2026	**	1,947,539
PVTPL VISTRA OPERATIONS CO LLC 5.125% DUE 05-13-2025 BEO	**	3,735,833
PVTPL VITERRA INC 2.0% DUE 04-21-2026 BEO	**	3,830,714
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 5.65% 09-12-2028	**	570,580
PVTPL VOLKSWAGEN GROUP AMER FIN LLC 4.95%08-15-2029	**	2,893,517
PVTPL VOLKSWAGEN GROUP AMER FIN LLC FLTG RT 09-12-2025	**	3,465,389
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 6.45% 11-16-2030	**	724,783
PVTPL VOLVO FINANCIAL EQUIPMENT LLC SR 24-1A CL A4 4.29% 07-15-2031	**	540,253
PVTPL VOLVO FINL EQUIP LLC SER 24-1A CL A3 4.29% 10-16-2028	**	595,697
PVTPL VOYA CLO 2014-2 LTD/VOYA CLO SER 14-2A CLS A1R FLTG RT 04-17-2030	**	550,121
PVTPL VOYA CLO 2017-3 LTD/VOYA CLO 2017-3 LL SR SECD NT CL 04-20-2034	**	1,071,740
PVTPL VOYA CLO LTD SER 2018-3A CL AIR2 FLTG 10-15-2031	**	1,446,804
PVTPL WESTGATE RESORTS SR 24-1A CL A 6.06% 6.06% 01-20-2038	**	1,025,284
PVTPL WESTLAKE AUTOMOBILE RECEIVABLE 2023-3 SR 23-3A CL B 5.92% 09-15-2028	**	1,818,569
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TRSER 22-3A CL A3 5.49% DUE 07-15-2026	**	97,196
PVTPL WESTPAC NEW ZEALAND LIMITED 5.132%02-26-2027	**	1,686,457
PVTPL WHEELS FLEET LEASE FDG 1 LLC SR 24-1A CL A1 5.49% 02-18-2039	**	2,022,762
PVTPL WIND RIVER CLO LTD SR 22-1A CL AR FLTG 07-20-2035	**	3,710,164
PVTPL WISE CLO 2023-2 LTD/WISE CLO 2023-2 LL SER 23-2A CL A FLTG 01-15-2037	**	1,759,618
PVTPL XSTRATA FIN CDA LTD GTD NT 5.3 DUE10-25-2042 BEO	**	122,210
PVTPL ZAIS ZAIS CLO 13 LTD SR 19-13A CL A1AR FRN 07-15-2032	**	1,234,219
PVTPLSAMMONS FINL GROUP 6.875% 04-15-2034	**	836,169
Q TECHNOLOGY GROUP CO LTD HKD0.01	**	43,378
Q2 HLDGS INC COM	**	2,844,067
QANTAS AIRWAYS NPV	**	1,967,831
QATAR NATIONAL BANK QAR 1.0000	**	602,434
QATAR ST 4.4% 144A 04-16-2050 REG	**	169,462
QATAR(STATE OF) 4.75% SNR MTN 29/05/34 USD	**	298,305
QIAGEN NV ORD EUR0.01	**	703,396
QIAGEN NV ORD EUR0.01 (POST REV SPLT)	**	5,808,945
QUAKER CHEM CORP COM	**	6,630,359
QUALCOMM INC 4.5% 05-20-2052	**	209,924
QUALCOMM INC COM	**	5,707,908
QUALITAU ILS1	**	115,206
QUALYS INC COM USD0.001	**	54,826
QUANEX BLDG PRODS CORP COM STK	**	3,254,511
QUANTA SVCS INC 2.9% DUE 10-01-2030	**	625,213

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
QUANTA SVCS INC 4.75% 08-09-2027	**	1,712,517
QUANTA SVCS INC SR NT 3.05% 10-01-2041	**	239,194
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	532,422
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	876,766
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	14,140,147
QUEBEC(PROV OF) 3.6% NTS 01/09/2033 CAD1000	**	2,688,714
QUEENSLAND TSY CP 1.75% GTD SNR 20/07/34AUD	**	92,829
QUESS CORP LTD INR10	**	701,253
QUEST DIAGNOSTICS INC 2.95% DUE 06-30-2030 BEO	**	224,553
QUEST DIAGNOSTICS INC 4.6% 12-15-2027	**	773,774
QUINSTREET INC COM STK	**	2,042,809
R&D COMPUTER CO LTD NPV	**	1,718
RADIANT OPTO-ELECT TWD10	**	1,522,396
RADIUS RECYCLING INC CL A COM STK CLASS A USD1	**	146,569
RADNET INC COM STK	**	3,267,744
RADWARE LTD COM STK	**	726,547
RAIFFEISEN BK INTL NPV (REGD)	**	798,739
RAIN INDUSTRIES LTD	**	27,990
RAINBOW TOURS SA PLN0.10	**	224,939
RALPH LAUREN CORP CL A CL A	**	888,349
RAMBUS INC DEL COM	**	764,937
RATIONAL AG NPV	**	257,682
RATOS AB SER'B'NPV	**	25,905
RAYDIUM SEMI-CONDU TWD10	**	408,608
RAYONIER ADVANCED MATLS INC COM	**	430,625
RB GLOBAL INC COM NPV	**	8,224,175
RE/MAX HLDGS INC CL A CL A	**	187,707
REA GROUP LIMITED NPV	**	1,123,707
REALKREDIT DANMARK 1% CVD BDS 01/01/25 DKK0.01	**	166,631
REALTEK SEMICOND TWD10	**	3,499,703
REALTY INCOME CORP .75% DUE 03-15-2026	**	524,518
REALTY INCOME CORP 2.7% 02-15-2032	**	849,037
REALTY INCOME CORP 3% DUE 01-15-2027	**	22,247
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	1,539,502
REALTY INCOME CORP 3.25% DUE 06-15-2029	**	1,001,707
REALTY INCOME CORP 5.975% 09-01-2054	**	342,280
REC LTD	**	2,385,792
RECHI PRECISION CO LTD TWD10	**	501,237
RECRUIT HLDGS CO L NPV	**	11,744,438
REDDIT INC CL A CL A	**	3,499,916
REDFIN CORP COM	**	623,658
REDINGTON LIMITED	**	39,187
REDWIRE CORP COM	**	40,146
REGENCY CTRS CORP COM	**	2,617,196
REGENCY CTRS L P 2.95% DUE 09-15-2029	**	297,813
REGENERON FIXED 2.8% DUE 09-15-2050	**	118,095
REGENERON PHARMACEUTICALS INC COM	**	18,170,114
REGIONAL SAB DE CV COM SER 'A' MXN3.33	**	822,521

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REGIS HEALTHCARE LIMITED NPV	**	1,217,592
REGIS RESOURCES LT NPV	**	909,092
REINSURANCE GROUP AMER INC 6.0% 09-15-2033	**	616,803
REINSURANCE GROUP AMER INC COM NEW STK	**	6,216,633
REITMANS(CANADA) CLASS'A'NON VTG NPV	**	36,002
RELIANCE INC COM NPV	**	767,930
RELIANCE INDS INR10(100%DEMAT)	**	2,117,411
RELIANCE STL & 2.15% DUE 08-15-2030	**	768,540
RELX PLC	**	12,449,554
RENAISSANCE RE HLDGS LTD COM	**	8,823,798
RENASANT CORP COM	**	6,397,820
RENEW WIND ENERGY AP 2 PVT LTD / SR SECDNT 144A 4.5% 07-14-2028	**	1,670,784
REORG/BM TECHNOLOGIES MERGER 01-31-2025	**	2,577
REORG/SMARTSHEET INC MERGER 01-22-2025	**	1,387,527
REPAY HLDGS CORP CL A CL A	**	2,957,853
REPCO HOME FIN LTD INR10	**	165,569
REPLIGEN CORP COM STK USD0.01	**	6,115,291
REPLIMUNE GROUP INC COM	**	136,468
REPUBLIC OF CHILE 4.34% 03-07-2042	**	184,148
REPUBLIC OF CHILE 4.85% 01-22-2029	**	395,571
REPUBLIC OF GUATEMALA 5.375% DUE 04-24-2032 REG	**	188,500
REPUBLIC OF PERU 5.375% 02-08-2035	**	192,035
REPUBLIC OF PERU 5.875% 08-08-2054	**	381,136
REPUBLIC OF POLAND 4.625% 03-18-2029	**	692,013
REPUBLIC OF POLAND 4.875% DUE 10-04-2033	**	192,166
REPUBLIC OF POLAND 5.125% 09-18-2034	**	678,124
REPUBLIC OF POLAND 5.5% 03-18-2054	**	258,082
REPUBLIC OF POLAND 5.5% DUE 04-04-2053	**	831,712
REPUBLIC OF SERBIA 1.0% 23/09/2028	**	1,675,904
REPUBLIC OF TURKIYE 7.625% 05-15-2034	**	913,921
REPUBLIC SERVICES INC 5.0% 11-15-2029	**	3,055,745
REPUBLICA ORIENT URUGUAY 5.25% T-BOND 09-10-2060	**	409,493
RERORG/OUTFRONT MEDIA INC REVERSE STOCK SPLIT OUTFRONT MEDIA 241GAR4 01-17-2025	**	1,276,216
RESOLUTE MINING NPV	**	80,210
RESORTTRUST INC NPV	**	135,948
RESOURCES CONNECTION INC COM	**	140,899
RETAL URBAN DEVELO SAR1	**	459,137
REV GROUP INC COM	**	421,608
REVOLUTION MEDICINES INC COM	**	2,987,923
REXFORD INDUSTRIAL REALTY INC 5.0% DUE 06-15-2028	**	1,195,425
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	1,024,460
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	1,190,689
REYNOLDS AMERN INC FIXED 5.85% DUE 08-15-2045	**	257,474
RGA GLOBAL FDG 5.448% DUE 05-24-2029	**	2,331,691
RGA GLOBAL FDG MEDIUM TERM SR SECD TRANCHE # TR 00006 5.05% 12-06-2031	**	2,458,538
RGB INTERNATIONAL MYR0.1	**	81,641
RHB BANK BHD NPV	**	272,590
RHEON AUTO MACHNRY NPV	**	23,965

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RHYTHM PHARMACEUTICALS INC COM	**	1,286,812
RIBBON COMMUNICATIONS INC COM STK USD0.0001	**	80,363
RICH HONOUR INTERN TWD10	**	19,552
RICOH CO LTD NPV	**	1,387,790
RIGEL PHARMACEUTICALS INC COM PAR $0.001	**	139,455
RIGHTMOVE COM STCK	**	159,247
RIKEN VITAMIN CO NPV	**	51,507
RINGCENTRAL INC CL A CL A	**	1,046,764
RIO TINTO FIN USA 5.125% DUE 03-09-2053	**	287,291
RIO TINTO ORD GBP0.10	**	4,687,232
RIPON MORTGAGES 28/08/2056	**	3,568,314
RISO KAGAKU CORP NPV	**	53,138
RITHM CAPITAL CORP	**	707,307
RIYAD BANK SAR10	**	1,023,508
RIYADH CABLES GROUP CO. SAR10	**	1,198,223
RLI CORP COM	**	1,572,808
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	1,419,656
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	702,325
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	459,087
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	**	323,964
RMR GROUP INC CL A CL A	**	702
ROBERT HALF INC COM USD0.001	**	9,178,331
ROBINHOOD MKTS INC COM CL A COM CL A	**	3,692,988
ROBLOX CORP COM USD0.0001 CL A	**	925,355
ROCHE HLDGS AG GENUSSCHEINE NPV	**	33,793,290
ROCKET PHARMACEUTICALS INC COM USD0.01	**	169,733
ROCKWOOL A/S SER'B'DKK10	**	1,771,828
ROGERS 2.9% DUE 11-15-2026	**	138,084
ROGERS COMMUNICATIONS INC 3.2% 03-15-2027	**	3,526,229
ROGERS COMMUNICATIONS INC 4.55% 03-15-2052	**	240,346
ROGERS COMMUNICATIONS INC 5.0% 02-15-2029	**	4,118,167
ROJANA INDUSTRIAL THB1(NVDR)	**	39,358
ROKU INC COM CL A COM CL A	**	3,520,073
ROLLS ROYCE HLDGS ORD GBP0.20	**	11,935,484
ROMANIA BDS 144A 2.625% 02/12/2040	**	66,342
ROMANIA(REP OF) 1.375% MTN 02/12/29 EUR1000	**	319,243
ROMANIA(REP OF) 1.75% SNR MTN 13/07/30 EUR	**	173,490
ROMANIA(REP OF) 1.75% SNR MTN 13/07/30 EUR	**	260,235
ROMANIA(REP OF) 2% SNR MTN 14/04/33 EUR1000	**	110,289
ROMANIA(REP OF) 2% SNR MTN 14/04/33 EUR1000	**	78,778
ROMANIA(REP OF) 2.75% SNR MTN 14/04/41 EUR	**	67,287
ROMANIA(REP OF) 2.875% SNR MTN 13/04/42 EUR	**	202,090
ROMANIA(REP OF) 5.125% MTN 24/09/31 EUR1000	**	608,130
ROMANIA(REP OF) 5.25% MTN 30/05/32 EUR1000	**	2,430,246
ROMANIA(REP OF) 5.625% MTN 22/02/36 EUR1000	**	1,891,424
ROMANIA(REP OF) 6.625% SNR MTN 27/09/29 EUR	**	335,210
ROMANIA(REPUBLIC OF) 144A 6.375% 18/09/2033	**	108,076
ROPER TECHNOLOGIES 1% DUE 09-15-2025	**	1,678,133

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROPER TECHNOLOGIES FIXED 2% DUE 06-30-2030	**	63,918
ROPER TECHNOLOGIES INC 4.2% 09-15-2028	**	244,032
ROPER TECHNOLOGIES INC 4.75% 02-15-2032	**	179,946
ROSNEFT OIL CO RUB0.01(RUB)	**	81,641
ROSS STORES INC COM	**	150,967
ROSS STORES INC FIXED 4.6% DUE 04-15-2025	**	1,645,949
ROYAL BANK OF CANADA 4.875% 01-19-2027	**	4,989,550
ROYAL BANK OF CANADA 4.969% 08-02-2030	**	352,242
ROYAL BANK OF CANADA MTN 4.522% 10-18-2028	**	3,916,787
ROYAL BANK OF CANADA MTN 4.95% 02-01-2029	**	744,876
ROYAL BK CDA 1.6% DUE 01-21-2025	**	1,599,420
ROYAL BK CDA 6% DUE 11-01-2027	**	67,133
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NTS BOOK ENTRY 5.2% 07-20-2026	**	1,590,486
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% 07-14-2026	**	998,192
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT3.875% 05-04-2032	**	4,553,709
ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG ORD SH	**	16,727,989
ROYAL GOLD INC COM STK USD0.01	**	457,915
RTX CORP 5.75% 11-08-2026	**	3,897,517
RTX CORP 6.0% 03-15-2031	**	3,159,660
RTX CORPORATION 2.375% 03-15-2032	**	539,626
RTX CORPORATION 2.82% 09-01-2051	**	498,207
RTX CORPORATION 2.25% DUE 07-01-2030	**	1,878,754
RTX CORPORATION 3.125% 05-04-2027	**	3,657,506
RTX CORPORATION 3.5% 03-15-2027 USD	**	2,207,207
RTX CORPORATION 3.95% 08-16-2025	**	1,924,763
RTX CORPORATION 4.125% 11-16-2028	**	2,870,053
RTX CORPORATION 4.15% 05-15-2045	**	161,462
RTX CORPORATION 4.35% DUE 04-15-2047	**	254,888
RTX CORPORATION COMSTK	**	38,326,811
RUSH ENTERPRISES INC CL A CL A	**	6,114,564
RUSH STREET INTERACTIVE INC COM USD0.0001 CL A	**	2,090,215
RUSSEL METALS INC COM NPV	**	936,726
RYDER SYS INC COM	**	2,235,882
RYDER SYSTEM INC 2.85% 03-01-2027	**	1,497,480
RYDER SYSTEM INC 4.95% 09-01-2029	**	606,712
RYDER SYSTEM INC 5.25% 06-01-2028	**	1,176,988
RYDER SYSTEM INC 5.375% 03-15-2029	**	633,913
RYDER SYSTEM INC 5.5% 06-01-2029	**	236,156
RYERSON HLDG CORP COM STOCK	**	235,281
RYMAN HOSPITALITY PPTYS INC COM	**	5,978,160
S&P GLOBAL INC 2.3% 08-15-2060	**	300,762
S&P GLOBAL INC 2.45% 03-01-2027	**	1,550,297
S&P GLOBAL INC 2.7% 03-01-2029	**	1,325,472
S&P GLOBAL INC 2.9% 03-01-2032	**	493,272
S&P GLOBAL INC COM	**	913,885
S&S TECH CORPORATI COM	**	36,448
S.P.APPARELS LTD INR10	**	18,381
SABINE PASS 5.625% DUE 03-01-2025	**	221,085

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SABINE PASS 5.625% DUE 03-01-2025	**	1,494,572
SABINE PASS FIXED 4.2% DUE 03-15-2028	**	2,024,783
SABINE PASS LIQUEFACTION LLC 5.0% 03-15-2027	**	4,229,654
SABRA HLTH CARE 3.9% DUE 10-15-2029	**	1,214,738
SAFEHOLD OPER PARTNERSHIP LP 2.85% 01-15-2032	**	546,238
SAGE THERAPEUTICS INC COM	**	226,121
SAIA INC COM STK	**	6,107,238
SALES TAX SECURITIZATION CORP ILL 3.238%01-01-2042 BEO TAXABLE	**	6,593,433
SALESFORCE INC COM USD0.001	**	44,296,385
SALIK COMPANY P.J. AED0.01	**	748,437
SAMSUNG BIOLOGICS KRW2500	**	850,919
SAMSUNG CARD KRW5000	**	182,545
SAMSUNG ELECTRONIC KRW100	**	7,027,430
SAMSUNG SECURITIES KRW5000	**	654,561
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,264,415
SAN DIEGO G & E FIXED 2.95% DUE 08-15-2051	**	1,288,037
SAN DIEGO GAS & ELEC CO 4.95% 08-15-2028	**	602,573
SAN DIEGO GAS & ELEC CO 5.55% 04-15-2054	**	339,743
SAN DIEGO GAS & ELECTRIC CO 4.1% 06-15-2049	**	431,439
SAN FANG CHEMICAL TWD10	**	87,673
SANDS CHINA LTD 4.3% 01-08-2026	**	1,765,319
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	197,769
SANDSTORM GOLD LTD COM NEW	**	312,536
SANGAMO THERAPEUTICS INC COM	**	2,818
SANKI ENGINEERING NPV	**	149,026
SANKYO CO LTD NPV	**	1,437,984
SANOFI SPONSORED ADR	**	3,380,923
SANSAN INC NPV	**	80,316
SANTA ANA CALIF PENSION OBLIG 1.665% 08-01-2028 BEO TAXABLE	**	4,046,871
SANTA ANA CALIF PENSION OBLIG 1.869% 08-01-2029 BEO TAXABLE	**	2,580,056
SANTA ANA CALIF PENSION OBLIG 2.089% 08-01-2030 BEO TAXABLE	**	1,379,894
SANTAM LIMITED NPV	**	15,377
SANTANDER DR AUTO 1.48% DUE 01-15-2027	**	372,924
SANTANDER DR AUTO 4.96% DUE 11-15-2028	**	4,861,160
SANTANDER DR AUTO 5% DUE 11-15-2029	**	6,530,633
SANTANDER DR AUTO 5.21% DUE 07-15-2027	**	891,350
SANTANDER DR AUTO 5.61% DUE 07-17-2028	**	307,788
SANTANDER DR AUTO 5.77% DUE 11-15-2030	**	2,439,224
SANTANDER DR AUTO 5.84% DUE 06-17-2030	**	356,854
SANTANDER DR AUTO 5.84% DUE 06-17-2030	**	4,885,836
SANTANDER DR AUTO 6.02% DUE 09-15-2028	**	3,346,904
SANTANDER DR AUTO 6.31% DUE 07-15-2027	**	508,056
SANTANDER DR AUTO 6.43% DUE 02-18-2031	**	7,990,250
SANTANDER DR AUTO RECEIVABLES TR 6.69% 03-17-2031	**	1,368,712
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL D 1.35% 07-15-2027	**	2,176,028
SANTANDER DR AUTO RECEIVABLES TR SER 24-4 CL B 4.93% 09-17-2029	**	701,959
SANTANDER DRIVE AUTO REC SER 24-1 CL A3 5.25% 04-17-2028	**	1,205,236

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANTANDER DRIVE AUTO REC TR 2012-6 SER 24-A CLS C 4.95% 04-15-2030	**	2,391,190
SANTANDER DRIVE AUTO REC TR SER 24-4 CLS A3 4.85% 01-16-2029	**	1,804,871
SANTANDER DRIVE AUTO REC TST 2026 NT CL D 1.13% 11-16-2026	**	399,186
SANTANDER DRIVE AUTO RECEIVABLES SER 24-5 CL B 4.63% 08-15-2029	**	1,990,479
SANTANDER DRIVE AUTO RECEIVABLES TR SER 23-4 CL B 5.77% DUE 12-15-2028	**	856,533
SANTANDER DRIVE AUTO RECEIVABLES TR SER 23-4 CL C 6.04% DUE 12-15-2031	**	3,779,168
SANTANDER DRIVE AUTO RECEIVABLES TR 2022AUTO LN NT CL C 4.86% 08-15-2029	**	4,779,665
SANTANDER DRIVE AUTO RECEIVABLES TRUST SR 24-3 CL C 6.03% 08-15-2030	**	1,170,879
SANTANDER DRIVE AUTO RECEIVABLES TRUST SR 24-3 CL C 6.03% 08-15-2030	**	4,054,993
SANTANDER DRIVE AUTO SER 24-1 CL B 5.23% 12-15-2028	**	352,043
SANTANDER HLDGS FIXED 5.807% DUE 09-09-2026	**	2,013,365
SANTANDER HLDGS USA INC 2.49% 01-06-2028	**	1,896,493
SANTANDER HLDGS USA INC 6.124% 05-31-2027	**	761,067
SANTANDER UK GROUP FLTG RT 2.896% DUE 03-15-2032	**	2,479,875
SANTANDER UK GROUP HLDGS PLC 1.53% 08-21-2026	**	5,031,956
SANTANDER UK GROUP HLDGS PLC 1.53% 08-21-2026	**	857,897
SANTANDER UK GROUP HLDGS PLC 2.469% 01-11-2028	**	663,030
SANTANDER UK GROUP HLDGS PLC 6.833% 11-21-2026	**	4,438,038
SANTANDER UK GROUP HLDGS PLC NT FXD/FLTG1.673% 06-14-2027	**	380,759
SANTANDER UK GROUP HOLDINGS PLC 6.534% 01-10-2029	**	1,236,895
SANTANDER UK PLC 144A FLTG 12/02/2027	**	753,794
SANTEN PHARM CO NPV	**	1,390,287
SAP SE	**	25,986,181
SAREPTA THERAPEUTICS INC COM	**	648,561
SASSEUR REAL REIT FUND	**	316,523
SATO HOLDINGS NPV	**	294,502
SATS ASA NOK2.125	**	255,341
SATS LTD NPV	**	1,317,572
SAUDI ARABIAN COOP SAR10	**	61,958
SAUDI ELECTRIC CO SAR10	**	436,056
SAUDI NATIONAL BANK SAR10	**	797,977
SAUDI STEEL PIPE C COM STK	**	109,464
SAUDI TELECOM SAR10	**	1,129,558
SAVARA INC COM	**	104,960
SBA TOWER TR 2.328% DUE 07-15-2052	**	1,732,932
SBA TOWER TR 2.328% DUE 07-15-2052	**	2,097,760
SBERBANK OF RUSSIA	**	516,307
SBERBANK OF RUSSIA SPON ADR	**	1,065
SBM OFFSHORE NV EUR0.25	**	851,287
SBNA AUTO LEASE TR 5.67% DUE 11-20-2026	**	1,243,082
SBNA AUTO LEASE TR 6.51% DUE 04-20-2027	**	2,126,129
SCALES CORP LT NPV	**	71,630
SCANSOURCE INC COM	**	278,769
SCCU AUTO 5.11% DUE 06-15-2029	**	1,103,045
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	24,948
SCF EQUIP LEASING 6.17% DUE 05-20-2032	**	3,349,141
SCHINDLER-HLDG AG CHF0.10 (PTG CERT)	**	3,559,065
SCHLUMBERGER FIN CDA LTD 1.4% DUE 09-17-2025/09-18-2020 REG	**	987,221

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SCHNEIDER ELECTR INR2	**	577,125
SCHNEIDER ELECTRIC EUR4.00	**	20,544,614
SCHNEIDER NATL INC WIS CL B CL B	**	4,007,085
SCHOLAR ROCK HLDG CORP COM	**	3,158,302
SCHOLASTIC CORP COM	**	186,701
SCHWAB CHARLES .9% DUE 03-11-2026	**	3,606,953
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	311,053
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	87,162
SCHWAB CHARLES CORP COM NEW	**	2,813,426
SCHWAB CHARLES CORP NEW 5.875% 08-24-2026	**	1,174,905
SCHWAB CHARLES CORP NEW 6.136% 08-24-2034	**	430,750
SCHWAB(CHARLES)CORP 1.95% 12-01-2031 BEO	**	7,104,566
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001	**	1,592,641
SCIENTEX BERHAD NPV	**	48,158
SCOTTS MIRACLE-GRO CLASS'A'COM NPV	**	917,748
SCREEN HOLDINGS CO LTD NPV	**	1,101,284
SCSK CORP NPV	**	108,094
SEACOAST BKG CORP FLA COM NEW COM NEW	**	6,038,788
SEADRILL LIMITED	**	355,119
SEBANG GLOBAL BATT KRW500	**	309,646
SECRETARIA TESOURO 0% T-BILL 01/04/25 BRL1000	**	12,116,404
SECRETARIA TESOURO 0% T-BILL 01/10/25 BRL1000	**	7,971,820
SECURE ENERGY SERV COM NPV	**	1,406,441
SEEGENE INC KRW500	**	211,312
SELECT MED HLDGS CORP COM	**	889,155
SELECT WATER SOLUTIONS INC	**	1,942,480
SELECTQUOTE INC COM	**	89,875
SEMPRA 5.4% 08-01-2026	**	581,814
SEMPRA 6% DUE 10-15-2039	**	183,555
SEMPRA ENERGY 3.3% 04-01-2025	**	1,294,901
SEMPRA ENERGY 3.8% DUE 02-01-2038	**	272,866
SEMTECH CORP COM	**	8,228,524
SENCO GOLD LIMITED INR10	**	96,539
SENTINELONE INC CL A COM CL A COM	**	3,412,029
SERBIA (REPUBLIC) 1.65% SNR MTN 03/03/33EUR	**	249,624
SERBIA (REPUBLIC) 3.125% 15/05/2027	**	1,429,976
SERVICENOW INC COM USD0.001	**	46,452,338
SERVISFIRST BANCSHARES INC COMMON STOCK	**	5,577,756
SES FDR EACH REP 1 'A' NPV	**	251,380
SEVEN & I HOLDINGS NPV	**	6,913,784
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	994
SG COML MTG SECS 3.055% DUE 10-10-2048	**	3,189,082
SHAKE SHACK INC CL A CL A	**	1,601,602
SHANDONG CHENMING 'H'CNY1	**	10,540
SHANGHAI CHICMAX COSMETIC CO LTD	**	253,481
SHARDA CROPCHEM LTD	**	387,646
SHARKNINJA COM USD0.0001	**	7,612,286
SHELL FIN US INC 4.0% 05-10-2046	**	131,716

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHELL FIN US INC NT 3.25% 04-06-2050	**	795,006
SHELL FIN US INC NT 4.125% 05-11-2035	**	144,068
SHELL FINANCE US INC 2.75% 04-06-2030	**	1,689,751
SHELL FINANCE US INC 3.75% 09-12-2046	**	376,057
SHELTER GROWTH CRE 2022-FL4 ISSUER 3.416% 06-19-2037	**	1,030,436
SHENZHEN FUANNA BEDDING & FURNISHIN 'A'CNY1 (STOCK CONNECT)	**	125,830
SHENZHEN LAIBAO HI 'A'CNY1(STOCK CONNECT)	**	574,813
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	52,503
SHERWIN-WILLIAMS CO COM	**	6,579,005
SHIBAURA MACHINE CO LTD	**	13,563
SHIBAURA MECHATRON NPV	**	433,733
SHIMOJIMA CO LTD NPV	**	49,416
SHINDENGEN ELECTRC NPV	**	23,586
SHIN-ETSU CHEMICAL NPV	**	6,651,550
SHINMAYWA INDS NPV	**	178,446
SHINNIHONSEIYAKU C NPV	**	101,691
SHIONOGI & CO LTD NPV	**	855,634
SHOWBOX CORP COMMMON STOCK	**	3,653
SHR TR 2024-LXRY 7.05% 10-15-2041	**	1,007,183
SHRIRAM FINANCE LIMITED	**	597,243
SHYFT GROUP INC COM	**	181,266
SIEGFRIED HLDG AG CHF11 (REGD)	**	1,081,472
SIERRA TIMESHARE 2020-2 RECEIVABLES VACATION TIMESHARE LN 2.32% 07-20-2037	**	183,082
SIERRA TIMESHARE 2021-1 RECEIVABLES VACATION TIMESHARE LN BKD .99 11-20-2037	**	356,641
SIGNIFY NV EUR0.01	**	1,428,809
SIKA AG CHF0.01 (REG)	**	4,033,347
SILGAN HLDGS INC COM	**	2,755,475
SILICON LABORATORIES INC COM	**	930,035
SIME DARBY PROPERTY BERHAD	**	275,147
SIMON PPTY GROUP L FIXED 2.45% 09-13-2029	**	427,180
SIMON PPTY GROUP L FIXED 3.25% 09-13-2049	**	134,561
SIMON PROPERTY GROUP INC COM	**	7,540,731
SIMPSON MFG INC COM	**	3,124,237
SIMULATIONS PLUS INC COM	**	2,504,243
SINBON ELECTRONICS TWD10	**	55,941
SINFONIA TECH CO LTD	**	60,297
SINGAPORE EXCHANGE NPV	**	3,289,128
SINGAPORE(GOVT OF) 2.375% SNR 01/07/39 SGD1000	**	82,405
SINGAPORE(GOVT OF) 3.25% BDS 01/06/2054 SGD	**	969,318
SINKO INDUSTRIES NPV	**	95,068
SINOPEC ENGINEERIN 'H' CNY1	**	291,104
SIRIUSPOINT LTD COM USD0.1	**	604,562
SITIO ROYALTIES CORP COM CL A	**	3,181,943
SJG SEJONG KRW500	**	28,715
SK BIOPHARMACEUTIC KRW500	**	847,202
SK HYNIX INC 000660	**	1,206,095
SK TELECOM KRW100	**	724,876
SKAND ENSKILDA BKN SER'A'NPV	**	2,411,371

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SKECHERS U S A INC CL A CL A ISIN #US8305661055	**	3,057,470
SKISTAR AB SER'B'NPV	**	647,767
SKYWORTH GROUP LIMITED	**	239,955
SL GREEN RLTY CORP COM	**	2,207,943
SLEEP NUMBER CORP COM	**	284,119
SLM CORP COM	**	2,665,828
SLM PRIVATE CR STUDENT LN TR 2007-A STUDLN BACKED NT A-4 FLTG 12-16-2041BEO	**	3,667,795
SLM PRIVATE CR STUDENT LN TR ASSTBCKD SER 2005-A CL A4 FLTG 12-15-2038 BEO	**	517,824
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	136,116
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	21,189
SMART-CORE HOLDING USD0.00001	**	20,752
SMARTGROUP CORPORATION LIMITED NPV	**	86,811
SMB PRIVATE ED LN TR 2020-PT-B PVT ED LNBACKED EXCHANGE 1.6% 09-15-2054	**	2,870,544
SMB PRIVATE ED LN TR 2021-A PVT ED LN BKD NT CL A-2A1 5.15813% 01-15-2053	**	885,016
SMB PRIVATE ED LN TR 2021-E PVT ED LN BKS NTS CL A-1A 1.68% 02-15-2051	**	896,827
SMB PVT ED LN TR 4.48% DUE 05-16-2050	**	2,129,675
SMB PVT ED LN TR 5.38% DUE 01-15-2053	**	636,905
SMB PVT ED LN TR FLTG RT 5.44031% DUE 06-17-2052	**	3,065,460
SMC CORP NPV	**	4,522,222
SMITH & NEPHEW PLC 5.15% 03-20-2027	**	1,566,024
SMITH & NEPHEW PLC 5.4% 03-20-2034	**	3,324,375
SMITHS NEWS PLC	**	121,465
SMK CORP NPV	**	40,977
SMRT 2022-MINI COML MTG PASSTHRU CTF CL B 5.662% 01-15-2039	**	2,482,128
SMS CO LTD NPV	**	66,059
SMUCKER J M CO 6.5% 11-15-2053	**	392,205
SNAP INC SNAP INC	**	223,510
SNOWFLAKE INC CL A CL A	**	6,775,820
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	499,313
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	3,245,537
SOCIETE GENERALE 5.25% DUE 02-19-2027	**	230,150
SOCIETE GENERALE 5.25% DUE 02-19-2027	**	1,796,172
SOCIETE GENERALE EUR1.25	**	5,619,886
SODICK CO LTD NPV	**	157,821
SOFI PROFESSIONAL LN PROGRAM 2020-C POSTGRADUATE LN AST BKD NT 1.95% 02-15-2046	**	397,840
SOFTBANK GROUP CORP	**	2,340,802
SOFTCREATE HLDGS C NPV	**	30,786
SOHU COM LTD SPONSORED ADR	**	25,042
SOLARA ACTIVE PHAR INR10	**	222,137
SOLENO THERAPEUTICS INC COM PAR	**	251,315
SOLVENTUM CORP COM COM USD0.01	**	198,312
SOMPO HOLDINGS INC	**	3,263,015
SONAE SGPS SA EUR1	**	1,032,315
SONIC AUTOMOTIVE INC CL A	**	540,122
SONOCO PROD CO COM	**	4,506,266
SONOCO PRODS CO 5.0% 09-01-2034	**	94,826
SONOCO PRODS CO NT 2.25% 02-01-2027	**	650,583
SONOCO PRODUCTS CO 4.45% 09-01-2026	**	59,570

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SONOS INC COM	**	1,358,909
SONOVA HOLDING AG COMMON STOCK	**	5,573,546
SONY GROUP CORPORA NPV	**	12,624,103
SOOP CO LTD KRW500	**	177,336
SOPRA STERIA GROUP	**	73,838
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	149,946
SOUTHERN CALI EDISON 5.45% 06-01-2031	**	711,244
SOUTHERN CALIF EDISON CO 3.65% 02-01-2050	**	157,395
SOUTHERN CALIF EDISON CO 4.125% 03-01-2048	**	522,183
SOUTHERN CALIF EDISON CO 4.2% 03-01-2029	**	387,901
SOUTHERN CALIF EDISON CO 5.15% 06-01-2029	**	2,560,605
SOUTHERN CALIF EDISON CO 5.3% 03-01-2028	**	891,088
SOUTHERN CALIF EDISON CO 5.65% 10-01-2028	**	2,865,973
SOUTHERN CALIF EDISON CO 5.875% 12-01-2053	**	50,731
SOUTHERN CALIF EDISON CO SR NT 2.75% 02-01-2032	**	1,795,034
SOUTHERN CALIF GAS CO 5.75% 06-01-2053	**	208,967
SOUTHERN CO 3.7% DUE 04-30-2030 REG	**	1,502,536
SOUTHERN CO 4.4% DUE 07-01-2046	**	289,691
SOUTHERN CO 5.2% 06-15-2033	**	385,630
SOUTHERN CO 5.5% 03-15-2029	**	3,401,558
SOUTHERN CO COM STK	**	29,026,773
SOUTHERN CO GAS CAP 3.15% 09-30-2051	**	226,436
SOUTHERN CO GAS CAP 3.25% 06-15-2026	**	2,740,317
SOUTHERN CROSS ELE NPV	**	224,443
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	56,110
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	289,053
SOUTHN CAL EDISON 2.85% DUE 08-01-2029	**	638,818
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	**	337,096
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	227,286
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	163,670
SOUTHSTATE CORP COM	**	1,075,777
SOUTHWEST GAS CORP 5.45% 03-23-2028	**	303,720
SOUTHWESTERN ELEC PWR CO 5.3% 04-01-2033	**	692,754
SOUTHWESTERN PUBLIC SERVICE CO 3.75% 06-15-2049	**	181,872
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	71,513
SP GROUP AS DKK2	**	268,106
SPACE CO LTD NPV	**	28,481
SPAIN(KINGDOM OF) 3.45% SNR 30/07/66 EUR1000	**	340,875
SPAREBANK 1 NORD-NORGE GRUNNFONDSBEVIS NOK50	**	276,481
SPAREBANK 1 SMN NOK25	**	476,248
SPAREBANKEN VEST NOK25 GRUNNFONDSBEVIS	**	147,585
SPARTANNASH CO COM NPV	**	220,445
SPEED TECH TWD10	**	54,843
SPHERE ENTERTAINMENT CO COM USD0.01 CLASS A	**	167,812
SPIE SA EUR0.47	**	137,801
SPIRE MO INC SER 1ST MTG BD 4.8% 02-15-2033	**	489,111
SPORTRADAR GROUP AG	**	1,768,108
SPORTS GEAR CO LTD TWD10	**	267,199

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SPOTIFY TECHNOLOGY S A COM EUR0.025	**	8,648,750
SPRINT CAP CORP 6.875% DUE 11-15-2028	**	1,262,728
SPRINT CAP CORP 8.75% DUE 03-15-2032	**	370,977
SPRINT CORP FIXED 7.625% DUE 03-01-2026	**	2,136,877
SPROTT INC COM NPV	**	54,750
SPROUTS FMRS MKT INC COM	**	8,439,481
SPYRE THERAPEUTICS INC COM NEW COM USD0.0001 POST REV SPLIT	**	174,414
SREIT TR 2021-IND FLTG RT 5.12648% DUE 10-15-2038	**	1,990,000
SSR MNG INC COM NPV	**	80,680
STAGWELL INC	**	130,652
STANDARD CHARTERED BK/NY 4.853% 12-03-2027	**	8,593,885
STANDARD CHARTERED PLC NT FIXED RATE RESET 144A 1.456% 01-14-2027	**	452,682
STANDARD CHARTERED PLC SHS	**	1,435,950
STANDARDAERO INC. COM USD0.01	**	1,793,466
STANLEY BLACK & DECKER INC 6.0% 03-06-2028	**	1,869,013
STANLEY BLACK & DECKER INC COM	**	12,502,759
STARHILL GLOBAL REIT	**	346,540
STARHUB LTD NPV	**	78,408
STARWOOD MTG 1.172% DUE 05-25-2065	**	180,147
STARWOOD MTG 1.431% DUE 05-25-2065	**	260,460
STARWOOD MTG 1.486% DUE 04-25-2065	**	59,981
STATE OF ISRAEL 5.5% 03-12-2034	**	585,411
STATE STR CORP 2.901% DUE 03-30-2026 BEO	**	496,655
STATE STR CORP COM	**	17,895,788
STATE STR CORP FLTG RT 4.53% DUE 02-20-2029	**	1,230,935
STATE STR CORP FLTG RT 4.821% DUE 01-26-2034	**	553,186
STATE STREET BANK & TRUST 4.594% 11-25-2026	**	1,768,240
STATE STREET BANK & TRUST 4.594% 11-25-2026	**	455,928
STATE STREET CORP 5.684% 11-21-2029	**	1,485,091
STEEL DYNAMICS INC 1.65% DUE 10-15-2027	**	179,404
STEEL DYNAMICS INC 3.25% DUE 10-15-2050	**	128,261
STEEL DYNAMICS INC 3.45% DUE 04-15-2030 BEO	**	92,712
STEEL DYNAMICS INC COM	**	42,434
STEEL DYNAMICS INC SR NT 5.375% 08-15-2034	**	382,320
STEELCASE INC CL A COM	**	5,507,742
STELLA INTL HLDG HKD0.1	**	56,725
STEPAN CO COM	**	3,964,945
STEPSTONE GROUP INC CL A CL A	**	881,223
STERIS PLC ORD USD0.001	**	347,191
STEVANATO GROUP S.P.A. COM NPV	**	2,432,854
STH AFRICA(REP OF) 10% BDS 31/03/33 ZAR1000000	**	904,497
STH AFRICA(REP OF) 8% SNR 31/01/2030 ZAR1000	**	995,132
STH AFRICA(REP OF) 8.5% SNR 31/01/2037 ZAR1000	**	202,561
STH AFRICA(REP OF) 8.875% SNR 28/02/35 ZAR1000	**	10,491,386
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	483,194
STIFEL FINL CORP COM	**	2,424,246
STITCH FIX INC CL A CL A	**	195,674
STOLT-NIELSEN LTD USD1	**	241,381

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STONERIDGE INC COM	**	44,517
STOREBRAND ASA SER'A'NOK5	**	797,332
STRIDES PHARMA SCIENCE LIMITED	**	339,606
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	152,610
STRYKER CORP	**	19,748,022
STRYKER CORP 3.65% 03-07-2028	**	551,419
STX METAL CO LTD KRW2500	**	232,492
SUBARU CORPORATION NPV	**	709,226
SUBSEA 7 SA USD2	**	140,974
SUGI HOLDINGS NPV	**	51,812
SUMITOMO BAKELITE NPV	**	196,540
SUMITOMO MITSUI 1.474% DUE 07-08-2025	**	1,549,618
SUMITOMO MITSUI 5.316% DUE 07-09-2029	**	773,570
SUMITOMO MITSUI FINANCIAL GROUP NPV	**	7,793,367
SUMITOMO MITSUI FINL GROUP INC 5.464% 01-13-2026	**	944,353
SUMITOMO MITSUI FINL GROUP INC 5.464% 01-13-2026	**	352,657
SUMITOMO MITSUI FINL GROUP INC 5.52% 01-13-2028	**	507,895
SUMITOMO MITSUI FINL GROUP INC 5.52% 01-13-2028	**	4,108,867
SUMITOMO MITSUI FINL GROUP INC 5.716% 09-14-2028	**	534,606
SUMITOMO MITSUI FINL GROUP INC 5.88% 07-13-2026	**	7,058,016
SUMITOMO RIKO CO L NPV	**	66,297
SUN FRONTIER FUDOS NPV	**	140,874
SUN INC NPV	**	37,751
SUNAC CHINA HLDGS HKD0.10	**	55,253
SUNAC SERVICES HLD HKD0.1	**	27,781
SUNCOKE ENERGY INC COM USD0.01	**	367,909
SUNCOR ENERGY INC 4% DUE 11-15-2047	**	297,047
SUNCOR ENERGY INC COM NPV 'NEW'	**	5,736,716
SUNNY OPTICAL TECH HKD0.10	**	1,395,976
SUNOCO LOGISTICS PARTNER 4.0% 10-01-2027	**	1,813,674
SUNOCO LOGISTICS PARTNERS 5.4% 10-01-2047	**	440,539
SUNPLUS INNOVATION TWD10	**	99,986
SUNREX TECHNOLOGY TWD10	**	359,103
SUNRUN INC COM	**	32,079
SUNTECK REALTY LTD INR1	**	155,931
SUNWAY CONSTRUCTION GROUP BHD MYR0.2	**	196,631
SUNWAY REAL ESTATE REIT	**	46,959
SUPREMEX INC COM NPV	**	27,103
SURGERY PARTNERS INC COM	**	576,883
SURGUTNEFTEGAS PJS RUB1(RUB)	**	41,969
SURYA SEMESTA TBK IDR125	**	406,483
SUSCO PCL THB1(NVDR)	**	45,276
SUSS MICROTEC SE NPV	**	1,230,510
SUTRO BIOPHARMA INC COM	**	76,544
SUZUKEN CO LTD NPV	**	1,847,659
SVENSKA HANDELSBANKEN AB INSTL CD DTD 02-28-2024 FLTG RT 02-26-2025	**	2,495,160
SVENSKA HANDELSBANKEN AB PUBL 0% CP 11-18-2025	**	3,240,267
SVENSKA HANDELSBANKEN SER'A'NPV (P/S)	**	2,021,198

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SWEDBANK SPARBANKEN SVENGE AB DTD 10-15-2024 4.5% CD 10-15-2025	**	1,772,245
SWEETGREEN INC CL A CL A	**	2,194,988
SWEPCO STORM RECOVERY FU 4.88% 09-01-2041	**	4,007,443
SWISSQUOTE GP HLDG CHF0.20 (REGD)(POST SUBD)	**	242,304
SY HOLDINGS GROUP LTD HKD0.01	**	521,894
SYARIKAT TAKAFUL NPV	**	15,050
SYDBANK DKK10	**	705,799
SYMBOTIC INC COM USD0.0001 CLASS A	**	1,513,812
SYMPHONY LTD INR2	**	403,064
SYNAPTICS INC COM	**	299,556
SYNCHRONY CARD ISSUANCE TR SER 23-A2 CL A 5.74% 10-15-2029	**	1,732,192
SYNCHRONY CARD ISSUANCE TR SER 23-A2 CL A 5.74% 10-15-2029	**	7,540,129
SYNCHRONY FINANCIAL 5.935% 08-02-2030	**	1,412,819
SYNDAX PHARMACEUTICALS INC COM	**	133,879
SYNEKTIK SA PLN0.50	**	164,242
SYNOPSYS INC COM	**	3,693,592
SYNOVUS FINL CORP COM NEW COM NEW	**	4,024,065
SYSTEM RESEARCH CO NPV	**	23,638
SYSTEM SUPPORT HOLDINGS INC	**	30,254
SYSTENA CORP NPV	**	104,401
SYUPPIN CO LTD NPV	**	254,516
T RAD CO LTD JPY50	**	49,507
T&D HOLDINGS INC NPV	**	184,875
TABOOLA COM LTD COM NPV	**	512,380
TAC CONSUMER PCL THB0.25 (NVDR)	**	54,164
TAG IMMOBILIEN AG NPV	**	665,899
TAIKO BANK NPV	**	20,368
TAIWAN PAIHO TWD10	**	309,957
TAIWAN PCB TECHVES TWD10	**	14,626
TAIWAN SEMICON MAN TWD10	**	19,542,772
TAKARA & CO LTD	**	36,002
TAKEDA PHARMACEUTICAL CO LTD SR NT 3.025% 07-09-2040	**	305,805
TAKE-TWO INTERACTIVE SOF 5.6% 06-12-2034	**	513,919
TAKE-TWO INTERACTIVE SOFTWARE INC 3.55% 04-14-2025	**	1,788,429
TAKE-TWO INTERACTIVE SOFTWARE INC 4.95% 04-14-2023	**	2,167,570
TALANX AG NPV	**	901,958
TALEN ENERGY CORP NEW COM	**	378,361
TAMPA ELEC CO 4.9% 03-01-2029	**	309,781
TAMRON CO LTD NPV	**	949,567
TANDEM DIABETES CARE INC COM NEW COM USD0.001(POST REV SPLT)	**	2,932,841
TANGO THERAPEUTICS INC COM	**	20,085
TAPESTRY INC COM USD0.01	**	1,385,192
TARGA RES CORP COM	**	824,135
TARGA RES FIXED 5.2% DUE 07-01-2027	**	2,650,737
TARGA RES PARTNERS LP/TARGA RES FIN 5.5% SNR NTS 03-01-2030 USD	**	5,748,021
TARGET CORP COM STK	**	12,338,825
TASEKO MINES LTD COM	**	54,126
TASKUS INC CL A CL A	**	110,957

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TATA CONSULTANCY S INR1	**	3,751,258
TATNEFT PJSC RUB1(RUB)	**	218,193
TAYLOR MORRISON HOME CORP COM USD0.00001	**	2,252,406
TCL ELECTRONICS HOLDINGS LTD	**	592,660
TCO COML MTG TR 2024-DPM COML MTG PASS THRU CTF CL A 5.55477% 12-15-2039	**	2,105,345
TCW CLO 2019-2 LTD FLTG RT 5.91904% DUE 10-20-2032	**	9,518,976
TD SYNNEX CORP 6.1% 04-12-2034	**	820,120
TE CONNECTIVITY PLC COM USD0.01	**	7,920,538
TEACHERS INS & 3.3% DUE 05-15-2050	**	3,337,637
TEACHERS INS & 4.27% DUE 05-15-2047	**	376,635
TEAM INTERNET GROUP PLC ORD GBP0.001	**	22,588
TEAMVIEWER SE NPV	**	840,998
TECHNIPFMC PLC COM USD1	**	3,907,189
TECHNO ELECTRIC & INR2	**	52,837
TECHNOGYM S P A	**	718,480
TECHNOLOGY ONE NPV	**	1,594,562
TECNOGLASS INC COMMON STOCK	**	8,396,657
TECSYS INC COM NPV	**	60,572
TEEKAY TANKERS LTD (BM) COM USD0.01 CL A	**	283,703
TEIKOKU ELECTRIC M NPV	**	132,288
TEL AVIV STK COM	**	530,485
TELECHIPS INC KRW500	**	32,653
TELEDYNE TECHNOLOGIES INC NT 2.75% 04-01-2031	**	4,159,761
TELEFLEX INC COM	**	7,865,292
TELEFONICA EMISIONES S A U 5.213% 03-08-2047 REG	**	267,168
TELOS CORP MD COM	**	50,035
TEMAIRAZU INC NPV	**	47,197
TENABLE HLDGS INC COM	**	74,743
TENCENT HLDGS LTD HKD0.00002	**	21,295,696
TENET HEALTHCARE CORP COM NEW .	**	1,020,822
TENN VALLEY AUTHORITY 1.5% 09-15-2031	**	65,457
TENNESSEE VALLEY A 0% DUE 04-01-2026 REG	**	1,496,538
TENNESSEE VALLEY AUTH FED 0% CPN IO STRIPS DUE 09-15-2026	**	1,638,004
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	**	2,539,971
TENNESSEE VALLEY AUTHORITY 4.375% 08-01-2034	**	2,319,623
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	**	40,435
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	58,765
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	295,325
TERADATA CORP DEL COM STK	**	981,412
TERRENO RLTY CORP	**	3,612,863
TERUMO CORP NPV	**	6,795,785
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	19,653
TESCO ORD GBP0.0633333	**	6,585,412
TESLA AUTO LEASE 5.89% DUE 06-22-2026	**	432,871
TESLA INC COM USD0.001	**	59,922,991
TETRA TECH INC NEW COM	**	1,940,885
TEXAS CAP BANCSHARES INC DEL COM	**	615,356
TEXAS HEALTH RES FIXED 2.328% DUE 11-15-2050	**	245,279

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TEXAS INSTRS INC 3.875% 03-15-2039	**	300,793
TEXAS INSTRS INC 5.15% 02-08-2054	**	187,626
TEXAS INSTRUMENTS INC 5.05% DUE 05-18-2063	**	613,829
TEXAS INSTRUMENTS INC COM	**	29,184,244
TEXAS NAT GAS SECURITIZATION FIN CORP RE0.0% SER 23-1 CL A1 04-01-2035	**	92,885
TEXAS NAT GAS SECURITIZATION FIN CORP RE0.0% SER 23-1 CL A1 04-01-2035	**	5,201,564
TEXAS ROADHOUSE INC COMMON STOCK	**	15,817,396
TEXTRON INC 3.9% 09-17-2029	**	1,449,163
TEXTRON INC COM	**	2,320,324
TEXTRON INC FIXED 2.45% DUE 03-15-2031	**	595,634
THAIFOODS GROUP THB1 (NVDR)	**	172,435
THAILAND(KINGDOM) 2.5% GTD 17/11/2029 THB1000	**	1,051,158
THE ANUP ENGINEERI INR10	**	162,808
THE BEAUTY HEALTH CO CL A	**	67,445
THE CIGNA GROUP	**	38,888,244
THE COOPER COMPANIES, INC.	**	14,157
THE HARTFORD INSURANCE GROUP INC COM USD0.01	**	15,793,750
THE REAL BROKERAGE INC COM NPV (POST REVSPLIT)	**	87,211
THE SAGE GROUP PLC GBP0.01051948	**	983,001
THE TRADE DESK INC COM CL A COM CL A	**	11,242,920
THERAVANCE BIOPHARMA INC COM	**	121,878
THERMO FISHER SCIENTIFIC 1.75% 10-15-2028	**	449,666
THERMO FISHER SCIENTIFIC INC 2.8% 10-15-2041	**	151,384
THERMO FISHER SCIENTIFIC INC 5.0% 12-05-2026	**	1,591,980
THERMO FISHER SCIENTIFIC INC COM USD1	**	7,308,711
THIRD COAST BANCSHARES INC COM	**	23,086
THOR INDS INC COM STK	**	5,753,032
THULE GROUP AB NPV	**	508,014
THYROCARE TECHNOL INR10	**	325,479
THYSSENKRUPP AG NPV	**	100,202
TIMAH IDR50	**	326,551
TIME WARNER CABLE 4.5% DUE 09-15-2042	**	321,973
TIMES PUB & MEDIA A CNY1 STOCK CONNECT	**	206,082
TIPCO ASPHALT THB1(NVDR)	**	343,950
TIPS MUSIC LIMITED INR1(POST SUBD)	**	54,556
TIS INC	**	1,486,145
TITAN CEMENT INTL NPV	**	37,839
TJX COS INC COM NEW	**	10,547,317
T-MOBILE US INC 5.5% 01-15-2055	**	221,392
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	206,587
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	4,069,306
T-MOBILE USA INC 2.25% DUE 02-15-2026	**	4,376,577
T-MOBILE USA INC 2.55% 02-15-2031	**	6,093,914
T-MOBILE USA INC 2.625% DUE 04-15-2026 BEO	**	3,176,921
T-MOBILE USA INC 3.0% DUE 02-15-2041 BEO	**	1,124,755
T-MOBILE USA INC 3.875% 04-15-2030	**	4,883,049
T-MOBILE USA INC 4.5% DUE 04-15-2050	**	344,852
T-MOBILE USA INC 4.7% 01-15-2035	**	2,270,998

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
T-MOBILE USA INC 4.85% 01-15-2029	**	1,029,014
T-MOBILE USA INC 4.95% DUE 03-15-2028	**	683,268
T-MOBILE USA INC 5.05% 07-15-2033	**	352,595
T-MOBILE USA INC 5.15% 04-15-2034	**	605,228
T-MOBILE USA INC 5.15% 04-15-2034	**	39,364
T-MOBILE USA INC 5.2% DUE 01-15-2033 BEO	**	3,356,456
T-MOBILE USA INC 5.75% 01-15-2054	**	137,082
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	586,119
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	5,861,186
T-MOBILE USA INC SR SECD NT 1.5% 02-15-2026	**	6,714,149
TMX GROUP LIMITED COM NPV	**	6,293,166
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	**	635,032
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	260,766
TN VY AUTH FED ZERO CPN 0% DUE 03-15-2026	**	1,949,196
TOA CORP (CONST) NPV	**	282,858
TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 3.151 06-01-2032 BEO TAXABLE	**	4,477,960
TOCALO CO LTD NPV	**	28,065
TOFU RESTAURANT CO TWD10	**	28,916
TOKAI TOKYO FINANCIAL HOLDINGS INC	**	1,254,066
TOKIO MARINE HOLDINGS INC NPV	**	1,125,844
TOKYU FUDOSAN HLDG NPV	**	654,660
TOLL BROS FIN CORP 4.35% DUE 02-15-2028	**	1,826,244
TOLL BROS INC COM	**	5,409,678
TON YI INDL CORP TWD10	**	48,535
TOPBUILD CORP COM	**	1,933,421
TOPCO SCIENTIFIC C TWD10	**	264,759
TOREX GOLD RES INC COM NPV (POST REV SPLT)	**	829,003
TORONTO DOMINION 3.766% DUE 06-06-2025	**	1,636,898
TORONTO DOMINION 4.108% DUE 06-08-2027	**	2,690,360
TORONTO DOMINION BANK 4.783% 12-17-2029	**	493,035
TORONTO DOMINION BANK 4.98% 04-05-2027	**	1,314,525
TORONTO DOMINION BANK 5.156% 01-10-2028	**	69,322
TORONTO DOMINION BK 1.15% 06-12-2025	**	1,751,883
TORONTO DOMINION BK 4.456% 06-08-2032	**	596,797
TORONTO DOMINION BK ONT COVERED BD 144A 5.141% 09-13-2029	**	8,189,161
TORONTO DOMINION BK SR MEDIUM TERM BK NTS BOOK ENTRY 1.45% 01-10-2025	**	1,599,808
TORONTO DOMINION FIXED 5.532% 07-17-2026	**	1,946,954
TORONTO-DOMINION BANK 4.568% 12-17-2026	**	2,209,799
TORONTO-DOMINION BANK 4.693% 09-15-2027	**	748,330
TORONTO-DOMINION BANK MTN 2.8% DUE 03-10-2027	**	3,352,754
TORONTO-DOMINION COM NPV	**	5,616,351
TOSHIBA TEC CORP NPV	**	254,969
TOTAL CAP INTL 3.127% DUE 05-29-2050 REG	**	518,330
TOTAL CAP INTL 3.461% DUE 07-12-2049	**	140,771
TOTALENERGIES CAPITAL SA 5.488% 04-05-2054	**	144,012
TOTVS SA COM NPV TOTS3	**	622,219
TOWA PHARMACEUTICAL CO. LTD NPV	**	10,674
TOWD PT MTG TR 2020-1 MTG PASS THRU CTF CL A1 2.71% 01-25-2060	**	157,734

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TOWD PT MTG TR 2020-2 ASSET BACKED NT CLA1A VAR RT 04-25-2060	**	209,176
TOYO ENG CORP NPV	**	124,168
TOYO SEIKAN GROUP HOLDINGS LTD	**	98,803
TOYOTA AUTO RECEIVABLES 2022-B OWNER TR ASSET BACKED NT CL A-3 2.93% 09-15-2026	**	2,629,141
TOYOTA AUTO RECEIVABLES OWNER TR SR 24-4 CL A3 4.83% 10-16-2028	**	3,118,098
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 23-C CL A3 5.16% DUE 04-17-2028	**	332,576
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 23-D CL A3 5.54% DUE 08-15-2028	**	1,942,058
TOYOTA AUTO RECEIVABLES SER 23-A CL A4 4.42% 08-15-2028	**	897,282
TOYOTA MOTOR CREDIT CORP 5.45% 11-10-2027	**	97,222
TOYOTA MTR CR CORP 4.35% 10-08-2027	**	506,372
TOYOTA MTR CR CORP 5.4% 11-20-2026	**	1,598,239
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK 5.0% DUE 03-19-2027	**	1,575,897
TP ICAP GROUP PLC ORD GBP0.25	**	530,239
TPG OPER GROUP II LP 5.875% 03-05-2034	**	716,517
TPG PARTNERS LLC CL A COM	**	1,612,851
TRAINLINE PLC ORD GBP0.01	**	861,493
TRANE TECHNOLOGIES PLC COM USD1	**	21,294,505
TRANSUNION COM	**	18,497,685
TRANSURBAN FIN CO 2.45% DUE 03-16-2031	**	147,668
TRAVEL + LEISURE CO COM USD0.01	**	131,725
TRAVELERS COS INC COM STK	**	29,288,129
TRAVELSKY TECHNOLOGY CLS H CNY1	**	251,701
TRAVERE THERAPEUTICS INC COM	**	844,435
TRCNTNTL GAS PIPE 3.25% DUE 05-15-2030	**	1,754,185
TRCNTNTL GAS PIPE 7.25% DUE 12-01-2026	**	1,525,960
TREASURY CORP OF VICTORIA 2.25% 15/09/2033	**	499,611
TREND MICRO INC NPV	**	3,573,444
TREX CO INC COM	**	2,403,279
TRI POINTE HOMES INC	**	1,063,796
TRINET GROUP INC COM USD0.000025	**	3,580,150
TRINITY HLTH CORP 3.434% DUE 12-01-2048	**	170,864
TRIP COM GROUP LTD USD0.00125	**	1,849,137
TRIPADVISOR INC COM USD0.001	**	729,505
TRIPOD TECHNOLOGY TWD10	**	162,653
TRITON CONTAINER INTL LTD / TAL GTD SR NT 3.25% 03-15-2032	**	419,092
TRIUMPH FINANCIAL INC COM USD0.01	**	4,941,509
TRIVENI TURBINE LTD	**	541,185
TRUEBLUE INC COM STK	**	98,683
TRUIST FINANCIAL CORPORATION 1.887%06-07-2029	**	1,050,978
TRUIST FINANCIAL CORPORATION 5.435% 01-24-2030	**	2,137,408
TRUIST FINANCIAL CORPORATION 7.161% 10-30-2029	**	229,961
TRUIST FINL CORP 5.711% 01-24-2035	**	272,123
TRUIST FINL CORP COM	**	5,426,871
TRUIST FINL CORP SR 4.26% 07-28-2026	**	950,247
TRUIST FINL CORP SR MED TERM NTS 5.122% 01-26-2034	**	345,024
TRUIST FINL CORP SR MED TERM NTS BOOK EN6.047% 06-08-2027	**	8,712,069
TRUIST FINL CORP VAR RT 1.267% DUE 03-02-2027	**	2,172,974
TRUMP MEDIA & TECHNOLOGY GROUP CORP	**	85,864

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRUPANION INC COM	**	2,023,484
TRUSTEES OF 2.612% DUE 07-01-2026	**	967,692
TRUSTPILOT GROUP P ORD GBP0.01	**	412,162
TSMC ARIZ CORP 2.5% DUE 10-25-2031	**	2,157,878
TSUBAKIMOTO CHAIN NPV	**	62,772
TSUBURAYA FIELDS HOLDINGS INC NPV	**	143,458
TSUKADA GLOBAL HOLDINGS INC. NPV	**	23,743
TSY INFL IX N/B 1.75% 01-15-2034	**	17,232,063
TSY INFL IX N/B TII 0 1/8 01/15/32 01-15-2032	**	7,897,350
TSY INFL IX N/B TII 2 3/8 10/15/28 10-15-2028	**	6,278,931
TUI AG ORD REG SHS NPV	**	1,315,204
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	**	978,602
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	**	2,219,837
TURKEY(REP OF) 5.875% SNR 21/05/2030 EUR	**	108,670
TURKIYE SIGORTA TRY1	**	121,727
TUTOR PERINI CORP COM	**	365,251
TUYA INC SPON ADS EACH REP 1 CL A ORD SHS	**	94,986
TWILIO INC CL A CL A	**	2,308,913
TX NAT GAS SECURITIZATION FIN CORP 5.169% 04-01-2041	**	590,871
TXNM ENERGY INC COM NPV	**	345,518
TXT E-SOLUTIONS SP EUR0.50	**	47,250
TYLER TECHNOLOGIES INC COM STK	**	634,881
TYRA BIOSCIENCES INC COM	**	91,740
TYSON FOODS INC 4.875% DUE 08-15-2034	**	91,469
TYSON FOODS INC 5.4% 03-15-2029	**	450,927
TYSON FOODS INC CL A COM (DELAWARE)	**	770,270
U S BANCORP 2.215% 01-27-2028	**	2,218,435
U S BANCORP 5.775% 06-12-2029	**	5,002,348
U S BANCORP MEDIUM TERM NTS- BOOK 5.384%01-23-2030	**	176,518
U S BANCORP MEDIUM TERM NTS- BOOK 5.384%01-23-2030	**	1,004,637
UBER TECHNOLOGIES INC 4.8% 09-15-2034	**	272,765
UBER TECHNOLOGIES INC 5.35% 09-15-2054	**	404,511
UBER TECHNOLOGIES INC COM USD0.00001	**	30,842,400
UBER TECHNOLOGIES INC SR NT 4.3% 01-15-2030	**	2,771,629
UBS (GREE ELECTRIC APPLIANCES I-A) P-NOTE 29/10/2025	**	398,289
UBS (SHENZHEN ENVICOOL TECHNOLOGY CO LTD) P-NOTE 16/07/2025	**	1,719,258
UBS AG (EASTROC BEVRAGE GRP CO) P-NOTE 22/08/2025	**	1,848,225
UBS AG LONDON BRH 1.25% 06-01-2026	**	3,198,164
UBS AG LONDON BRH 5.65% 09-11-2028	**	511,522
UBS AG LONDON BRH 5.8% 09-11-2025	**	763,658
UBS GROUP AG 0.65%-FRN SNR EMTN 14/01/2028 EUR100000	**	494,220
UBS GROUP AG 2.125% 13/10/2026	**	411,657
UBS GROUP AG 2.193% 06-05-2026	**	395,253
UBS GROUP AG 4.703% DUE 08-05-2027	**	2,608,307
UBS GROUP AG 6.442% 08-11-2028	**	1,550,172
UBS GROUP AG 6.442% 08-11-2028	**	2,105,133
UBS GROUP AG 7.75% 01/03/2029	**	2,360,692

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UBS GROUP AG FLTG RT 1.364% DUE 01-30-2027	**	519,297
UBS GROUP AG FLTG RT 5.617% DUE 09-13-2030	**	609,473
UBS GROUP AG SR NT 3.75% 03-26-2025	**	747,756
UBS GROUP AG USD0.10 (REGD)	**	14,189,774
UDEMY INC COM	**	234,555
UDR INC 5.125% 09-01-2034	**	135,888
UDR INC CORP 3.2% 01-15-2030	**	457,782
UDR INC FIXED 1.9% DUE 03-15-2033	**	84,534
UDR INC MEDIUM TERM NTS BOOK ENTRY 2.1% 08-01-2032	**	317,828
UIPATH INC CL A CL A	**	2,576,762
UK(GOVT OF) 4.375% BDS 31/07/54 GBP1000	**	2,883,401
UK(GOVT OF) IDX/LKD GTD 22/03/2051 GBP	**	106,312
UK(GOVT OF) IDX/LKD SNR 22/03/2068 GBP	**	10,192
UK(GOVT OF) IDX/LKD SNR 22/11/2042 GBP	**	175,211
UL SOLUTIONS INC CL A CL A	**	2,612,216
ULKER BISKUVI SANA TRY1	**	67,567
ULTRAGENYX PHARMACEUTICAL INC COM	**	1,378,129
ULTRAPAR PARTICIPA COM NPV	**	1,049,991
UMB FINL CORP COM STK	**	1,442,689
UMICORE NPV	**	673,139
UNDER ARMOUR INC CL C COM	**	23,857
UNICAJA BANCO EUR0.25	**	174,051
UNICREDIT SPA RCPT CL X 144A 1.982% 06-03-2027	**	239,293
UNID CO LTD KRW5000	**	38,651
UNIFI INC COM	**	12,731
UNILUMIN GROUP CO LTD	**	82,068
UNION ELEC CO 4.0% DUE 04-01-2048	**	272,161
UNION ELECTRIC COMPANY 5.125% 03-15-2055	**	183,530
UNION ELECTRIC COMPANY 5.25% 01-15-2054	**	196,099
UNION PAC CORP 3.95% DUE 08-15-2059	**	247,606
UNION PAC CORP COM	**	20,415,509
UNIPOL ASSICURAZIONI SPA NPV	**	26,210
UNISYS CORP COM NEW	**	135,677
UNITE GROUP ORD GBP0.25	**	68,583
UNITED AIR 2019-1 AA PTT 4.15% 08-25-2031	**	136,418
UNITED AIRLINES 2019-1A 2.7% 11-01-2033	**	397,475
UNITED AIRLINES INC 5.45% 08-15-2038	**	660,121
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	**	98,924
UNITED ARROWS LTD NPV	**	80,716
UNITED ELECTRON CO SAR55	**	1,285,159
UNITED FIRE GROUP INC COM USD0.001	**	36,985
UNITED MEXICAN STATES 6.338% DUE 05-04-2053	**	622,871
UNITED MEXICAN STATES 6.4% 05-07-2054	**	662,660
UNITED MEXICAN STS 3.75% 01-11-2028	**	589,563
UNITED MEXICAN STS 4.75% DUE 04-27-2032 REG	**	1,811,993
UNITED MEXICAN STS BDS 2.659% DUE 05-24-2031/11-24-2020 REG	**	249,081
UNITED MEXICAN STS GLOBAL NT 3.25% DUE 04-16-2030 REG	**	608,872
UNITED PARCEL SVC INC 5.6% 05-22-2064	**	223,361

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED PARCEL SVC INC CL B	**	2,426,921
UNITED STATES OF AMER TBOND 2.625% 01-31-2026	**	199,409,094
UNITED STATES OF AMER TREAS BOND 3.125% 11-15-2028	**	4,783,789
UNITED STATES OF AMER TREAS BONDS 4.25% 05-15-2039	**	4,461,879
UNITED STATES OF AMER TREAS BONDS 4.125% 08-15-2044	**	15,604,773
UNITED STATES OF AMER TREAS BONDS 4.125% 08-15-2044	**	26,543,969
UNITED STATES OF AMER TREAS BONDS 2.0% 08-15-2051	**	2,862,305
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	225,645
UNITED STATES OF AMER TREAS BONDS 2.875% 05-15-2052	**	280,219
UNITED STATES OF AMER TREAS BONDS 3% DUE08-15-2052	**	3,593,555
UNITED STATES OF AMER TREAS BONDS 3.375% 05-15-2044	**	5,517,297
UNITED STATES OF AMER TREAS BONDS 3.375%DUE 08-15-2042 REG	**	14,544,063
UNITED STATES OF AMER TREAS BONDS 3.625%02-15-2053	**	4,069,336
UNITED STATES OF AMER TREAS BONDS 4.0% 11-15-2042	**	6,665,492
UNITED STATES OF AMER TREAS BONDS 4.0% 11-15-2042	**	46,658,445
UNITED STATES OF AMER TREAS BONDS 4.25% 02-15-2054	**	27,780,375
UNITED STATES OF AMER TREAS BONDS 4.375% 08-15-2043	**	6,499,207
UNITED STATES OF AMER TREAS BONDS 4.5% 02-15-2044	**	20,160,391
UNITED STATES OF AMER TREAS NOTES 2.25% 08-15-2027	**	20,244,152
UNITED STATES OF AMER TREAS NOTES 4.5% DUE 11-15-2033	**	5,973,750
UNITED STATES OF AMER TREAS NOTES .625% 07-31-2026	**	2,967,300
UNITED STATES OF AMER TREAS NOTES .875% 09-30-2026	**	1,443,758
UNITED STATES OF AMER TREAS NOTES 0.125%TIPS 10-15-2025	**	120,243
UNITED STATES OF AMER TREAS NOTES 0.375% 11-30-2025	**	52,792,000
UNITED STATES OF AMER TREAS NOTES 0.375%31/01/2026 .375% DUE 01-31-2026 BEO	**	150,520,337
UNITED STATES OF AMER TREAS NOTES 1.125% 01-15-2033	**	14,563,619
UNITED STATES OF AMER TREAS NOTES 1.125% 01-15-2033	**	4,006,458
UNITED STATES OF AMER TREAS NOTES 1.125%NTS 08-31-2028 USD	**	7,375,160
UNITED STATES OF AMER TREAS NOTES 1.875% 07-15-2034	**	12,977,571
UNITED STATES OF AMER TREAS NOTES 2.875%DUE 05-15-2032 REG	**	3,592,344
UNITED STATES OF AMER TREAS NOTES 3.25% DUE 06-30-2029	**	8,205,273
UNITED STATES OF AMER TREAS NOTES 3.5% 03-31-2030	**	2,312,719
UNITED STATES OF AMER TREAS NOTES 3.5% 04-30-2030	**	3,827,344
UNITED STATES OF AMER TREAS NOTES 3.5% 09-30-2026	**	6,718,874
UNITED STATES OF AMER TREAS NOTES 3.5% 04-30-2028	**	2,046,762
UNITED STATES OF AMER TREAS NOTES 3.625 05-31-2028	**	3,911,875
UNITED STATES OF AMER TREAS NOTES 3.625% 09-30-2031	**	24,382,012
UNITED STATES OF AMER TREAS NOTES 3.75% 06-30-2030	**	5,610,141
UNITED STATES OF AMER TREAS NOTES 3.75% 04-15-2026	**	3,582,046
UNITED STATES OF AMER TREAS NOTES 3.75% 08-15-2027	**	233,963,438
UNITED STATES OF AMER TREAS NOTES 3.875% 10-15-2027	**	154,203,988
UNITED STATES OF AMER TREAS NOTES 3.875%12-31-2030	**	3,853,438
UNITED STATES OF AMER TREAS NOTES 4.0% 02-28-2030	**	2,355,281
UNITED STATES OF AMER TREAS NOTES 4.0% 02-29-2028	**	198,156
UNITED STATES OF AMER TREAS NOTES 4.0% 06-30-2028	**	890,578
UNITED STATES OF AMER TREAS NOTES 4.0% 01-31-2031	**	25,295,931
UNITED STATES OF AMER TREAS NOTES 4.0% 02-15-2034	**	22,023,398
UNITED STATES OF AMER TREAS NOTES 4.125% 03-31-2029	**	1,485,059

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES OF AMER TREAS NOTES 4.125% 03-31-2029	**	41,175,725
UNITED STATES OF AMER TREAS NOTES 4.125% 11-15-2027	**	80,334,328
UNITED STATES OF AMER TREAS NOTES 4.125% 11-30-2031	**	789,823
UNITED STATES OF AMER TREAS NOTES 4.125%02-15-2027	**	56,989,266
UNITED STATES OF AMER TREAS NOTES 4.125%07-31-2028	**	893,672
UNITED STATES OF AMER TREAS NOTES 4.25% 08-31-2030	**	10,435,617
UNITED STATES OF AMER TREAS NOTES 4.25% 08-31-2030	**	413,487
UNITED STATES OF AMER TREAS NOTES 4.25% 11-15-2034	**	185,102
UNITED STATES OF AMER TREAS NOTES 4.25% 12-31-2026	**	33,338,900
UNITED STATES OF AMER TREAS NOTES 4.375% 05-15-2034	**	3,053,016
UNITED STATES OF AMER TREAS NOTES 4.375%07-15-2027	**	2,506,152
UNITED STATES OF AMER TREAS NOTES 4.375%07-15-2027	**	29,602,672
UNITED STATES OF AMER TREAS NOTES 4.375%08-31-2028	**	42,007,877
UNITED STATES OF AMER TREAS NOTES 4.375%12-15-2026	**	84,184
UNITED STATES OF AMER TREAS NOTES 4.5% 04-15-2027	**	70,017,932
UNITED STATES OF AMER TREAS NOTES 4.5% 05-15-2027	**	3,014,648
UNITED STATES OF AMER TREAS NOTES 4.5% 05-15-2027	**	62,584,101
UNITED STATES OF AMER TREAS NOTES 4.5% 12-31-2031	**	4,692,063
UNITED STATES OF AMER TREAS NOTES 4.625%04-30-2029	**	5,400,574
UNITED STATES OF AMER TREAS NOTES 4.625%06-30-2026	**	2,513,281
UNITED STATES OF AMER TREAS NOTES 4.625%09-30-2028	**	2,119,359
UNITED STATES OF AMER TREAS NOTES 4.625%09-30-2028	**	32,103,248
UNITED STATES OF AMER TREAS NOTES 4.625%10-15-2026	**	43,964,590
UNITED STATES OF AMER TREAS NOTES 4.875%DUE 10-31-2028	**	1,221,422
UNITED STATES OF AMER TREAS NOTES DTD 05/31/2021 .75% 05-31-2026	**	64,385,840
UNITED STATES OF AMER TREAS NOTES DTD 10/31/2022 4.125% 10-31-2027	**	4,979,688
UNITED STATES OF AMER TREAS NOTES DTD 10/31/2022 4.125% 10-31-2027	**	8,824,006
UNITED STATES OF AMER TREAS NOTES WIT 1 1/8 11/30/26 1.25% DUE 11-30-2026 BEO	**	207,977
UNITED STATES TREAS 2.375% DUE 02-15-2042 REG	**	4,276,172
UNITED STATES TREAS 4.625% 06-15-2027	**	21,370,521
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	15,554,156
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	290,969
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	2,463,477
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	**	10,462,969
UNITED STATES TREAS BDS 15/05/2042 3.25%DUE 05-15-2042 REG	**	13,354,469
UNITED STATES TREAS BDS 2% 11-15-2041	**	672,227
UNITED STATES TREAS BDS 2% 11-15-2041	**	225,196
UNITED STATES TREAS BDS 2.0% 02-15-2052	**	3,036,719
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	213,141
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	31,814,791
UNITED STATES TREAS BDS 2.25% 08-15-2049	**	248,063
UNITED STATES TREAS BDS 2.25% DUE 05-15-2051 REG	**	3,149,609
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	**	7,810,297
UNITED STATES TREAS BDS 3.0% DUE 08-15-2048	**	4,256,784
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	293,828
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	**	1,689,375
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	1,272,012
UNITED STATES TREAS BDS 4.375% DUE 11-15-2039	**	959,336

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BDS 4.625% 05-15-2044	**	1,539,163
UNITED STATES TREAS BDS 4.625% 11-15-2044	**	9,123,875
UNITED STATES TREAS BDS BD 3.125% DUE 02-15-2043 REG	**	1,004,342
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	157,141
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	1,125,176
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	1,790,977
UNITED STATES TREAS BDS DTD 00305 4.75% 05-15-2054	**	437,977
UNITED STATES TREAS BDS DTD 02/15/2023 3.875% 02-15-2043	**	5,564,672
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	4,339,578
UNITED STATES TREAS BDS DTD 11/15/2023 4.75% 11-15-2043	**	8,796,746
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	8,732,313
UNITED STATES TREAS BDS TBOND FIXED 3% 02-15-2049	**	346,101
UNITED STATES TREAS BDS TBOND FIXED 3% 02-15-2049	**	17,195,734
UNITED STATES TREAS BDS TREASURY BOND 2.375% DUE 11-15-2049 REG	**	1,082,023
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	2,269,121
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	41,686,996
UNITED STATES TREAS INFL NTS 0.375% DTD 07/15/2015 07-15-2025	**	1,786,051
UNITED STATES TREAS INFL INDEX NTS 0.5% 01-15-2028	**	5,235,504
UNITED STATES TREAS NTS 2.875% 08-15-2028	**	1,236,473
UNITED STATES TREAS NTS .125% DUE 04-15-2025 REG	**	1,760,985
UNITED STATES TREAS NTS .125% DUE 07-15-2030	**	2,219,403
UNITED STATES TREAS NTS .625% DUE 07-15-2032 REG	**	8,642,460
UNITED STATES TREAS NTS 1.5% DUE 11-30-2028 BEO	**	7,722,867
UNITED STATES TREAS NTS 1.5% DUE 11-30-2028 BEO	**	28,498,278
UNITED STATES TREAS NTS 1.875% DUE 02-15-2032 REG	**	32,002,131
UNITED STATES TREAS NTS 2.375% 03-31-2029	**	13,841,602
UNITED STATES TREAS NTS 2.75% 04-30-2025	**	1,736,861
UNITED STATES TREAS NTS 3.5% 09-30-2029	**	44,370,683
UNITED STATES TREAS NTS 3.75% 12-31-2028	**	97,742
UNITED STATES TREAS NTS 3.875% 09-30-2029	**	21,518,750
UNITED STATES TREAS NTS 30/04/2028 1.25%DUE 04-30-2028 BEO	**	1,177,566
UNITED STATES TREAS NTS 4.0% 12-15-2027	**	246,507,992
UNITED STATES TREAS NTS 4.0% 08-31-2026	**	5,952,188
UNITED STATES TREAS NTS 4.25% 06-30-2029	**	27,344,238
UNITED STATES TREAS NTS 4.25% 12-31-2025	**	77,033,652
UNITED STATES TREAS NTS 4.25% 11-30-2026	**	12,256,948
UNITED STATES TREAS NTS 4.375% 08-15-2026	**	95,015,425
UNITED STATES TREAS NTS 4.375% 07-31-2026	**	104,537,155
UNITED STATES TREAS NTS 4.375% 11-30-2030	**	6,774,500
UNITED STATES TREAS NTS 4.625% 11-15-2026	**	129,851,574
UNITED STATES TREAS NTS 4.625% 09-15-2026	**	94,544,394
UNITED STATES TREAS NTS 4.875% 10-31-2030	**	3,474,641
UNITED STATES TREAS NTS DTD 4.625% 05-31-2031	**	3,024,375
UNITED STATES TREAS NTS DTD 4.625% 05-31-2031	**	13,700,419
UNITED STATES TREAS NTS DTD 02/15/2023 3.5% 02-15-2033	**	279,105
UNITED STATES TREAS NTS DTD 02/15/2023 3.5% 02-15-2033	**	2,074,684
UNITED STATES TREAS NTS DTD 04/30/2022 2.875% 04-30-2029	**	5,646,797
UNITED STATES TREAS NTS DTD 04-28-2023 1.25% DUE 04-15-2028	**	18,249,546

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS DTD 05/31/2023 3.75% 05-31-2030	**	5,225,977
UNITED STATES TREAS NTS DTD 06/30/2021 1.25% 06-30-2028	**	2,702,695
UNITED STATES TREAS NTS DTD 07/15/2023 4.5% 07-15-2026	**	70,128,402
UNITED STATES TREAS NTS DTD 09/30/2021 1.25% 09-30-2028	**	1,161,672
UNITED STATES TREAS NTS DTD 09/30/2023 4.625% 09-30-2030	**	3,431,211
UNITED STATES TREAS NTS DTD 10/31/2022 4% 10-31-2029	**	3,932,188
UNITED STATES TREAS NTS DTD 3.875% 11-30-2029	**	46,564,378
UNITED STATES TREAS NTS WIT 0 3/4 04/30/26 .75% DUE 04-30-2026 BEO	**	65,501,937
UNITED STATES TREAS SEC STRIP DISC NT 02-15-2049	**	199,811
UNITED STATES TREAS SEC STRIPPED 11-15-2048	**	69,680
UNITED STATES TREAS SEC STRIPPED INT PMT00005 05-15-2038 (UNDDATE) REG	**	836,961
UNITED STATES TREAS SEC STRIPPED INT PMT00122 02-15-2040 (UNDDATE) REG	**	1,149,879
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	**	2,465,905
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	736,694
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	6,644,183
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	3,166,155
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	2,973,614
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,077,270
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2041	**	2,184,566
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2041	**	362,638
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2042 (UNDDATE) REG	**	132,931
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	8,607
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	1,852,615
UNITED STATES TREAS SEC STRIPPED INT PMTNT 194 08-15-2040 (UNDDATE) REG	**	2,402,436
UNITED STATES TREASURY 2.25% 11-15-2027	**	2,836,055
UNITED STS STL CORP NEW COM	**	424,569
UNITED STS TREAS 0.375% 12-31-2025	**	41,983,053
UNITED STS TREAS NTS 0.125% 07-15-2031	**	725,749
UNITED STS TREAS NTS .5% DUE 02-28-2026 REG	**	16,167,041
UNITED STS TREAS NTS .875% 06-30-2026	**	3,234,914
UNITED STS TREAS NTS 1.25% 03-31-2028	**	2,724,258
UNITED STS TREAS NTS DTD .875% 11-15-2030	**	3,272,344
UNITED THERAPEUTICS CORP DEL COM STK	**	1,934,975
UNITED URBAN INVES REIT	**	745,391
UNITEDHEALTH GROUP 3.875% DUE 08-15-2059	**	113,410
UNITEDHEALTH GROUP 5.875% DUE 02-15-2053	**	938,841
UNITEDHEALTH GROUP 6.05% DUE 02-15-2063	**	204,494
UNITEDHEALTH GROUP FIXED 2.95% DUE 10-15-2027	**	1,095,987
UNITEDHEALTH GROUP INC 2.0% 05-15-2030	**	129,327
UNITEDHEALTH GROUP INC 2.3% DUE 05-15-2031 BEO	**	127,618
UNITEDHEALTH GROUP INC 3.05% DUE 05-15-2041 BEO	**	600,517
UNITEDHEALTH GROUP INC 4.45% DUE 12-15-2048 REG	**	24,736
UNITEDHEALTH GROUP INC 4.5% 04-15-2033	**	7,129,243
UNITEDHEALTH GROUP INC 4.75% 07-15-2026	**	949,962
UNITEDHEALTH GROUP INC 4.8% 01-15-2030	**	2,848,503
UNITEDHEALTH GROUP INC 5.778% 07-15-2044	**	359,577
UNITEDHEALTH GROUP INC COM	**	49,916,747
UNITEDHEALTH GROUP INC SR NT 4.25% 01-15-2029	**	9,195,956

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITY SOFTWARE INC COM	**	1,650,040
UNIV CALIF REGTS MED CTR POOLED REV 3.256% 05-15-2060 BEO TAXABLE	**	193,456
UNIV CALIF REGTS MED CTR POOLED REV 4.132% DUE 05-15-2032 REG	**	1,750,467
UNIVERSAL DISPLAY CORP COM	**	764,918
UNIVERSAL ELECTRS INC COM	**	9,416
UNIVERSAL INS HLDGS INC COM	**	184,022
UNIVERSAL MICROWAV TWD10	**	400,189
UNIVERSAL SCIENTIFIC IND 'A'CNY1 (STOCK CONNECT)	**	1,923,664
UNUM GROUP	**	1,082,378
UNVL HEALTH SERVICES INC CL B COM	**	511,168
UPLAND SOFTWARE INC COM	**	5,208
US BANCORP	**	24,715,483
US BANCORP 5.678% 01-23-2035	**	186,689
US FOODS HLDG CORP COM	**	5,133,031
US TREAS BDS DTD 02-15-2011 4.75% DUE 02-15-2041 REG	**	239,109
US TREAS SEC 0 DUE 11-15-2041	**	8,518
US TREAS SEC 0 DUE 11-15-2041	**	664,397
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	1,558,813
US TREAS SEC STRIPPED INT PMT 0 STRIP 15/11/2028 USD1000 11-15-2028 REG	**	1,682,203
US TREAS SEC STRIPPED INT PMT GENERIC TINT PMT 08-15-2028 REG	**	4,254,433
US TREAS SEC STRIPPED INT PMT NT 200 0 11-15-2040 REG	**	1,648,244
US TREAS SEC STRIPPED INT PMT NT 200 0 11-15-2040 REG	**	208,837
US TREAS SEC STRIPPED INT PMT ZCP NT 2060 2-15-2041 REG	**	1,042,381
US TREAS SEC STRIPPED INT PMT ZCP NT 2060 2-15-2041 REG	**	959,057
US TREASURY N/B 2% DUE 02-15-2050 REG	**	2,908,398
US TREASURY N/B 3.375% 05-15-2033	**	3,676,250
US TREASURY N/B 3.625% 08-31-2029	**	48,406
US TREASURY N/B 3.625% 09-15-2027	**	76,853,561
US TREASURY N/B 3.875% 08-15-2034	**	6,620,469
US TREASURY N/B 3.875% 08-15-2034	**	1,286,263
US TREASURY N/B 4.125% 11-30-2029	**	4,045,006
US TREASURY N/B 4.25% 08-15-2054	**	1,514,066
US TREASURY N/B 4.25% 08-15-2054	**	4,418,695
USANA HEALTH SCIENCES INC CDT-SHS	**	111,259
USD INTEREST BEARING DEPOSIT	**	44,986,919
USS CO LTD NPV	**	1,422,036
UTD AIRLS INC 3.5% DUE 09-01-2031	**	135,897
UTD AIRLS INC 3.7% DUE 09-01-2031	**	453,375
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	298,828
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	2,590,842
UTD MEXICAN STS TRANCHE # TR 00026 4.75 DUE 03-08-2044	**	379,380
UTD STATES TREAS 2.75% DUE 07-31-2027	**	12,846,003
UTD STATES TREAS 4.375% DUE 12-31-2029	**	7,514,301
UTD STATES TREAS SEC STRIPPED INT GENERIC TINT PMT 0% 02-15-2050	**	75,957
UTD STATES TREAS SEC STRIPPED INT GENERIC TINT PMT 0% 05-15-2050	**	433,881
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2030	**	3,961,904
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2042	**	473,252
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2051	**	828,051

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2044	**	341,093
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	**	36,951
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	**	3,140,867
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2042	**	8,095
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2042	**	182,148
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	3,475,111
UTD TRACTORS IDR250	**	2,072,130
UTI ASSET MANAG.CO INR10	**	30,265
UWM MTG TR 2.5% DUE 12-25-2051	**	1,297,993
UWM MTG TR FLTG RT 3% DUE 01-25-2052	**	1,376,220
UWM MTG TR FLTG RT 5% DUE 11-25-2051	**	2,025,441
V F CORP COM	**	558,218
V2X INC COM USD0.01	**	281,527
VA ELEC & PWR CO 4.45 02-15-2044	**	99,511
VA ELEC & PWR CO 3.8% DUE 04-01-2028	**	159,910
VA TECH WABAG LTD	**	94,655
VALARIS LTD COM USD0.40	**	326,978
VALE OVERSEAS LTD 6.4% 06-28-2054	**	117,990
VALEO SE EUR1	**	225,694
VALERO ENERGY CORP COM STK NEW	**	2,565,686
VALERO ENERGY CORP NEW 2.8% 12-01-2031	**	3,311,584
VALHI INC NEW COM NEW COM NEW	**	37,611
VALOR HOLDINGS NPV	**	44,632
VALUECOMMERCE CO.L NPV	**	95,032
VAN LANSCHOT KEMPE CVA REP CLASS 'A' NPV	**	1,285,507
VAR ENERGI ASA SR NT 144A 5% 05-18-2027	**	6,417,177
VAREX IMAGING CORP COM	**	248,584
VARONIS SYS INC COM	**	2,839,743
VAULT MINERALS LIMITED NPV	**	195,472
VAXCYTE INC COM	**	1,559,351
VECTOR INC COM STK	**	230,067
VEEVA SYS INC CL A COM CL A COM	**	12,526,695
VENTAS REALTY LP 5.0% 01-15-2035	**	669,230
VENTAS REALTY LP 5.0% 01-15-2035	**	2,724,722
VENTAS RLTY LTD PARTNERSHIP 3.0% 01-15-2030 REG	**	1,444,978
VENTURE 37 CLO LTD / VENTURE 37 CLO 0% 07-15-2032	**	2,194,321
VERACYTE INC COM	**	552,460
VERALTO CORP SR NT 5.5% 09-18-2026	**	1,338,309
VERICEL CORP COM	**	585,505
VERIZON 2.65% DUE 11-20-2040	**	290,937
VERIZON 2.65% DUE 11-20-2040	**	1,108,985
VERIZON 3.85% DUE 11-01-2042	**	47,263
VERIZON 3.875% DUE 02-08-2029	**	1,626,058
VERIZON 4% DUE 03-22-2050	**	281,258
VERIZON COMMUNICATIONS COM	**	3,061,514
VERIZON COMMUNICATIONS INC 1.68% 10-30-2030 USD	**	332,823
VERIZON COMMUNICATIONS INC 2.875% DUE 11-20-2050 BEO	**	738,409
VERIZON COMMUNICATIONS INC 3.15% DUE 03-22-2030	**	1,308,188

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VERIZON COMMUNICATIONS INC NT 2.355% 03-15-2032	**	3,135,499
VERIZON FIXED 2.55% DUE 03-21-2031	**	1,064,235
VERIZON FIXED 4.016% DUE 12-03-2029	**	6,236,391
VERIZON MASTER TR 4.17% 08-20-2030	**	7,922,211
VERIZON MASTER TR SER 23-7 CL A1A 0.0567% 11-20-2029	**	5,100,887
VEROS AUTO 7.12% DUE 11-15-2028	**	176,400
VERTEX PHARMACEUTICALS INC COM	**	20,882,009
VERTIV HOLDINGS LLC COM USD0.0001	**	6,225,374
VERUS SECURITIZATION TR 2021-3 MTG BACKED NT CL A-3 144A 1.437% 06-25-2066	**	1,878,054
VERVE THERAPEUTICS INC COM	**	190,406
VESTAS WIND SYSTEM DKK0.20	**	1,816,338
VESTEL BEYAZ ESYA TRY1	**	52,253
VESTEL ELECTRONIK TRY1	**	21,539
VESTIS CORP COM	**	884,789
VGP NV NPV	**	31,053
VIA TECHNOLOGIES TWD10	**	36,786
VIATRIS INC SR NT 2.7% 06-22-2030	**	2,933,126
VIATRIS INC SR NT 3.85% 06-22-2040	**	821,038
VIAVI SOLUTIONS INC COM NPV	**	1,133,473
VIBRA ENERGIA S.A. COM NPV	**	678,907
VICAT SA EUR4	**	62,467
VICI PPTYS LP 4.95% DUE 02-15-2030 BEO	**	1,970,813
VICI PROPERTIES LP 4.75% 02-15-2028	**	6,375,680
VICI PROPERTIES LP 5.125% 11-15-2031	**	293,350
VICI PROPERTIES LP NEW ISSUE 3YR 4.375% 05-15-2025	**	7,244,248
VICTORIAS SECRET & CO COM	**	968,275
VIENNA INS GRP AG NPV (BR)	**	370,812
VIJAYA DIAGNOSTIC INR1	**	189,042
VIKING HOLDINGS LTD	**	2,703,081
VIKING THERAPEUTICS INC COM	**	470,084
VIMEO INC COM	**	469,203
VIRGINIA ELEC & PWR CO 5.0% 01-15-2034	**	778,264
VIRGINIA ELEC & PWR CO 5.55% 08-15-2054	**	319,476
VIRGINIA PWR FUEL SECURITIZATION LLC 4.877% 05-01-2033	**	1,074,132
VIRGINIA PWR FUEL SECURITIZATION LLC 4.877% 05-01-2033	**	9,991,922
VIRGINIA PWR FUEL SECURITIZATION LLC 5.088% 05-01-2029	**	721,492
VISA INC COM CL A STK	**	37,204,876
VISHAY INTERTECHNOLOGY INC COM STK	**	6,439,910
VISTEON CORP COM NEW COM NEW	**	459,924
VITAL FARMS INC COM	**	233,942
VIVA ENERGY GROUP NPV	**	818,305
V-MART RETAIL LTD INR10(FOREIGN PREMIUM)	**	7,908
VMED O2 UK FING I 5.625% SNR SEC 15/04/32 EUR	**	739,821
VMWARE INC 1.4% 08-15-2026	**	236,820
VMWARE INC 1.4% 08-15-2026	**	6,491,717
VMWARE INC 3.9% 08-21-2027	**	8,406,276
VMWARE LLC SR NT 1.8% 08-15-2028	**	116,621
VODAFONE GROUP PLC 5.625% DUE 02-10-2053	**	190,476

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VODAFONE GROUP PLC 5.75% 06-28-2054	**	1,351,587
VODAFONE QATAR QAR1	**	140,144
VOLKSWAGEN AUTO 5.8% DUE 04-20-2028	**	2,227,747
VOLKSWAGEN AUTO LN 5.48% DUE 12-20-2028	**	6,929,979
VOLKSWAGEN AUTO LN ENHANCED TR 2023-1 SER 23-1 CL A2A 5.5% 12-21-2026	**	731,566
VOLKSWAGEN AUTO LOAN ENHANCED TRUST SER 23-1 CL A3 5.02% 06-20-2028	**	2,348,455
VOLKSWAGEN GROUP 4.35% DUE 06-08-2027	**	2,708,654
VOLKSWAGEN GROUP 5.25% DUE 03-22-2029	**	1,661,418
VOLUTION GRP PLC ORD GBP0.01	**	692,886
VOLVO AB SER'B'NPV	**	295,918
VOLVO CAR AB SER'B'NPV	**	382,497
VOSSLOH AG ORD NPV	**	135,830
VSTRONG AUTO 6.87% DUE 11-15-2027	**	2,424,470
VTEX COM USD0.0001 CL A	**	280,099
VULCAN MATERIALS CO 4.95% 12-01-2029	**	1,625,419
VULCAN MATERIALS CO COM	**	18,316,834
W & T OFFSHORE INC COM	**	113,212
W P CAREY INC 2.25% DUE 04-01-2033	**	669,877
W P CAREY INC 2.4% DUE 02-01-2031	**	76,508
W VA UNIV HLTH SYS 3.129% DUE 06-01-2050	**	264,010
WABTEC CORP COM	**	307,894
WACOM CO LTD NPV	**	597,812
WALMART INC 4.5% DUE 04-15-2053	**	583,936
WALMART INC COM	**	27,268,624
WALT DISNEY CO	**	14,593,086
WAN HAI LINES TWD10	**	2,547,563
WARBA BANK K.S.C.P KWD0.1	**	19,178
WARNER BROS DISCOVERY INC	**	8,766,758
WARNER MUSIC GROUP CORP CL A CL A	**	6,859,680
WARNERMEDIA HLDGS INC 5.141% 03-15-2052	**	597,230
WARNERMEDIA HLDGS INC SR NT 3.755% 03-15-2027	**	6,529,805
WARTSILA EUR3.50	**	1,711,271
WASION HOLDINGS LTD	**	378,164
WASTE CONNECTIONS INC 5.0% 03-01-2034	**	2,490,418
WASTE MGMT INC DEL 4.95% 07-03-2027	**	783,155
WASTE MGMT INC DEL COM STK	**	4,835,897
WASU MEDIA HOLDING CO LTD(STOCK CONNECT)	**	163,095
WEATHERFORD INTL LTD COMMON STOCK	**	285,517
WEAVE COMMUNICATIONS INC COM	**	233,037
WEBLINK INTERNATIO TWD10	**	71,256
WEC ENERGY GROUP 5.15% DUE 10-01-2027	**	1,451,895
WEC ENERGY GROUP INC 4.75% DUE 01-09-2026	**	5,150,536
WEC ENERGY GROUP INC 5.0% DUE 09-27-2025BEO	**	155,266
WEILONG DELICIOUS HKD	**	126,798
WELL SHIN TECHNOLO TWD10	**	30,112
WELLS FARGO & CO 2.572% 02-11-2031	**	2,945,691
WELLS FARGO & CO 2.879% 10-30-2030	**	1,368,060
WELLS FARGO & CO 3% DUE 10-23-2026	**	242,395

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & CO 3% DUE 10-23-2026	**	3,422,624
WELLS FARGO & CO 3.068% 04-30-2041	**	437,129
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	348,218
WELLS FARGO & CO 4.4% DUE 06-14-2046	**	96,469
WELLS FARGO & CO 4.478% 04-04-2031	**	116,198
WELLS FARGO & CO 4.611% 04-25-2053	**	184,230
WELLS FARGO & CO 4.808% 07-25-2028	**	4,847,492
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	321,047
WELLS FARGO & CO 5.606% DUE 01-15-2044	**	335,214
WELLS FARGO & CO MEDIUM TERM 5.013% 04-04-2051	**	613,356
WELLS FARGO & CO MEDIUM TERM SR NTS 6.491% 10-23-2034	**	595,004
WELLS FARGO & CO MEDIUM TERM SR NTS 2.188% 04-30-2026	**	1,050,423
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK3.526% 03-24-2028	**	707,925
WELLS FARGO & CO MEDIUM TERM SR NTS BOOKENTRY 3.35% 03-02-2033	**	280,591
WELLS FARGO & CO MEDIUM TERM SR NTS BOOKENTRY 3.35% 03-02-2033	**	26,305
WELLS FARGO & CO NEW COM STK	**	53,035,906
WELLS FARGO & CO NEW MEDIUM TERM SR NTS TRANCHE # TR 00155 4.3% DUE 07-22-2027	**	3,243,672
WELLS FARGO & COMPANY 2.164% 02-11-2026	**	7,655,503
WELLS FARGO & COMPANY 3.584% 05-22-2028	**	2,582,741
WELLS FARGO & COMPANY 4.54% 08-15-2026	**	1,773,436
WELLS FARGO & COMPANY 4.897% 07-25-2033	**	4,828,069
WELLS FARGO & COMPANY 5.198% 01-23-2030	**	1,012,244
WELLS FARGO & COMPANY 5.389% 04-24-2034	**	1,978,224
WELLS FARGO & COMPANY 5.389% 04-24-2034	**	2,705,222
WELLS FARGO & COMPANY 5.499% 01-23-2035	**	2,363,237
WELLS FARGO & COMPANY 5.499% 01-23-2035	**	14,957,199
WELLS FARGO & COMPANY 5.557% 07-25-2034	**	2,016,897
WELLS FARGO & COMPANY 5.557% 07-25-2034	**	19,969
WELLS FARGO & COMPANY 5.574% 07-25-2029	**	9,691,304
WELLS FARGO & COMPANY 5.707% 04-22-2028	**	6,145,236
WELLS FARGO & COMPANY 6.303% 10-23-2029	**	312,176
WELLS FARGO & COMPANY 6.303% 10-23-2029	**	9,802,312
WELLS FARGO AND COMPANY 5.211% 12-03-2035	**	749,358
WELLS FARGO BK N A 5.45% DUE 08-07-2026	**	1,011,971
WELLS FARGO BK N A 5.45% DUE 08-07-2026	**	1,299,371
WELLS FARGO COML 2.788% DUE 07-15-2048	**	632,294
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,180,297
WELLS FARGO COML 3.426% DUE 03-15-2059	**	2,679,166
WELLS FARGO COML 3.656% DUE 12-15-2048	**	1,341,424
WELLS FARGO COML 3.783% DUE 02-15-2048	**	895,480
WELLS FARGO COML 3.789% DUE 09-15-2048	**	2,809,224
WELLS FARGO COML 3.862% DUE 12-15-2039	**	1,768,991
WELLS FARGO COML 5.309% DUE 08-15-2057	**	1,124,500
WELLS FARGO COML 5.92% DUE 11-15-2057	**	6,695,957
WELLS FARGO COML FLTG RT 3.7487% DUE 06-15-2036	**	1,603,977
WELLS FARGO COML MTG TR 2016-C36 SR 16-C36 CL A3 2.807% 11-15-2059	**	816,216
WELLS FARGO COML MTG TR 2017-C40 SR 17-C40 CL A2 2.495% 10-15-2050	**	497,163
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	1,504,091

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	3,426,784
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 1.354% 04-15-2054	**	3,642,406
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 2.298% 04-15-2054	**	1,567,319
WELLS FARGO COML MTG TR 2022-C62 COML MTG PASS THRU CTF CL 3.589% 04-15-2055	**	8,326,473
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	**	2,680,047
WELLTOWER INC 4% DUE 06-01-2025	**	99,630
WELLTOWER INC 2.7% DUE 02-15-2027	**	1,479,795
WELLTOWER INC 3.1% DUE 01-15-2030	**	227,634
WERNER ENTERPRISES INC COM	**	8,078,516
WESCO INTL INC COM	**	5,240,964
WESDOME GOLD MIN L COM NPV	**	549,362
WEST PHARMACEUTICAL SVCS INC COM	**	12,750,113
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	174,024
WESTAR ENERGY INC FIXED 3.25% 09-01-2049	**	99,648
WESTERN ALLIANCE BANCORPORATION COM	**	6,998,647
WESTERN MIDSTREAM OPERATING LP 5.25% 02-01-2050	**	239,734
WESTERN UN CO FIXED 1.35% DUE 03-15-2026	**	1,720,806
WESTGOLD RESOURCES NPV	**	208,897
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	**	3,599,748
WESTINGHOUSE AIR FIXED 3.45% DUE 11-15-2026	**	4,563,456
WESTLAKE 4.72% DUE 11-15-2029	**	2,993,641
WESTLAKE 5.82% DUE 05-17-2027	**	2,013,975
WESTLAKE 6.68% DUE 04-17-2028	**	1,427,161
WESTLAKE 7.01% DUE 11-15-2028	**	1,027,307
WESTN GAS PARTNERS 4.65% DUE 07-01-2026	**	2,864,870
WESTPAC BKG CORP 4.184% DUE 05-22-2028	**	6,153,631
WESTPAC BKG CORP 4.322% DUE 11-23-2031	**	285,465
WESTPAC BKG FIXED 2.668% DUE 11-15-2035	**	425,438
WESTPAC NEW 4.902% DUE 02-15-2028	**	4,990,203
WESTROCK CO CORP BOND 3.75% 03-15-2025	**	3,306,222
WEX INC COM	**	2,180,104
WEYERHAEUSER CO FIXED 4% DUE 04-15-2030	**	4,548,040
WEYERHAEUSER CO SR NT 4% 03-09-2052	**	754,685
WF CARD ISSUANCE 4.94% DUE 02-15-2029	**	4,704,959
WHIRLPOOL OF INDIA INR10	**	60,053
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	**	3,147,107
WHITEBOX CLO IV LTD / WHITEBOX CLO 6.44317% 04-20-2036	**	2,313,532
WI TREASURY N/B 28/02/2029 1.875% 02-28-2029	**	3,622,344
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	461,432
WI TREASURY SEC 3.375% DUE 11-15-2048 REG	**	649,183
WI TREASURY SEC 3.875% 05-15-2043	**	8,810,547
WILEY JOHN & SONS INC CL A	**	353,789
WILH WILHEL. HLDG SER'A'NOK20	**	423,405
WILL GROUP INC NPV	**	32,743
WILLIAMS CO INC COM	**	2,533,087
WILLIAMS COMPANIES INC 2.6% 03-15-2031	**	8,616
WILLIAMS COMPANIES INC 5.15% 03-15-2034	**	875,086
WILLIAMS COMPANIES INC 5.15% 03-15-2034	**	2,839,168

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WILLIAMS COMPANIES INC 5.4% DUE 03-02-2026	**	4,701,849
WILLIAMS COS INC 5.8% 11-15-2054	**	685,732
WILLIAMS PARTNERS 3.75% DUE 06-15-2027	**	2,081,372
WILLIAMS PARTNERS 4.9% DUE 01-15-2045	**	393,386
WILLIAMS PARTNERS 5.1% DUE 09-15-2045	**	610,787
WILLIAMS PARTNERS 5.4% DUE 03-04-2044	**	234,424
WILLIAMS PARTNERS FIXED 4.85% DUE 03-01-2048	**	255,812
WILLSCOT HOLDINGS CORPORATION COM	**	5,428,935
WIND RIVER CLO LTD WINDR 2018-2A A2R FLTG 0% 07-15-2030	**	1,677,828
WINGARC1ST INC NPV	**	1,270,400
WINGSTOP INC COM	**	5,156,241
WINNEBAGO INDS INC COM	**	6,876,975
WINPAK LTD COM NPV	**	147,750
WINWAY TECH CO LTD TWD10	**	34,925
WIWYNN CORPORATION TWD10	**	879,074
WIX.COM LTD COM ILS0.01	**	10,844,859
WK KELLOGG CO COM	**	339,381
WOLTERS KLUWER EUR0.12	**	15,061,589
WOLVERINE WORLD WIDE INC COM	**	703,718
WONIK MATERIALS CO LTD SHS	**	64,503
WOODSIDE FIN LTD 5.1% 09-12-2034	**	4,565,154
WOODWARD INC COM	**	10,564,009
WOORI FINANCIAL GR KRW5000	**	901,183
WORKDAY INC CL A COM USD0.001	**	531,550
WORKDAY INC SR NT 3.5% 04-01-2027	**	3,007,862
WORKDAY INC SR NT 3.8% 04-01-2032	**	2,968,407
WORKIVA INC COM CL A COM CL A	**	10,902,477
WORKSPACE GROUP ORD GBP1	**	38,126
WORLD FINL NETWORK CR CARD MASTER SER 2023-A AST BACKED NT CL 5.02% 03-15-2030	**	1,040,452
WORLD FINL NETWORK CR SR 24-A CL A 5.47 5.47% 5.47% 02-17-2031	**	9,131,719
WORLD KINECT CORPORATION COM USD0.01	**	799,413
WORLD OMNI AUTO RECEIVABLES SER 22-B CL A3 3.25% 07-15-2027	**	811,651
WORLD OMNI AUTO RECEIVABLES TR SR 24-B CL A3 5.27% 09-17-2029	**	5,569,199
WORLD OMNI AUTO RECEIVABLES TRUST SER 23-C CL A3 5.15% DUE 11-15-2028	**	9,567,574
WORLD OMNI AUTOMOBILE LEASE SECURITIZATISR 23-A CL A-3 5.07% DUE 09-15-2026	**	455,793
WORLDWIDE PLAZA TR 3.5263% DUE 11-10-2036 BEO	**	1,245,653
WORTHINGTON STL INC COMMON STOCK	**	321,318
WOWOW INC NPV	**	21,634
WOWPRIME CORP TWD10	**	21,641
WP CAREY INC 2.45% 02-01-2032	**	1,899,869
WRKCO INC 3% DUE 06-15-2033	**	209,991
WRKCO INC 3.9% DUE 06-01-2028	**	48,254
WYETH NT 5.95 DUE 04-01-2037/03-27-2007 BEO	**	522,139
XCEL ENERGY INC COM	**	10,518,603
XD INC COM	**	217,571
XEBIO HOLDINGS CO NPV	**	76,365
XENCOR INC COM	**	27,576
XENIA HOTELS & RESORTS INC COM	**	608,472

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
XERO LIMITED NPV	**	676,174
XIAMEN COMFORT SCI 'A'CNY1	**	663,758
XIAMEN JIHONG TECH 'A'CNY1	**	779,298
XOMETRY INC CL A COM CL A COM	**	3,014,612
XPERI INC COM	**	192,830
XPO INC COM	**	3,746,037
XTB SA PLN0.05	**	4,060,365
XTEP INTERNATIONAL HKD0.01	**	341,974
YALE UNIV FIXED .873% DUE 04-15-2025	**	16,523,164
YAMABIKO CORPO NPV	**	92,916
YAMADA HOLDINGS CO LTD	**	1,309,481
YAMAICHI ELECTRONI NPV	**	965,132
YANGMING MARINE TWD10	**	540,310
YANGZIJIANG SHIPBU NPV (SGD)	**	1,834,942
YAPI KREDI BANKASI TRY1	**	593,541
YEXT INC COM	**	212,570
YIHAI INTERNATIONA USD0.00001	**	339,729
YOROZU CORP NPV	**	40,907
YOSSIX HOLDINGS CO LTD NPV	**	35,101
YTL CORP NPV	**	820,317
YTL POWER INTL NPV	**	1,031,580
YUE YUEN INDL HLDG HKD0.25	**	1,408,943
YUNDA HOLDING GROUP CO LTD 'A'CNY1 (STOCK CONNECT)	**	681,988
ZABKA GROUP SA NPV	**	586,648
ZAMIL IND INV CO SAR10	**	372,067
ZEN TECHNOLOGIES INR1	**	155,742
ZENAS BIOPHARMA INC COM	**	41,957
ZENITRON CORP TWD10	**	76,634
ZENTALIS PHARMACEUTICALS INC COM	**	189,642
ZERIA PHARMACEUTIC NPV	**	82,353
ZETA GLOBAL HLDGS CORP CL A CL A	**	1,597,872
ZHEJIANG PUBLISHIN A CNY1	**	1,387,305
ZHEJIANG SEMIR GARMENT CO LTD 'A'CNY1 (STOCK CONNECT LINE)	**	156,914
ZHEJIANG SUPOR CO 'A'CNY1	**	27,542
ZHEN DING TECHNOLO TWD10	**	1,116,381
ZIGEXN CO LTD NPV	**	128,993
ZILLOW GROUP INC COM USD0.0001	**	1,763,740
ZIMMER BIOMET HLDGS INC 5.2% 09-15-2034	**	392,622
ZIMMER BIOMET HLDGS INC COM	**	6,855,387
ZIMMER BIOMET HLDGS INC NT 2.6% 11-24-2031	**	520,540
ZIMVIE INC COM USD0.01 WI	**	112,549
ZIONS BANCORPORATION N A	**	483,259
ZIP CO LTD NPV	**	334,677
ZIPRECRUITER INC CL A CL A	**	322,325
ZOETIS INC 2% DUE 05-15-2030	**	197,969
ZOETIS INC COM USD0.01 CL 'A'	**	1,872,229
ZOETIS INC FIXED 5.4% DUE 11-14-2025	**	1,173,119

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ZOMATO LIMITED INR1.00	**	1,153,881
ZOOMINFO TECHNOLOGIES INC COM USD0.01	**	1,697,638
ZOOMLION HEAVY INDUSTRY SCIENC	**	835,634
ZOZO INC	**	4,617,812
ZUMIEZ INC COM	**	227,395
ZURICH INSURANCE GROUP AG CHF0.10	**	11,544,143
ZYMEWORKS DEL INC COM	**	157,219
Metropolitan Life (wrap contract)	**	151,683,234
Prudential (wrap contract)	**	156,559,341
RGA (wrap contract)	**	73,452,445
Royal Bank of Canada (wrap contract)	**	156,121,904
Voya (wrap contract)	**	215,698,016

TOTAL		$73,109,726,419

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through December 2044)	**	$706,175,963

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
401(k) RETIREMENT PLAN

June 10, 2025	/s/ Michael Cleary
Date	Michael Cleary
Senior Vice President and Controller